UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SEALED AIR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY MATERIALS DATED JANUARY 12, 2026 – SUBJECT TO COMPLETION

SEALED AIR CORPORATION

2415 Cascade Pointe Boulevard

Charlotte, NC 28208

[ ], 2026

Dear Sealed Air Stockholder:

You are cordially invited to attend a special meeting (such meeting, including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Sealed Air Corporation (“Sealed Air” or the “Company”) (such stockholders, the “Sealed Air Stockholders”) to be held on [ ], 2026, at [ ] [a.m.][p.m.], Eastern time. Sealed Air will hold the Special Meeting virtually via the Internet at [ ]. After consideration of the appropriate format of the Special Meeting, the Board of Directors of Sealed Air (the “Board of Directors”) chose a virtual meeting format for the Special Meeting in an effort to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2025 (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among Sword Purchaser, LLC, a Delaware limited liability company (“Parent”), Sword Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Sealed Air, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Sealed Air’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. Parent and Merger Sub are affiliated with Clayton, Dubilier & Rice, LLC, a leading U.S. based private equity investment firm (“CD&R”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Sealed Air and the separate corporate existence of Merger Sub will cease, with Sealed Air continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

If the Merger is completed, you will be entitled to receive $42.15 in cash, without interest, less any applicable withholding taxes, for each share of Sealed Air common stock, par value $0.10 per share (“Sealed Air common stock”) that you own, unless you have properly and validly exercised and have not withdrawn your appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware.

The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Sealed Air and the Sealed Air Stockholders; (ii) approved the Merger Agreement in all respects; (iii) directed that the Merger Agreement be submitted to the Sealed Air Stockholders for adoption; and (iv) recommended to the Sealed Air Stockholders that they vote for the adoption of the Merger Agreement. The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the shares of Sealed Air common stock outstanding and entitled to vote thereon as of the close of business on the Record Date (as defined in the section of this proxy statement captioned “Summary—Required Stockholder Approval”).

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call (877) 456-3442 (toll-free from the U.S. and Canada)

or +1 (412) 232-3651 (from other countries)

Banks and Brokers may call collect: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

/s/ Henry R. Keizer

Henry R. Keizer

Chair of the Board of Directors

The accompanying proxy statement is dated [ ], 2026 and, together with the enclosed form of proxy card, is first being mailed on or about [ ], 2026.

Sealed Air Corporation

2415 Cascade Pointe Boulevard

Charlotte, NC 28208

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON [ ], 2026

Notice is hereby given that a special meeting of stockholders (such meeting, including any adjournments or postponements thereof, the “Special Meeting”) of Sealed Air Corporation, a Delaware corporation (“Sealed Air”), will be held on [     ], 2026 at [  ] [a.m.][p.m.], Eastern time. Sealed Air will hold the Special Meeting virtually via the Internet at [     ]. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:

(1) To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of November 16, 2025 (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among Sword Purchaser, LLC, a Delaware limited liability company (“Parent”), Sword Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Sealed Air. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Sealed Air and the separate corporate existence of Merger Sub will cease, with Sealed Air continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent;

(2) To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Sealed Air’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

(3) To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only holders of Sealed Air common stock (“Sealed Air Stockholders”) of record as of the close of business on [     ], 2026, are entitled to notice of the Special Meeting and to vote at the Special Meeting.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Whether or not you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

By Order of the Board of Directors,

/s/ Stefanie M. Holland

Stefanie M. Holland

Vice President, General Counsel and Secretary

Charlotte, North Carolina

Dated: [     ], 2026

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a Sealed Air Stockholder of record, voting in person by virtual ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by virtual ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the adjournment proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Sealed Air common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call (877) 456-3442 (toll-free from the U.S. and Canada)

or +1 (412) 232-3651 (from other countries)

Banks and Brokers may call collect: (212) 750-5833

i

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Sword Merger Sub, Inc. with and into Sealed Air Corporation (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Sealed Air,” “we,” “our,” “us,” the “Company” and similar words refer to Sealed Air Corporation. Throughout this proxy statement, we refer to Sword Purchaser, LLC as “Parent” and Sword Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of November 16, 2025, by and among Parent, Merger Sub and Sealed Air, as the “Merger Agreement,” our common stock, par value $0.10 per share, as “Sealed Air common stock,” and the holders of Sealed Air common stock as “Sealed Air Stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger

Sealed Air Corporation

Sealed Air is a leading global provider of packaging solutions that integrate sustainable, high-performance materials, automation, equipment and services. Sealed Air designs, manufactures and delivers packaging solutions that preserve food, protect goods and automate packaging processes. We deliver our packaging solutions to an array of end markets including fresh proteins, foods, fluids and liquids, medical and life science e-commerce retail, logistics and omnichannel fulfillment operations, and industrials. Sealed Air’s portfolio of solutions includes leading brands such as CRYOVAC® brand food packaging, LIQUIBOX® brand liquids systems, SEALED AIR® brand protective packaging, AUTOBAG® brand automated packaging systems and BUBBLE WRAP® brand packaging. In 2024, Sealed Air generated approximately $5.4 billion in net sales and had approximately 16,400 employees who served customers in 117 countries/territories.

Sealed Air common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SEE.”

Sword Purchaser, LLC

Parent was formed on November 13, 2025 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and Debt Financing (each as defined in the section of this proxy statement captioned “—Financing of the Merger”) in connection with the Merger.

Sword Merger Sub, Inc.

Merger Sub is a wholly owned subsidiary of Parent and was formed on November 13, 2025 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and Debt Financing in connection with the Merger.

Parent and Merger Sub are each subsidiaries of an investment fund (the “CD&R Fund”) advised by CD&R. At the Effective Time (as defined in the section of this proxy statement captioned “—The Merger”), the Surviving Corporation (as defined in the section of this proxy statement captioned “—The Merger”) will be indirectly owned by the CD&R Fund and certain of its affiliates.

In connection with the transactions contemplated by the Merger Agreement, (1) the CD&R Fund has provided Parent with an aggregate equity commitment of $3.25 billion and (2) Parent has obtained debt financing commitments in an aggregate amount of $9.4 billion from JPMorgan Chase Bank, N.A., Bank of America, N.A., BofA Securities, Inc., UBS AG, Stamford Branch, UBS Securities, LLC, BNP Paribas, BNP Paribas Securities Corp., Goldman Sachs Bank USA, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Mizuho Bank, LTD., Royal Bank of Canada, RBC Capital Markets, Credit Agricole Corporate and Investment Bank, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., HSBC Bank USA, N.A., HSBC Securities (USA) Inc., Jefferies Finance LLC, Natixis, New York Branch, Coöperatieve Rabobank U.A., New York Branch, Sumitomo Mitsui Banking Corporation, The Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, Truist Bank, Truist Securities, Inc., Canadian Imperial Bank of Commerce, CIBC World Markets Corp., Citizens Bank, N.A., Banco Santander, S.A., New York Branch and U.S. Bank National Association. Such amounts will be used to fund the aggregate purchase price required to be paid at the Closing and to also fund certain other payments (including the Required Amounts (as defined in the section of this proxy statement captioned “—Financing of the Merger”)), subject to the terms and conditions of the Merger Agreement. In addition, the CD&R Fund has agreed to guarantee the payment of certain liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $435,993,930, including the Parent Termination Fee (as defined in the section of this proxy statement captioned “—Termination of the Merger”) and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Sealed Air, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Sealed Air and the separate corporate existence of Merger Sub will cease, with Sealed Air continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Sealed Air common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Sealed Air common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Sealed Air will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the General Corporation Law of the State of Delaware (the “DGCL”) (the time of such filing with the Secretary of State of the State of Delaware, or such other time as may be set forth in the certificate of merger, the “Effective Time”).

Merger Consideration

Sealed Air Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Sealed Air or their respective stockholders, each share of Sealed Air common stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares (as defined below) and any shares of Sealed Air common stock held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with

Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”)) will be cancelled and extinguished and automatically converted into and will thereafter represent the right to receive an amount in cash equal to $42.15 (such amount of cash, as may be adjusted as described below, the “Merger Consideration”), payable to the holder thereof, without interest.

From and after the Effective Time, all of the shares of Sealed Air common stock converted into the Merger Consideration will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Sealed Air common stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Sealed Air common stock will thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with the Merger Agreement, the Merger Consideration, without interest.

At the Effective Time, all shares of Sealed Air common stock that are owned directly by Parent, Merger Sub or any of their subsidiaries immediately prior to the Effective Time or held in treasury of Sealed Air (collectively, the “Cancelled Shares”) will automatically, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and will cease to exist and no payment will be made in respect thereof.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

If at any time during the period between November 16, 2025, and the Effective Time, any change in the outstanding shares of capital stock of Sealed Air occurs by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration will be equitably adjusted to provide the same economic effect as contemplated by the Merger Agreement.

At or prior to the Effective Time, Parent will deposit or cause to be deposited with a designated paying agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with the Merger Agreement in respect of Sealed Air common stock, excluding, for the avoidance of doubt any Cancelled Shares and Dissenting Shares. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise and do not withdraw their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, in each case, as contemplated by Section 262 of the DGCL). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Treatment of Company Compensation Awards

Company RSU Awards. Each award of time-based restricted stock units with respect to shares of Sealed Air common stock (a “Company RSU Award”) that remains outstanding immediately prior to the Effective Time will automatically be cancelled and terminated at the Effective Time and converted into a contingent right to receive from the Surviving Corporation an amount in cash (without interest) equal to (i) the product of (A) the aggregate number of shares of Sealed Air common stock underlying such Company RSU Award at the Effective Time and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company RSU Award, in each case, less any applicable withholding taxes, with such cash-based award subject to the terms and conditions applicable to the corresponding Company RSU Award (including time-based vesting conditions and terms related to the treatment upon termination of employment).

Company PSU Awards. Each award of performance-based restricted stock units with respect to shares of Sealed Air common stock (a “Company PSU Award”) that remains outstanding immediately prior to the Effective Time will automatically be cancelled and terminated at the Effective Time and converted into a contingent right to receive from the Surviving Corporation an amount in cash (without interest) equal to (i) the product of (A) the aggregate number of shares of Sealed Air common stock subject to such Company PSU Award, determined assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as of the last trading day immediately prior to the date of the Closing (the “Closing Date”), as determined by the Compensation Committee of the Board of Directors in its good faith and reasonable discretion in accordance with the terms of the applicable Company PSU Award agreement, and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company PSU Award, in each case, less any applicable withholding taxes, which cash-based award (x) that is received by former employees of Sealed Air or its subsidiaries who retired or terminated employment prior to the Effective Time shall become payable as of the Effective Time and shall be paid by Sealed Air or its applicable subsidiary no later than the second regularly scheduled payroll date following the Effective Time; and (y) that is received by any current employee or service provider of Sealed Air or its subsidiaries shall be subject to the same terms and conditions as are applicable to the corresponding Company PSU Award (including terms related to the treatment upon termination of employment) other than performance-based vesting conditions; however, the time-based vesting condition applicable to such cash-based award shall be a three year time-vesting requirement with one-third of such award vesting on each December 31 that would occur during the three-year performance period applicable to the corresponding Company PSU Award (and any portion of the Company PSU Award that would have vested prior to the Effective Time based on this schedule will become immediately vested as of the Effective Time).

Company DSUs. Each award of deferred stock units in respect of Sealed Air common stock granted to non-employee directors pursuant to the Sealed Air Deferred Compensation Plan for Directors, whether vested or unvested (a “Company DSU” and together with the Company RSU Awards and Company PSU Awards, the “Company Compensation Awards”), that remains outstanding immediately prior to the Effective Time will automatically be cancelled at the Effective Time and converted into a right to receive an amount in cash (without interest) equal to (i) the product of (A) the number of shares of Sealed Air common stock subject to such Company DSU as of the Effective Time and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company DSU, less any applicable taxes required to be withheld with respect to such payment, payable as promptly as practicable following the Closing Date.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Outstanding Company Compensation Awards.”

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash by Sealed Air Stockholders in exchange for shares of Sealed Air common stock in the Merger will be a taxable transaction to Sealed Air Stockholders for U.S. federal income tax purposes. Such receipt of cash by each Sealed Air Stockholder that is a U.S. Holder (as defined under the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will result in gain or loss in an amount equal to the difference between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of Sealed Air common stock surrendered pursuant to the Merger by such U.S. Holder.

A Sealed Air Stockholder that is a Non-U.S. Holder (as defined under the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Sealed Air common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States or Sealed Air is a United States real property holding corporation.

Sealed Air Stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Sealed Air Stockholders should consult their tax advisors in light of their particular circumstances and any consequences relating to the Merger arising under U.S. federal, state and local tax laws and non-U.S. tax laws.

Appraisal Rights

If the Merger is consummated and certain conditions are met, Sealed Air Stockholders (and beneficial owners) who continuously hold or beneficially own shares of Sealed Air common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal subject to the conditions of Section 262 of the DGCL (“Section 262”) will be entitled to seek appraisal of their shares in connection with the Merger under Section 262. This means that Sealed Air Stockholders may be entitled to have their shares of Sealed Air common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Sealed Air common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Sealed Air Stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Sealed Air Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as, or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Sealed Air common stock.

To exercise appraisal rights, Sealed Air Stockholders must: (i) submit a written demand for appraisal to Sealed Air before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold or beneficially own shares of Sealed Air common stock through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Sealed Air unless certain stock ownership conditions are satisfied by the Sealed Air Stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. The full text of Section 262 of the DGCL is also accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Regulatory Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and clearances, approvals and consents required to be obtained under other antitrust laws, foreign investment laws or other applicable laws have been obtained. Sealed Air, Parent and their respective affiliates filed their HSR Act notifications on December 15, 2025, and received early termination of the waiting period under the HSR Act on December 23, 2025.

Other Regulatory Approvals

The Merger is also subject to clearance or approval by the antitrust authorities in other jurisdictions, including the European Union, and relevant authorities under foreign investment laws. The Merger is also subject to approval by the European Commission under the Foreign Subsidies Regulation (Regulation EU 2022/2560). The Merger cannot be completed until the parties obtain clearance to consummate the Merger or until the applicable waiting periods have expired or been terminated in such jurisdictions.

For more information, please see the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger.”

Closing Conditions

The obligations of Sealed Air, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of Sealed Air Stockholders (the “Required Company Stockholder Approval”);

•

the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act and the receipt of clearances, approvals and consents required to be obtained under certain other antitrust laws, foreign investment laws and other applicable laws;

•

the absence of any law, order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any governmental authority making the Merger illegal or otherwise prohibiting the Merger;

•

in the case of Parent and Merger Sub, the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”) having occurred since the date of the Merger Agreement;

•

the accuracy of the representations and warranties of Sealed Air, Parent and Merger Sub in the Merger Agreement, subject to certain materiality qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; and

•

the performance in all material respects by Sealed Air, Parent and Merger Sub of their respective covenants and obligations required to be performed by them under the Merger Agreement at or prior to the Closing.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger.”

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to Parent or Merger Sub’s receipt of financing. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the Closing by Parent and Merger Sub under the Merger Agreement, will be approximately $10.6 billion. This amount includes funds needed to: (1) pay Sealed Air Stockholders the amounts due under the Merger Agreement for their Sealed Air common stock, (2) make payments in respect of our outstanding Company RSU Awards and Company PSU Awards payable at the Closing pursuant to the Merger Agreement, (3) repay or refinance certain existing indebtedness of the Company and (4) pay all fees and expenses required to be paid by Parent or Merger Sub on the Closing Date in connection with the transactions contemplated under the Merger Agreement (collectively, the “Required Amounts”).

The CD&R Fund has committed to contribute or cause to be contributed to Parent at the Closing an aggregate amount in cash equal to $3.25 billion (the “Equity Financing”), subject to the terms and conditions set forth in the equity commitment letter provided by CD&R Fund, dated November 16, 2025 (the “Equity Commitment Letter”). Sealed Air is an express third party beneficiary of the rights granted to Parent under the Equity Commitment Letter only for the purpose of seeking specific performance of Parent’s right to cause the Equity Commitment to be funded under the Equity Commitment Letter, and for no other purpose (including, without limitation, any claim for monetary damages under the Equity Commitment Letter) subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.

Pursuant to the limited guarantee delivered by the CD&R Fund in favor of Sealed Air, dated as of November 16, 2025 (the “Guarantee”), the CD&R Fund has agreed to guarantee the payment of certain liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $435,993,930, including the Parent Termination Fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses and losses incurred or sustained by Sealed Air, as specified in the Merger Agreement.

In addition, in connection with the Merger Agreement, Parent entered into a debt commitment letter, dated November 16, 2025 (as amended by that certain letter agreement, dated as of December 10, 2025 and as further amended, supplemented, amended and restated or otherwise modified, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”) with JPMorgan Chase Bank, N.A., Bank of America, N.A., BofA Securities, Inc., UBS AG, Stamford Branch, UBS Securities, LLC, BNP Paribas, BNP Paribas Securities Corp., Goldman Sachs Bank USA, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Mizuho Bank, LTD., Royal Bank of Canada, RBC Capital Markets, Credit Agricole Corporate and Investment Bank, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., HSBC Bank USA, N.A., HSBC Securities (USA) Inc., Jefferies Finance LLC, Natixis, New York Branch, Coöperatieve Rabobank U.A., New York Branch, Sumitomo Mitsui Banking Corporation, The Toronto-Dominion Bank, New York Branch, TD Securities (USA) LLC, Truist Bank, Truist Securities, Inc., Canadian Imperial Bank of Commerce, CIBC World Markets Corp., Citizens Bank, N.A., Banco Santander, S.A., New York Branch and U.S. Bank National Association (the “Committed Lenders”), pursuant to which the Committed Lenders have committed to provide, upon certain terms and subject to certain conditions, Parent with Debt Financing (as defined in the section of this proxy statement captioned “The Merger––Financing of the Merger”) in an aggregate principal amount of $9.4 billion (which will not be drawn in its entirety). For more information, please see the section of this proxy statement captioned “The Merger––Financing of the Merger.”

Each of Parent and Merger Sub shall, and shall cause their respective subsidiaries and the CD&R Fund to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and obtain the financing described in the Financing Letters on terms (including the market “flex” provisions) not less favorable than those set forth in the Financing

Letters (or, in the case of the Debt Financing, on other terms and conditions that are acceptable to Parent, subject to certain restrictions set forth in the Merger Agreement). Sealed Air has agreed to use its reasonable best efforts to provide, and to cause its subsidiaries to use their reasonable best efforts to provide, to Parent and Merger Sub such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the financing contemplated by the Debt Commitment Letter, subject to the terms set forth in the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement––Cooperation with Debt Financing.”

Required Stockholder Approval

The affirmative vote of the holders of at least a majority of the outstanding shares of Sealed Air common stock is required to adopt the Merger Agreement. As of the close of business on [    ], 2026 (the “Record Date”), [    ] shares constitute a majority of the outstanding shares of Sealed Air common stock. Approval of the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Sealed Air’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) and the proposal to adjourn the Special Meeting (the “adjournment proposal”), whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the voting power of the Sealed Air common stock present in person or represented by proxy at the Special Meeting and entitled to vote. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

As of the close of business on the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [    ] shares of Sealed Air common stock, representing approximately [    ]% of the shares of Sealed Air common stock outstanding as of the Record Date (and approximately [    ]% of the shares of Sealed Air common stock outstanding when taking into account Company Options held, in the aggregate, by our directors and executive officers).

We currently expect that each of our directors and executive officers will vote all of their respective shares of Sealed Air common stock: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment proposal.

The Special Meeting

Date, Time and Place

A special meeting of Sealed Air Stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on [    ], 2026 at [  ] [a.m.][p.m.], Eastern time (the “Special Meeting”). Sealed Air will hold the Special Meeting virtually via the Internet at [     ]. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Sealed Air common stock at the close of business on the Record Date, which is [    ], 2026. Each holder of Sealed Air common stock shall be entitled to one vote for each such share owned at the close of business on the Record Date.

Quorum

As of the close of business on the Record Date, there were [    ] shares of Sealed Air common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the voting power of the then-outstanding Sealed Air common stock entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Recommendation of the Board of Directors

The Board of Directors has unanimously: (i) determined that the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Sealed Air and the Sealed Air Stockholders; (ii) approved the Merger Agreement in all respects; (iii) directed that the Merger Agreement be submitted to the Sealed Air Stockholders for adoption; and (iv) recommended to the Sealed Air Stockholders that they vote for the adoption of the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

At any time prior to the receipt of the Required Company Stockholder Approval, under certain circumstances, the Board of Directors may withdraw or change the foregoing recommendation if it determines in good faith, after consultation with its financial and outside legal advisors, that failure to do so would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, providing written notice to Parent at least four business days prior to the recommendation change, negotiating with Parent in good faith over a four-business day period, after which the Board of Directors has determined in good faith, after consultation with its financial and outside legal advisors, that the failure of the Board of Directors to make an Adverse Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change”) would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law. The termination of the Merger Agreement by Sealed Air following the Board of Directors’ authorization for Sealed Air to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Offers”) will result in the payment by Sealed Air of a termination fee (the “Company Termination Fee”) of $205,108,189 or of $94,665,318 if such termination had occurred before, and Sealed Air had entered into an Alternative Acquisition Agreement (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Offers”) with a third party before, the No-Shop Period Start Date (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘No-Shop’ Period—No Solicitation of Other Offers”) (or, with respect to an Excluded Party (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Offers”), the Cut-Off Time (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Offers”)). For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change.”

Opinion of Evercore Group L.L.C.

Sealed Air retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with evaluating strategic and financial alternatives consisting of a merger or sale of all or substantially all of the equity, business or assets of Sealed Air. As part of this engagement, Sealed Air requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of Sealed Air common stock (other than any Cancelled Shares or Dissenting Shares) in the Merger. At a meeting of the Board of Directors held on November 16, 2025, Evercore rendered to the Board of Directors its oral opinion, subsequently confirmed in writing that, as of such date, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth in Evercore’s written opinion, the Merger Consideration to be received by the holders of Sealed Air common stock (other than holders of any Cancelled Shares or any Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated November 16, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Sealed Air encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. Evercore’s opinion did not, and the summary of its opinion and the related analyses set forth in this proxy statement do not, constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Sealed Air common stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Sealed Air, nor does it address the underlying business decision of Sealed Air to engage in the Merger.

Interests of Sealed Air’s Directors and Executive Officers in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, Sealed Air Stockholders should be aware that Sealed Air’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of the Sealed Air Stockholders more generally. In (i) evaluating and negotiating the Merger Agreement, (ii) approving the Merger Agreement and the Merger and (iii) recommending that the Merger Agreement be adopted by Sealed Air Stockholders, the Board of Directors was aware of and considered these interests, among other matters. These interests include:

•

at the Effective Time, each Company Compensation Award held by an executive officer or director will receive the treatment described in the section of this proxy statement captioned “The Merger— Interests of Executive Officers and Directors of Sealed Air in the Merger—Treatment of Company Compensation Awards”;

•

eligibility of Sealed Air’s executive officers to receive severance payments and benefits (including equity award vesting acceleration) under the terms of Sealed Air’s Executive Severance Plan and the applicable forms of equity award agreement, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of Sealed Air’s Directors and Executive Officers in the Merger—Sealed Air Executive Severance Plan”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

These interests are discussed in more detail in the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of Sealed Air in the Merger.”

Alternative Acquisition Proposals

The “Go-Shop” Period—Solicitation of Other Acquisition Proposals

Under the Merger Agreement, during the Go-Shop Period (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Offers”), Sealed Air and its representatives were permitted to, directly and indirectly, among other things: (i) solicit, initiate, seek, encourage and facilitate, whether publicly or otherwise, Acquisition Proposals (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Offers”) or inquiries, indications of interest or requests for information that may reasonably be expected to lead to an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Offers”), and subject to the terms and conditions of the Merger Agreement, provide access to non-public information or afford access to the books or records or officers of the Company and its subsidiaries; and (iii) enter into, engage in, and maintain discussions and negotiations with respect to Acquisition Proposals or inquiries, indications of interest or requests for information that may reasonably be expected to lead to Acquisition Proposals.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Offers.”

The “No-Shop” Period—No Solicitation of Other Acquisition Proposals

Under the Merger Agreement, from and after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the Effective Time or the date, if any, on which the Merger Agreement is validly terminated, Sealed Air will, and will cause its subsidiaries and its and their respective directors and officers to, and use reasonable best efforts to cause its other representatives to, not: (i) solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) enter into, continue, or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to Sealed Air and its subsidiaries to, or afford or permit access to the business, properties, books or records, personnel or officers of Sealed Air and its subsidiaries to, any third party with respect to, or that is intended to or would be reasonably expected to lead to the submission of, an Acquisition Proposal; (iii) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any Alternative Acquisition Agreement (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go-Shop’ Period—Solicitation of Other Offers”); or (iv) authorize or commit to do any of the foregoing.

Notwithstanding the foregoing restrictions, under certain specified circumstances, at any time on or after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) prior to adoption of the Merger Agreement by the Required Company Stockholder Approval, Sealed Air and its representatives may, among other things, furnish non-public information to, and engage in discussions and negotiations with, third parties in respect of written Acquisition Proposals; provided, that such Acquisition Proposal did not result from a breach of Sealed Air’s non-solicitation obligations pursuant to the Merger Agreement and the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘No-Shop’ Period—No Solicitation of Other Offers.”

Prior to the receipt of the Required Company Stockholder Approval, Sealed Air is entitled to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal if it complies in all material respects with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a four-business day period in an effort to amend the terms and conditions of the Merger Agreement and the Financing Letters and the Guarantee, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

The termination of the Merger Agreement by Sealed Air following the Board of Directors’ authorization for Sealed Air to enter into a definitive agreement with respect to a Superior Proposal will result in the payment by Sealed Air of the Company Termination Fee of $205,108,189. If such termination had occurred before, and

Sealed Air had entered into an Alternative Acquisition Agreement with a third party before, the No-Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time), and complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement, Sealed Air would instead have been required to pay the Company Termination Fee of $94,665,318. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Adverse Recommendation Change.”

Termination of the Merger Agreement

In addition to the circumstances described above, Parent and Sealed Air have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated on or before 5:00 p.m., Eastern time, on November 16, 2026 (the “End Date”), or if Sealed Air Stockholders fail to adopt the Merger Agreement at the Company Stockholder Meeting (as defined and further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Other Covenants—Company Stockholder Meeting”) (or any adjournment or postponement thereof). Under certain specified circumstances, (i) Sealed Air is required to pay Parent the Company Termination Fee equal to $205,108,189 (or of $94,665,318 if termination had occurred before, and Sealed Air had entered into an Alternative Acquisition Agreement with a third party before, the No-Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time)); and (ii) Parent is required to pay Sealed Air a termination fee (the “Parent Termination Fee”) equal to $425,993,930. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

Effect on Sealed Air if the Merger Is Not Completed

If the Merger Agreement is not adopted by Sealed Air Stockholders, or if the Merger is not completed for any other reason:

•	the Sealed Air Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Sealed Air common stock pursuant to the Merger Agreement;

•

(a) Sealed Air will remain an independent public company; (b) Sealed Air common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Sealed Air will continue to file periodic reports with the SEC; and

•

under certain specified circumstances, Sealed Air will be required to pay Parent the Company Termination Fee of $205,108,189 (or of $94,665,318 if termination had occurred before, and Sealed Air had entered into an Alternative Acquisition Agreement with a third party before, the No-Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time)), upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q.	Why am I receiving this proxy statement?

A.

You are receiving this proxy statement in connection with the solicitation of proxies by Sealed Air in favor of the proposal to adopt the Merger Agreement and the other matters to be voted at the Special Meeting.

Q.	When and where is the Special Meeting?

A.

The Special Meeting will be held on [     ], 2026, at [  ] [a.m.][p.m.], Eastern time. Sealed Air will hold the Special Meeting virtually via the Internet at [     ]. After consideration of the appropriate format of the Special Meeting, the Board of Directors chose a virtual meeting format for the Special Meeting in an effort to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. You will not be able to attend the Special Meeting physically in person.

Q.	What am I being asked to vote on at the Special Meeting?

A.	You are being asked to vote on the following proposals:

•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Sealed Air, and Sealed Air will become a wholly owned subsidiary of Parent;

•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and

•

to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q.	Who is entitled to vote at the Special Meeting?

A.

Stockholders as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of Sealed Air common stock shall be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q.	May I attend the Special Meeting virtually and vote?

A.

If you are a stockholder of record, you may attend the Special Meeting virtually via the Internet at the virtual meeting website on [     ], 2026 and complete a virtual ballot, whether or not you sign and return your proxy card. If you are a stockholder of record, you will need your assigned 16-digit control number to vote shares electronically at the Special Meeting. The control number can be found on the proxy card, voting instruction form, or other applicable proxy notices.

Even if you plan to attend the Special Meeting, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and complete a virtual ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q.	What will I receive if the Merger is completed?

A.

Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $42.15 in cash, without interest, less any applicable withholding taxes, for each share of Sealed Air common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of Sealed Air common stock and do not exercise appraisal rights, you will receive $4,215 in cash in exchange for your shares of Sealed Air common stock, less any applicable withholding taxes. Following the Merger, your shares of Sealed Air common stock will be cancelled and represent only the right to receive the Merger Consideration and you will not own shares in Sealed Air or the Surviving Corporation, which will be a wholly-owned subsidiary of Parent following the Merger.

Q.	What vote is required to adopt the Merger Agreement?

A.

The affirmative vote of the holders of at least a majority of the outstanding shares of Sealed Air common stock as of the close of business on the Record Date is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote in person by virtual ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Each “broker non-vote” will also have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q.	What happens if the Merger is not completed?

A.

If the Merger Agreement is not adopted by Sealed Air Stockholders or if the Merger is not completed for any other reason, Sealed Air Stockholders will not receive any payment for their shares of Sealed Air common stock. Instead, Sealed Air will remain an independent public company, Sealed Air common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, Sealed Air will be required to pay Parent the Company Termination Fee of $205,108,189 (or of $94,665,318 if termination had occurred before, and Sealed Air had entered into an Alternative Acquisition Agreement with a third party before, the No-Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time)), upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

Q.	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A.

In accordance with the rules promulgated under Section 14A of the Exchange Act, Sealed Air is providing you with the opportunity to cast a non-binding, advisory vote on the Compensation Proposal with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q.	What vote is required to approve the Compensation Proposal?

A.

The vote of the holders of a majority of the voting power of the Sealed Air common stock present in person or represented by proxy at the Special Meeting and entitled to vote is required for approval of the Compensation Proposal.

If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will not have any effect on the Compensation Proposal. If you abstain from voting, that abstention will have the same effect as if you had voted “AGAINST” the Compensation Proposal. Each “broker non vote” will have no effect on the Compensation Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q.	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?

A.

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Sealed Air or Parent. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Sealed Air’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q.	What do I need to do now?

A.

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q.	Should I surrender my shares now?

A.

No. After the Merger is completed, the paying agent will send each holder of record a letter of transmittal and written instructions that explain how to exchange shares of Sealed Air common stock represented by such holder’s certificates or book-entry shares for merger consideration.

Q.	What happens if I sell or otherwise transfer my shares of Sealed Air common stock after the Record Date but before the Special Meeting?

A.

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Sealed Air common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Sealed Air in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you plan to sell or otherwise transfer your shares of Sealed Air common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions (“Broadridge”), you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Sealed Air.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Sealed Air common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q.	How may I vote?

A.	If you are a stockholder of record (that is, if your shares of Sealed Air common stock are registered in your name with Broadridge, our transfer agent), there are four (4) ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	by attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Sealed Air common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares of Sealed Air common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Sealed Air common stock in person by virtual ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by virtual ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q.	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A.

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement but will have no effect on the Compensation Proposal or the adjournment proposal.

Q.	May I change my vote after I have mailed my signed and dated proxy card?

A.	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Secretary of Sealed Air; or

•	attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

If you hold your shares of Sealed Air common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person to vote your shares of Sealed Air common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Sealed Air common stock is called a “proxy card.” Dustin Semach, our President and Chief Executive Officer, Stefanie Holland, our Vice President, General Counsel and Secretary, and Henry Keizer, our Chair of the Board of Directors, or any of them, are the proxy holders for the Special Meeting, each with full power of substitution and re-substitution.

Q.	If a stockholder gives a proxy, how are the shares voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3)

“FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q.	What should I do if I receive more than one set of voting materials?

A.

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q.	Where can I find the voting results of the Special Meeting?

A.

Sealed Air intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Sealed Air files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q.	Will I be subject to U.S. federal income tax upon the exchange of Sealed Air common stock for cash pursuant to the Merger?

A.

If you are a U.S. Holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Sealed Air common stock for cash pursuant to the Merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you received pursuant to the Merger and your adjusted tax basis in the shares of Sealed Air common stock surrendered pursuant to the Merger.

A Non-U.S. Holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Sealed Air common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States or Sealed Air is a United States real property holding corporation.

You should consult your own tax advisor to determine the U.S. federal income tax consequences of the Merger to you in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of certain U.S. federal income tax consequences of the Merger is provided under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q.	What will the holders of Company Compensation Awards receive in the Merger?

A.

Each Company RSU Award that remains outstanding immediately prior to the Effective Time will automatically be cancelled and terminated at the Effective Time and converted into a contingent right to receive from the Surviving Corporation an amount in cash (without interest) equal to (i) the product of (A) the aggregate number of shares of Sealed Air common stock underlying such Company RSU Award at the Effective Time and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company RSU Award, in each case, less any applicable withholding taxes, with such cash-based award subject to the terms and conditions applicable to the corresponding Company RSU Award (including time-based vesting conditions and terms related to the treatment upon termination of employment).

Each Company PSU Award that remains outstanding immediately prior to the Effective Time will automatically be cancelled and terminated at the Effective Time and converted into a contingent right to receive from the Surviving Corporation an amount in cash (without interest) equal to (i) the product of (A) the aggregate number of shares of Sealed Air common stock subject to such Company PSU Award, determined assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as of the Closing Date, as determined by the Compensation Committee of the Board of Directors in its good faith and reasonable discretion in accordance with the terms of the applicable Company PSU Award agreement, and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company PSU Award, in each case, less any applicable withholding taxes, which cash-based award (x) that is received by former employees of Sealed Air or its subsidiaries who retired or terminated employment prior to the Effective Time shall become payable as of the Effective Time and shall be paid by Sealed Air or its applicable subsidiary no later than the second regularly scheduled payroll date following the Effective Time; and (y) that is received by any current employee or service provider of Sealed Air or its subsidiaries shall be subject to the same terms and conditions as are applicable to the corresponding Company PSU Award (including terms related to the treatment upon termination of employment) other than performance-based vesting conditions; however, the time-based vesting condition applicable to such cash-based award shall be a three year time-vesting requirement with one-third of such award vesting on each December 31 that would occur during the three-year performance period applicable to the corresponding Company PSU Award (and any portion of the Company PSU Award that would have vested prior to the Effective Time based on this schedule will become immediately vested as of the Effective Time).

Each Company DSU that remains outstanding immediately prior to the Effective Time will automatically be cancelled at the Effective Time and converted into a right to receive an amount in cash (without interest) equal to (i) the product of (A) the number of shares of Sealed Air common stock subject to such Company DSU as of the Effective Time and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company DSU, less any applicable taxes required to be withheld with respect to such payment, payable as promptly as practicable following the Closing Date.

Q.	When do you expect the Merger to be completed?

A.

We are working toward completing the Merger as quickly as possible after the Special Meeting and currently expect to complete the Merger in mid-2026. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, including the completion of a “Marketing Period” (as defined and further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Closing and Effective Time”) for purposes of marketing the Debt Financing, many of which are outside of our control.

Q.	Who can help answer my questions?

A.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Sealed Air common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call (877) 456-3442 (toll-free from the U.S. and Canada)

or +1 (412) 232-3651 (from other countries)

Banks and Brokers may call collect: (212) 750-5833

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

FORWARD-LOOKING STATEMENTS

This proxy statement, and any document to which Sealed Air refers in this proxy statement, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. These forward-looking statements are based on Sealed Air’s current expectations, estimates and projections about future events, which are subject to change.

Any statements as to the expected timing, completion and effects of the Merger or the transactions contemplated by the Merger Agreement or that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “intend,” “aim,” “plan,” “believe,” “could,” “seek,” “see,” “should,” “will,” “may,” “would,” “might,” “considered,” “potential,” “predict,” “projection,” “estimate,” “forecast,” “continue,” “likely,” “target” or similar expressions. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, assumptions and other important factors, many of which are outside Sealed Air’s control, that could cause actual results to differ materially from those expressed in any forward-looking statements.

These risks, uncertainties, assumptions and other important factors that might materially affect such forward-looking statements include, but are not limited to:

•	the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Merger that could reduce anticipated benefits or cause the parties to abandon the Merger;

•	the possibility that the Sealed Air Stockholders may not approve the Merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the Merger in a timely manner or at all;

•

the failure by Parent and Merger Sub to obtain the Debt Financing on the terms set forth in the Debt Commitment Letter, or any difficulties of Parent in obtaining any necessary financing for the Merger, including as a result of uncertainty or adverse developments in the credit and capital markets or otherwise;

•	the risk of any litigation relating to the Merger;

•

the risk that the Merger and its announcement could have an adverse effect on the ability of Sealed Air to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on Sealed Air’s operating results and business generally;

•	the risk that the Merger and its announcement could have adverse effects on the market price of the Sealed Air common stock;

•

the possibility that the parties to the Merger may not achieve some or all of any anticipated benefits with respect to Sealed Air’s business and the Merger may not be completed in accordance with the parties’ expected plans or at all;

•	the risk that restrictions on Sealed Air’s conduct during the pendency of the Merger may impact Sealed Air’s ability to pursue certain business opportunities;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances requiring Sealed Air to pay the Company Termination Fee;

•	the risk that Sealed Air’s stock price may decline significantly if the Merger is not consummated;

•	Sealed Air’s ability to raise capital and the terms of those financings;

•	the risk posed by legislative, regulatory and economic developments affecting Sealed Air’s business;

•

general economic and market developments and conditions, including with respect to federal monetary policy, federal trade policy, sanctions, export restrictions, interest rates, interchange rates, labor shortages, supply chain issues, changes in raw material pricing and availability, energy costs and environmental matters;

•	changes in consumer preferences and demand patterns that could adversely affect Sealed Air’s sales, profitability and productivity;

•	the effects of animal and food-related health issues on Sealed Air’s business; and

•

the other risk factors and cautionary statements described in Sealed Air’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and other documents filed by Sealed Air with the SEC.

The above list of factors is not exhaustive or necessarily in order of importance. These forward-looking statements speak only as of the date they are made, and Sealed Air does not undertake to, and specifically disclaims any obligation to, update any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

THE SPECIAL MEETING

You are receiving this proxy statement because the Board of Directors is soliciting your proxy to vote your shares at the Special Meeting with respect to the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.

Date, Time and Place

The Special Meeting will be held on [     ], 2026 at [  ] [a.m.][p.m.], Eastern time. Sealed Air will hold the special meeting virtually via the Internet at [     ], which we refer to as the virtual meeting website. After consideration of the appropriate format of the Special Meeting, the Board of Directors chose a virtual meeting format for the Special Meeting in an effort to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. You will not be able to attend the Special Meeting physically in person.

Purpose of the Special Meeting

At the Special Meeting, we will ask Sealed Air Stockholders to vote on proposals to: (i) adopt the Merger Agreement; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the Record Date, which is [     ], 2026, will be entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were [   ] shares of our common stock outstanding and entitled to vote, held of record by approximately [   ] stockholders.

Pursuant to our bylaws, the holders of a majority of the voting power of the then-outstanding shares of Sealed Air common stock entitled to vote at the Special Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each of our stockholders is entitled to one vote in person or by proxy for each share of Sealed Air common stock held by such stockholder. For at least ten days prior to the Special Meeting, a complete list of Sealed Air Stockholders entitled to vote at the Special Meeting will be available upon written request by any Sealed Air Stockholder for any purpose germane to the meeting. Requests should be sent to Sealed Air Corporation at investor.relations@sealedair.com. The stockholder list will also be available during the Special Meeting for those with a control number on the virtual meeting website.

Attending the Meeting

Our Special Meeting will be a virtual meeting. To attend, go to [      ] and follow the instructions provided. You will need the control number printed on your Notice of Internet Availability of Proxy Materials or, if you requested paper materials, your proxy card, in order to join the meeting. We recommend you join the meeting 15 minutes before the meeting is scheduled to begin. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of at least a majority of the outstanding shares of Sealed Air common stock is required to adopt the Merger Agreement. As of the Record Date, [   ] votes constitute a majority of the outstanding shares of Sealed Air common stock. Adoption of the Merger Agreement by stockholders is a condition to the Closing.

The vote of the holders of a majority of the voting power of the Sealed Air common stock present in person or represented by proxy at the Special Meeting and entitled to vote is required to approve, on an advisory (non-binding) basis, the Compensation Proposal.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the vote of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement and “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Each “broker non-vote” will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Sealed Air does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of Sealed Air common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “against” the proposal to adopt the Merger Agreement.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [   ] shares of Sealed Air common stock, representing approximately [ ]% of the shares of Sealed Air common stock outstanding on the Record Date.

We currently expect that our directors and executive officers will vote all of their respective shares of Sealed Air common stock (1) “FOR” the adoption of the Merger Agreement, (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal, and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Secretary of Sealed Air; or

•	attending the Special Meeting virtually via the Internet at the virtual meeting website and completing a virtual ballot.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy, provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of Sealed Air common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors has unanimously (i) determined that the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Sealed Air and the Sealed Air Stockholders; (ii) approved the Merger Agreement in all respects; (iii) directed that the Merger Agreement be submitted to the Sealed Air Stockholders for adoption; and (iv) recommended to the Sealed Air Stockholders that they vote for the adoption of the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Broadridge, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available and follow the instructions on the proxy card in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a virtual ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by virtual ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the adjournment proposal.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Sealed Air. We have retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $60,000 plus a success fee of $30,000 plus expenses. We will also indemnify Innisfree against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in mid-2026.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of Sealed Air common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262. This means that holders or beneficial owners of shares of Sealed Air common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Sealed Air common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any, (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to Sealed Air before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold your shares of Sealed Air common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262. Your failure to follow exactly the procedures specified under Section 262 may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference.

Delisting and Deregistration of Sealed Air Common Stock

If the Merger is completed, the shares of Sealed Air common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Sealed Air common stock will no longer be publicly traded.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Sealed Air common stock will be voted in accordance with the discretion of the appointed proxy holders.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a stockholder of record, you may contact us by (a) calling Shareholder Services at (704) 503-8841, (b) writing to Sealed Air at 2415 Cascade Pointe Boulevard, Charlotte, NC 28208 or (c) sending us an e-mail at investor.relations@sealedair.com. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Sealed Air common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders may call (877) 456-3442 (toll-free from the U.S. and Canada)

or +1 (412) 232-3651 (from other countries)

Banks and Brokers may call collect: (212) 750-5833

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Sealed Air Corporation

2415 Cascade Pointe Boulevard

Charlotte, NC 28208

(980) 221-3235

Sealed Air is a leading global provider of packaging solutions that integrate sustainable, high-performance materials, automation, equipment and services. Sealed Air designs, manufactures and delivers packaging solutions that preserve food, protect goods and automate packaging processes. We deliver our packaging solutions to an array of end markets including fresh proteins, foods, fluids and liquids, medical and life science e-commerce retail, logistics and omnichannel fulfillment operations, and industrials. Sealed Air’s portfolio of solutions includes leading brands such as CRYOVAC® brand food packaging, LIQUIBOX® brand liquids systems, SEALED AIR® brand protective packaging, AUTOBAG® brand automated packaging systems and BUBBLE WRAP® brand packaging. In 2024, Sealed Air generated approximately $5.4 billion in net sales and had approximately 16,400 employees who served customers in 117 countries/territories.

Sealed Air common stock is listed on the NYSE under the symbol “SEE.”

Sword Purchaser, LLC

c/o Clayton, Dubilier & Rice, LLC

550 Madison Avenue, 32nd Floor

New York, NY 10022

(212) 407-5200

Parent was formed on November 13, 2025 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and Debt Financing in connection with the Merger.

Sword Merger Sub, Inc.

c/o Clayton, Dubilier & Rice, LLC

550 Madison Avenue, 32nd Floor

New York, NY 10022

(212) 407-5200

Merger Sub is a wholly owned subsidiary of Parent and was formed on November 13, 2025 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the Equity Financing and Debt Financing in connection with the Merger.

Parent and Merger Sub are each subsidiaries of the CD&R Fund. At the Effective Time, the Surviving Corporation will be indirectly owned by the CD&R Fund.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Sealed Air and the separate corporate existence of Merger Sub will cease, with Sealed Air continuing as the Surviving Corporation. As a result of the Merger, Sealed Air will become a wholly owned subsidiary of Parent, and Sealed Air common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Sealed Air common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such other time as set forth in the certificate of merger).

Effect on Sealed Air If the Merger Is Not Completed

If the Merger Agreement is not adopted by Sealed Air Stockholders, or if the Merger is not completed for any other reason:

•	the Sealed Air Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Sealed Air common stock pursuant to the Merger Agreement;

•

(a) Sealed Air will remain an independent public company; (b) Sealed Air common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Sealed Air will continue to file periodic reports with the SEC;

•

we anticipate that (a) management will operate the business in a manner similar to that in which it is being operated today and (b) Sealed Air Stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to Sealed Air’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Sealed Air operates and economic conditions;

•

the price of Sealed Air common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Sealed Air common stock would return to the price at which it trades as of the date of this proxy statement;

•

the Board of Directors will continue to evaluate and review Sealed Air’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Sealed Air’s business, prospects and results of operations will be adversely impacted; and

•

under specified circumstances, Sealed Air will be required to pay Parent the Company Termination Fee of $205,108,189 (or of $94,665,318 if termination had occurred before, and Sealed Air had entered into an Alternative Acquisition Agreement with a third party before, the No-Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time)), upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

Merger Consideration

Sealed Air Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Sealed Air or their respective stockholders, each share of Sealed Air common stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares and any Dissenting Shares) will be cancelled and extinguished and automatically converted into and will thereafter represent the right to receive the Merger Consideration of $42.15, payable to the holder thereof, without interest.

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Sealed Air common stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a Sealed Air Stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “—Appraisal Rights.”

Treatment of Company Compensation Awards

The Merger Agreement provides that each Company RSU Award that remains outstanding immediately prior to the Effective Time will automatically be cancelled and terminated at the Effective Time and converted into a contingent right to receive from the Surviving Corporation an amount in cash (without interest) equal to (i) the product of (A) the aggregate number of shares of Sealed Air common stock underlying such Company RSU Award at the Effective Time and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company RSU Award, in each case, less any applicable withholding taxes, with such cash-based award subject to the terms and conditions applicable to the corresponding Company RSU Award (including time-based vesting conditions and terms related to the treatment upon termination of employment).

Each Company PSU Award that remains outstanding immediately prior to the Effective Time will automatically be cancelled and terminated at the Effective Time and converted into a contingent right to receive from the Surviving Corporation an amount in cash (without interest) equal to (i) the product of (A) the aggregate number of shares of Sealed Air common stock subject to such Company PSU Award, determined assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as of the last trading day immediately prior to the Closing Date, as determined by the Compensation Committee of the Board of Directors in its good faith and reasonable discretion in accordance with the terms of the applicable Company PSU Award agreement, and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company PSU Award, in each case, less any applicable withholding taxes, which cash-based award (x) that is received by former employees of Sealed Air or its subsidiaries who retired or terminated employment prior to the Effective Time shall become payable as of the Effective Time and shall be paid by Sealed Air or its applicable subsidiary no later than the second regularly scheduled payroll date following the Effective Time; and (y) that is received by any current employee or service provider of Sealed Air or its subsidiaries shall be subject to the same terms and conditions as are applicable to the corresponding Company PSU Award (including terms related to the treatment upon termination of employment) other than performance-based vesting conditions; however, the time-based vesting condition applicable to such cash-based award shall be a three year time-vesting requirement with one-third of such award vesting on each December 31 that would occur during the three-year performance period applicable to the corresponding Company PSU Award (and any portion of the Company PSU Award that would have vested prior to the Effective Time based on this schedule will become immediately vested as of the Effective Time).

Each Company DSU that remains outstanding immediately prior to the Effective Time will automatically be cancelled at the Effective Time and converted into a right to receive an amount in cash (without interest) equal to (i) the product of (A) the number of shares of Sealed Air common stock subject to such Company DSU as of the Effective Time and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company DSU, less any applicable taxes required to be withheld with respect to such payment, payable as promptly as practicable following the Closing Date.

Background of the Merger

For a variety of reasons, including industry-wide trends and weaker-than-expected execution relative to its peers, revenue and margin growth at Sealed Air declined during 2022 and turned negative in 2023. During 2023, at the request of the Board of Directors, Sealed Air management conducted a comprehensive strategic review and launched a transformation initiative focused on restoring underlying fundamentals in its core businesses by driving simplification, volume-growth, cost-effectiveness and enhanced productivity. In connection with that review, the Board of Directors asked management to conduct a preliminary analysis as to whether it would enhance value for Sealed Air Stockholders to separate the businesses included in Sealed Air’s Protective segment (referred to as the Protective business) (via sale or otherwise) from the business included in its Food segment business (referred to as the Food business). After that preliminary analysis, which did not include a review of separation costs, the Board of Directors concluded that, given the expected benefits of the pending transformation initiatives on the profitability of both the Food and Protective businesses, more value would likely be achieved for Sealed Air Stockholders by waiting until management made more progress in its transformation initiatives prior to pursuing a potential transaction involving the Protective business.

In October 2023, Sealed Air and its then-Chief Executive Officer mutually agreed that he would leave the Company, and the Board of Directors initiated a search for a new Chief Executive Officer. Dustin Semach, then-Chief Financial Officer, was appointed interim co-Chief Executive Officer and President in addition to his role as Chief Financial Officer.

Later in October 2023, the Chief Executive Officer of a publicly traded company in Sealed Air’s industry (“Company A”), was introduced to Henry Keizer, chair of the Board of Directors, and requested a meeting to discuss the potential benefits of a transaction between Company A and Sealed Air.

In November 2023, the Chief Executive Officer of Company A met with Mr. Keizer as well as Mr. Semach and Emile Chammas, Sealed Air’s then-interim co-Chief Executive Officer and Chief Operating Officer, to discuss the potential strategic benefits of a transaction between Company A and Sealed Air. No terms of any potential transaction were discussed.

In November 2023, at a regularly scheduled meeting of the Board of Directors, representatives of Evercore provided preliminary views on strategic alternatives available to Sealed Air based on publicly available information. Among other things, representatives of Evercore addressed at a high level a potential transaction with a publicly traded company in Sealed Air’s industry (“Company B”).

In December 2023, the Chief Executive Officer of Company B contacted Mr. Keizer to express interest in a potential transaction involving Sealed Air. The Chief Executive Officer of Company B mentioned that both companies had packaging businesses that could be combined in a transaction that may be potentially beneficial to both parties. No specific details were proposed at that time other than a general interest in exploring different potential transactions involving their respective businesses.

Also in December 2023, the Chief Executive Officer of Company A called Mr. Keizer in to express his continued interest in exploring a potential transaction between Company A and Sealed Air in a “merger of equals” structure without mentioning any terms.

During 2024, at the direction of the Board of Directors, management prioritized its commercial and operational activities on the Protective business, including seeking to hire a new general manager for the Protective business, cutting costs, streamlining operations and simplifying and enhancing product offerings. These activities occurred against the backdrop of a challenging environment for protective packaging products, including the continuation of a substantial multi-year reduction in protective product purchasing by one of the Protective business’ largest customers.

In late January and early February 2024, the Chief Executive Officer of Company A contacted Mr. Keizer to reiterate his interest in pursuing a merger of equals between Sealed Air and Company A without mentioning terms. Mr. Keizer told the Chief Executive Officer of Company A that if he sent a letter describing the transaction he was proposing, the Board of Directors would give it careful consideration.

Later in February 2024, the Chief Executive Officer of Company A sent a non-binding letter to Mr. Keizer proposing an all-stock “merger of equals” transaction pursuant to which Sealed Air Stockholders would receive a “nominal to 10%” premium in fixing the exchange ratio for shares in an all-stock transaction. Company A’s proposal included the possibility of consolidating operations in Charlotte, North Carolina, and a combined company board consisting of individuals from the boards of directors of Sealed Air and Company A. At a meeting of the Board of Directors later in February 2024, Mr. Keizer reviewed with the Board of Directors the key terms of the proposal and related materials sent by Company A, including the proposed all-stock consideration and up to 10% premium as well as the views Company A expressed regarding anticipated cost synergies and flexibility on management and governance issues. During that meeting, representatives of Evercore made a presentation and discussed strategic alternatives available to Sealed Air based on publicly available information. Among other things, representatives of Evercore discussed potential transactions with both Company A and Company B based on publicly available information and without referencing any terms proposed by either Company A or Company B. The Board of Directors discussed the potential strategic and financial benefits of a combination with Company A as well as risks associated with such a combination and, after soliciting views from management, discussed the feasibility of achieving the anticipated cost synergies and the likely reaction of customers, vendors and other stakeholders. The Board of Directors ultimately concluded, among other things, that Company A was facing challenges and had businesses with less attractive fundamentals than Sealed Air’s businesses, that the timing of Company A’s proposal was not opportune given that Sealed Air’s transformation activities had not yet been reflected in its financial performance and Sealed Air was still in the process of searching for a Chief Executive Officer, and that the proposed exchange ratio was not sufficiently compelling to warrant pursuing a transaction further. After the meeting, at the request of the Board of Directors, Mr. Keizer contacted the Chief Executive Officer of Company A by telephone to communicate the conclusions of the Board of Directors.

In March 2024, the Chief Executive Officer of Company A had another call with Mr. Keizer during which he indicated that Company A’s board of directors remained interested in a potential merger of equals and would be willing to increase the proposed exchange ratio premium for Sealed Air Stockholders up to 15% but would not move beyond that. Mr. Keizer indicated that he would share the substance of the conversation with the Board of Directors, but that he expected, based on the extensive consideration the Board of Directors had already given to the matter, that the proposed change in exchange ratio would not alter the views of the Board of Directors regarding its decision not to pursue the potential transaction with Company A. The Chief Executive Officer of Company A said he understood and indicated that Company A would take no further action regarding a transaction with Sealed Air unless they heard otherwise from Mr. Keizer.

In April 2024, the Chief Executive Officer of Company B called Mr. Keizer to reiterate the interest he had expressed in December 2023 and to propose a joint venture in which each company would contribute its respective protective business. The proposed joint venture would be owned equally by the parties with neither party controlling or consolidating the joint venture. The Chief Executive Officer of Company B indicated that he believed the timing would be opportune for Sealed Air given the fact that Sealed Air was still in the process of searching for a Chief Executive Officer. Mr. Keizer told the Chief Executive Officer of Company B that the Board of Directors would consider the proposal at its upcoming meeting in May 2024.

At a meeting of the Board of Directors in May 2024, the Board of Directors discussed the proposal from the Chief Executive Officer of Company B and noted a number of considerations, including the strategic and operational factors discussed in November 2023 and February 2024 as well as the fact that Sealed Air was expecting to hire a new leader for the Protective business, that the progress of the turnaround in the Protective business was encouraging but could benefit from another quarter or two of progress to support a higher valuation, that Sealed Air’s Chief Executive Officer search was not yet concluded and that pursuing a transaction of the complexity proposed by Company B would likely be a distraction to management as it pursued its transformation initiatives. At the same meeting of the Board of Directors in May 2024, Mr. Keizer also shared the substance of his conversation with the Chief Executive Officer of Company A and confirmed with the Board of Directors that the proposed change in terms did not alter their views reached in February 2024 regarding a potential merger of equals with Company A. After the meeting, at the request of the Board of Directors, Mr. Keizer contacted the Chief Executive Officer of Company B and communicated the conclusions of the Board of Directors.

In May 2024, Howard Ungerleider, an operating advisor of CD&R, reached out to Mr. Keizer at the suggestion of Kevin Berryman, a member of the Board of Directors with whom Mr. Ungerleider was familiar based on prior interactions as a result of Mr. Ungerleider and Mr. Berryman holding senior positions at companies in the same industry, to express CD&R’s interest in a potential transaction involving the Protective business. Mr. Keizer told Mr. Ungerleider that the Board of Directors was still engaged in its previously-announced process of recruiting a Chief Executive Officer for Sealed Air and that any consideration of a transaction of that nature would need to wait until after a new Chief Executive Officer was appointed.

In June 2024, Sealed Air announced the hiring of Patrick Kivits as Chief Executive Officer of Sealed Air effective July 2024. In July 2024, another operating advisor of CD&R, David Scheible, contacted Mr. Keizer to reiterate CD&R’s interest in pursuing a potential transaction involving the Protective business. Mr. Keizer told Mr. Scheible that Mr. Kivits had only recently joined as Chief Executive Officer so would likely benefit from sufficient time to become acquainted with Sealed Air, but also said he would ask Mr. Kivits to consider a meeting with representatives of CD&R when his schedule permitted.

Mr. Kivits and Mr. Semach held a video call with Mr. Ungerleider and Robert Volpe, a partner of CD&R, in September 2024. At this call, Mr. Ungerleider and Mr. Volpe provided an overview of CD&R and its relevant experience, as well as CD&R’s perspective on the Protective business. During this call, Mr. Ungerleider said that CD&R would be interested in exploring a potential acquisition of the Protective business for cash. No other terms of a potential transaction were discussed. After the meeting, CD&R also provided the Company with a high priority information request list with respect to the Protective business.

During a meeting in mid-October 2024, the Board of Directors discussed the interest expressed by CD&R in the Protective business and the meeting with Mr. Ungerleider and Mr. Volpe in September 2024. Sealed Air entered into a confidentiality agreement with CD&R on November 6, 2024 relating to a potential transaction involving the Protective business. This confidentiality agreement contained a standstill provision (other than with respect to the potential transaction being discussed between Sealed Air and CD&R), effective for a period of eighteen months. After executing the confidentiality agreement, Sealed Air provided to CD&R high-level diligence information relating to the Protective business, in part in response to CD&R’s high priority information request list. Mr. Semach, who was then President and Chief Financial Officer, and Jo Yoonjong, head of business development at Sealed Air, led a brief diligence session at which Mr. Volpe, was present to address key business topics. Sealed Air retained Latham & Watkins LLP (“Latham”) as legal counsel and engaged consultants to conduct a tax basis analysis and a quality of earnings analysis on the Protective business.

In early December 2024, CD&R submitted a non-binding indication of interest for a potential acquisition of the Protective business at a valuation of between eight and nine times standalone adjusted EBITDA, which was expressed as an amount to be determined after conducting further diligence. No dollar ranges of value were provided.

At a meeting of the Board of Directors on December 12, 2024, management reviewed forecast assumptions for the Protective business and other key financial assumptions, including potential dis-synergies, transaction costs and tax costs associated with a possible sale of the Protective business. The Board of Directors concluded that the valuation proposed by CD&R, coupled with higher than anticipated tax costs, transaction costs and dis-synergies identified during preparation for discussions with CD&R, limited the attractiveness of a sale of the Protective business in its own right. The Board of Directors also discussed the anticipated valuation of the Food business on a standalone basis given the mature nature of its business as reflected by its average annual volume growth of approximately 1% over the past ten years as well as its exposure to challenges associated with the beef cattle cycle, regulatory developments and changes in consumer behavior. Those factors, among others, led the Board of Directors to conclude that management should not pursue a sale of the Protective business at that time and instead should focus efforts on continuing Sealed Air’s ongoing transformation initiatives.

In mid-December 2024, at the request of the Board of Directors, Mr. Semach informed Mr. Volpe that the Board of Directors did not find CD&R’s proposal sufficiently compelling to warrant further engagement at that time given its preliminary views regarding tax leakage, transaction costs and dis-synergies.

On February 11, 2025, Mr. Volpe and Nate Sleeper, Chief Executive Officer of CD&R, met with Mr. Semach and Mr. Kivits in Charlotte, North Carolina to discuss general industry conditions. During this meeting, Mr. Volpe and Mr. Sleeper reiterated CD&R’s continuing interest in exploring a potential transaction involving the Protective business, though no specific pricing or deal terms were discussed. Mr. Semach and Mr. Kivits did not engage with Mr. Sleeper and Mr. Volpe on this topic, other than to note that the considerations conveyed in December 2024 continued to apply.

Later in February 2025, Mr. Semach was appointed Chief Executive Officer and President of Sealed Air. Shortly thereafter Mr. Volpe contacted Mr. Semach to congratulate him on his new role.

On February 18, 2025, during a meeting of the Board of Directors, representatives of Evercore provided an update to the Board of Directors regarding additional analyses conducted by management since December 2024 related to a potential sale of the Protective business. Representatives of Evercore also reviewed with the Board of Directors updated financial forecasts prepared by management for the Protective business.

Between mid-February and June 2025, representatives of two large financial sponsors (respectively, “Sponsor A” and “Sponsor B”) contacted Mr. Semach to express interest in potential transactions. A representative of Sponsor A expressed interest in a potential transaction involving the Protective business, and a representative of Sponsor B expressed interest in the Protective business as well as unspecified other potential transactions involving Sealed Air businesses. Neither Sponsor A nor Sponsor B specified any price or other terms, and neither expressed interest in acquiring Sealed Air as a whole.

In May 2025, Mr. Volpe called Mr. Semach to suggest they meet to discuss continuing interest CD&R had in exploring a transaction with Sealed Air.

On June 9, 2025, Mr. Volpe met with Mr. Semach in Charlotte, North Carolina, and during the course of the conversation Mr. Volpe said that CD&R would be interested in potentially exploring a variety of transactions with Sealed Air including not just the Protective business but also a broader range of transactions. No price or other transaction terms were discussed.

At an executive session of a meeting of the Board of Directors on July 16, 2025, Mr. Semach informed the Board of Directors of the statements made by Mr. Volpe as well as the interest expressed by representatives of Sponsor A and Sponsor B. At that meeting, the Board of Directors authorized Mr. Semach to continue engaging in exploratory dialogue with parties that contacted him and to continue sharing with the Board of Directors any credible indications of interest from potentially interested parties.

On August 7, 2025, Mr. Volpe met again with Mr. Semach in Charlotte, North Carolina, during which Mr. Volpe indicated that since their conversation in June he had discussed the matter with others at CD&R and confirmed that there was serious interest in pursuing a potential acquisition of all of Sealed Air in addition to CD&R’s previously-expressed interest in acquiring the Protective business. No price or timing was discussed.

On August 11, 2025, a representative of an activist investment firm (“Investor A”) contacted Mr. Semach indicating that Investor A was a significant stockholder in Sealed Air and requesting a meeting. After the market closed on August 14, 2025, Investor A filed a Form 13F with the SEC disclosing that it owned shares representing approximately 1.2% of Sealed Air common stock outstanding as of June 30, 2025. The closing price of Sealed Air common stock on August 14, 2025 was $29.84 per share.

On August 17, 2025, the Board of Directors met to discuss the conversation Mr. Semach had with Mr. Volpe of CD&R on August 7, 2025, as well as the outreach and public ownership filing by Investor A. At that meeting, the Board of Directors authorized Mr. Keizer to meet with Mr. Volpe and other members of senior leadership at CD&R to attempt to gauge the seriousness of CD&R’s interest.

On August 19, 2025, Mr. Keizer met with Mr. Volpe and Mr. Sleeper at CD&R’s offices in New York, New York. During this meeting, Mr. Sleeper and Mr. Volpe expressed strong interest in an acquisition of Sealed Air. No price was discussed. Mr. Keizer told Mr. Sleeper and Mr. Volpe that, if CD&R was interested in pursuing a transaction, they should express that interest in writing and the Board of Directors would discuss it. Mr. Keizer also indicated that any future communications regarding a potential acquisition should be conducted directly with the Board of Directors. During that meeting Mr. Sleeper also explained that a CD&R portfolio company owned a significant ownership stake in the general partner of Investor A, but that CD&R had no role in or non-public information regarding the activities of Investor A. Mr. Sleeper and Mr. Volpe indicated that they learned of Investor A’s recent ownership stake in Sealed Air only after the Form 13F was filed with the SEC on August 14, 2025.

On August 21, 2025, at the request of the Company, CD&R sent a written non-binding indication of interest to Mr. Keizer proposing to acquire all of the outstanding Sealed Air common stock for $38.50 per share in cash (the “August 21 CD&R Indication of Interest”). CD&R indicated that the August 21 CD&R Indication of Interest was based on a review of publicly filed documents. The August 21 CD&R Indication of Interest also requested certain diligence information, including updated financial projections and detailed segment-level historical information. The August 21 CD&R Indication of Interest indicated that CD&R would agree to a “go-shop” period in any definitive transaction agreement and believed it could complete diligence and negotiations within 60 days. The August 21 CD&R Indication of Interest was not contingent on the retention of any member of management.

On August 24, 2025, the Board of Directors met to consider the August 21 CD&R Indication of Interest. At the request of Mr. Keizer, a representative of Latham was present to advise the Board of Directors on its fiduciary duties. At the meeting, the Board of Directors determined to retain one or more financial advisors. The Board of Directors had met representatives of Evercore on multiple occasions since 2023, was aware of Evercore’s experience advising on packaging industry transactions as well as advising public companies in connection with acquisition proposals and had reviewed conflicts disclosure from Evercore in relation to CD&R and its affiliates. Mr. Semach reminded the Board of Directors that they had also met representatives of another well-known investment banking firm and described meetings he had conducted with representatives of six other well-known investment banking advisors in recent months. After discussing the respective qualifications of various firms and the conflicts disclosure from Evercore, the Board of Directors determined to retain Evercore to advise Sealed Air in connection with its evaluation of a potential sale of Sealed Air given its familiarity with Sealed Air’s businesses as well as its experience advising on packaging industry transactions and in advising public companies in connection with acquisition proposals. The Board of Directors then scheduled a follow-up meeting to be held on August 29, 2025 to consider the August 21 CD&R Indication of Interest in more detail with Evercore present. The Board of Directors also considered, if it determined to engage with CD&R, whether engaging in discussions with other potentially interested parties at the same time would be likely to maximize value for Sealed Air Stockholders. During the meeting Mr. Keizer shared with the Board of Directors the information CD&R had provided about CD&R’s ownership interest in Investor A.

On August 29, 2025, the Board of Directors met, with representatives of Evercore and Latham present, to discuss the August 21 CD&R Indication of Interest. A representative of Latham provided the Board of Directors with an overview of its fiduciary duties as directors in the context of an acquisition proposal. Based on a preliminary assessment of the financial projections presented to the Board of Directors in May 2025 and adjusted in June to incorporate management’s latest 2025 re-forecast based on actual results through May 2025 and corresponding revisions in outer years, Evercore provided a preliminary analysis of the August 21 CD&R Indication of Interest against other alternatives reasonably available to Sealed Air, including remaining as a standalone company and separating its Food and Protective businesses via a potential sale of its Protective business. The Board of Directors asked management to prepare more updated financial projections that reflected the progress made in its transformation activities since the June updates to the financial projections prepared for the Board of Directors in May 2025 in order to permit the Board of Directors and Evercore to refine their analysis of the August 21 CD&R Indication of Interest against Sealed Air’s most recent prospects as a standalone company. The Board of Directors also considered and discussed whether to instruct Evercore to reach out to other potentially interested parties while management was preparing updated financial projections. Evercore reviewed on a preliminary basis the financial sponsors and strategic companies it believed might be interested and capable of engaging in a transaction to acquire Sealed Air. The Board of Directors determined that, due to the risk of leaks, and the potential detrimental impact that could have on Sealed Air’s business, it would not be in the best interests of Sealed Air Stockholders to reach out to other parties before determining how best to respond to the August 21 CD&R Indication of Interest.

Between August 29 and September 18, 2025, Sealed Air management prepared updated long-range financial projections for Sealed Air as requested by the Board of Directors. For more information, please see the section of this proxy statement captioned “—Management Projections.”

On September 18, 2025, the Board of Directors met, with representatives of Evercore and Latham present, to review preliminary updated long-range financial projections prepared by management at the request of the Board of Directors. During the meeting, the Board of Directors reviewed preliminary financial projections based on alternative assumptions regarding, among other things, the timing and extent of anticipated cost reduction and revenue growth initiatives. Representatives of Evercore provided the Board of Directors with a preliminary analysis of valuation considerations resulting from different assumptions regarding the timing and extent of anticipated cost reduction and revenue growth initiatives. The Board of Directors provided feedback to management regarding the assumptions that the Board of Directors believed management should reflect in the financial projections to be provided to CD&R as part of its financial due diligence and to Evercore for purposes of informing its financial analyses and fairness opinion. The Board of Directors considered in detail various assumptions regarding the timing and extent of management’s execution of planned transformation initiatives and their impact on projected financial results and, after discussion, requested management to finalize the long-range financial projections to reflect assumptions substantially consistent with more fully realized near-term execution of planned transformation initiatives for purposes of sharing with CD&R. The Board of Directors again considered whether to solicit interest from other parties. The Board of Directors noted that the recent market speculation in connection with Investor A’s ownership coupled with the pace of transformation activities and leadership changes created significant risks to Sealed Air’s relationships with its customers as well as employee morale and that as a result, any leaks could have a significant adverse impact on Sealed Air’s businesses. After reviewing with representatives of Evercore the parties with the capacity and potential interest to engage in a transaction of this magnitude, the Board of Directors determined that exposing Sealed Air to the enhanced risk of a leak associated with engaging with multiple parties was not in the best interests of Sealed Air Stockholders given what the Board of Directors believed to be the low likelihood that a potentially interested party would be interested in engaging seriously at a more attractive valuation than CD&R and the fact that the August 21 CD&R Indication of Interest already established that there would be a post-announcement “go-shop” period that would offer sufficient opportunity to solicit interest from other potentially interested parties. The Board of Directors instructed Evercore to communicate to CD&R that the August 21 CD&R Indication of Interest was inadequate but that the Board of Directors had authorized management to share financial projections and to provide limited additional information in the form of a management presentation to CD&R in order to assist CD&R in increasing its proposed price. The Management Projections were provided to Evercore for its use and reliance in connection with its financial analyses and opinion (as further discussed in the section of this proxy statement captioned “—Opinion of Evercore Group L.L.C.”), as well as to CD&R prior to signing the Merger Agreement and to each of the other potential transaction counterparties that entered into confidentiality agreements during the Go-Shop Period.

On September 22, 2025, the Chief Executive Officer of Company B reached out to Mr. Semach to suggest a meeting while they were both attending an industry conference in Las Vegas, Nevada on September 29, 2025.

On September 23, 2025, representatives of Evercore contacted Mr. Volpe by telephone as instructed by the Board of Directors. Later on September 23, 2025, Evercore sent materials containing financial projections prepared by Sealed Air management to CD&R in accordance with the instructions of the Board of Directors. These projections are referred to as the “Management Projections” in this proxy statement.

On September 28, 2025, Mr. Semach and other members of senior management of Sealed Air, including Kristen Actis-Grande, Chief Financial Officer, delivered a management presentation to representatives of CD&R, which included a detailed discussion of the Management Projections.

On September 29, 2025, the Chief Executive Officer of Company B met with Mr. Semach in Las Vegas, Nevada. He told Mr. Semach that he was aware of Investor A’s investment and that Company B would be willing to explore an acquisition of Sealed Air if that were of interest to the Board of Directors. The Chief Executive Officer of Company B said that due to the significant increase in the price of Sealed Air common stock over the past six weeks, the transaction he envisioned would be at a “modest” premium to the current market price that would consist mainly of Company B shares together with some cash. No price or exchange ratio was discussed. The closing price of Sealed Air common stock on September 29, 2025 was $35.10 per share. The Chief Executive Officer of Company B indicated that he was only interested in a friendly transaction. During the conversation the Chief Executive Officer of Company B mentioned his age to Mr. Semach, indicated that Company B was considering succession planning and said that he believed there would be opportunities in the combined company for Mr. Semach and other senior members of Sealed Air management.

On October 10, 2025, at the request of the Company, CD&R sent a revised non-binding indication of interest in writing to Mr. Keizer proposing an acquisition of all outstanding equity of Sealed Air for $40.75 per share in cash (the “October 10 CD&R Indication of Interest”). The October 10 CD&R Indication of Interest was not contingent on retention of any member of management and included a request for exclusivity. The October 10 CD&R Indication of Interest indicated and reiterated that (i) CD&R would have the opportunity to complete confirmatory due diligence and negotiate definitive agreements within 30 days and (ii) CD&R was willing to agree to a go-shop provision.

On October 15 and 16, 2025, during previously scheduled meetings, the Board of Directors met in person, with representatives of Evercore and Latham present, to discuss the October 10 CD&R Indication of Interest and the indication of interest provided verbally to Mr. Semach from the Chief Executive Officer of Company B. Representatives of Evercore provided the Board of Directors with its preliminary financial analysis of Sealed Air on a standalone basis using the Management Projections as well as various other scenarios including a sale of the Protective business and a potential transaction with Company B involving cash and stock consideration. After substantial discussion, the Board of Directors instructed Evercore to respond to CD&R encouraging them to submit a revised proposal of at least $44.00 per share in cash. The Board of Directors engaged in extensive discussion regarding the pros and cons of outreach to other potentially interested financial sponsors and to engaging in discussions with Company B. The Board of Directors reviewed in detail with Evercore various assumptions regarding a potential cash and stock combination with Company B. The Board of Directors noted the limited anticipated synergies from combining Sealed Air and Company B and the fact that Sealed Air Stockholders would receive a substantial portion of their value in Company B shares, which would require considerable reverse due diligence of Company B. The Board of Directors also took note of the recent acquisition of Company A in a transaction similar to the one proposed by the Chief Executive Officer of Company B and the fact that the share price of the buyer of Company A had decreased by more than 20% since the announcement of that transaction. The Board of Directors also noted that Company B would, based on its Chief Executive Officer’s proposal from a year earlier, likely seek to divest the combined protective businesses, which would involve significant tax costs which may not have been anticipated by the Chief Executive Officer of Company B when he spoke to Mr. Semach. The Board of Directors discussed the fact that it was not clear if the board of directors of Company B would ultimately support a transaction with Sealed Air for the same reasons, and that in order to propose a transaction that did not require Company B stockholder approval, the combined company would need to be highly leveraged after closing. The Board of Directors also discussed concerns that it would take significant Sealed Air management time to pursue a transaction with Company B, which could distract Sealed Air management from value-enhancing activities that the Board of Directors believed would have a higher likelihood of realization, including preparation for due diligence discussions with CD&R and continued transformation initiatives. The Board of Directors also reviewed with representatives of Evercore the share price performance of Sealed Air against its industry peers since the public disclosure of Investor A’s investment, the present value of potential future share price performance assuming successful management execution on its more fully realized transformation assumptions as well as the potential impact on Sealed Air’s share price if Sealed Air failed to meet investor expectations regarding its transformation initiatives or potential value-enhancing transactions. The Board of Directors reviewed the challenges and risks that Sealed Air has faced, and would likely continue to face, if it remained a standalone public company, including, among others, the highly competitive nature of the industries in which Sealed Air operates, the macro-economic environment and its impact on consumer behavior, the beef cattle cycles to which Sealed Air’s Food business is exposed, and the ability of Sealed Air to execute on its current turnaround initiatives as well as its longer-term strategies. Based on that discussion, and the fact that the October 10 CD&R Indication of Interest continued to be clear that there would be a post-announcement “go-shop” period that would offer sufficient opportunity to solicit and consider interest from any realistic interested parties, the Board of Directors instructed Mr. Semach not to respond to the Chief Executive Officer of Company B and instructed Evercore to limit its interaction to CD&R for the time being.

On October 17, 2025, representatives of Evercore contacted Mr. Volpe by telephone to convey the feedback of the Board of Directors regarding the October 10 CD&R Indication of Interest.

On October 20, 2025, Mr. Volpe of CD&R verbally told representatives of Evercore that CD&R was prepared to raise its price to $41.50 per share (the “October 20 CD&R Indication of Interest”).

Later on October 20, 2025, the Board of Directors met, with representatives of Evercore and Latham present, to discuss the October 20 CD&R Indication of Interest. After discussion, the Board of Directors instructed Evercore to respond encouraging CD&R to offer no less than $43.00 per share. That evening representatives of Evercore contacted Mr. Volpe by telephone to convey the feedback of the Board of Directors.

On October 21, 2025, Mr. Volpe contacted representatives of Evercore to indicate that CD&R was prepared to raise its price to $42.00 per share as its best and final proposal contingent on receiving a 30-day period of exclusivity to complete diligence and negotiations (the “October 21 CD&R Indication of Interest”).

Later on October 21, 2025, the Board of Directors met, with representatives of Evercore and Latham present, to discuss the October 21 CD&R Indication of Interest. After discussion, the Board of Directors authorized Mr. Keizer and Anthony Allott, chair of the Nominating and Corporate Governance Committee of the Board of Directors, to contact Mr. Volpe directly to request CD&R to raise its price above $42.00 per share and authorized Sealed Air to agree to grant a 30-day period of exclusivity if CD&R did so. The Board of Directors determined to authorize a 30-day period of exclusivity based on its views regarding the risk of leak associated with involving other parties and the fact that there would be a “go-shop” period after announcement that would offer sufficient opportunity to solicit and consider interest from any realistic interested parties, including other financial sponsors and Company B.

On October 22, 2025, Mr. Keizer and Mr. Allott spoke with Mr. Volpe and asked CD&R to increase the price per share above $42.00 per share. Shortly thereafter, Mr. Volpe contacted Mr. Keizer to indicate that CD&R would agree to pay $42.15 per share in cash contingent on Sealed Air agreeing to a 30-day period of exclusivity to complete diligence and negotiations.

On October 23, 2025, Sealed Air entered into a 30-day exclusivity agreement with CD&R.

On October 25, 2025, Sealed Air made available a virtual data room to representatives of CD&R and its financial and legal advisors.

On October 29, 2025, Mr. Semach, Ms. Actis-Grande and other members of management and business unit leaders hosted a management presentation with representatives of CD&R in Charlotte, North Carolina.

Between October 29 and November 11, 2025, Sealed Air management and representatives of CD&R held a series of due diligence meetings.

On October 31, 2025, the Board of Directors met, with representatives of Latham present, to discuss the terms that should be included in the draft Merger Agreement. Representatives of Latham briefed the Board of Directors on key terms of the draft Merger Agreement and received instructions on the terms to include in the initial draft of the Merger Agreement. Representatives of Latham discussed potential counterproposals on key terms and received guidance from the Board of Directors regarding acceptable compromise positions. Representatives of Latham reflected the Board of Directors’ input in the draft Merger Agreement that was sent later that day to representatives of Kirkland & Ellis, legal counsel to CD&R (“Kirkland”). As requested by the Board of Directors, the draft Merger Agreement provided for a 45-day “go-shop” period, a termination fee payable by Sealed Air to CD&R of 1% of Sealed Air’s equity value for a transaction executed prior to the vote of Sealed Air Stockholders with any Excluded Party that submitted a proposal that was determined to be reasonably likely to lead to a superior proposal during the “go-shop” period and of 2% of Sealed Air’s equity value for any proposal determined to be reasonably likely to lead to a superior proposal following the “go-shop” period, the continued payment of Sealed Air’s quarterly dividend between signing and closing, and a reverse termination fee equal to 10% of the equity value, among other terms.

Later on October 31, 2025, a senior executive of a large financial sponsor (“Sponsor C”) texted Mr. Semach to request a meeting in order to introduce Sponsor C’s packaging industry investment team to Mr. Semach. Given Sealed Air’s obligations under its 30-day exclusivity agreement with CD&R, Mr. Semach requested permission from CD&R to respond to Sponsor C.

On November 3, 2025, CD&R granted permission to Mr. Semach to schedule a meeting with Sponsor C to occur following the expiration of the 30-day exclusivity period, which Mr. Semach did later that day.

On November 7, 2025, a representative of CD&R informed Mr. Semach that CD&R’s diligence and financing activities were progressing well and that CD&R was now targeting November 18, 2025, to sign and announce a transaction. Later on November 7, 2025, representatives of Kirkland shared a revised draft of the Merger Agreement with representatives of Latham. The revised Merger Agreement provided for a 30-day “go-shop” period (with an additional 10-day period for a Superior Proposal submitted during the “go-shop” period) and a termination fee payable by Sealed Air to CD&R during the “go-shop” period of 2% of Sealed Air’s equity value and following the “go-shop” period of 3.75% of Sealed Air’s equity value, prohibited Sealed Air from continuing to pay its quarterly dividend between signing and closing, a reverse termination fee of 6% of the equity value, and included a concept extending the Cut-Off Time to ten days following the No-Shop Period Start Date for Excluded Parties, among other terms.

On November 11, 2025, representatives of Latham shared a revised draft of the Merger Agreement with representatives of Kirkland reflecting compromise terms previously discussed with the Board of Directors. The revised Merger Agreement provided for a 40-day “go-shop” period (but maintained the extended Excluded Party concept), a termination fee payable by Sealed Air to CD&R during the “go-shop” period of 1.25% of Sealed Air’s equity value and following the “go-shop” period of 2.5% of Sealed Air’s equity value and the continued payment of Sealed Air’s quarterly dividend between signing and closing, and a reverse termination fee of 8% of equity value, among other terms.

Following the close of trading on November 12, 2025, the Wall Street Journal reported that CD&R and Sealed Air were discussing a possible transaction. The closing price of Sealed Air common stock on November 12, 2025 was $36.38 per share.

On November 12, 2025, representatives of Latham and Kirkland met to discuss the transaction documents, and representatives of Kirkland conveyed to representatives of Latham that due to the Wall Street Journal report, CD&R was now targeting November 16, 2025 to finalize and approve transaction documentation and to announce a transaction before the market opened on November 17, 2025.

On November 13, 2025, representatives of Kirkland shared a revised draft of the Merger Agreement with representatives of Latham. The revised Merger Agreement provided for a 30-day “go-shop” period (with an additional 10-day period for a Superior Proposal submitted during the “go-shop” period) and a termination fee payable by Sealed Air to CD&R during the “go-shop” period of 1.85% of Sealed Air’s equity value and following the “go-shop” period of 3.65% of Sealed Air’s equity value, and prohibited Sealed Air from continuing to pay its quarterly dividend between signing and closing, and a reverse termination fee of 6.5% of equity value, among other terms. The closing price of Sealed Air common stock on November 13, 2025 was $42.50 per share.

On November 14, 2025, the Chief Executive Officer of Company B sent an e-mail to Mr. Semach referencing his conversation with Mr. Semach in September and his previous conversations with Mr. Keizer in 2023 and 2024, and expressing continued interest in a potential transaction with Sealed Air. The e-mail indicated that the Chief Executive Officer of Company B was now contemplating a transaction at a “meaningful premium” to Sealed Air’s “unaffected share price,” a “significant portion of the consideration in the form of cash” and “meaningful ownership in the combined company.” The e-mail also indicated that at announcement the parties would also announce a review of alternatives for their combined protective businesses with an intention of separating their respective food and protective businesses into separate companies. No price was included in the communication. Mr. Semach promptly shared the communication with the Board of Directors. Because the exclusivity agreement with CD&R had not yet expired, Mr. Semach did not respond to the Chief Executive Officer of Company B.

On November 15, 2025, representatives of Latham shared a revised draft of the Merger Agreement with representatives of Kirkland reflecting compromise positions discussed with Mr. Keizer and consistent with instructions previously provided by the Board of Directors. The revised Merger Agreement provided for a 30-day “go-shop” period (with an additional 20-day period for a Superior Proposal submitted during the “go-shop” period), a termination fee payable by Sealed Air to CD&R during the “go-shop” period of 1.25% of Sealed Air’s equity value following the “go-shop” period of 3.25% of Sealed Air’s equity value and the continued payment of Sealed Air’s quarterly dividend between signing and closing and a reverse termination fee equal to 8% of equity value, among other terms.

On November 15, 2025, representatives of Latham and Kirkland discussed the remaining open points in the Merger Agreement and agreed on a list of terms that would require a discussion between principals. Mr. Semach discussed the remaining open points on the Merger Agreement with Mr. Keizer and reviewed with Latham the open points and the instructions previously provided by the Board of Directors. Mr. Semach then spoke with Mr. Volpe in an effort to resolve the remaining open points in the Merger Agreement. After multiple discussions, Mr. Semach and Mr. Volpe resolved on a 30-day “go-shop” period (with an additional 15-day period for a Superior Proposal submitted during the “go-shop” period), a termination fee payable by Sealed Air to CD&R during the “go-shop” period of 1.5% of Sealed Air’s equity value and following the “go-shop” period of 3.25% of Sealed Air’s equity value and the continued payment of Sealed Air’s quarterly dividend between signing and closing and a reverse termination fee equal to 6.75% of equity value, among other terms.

Representatives of Latham and Kirkland finalized the Merger Agreement and other transaction documents, including the Equity Commitment Letter, the Debt Commitment Letter and the Guarantee, during the course of November 15 and 16, 2025.

On November 16, 2025, the Board of Directors met, with representatives of Latham and Evercore present. Representatives of Latham reminded the Board of Directors of its fiduciary duties as directors in the context of an acquisition proposal. Representatives of Evercore provided the Board of Directors with its financial analysis of the transaction with CD&R using the Management Projections, as the Board of Directors had previously requested. After providing conflict disclosures to the Board of Directors regarding Company B, representatives of Evercore also reviewed with the Board of Directors an analysis of a potential transaction with Company B on the terms described in the e-mail sent to Mr. Semach on November 14, 2025. The Board of Directors noted the lack of clarity regarding the size of the premium Company B would be willing to pay, the potential negative reaction of Company B stockholders to a transaction of this nature, the amount of cash that would be necessary to avoid a stockholder vote requirement for Company B as well as the lack of meaningful apparent cost synergies and considerable complexity and potential dis-synergies that could result from attempting to separate their respective protective businesses while integrating their respective food businesses. Following discussion, representatives of Evercore rendered Evercore’s oral opinion, subsequently confirmed in writing by delivery of Evercore’s opinion, dated November 16, 2025, to the effect that, as of such date, and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be received by the holders of Sealed Air common stock (other than holders of any Cancelled Shares or any Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders. For more information, please see the section of this proxy statement captioned “—Opinion of Evercore Group L.L.C.” and Annex B. Representatives of Latham provided the Board of Directors with a detailed summary of the terms of the Merger Agreement and noted that all the Merger Agreement provisions were consistent with instructions previously provided by the Board of Directors and that Mr. Keizer had been consulted prior to finalizing the terms. Representatives of Latham also described the Equity Commitment Letter, the Debt Commitment Letter and the Guarantee, and then reviewed the proposed resolutions for consideration by the Board of Directors. After review and discussion, the Board of Directors unanimously (i) determined that the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Sealed Air and the Sealed Air Stockholders; (ii) approved the Merger Agreement in all respects; (iii) directed that the Merger Agreement be submitted to the Sealed Air Stockholders for adoption; and (iv) recommended to the Sealed Air Stockholders that they vote for the adoption of the Merger Agreement.

Following the meeting of the Board of Directors, the parties executed the Merger Agreement.

Prior to the market opening on November 17, 2025, Sealed Air issued a press release announcing the transaction.

Between August 27, 2025 and the announcement of the Merger Agreement on November 17, 2025, members of the Board of Directors and Sealed Air management met at certain points with representatives of Investor A during which representatives of Investor A expressed their views regarding steps Sealed Air and the Board of Directors should take to increase value for Sealed Air Stockholders including a review of strategic alternatives. At no point was Investor A informed by the Board of Directors or Sealed Air management of any proposals from, or discussions with, CD&R or any other party regarding any transaction involving Sealed Air.

Between November 17 and the end of the Go-Shop Period on December 16, 2025, representatives of Evercore contacted 29 third parties, consisting of seven strategic companies, including Company B, and 22 financial sponsors, including Sponsors A, B and C. Sealed Air entered into confidentiality agreements, none of which included any standstill provisions, with six of those third parties, including Company B. Sealed Air executed a confidentiality agreement with Company B on November 19, 2025.

On November 20, 2025, representatives of the financial advisor to Company B sent Evercore a list of diligence requests.

On November 21, 2025, representatives of Evercore sent representatives of Company B’s financial advisor a confidential information presentation that included the Management Projections and materials from the presentation that Sealed Air management provided to CD&R on September 28, 2025.

On November 25, 2025, the Chief Executive Officer of Company B sent a written non-binding indication of interest to Mr. Semach proposing an acquisition of Sealed Air at $30.39 in cash and a fixed ratio of shares of Company B common stock for each share of Sealed Air common stock, which implied a total price of $45.00 per share of Sealed Air common stock as of November 25, 2025, and indicated that the transaction agreement would be on substantially similar terms to those in the Merger Agreement, with adjustments to accommodate contemplated stock consideration and the completion of the Go-Shop Period. The proposal was not conditioned on receipt of financing or receipt of approval by Company B stockholders and would not require portfolio company carve-outs to regulatory undertakings. The proposal indicated that Company B viewed retention of Sealed Air management and employees as critical to the long-term success of the combined company and that Company B would be open to discussing Sealed Air representation on the combined company’s board of directors. The proposal also anticipated that Sealed Air would conduct reverse due diligence on Company B given that Sealed Air Stockholders would own approximately 16% of Company B on a pro forma basis.

As required by the terms of the Merger Agreement, a notice of receipt of Acquisition Proposal was provided to CD&R later that day. The Board of Directors was also notified of Company B’s proposal that day.

On December 1, 2025, the Board of Directors met, with representatives of Latham and Evercore present, to discuss Company B’s non-binding proposal. Representatives of Latham reminded the Board of Directors of its fiduciary duties as directors in the context of an acquisition proposal. Representatives of Evercore reviewed the terms of the proposal as well as information about Company B, including its historical share price volatility, its ability to finance the cash portion of the proposed purchase price and how a pro forma combination of Sealed Air and Company B would compare on various metrics to other industry participants. Representatives of Evercore also reviewed historical transactions in the industry and the impact on buyer equity prices at various points following announcement. Representatives of Evercore noted the information that would be required to conduct due diligence on Company B in order to analyze the value of the share-based component of the proposed consideration. After discussion, the Board of Directors instructed Evercore to notify Company B’s financial advisor that Sealed Air would be opening a virtual data room to Company B and its financial and legal advisors, but that due to concerns about the valuation of the equity component of the proposal and the need to conduct reverse due diligence, the Board of Directors had not made a determination that Company B would qualify as an Excluded Party under the Merger Agreement. Representatives of Evercore also encouraged representatives of Company B’s financial advisor to revise Company B’s proposal to address the concerns of the Board of Directors regarding the valuation of the equity component of Company B’s proposed consideration.

Later on December 1, 2025, Sealed Air made available a virtual data room to representatives of Company B and its financial and legal advisors. Representatives of Evercore also requested certain information to permit Sealed Air to conduct due diligence on Company B.

On December 2, 2025, given the proposed equity component of Company B’s proposal, Company B and Sealed Air entered into an amendment to their previously executed confidentiality agreement to protect the confidentiality of information that Company B shared with Sealed Air.

On December 3, 2025, Mr. Semach and other members of senior management including Ms. Actis-Grande hosted a management presentation with the Chief Executive Officer of Company B and additional representatives of Company B and its advisors at Sealed Air’s headquarters in Charlotte, North Carolina.

On December 4, 2025, representatives of Company B’s financial advisor requested, and representatives of Evercore provided, a copy of the confidential disclosure letter that had been prepared by Sealed Air against the representations and warranties in the Merger Agreement.

On December 4, 2025, representatives of Company B’s financial advisor informed representatives of Evercore that management of Company B would be discussing the potential Sealed Air transaction with Company B’s board of directors at its upcoming regularly scheduled meetings on December 10 and 11, 2025 and that they expected to submit a revised proposal to Sealed Air on December 12, 2025. Representatives of Company B’s financial advisor also indicated that Company B would be using the time until December 12, 2025 to gather the requested high-level diligence information about Company B so that Sealed Air should not expect to receive any reverse due diligence materials from Company B until after receiving a revised proposal on December 12, 2025.

Between December 4 and December 11, 2025, representatives of Sealed Air shared incremental diligence information and held a follow-up due diligence call with representatives of Company B. Company B did not provide any diligence information about Company B to Sealed Air or its representatives.

On December 11, 2025, representatives of Company B’s financial advisor called representatives of Evercore to say that Company B would be submitting the following day a revised non-binding proposal increasing the per share cash component of the transaction to $31.39 and leaving all other terms the same as in its November 25, 2025 proposal. Representatives of Evercore told representatives of Company B’s financial advisor that the Board of Directors had scheduled a meeting on December 13, 2025 to review the anticipated proposal and reiterated their earlier encouragement to address concerns regarding the valuation of the equity component of the proposed consideration in Company B’s revised proposal.

On December 12, 2025, representatives of Company B’s financial advisor informed representatives of Evercore that, following further consideration, Company B would not be making a proposal to acquire Sealed Air, citing the concerns raised regarding the valuation of the equity component of the proposed consideration and the scale and complexity of the transaction.

On December 13, 2025, the Board of Directors met, with representatives of Latham and Evercore present, to review the current status of solicitation activities during the Go-Shop Period. At the direction of the Board of Directors, on December 14, 2025, representatives of Latham sent a notice to Company B’s legal counsel clarifying that, despite having been notified that Company B was no longer interested in pursuing an acquisition of Sealed Air, the Board of Directors would continue actively to solicit and consider any Acquisition Proposals until the expiration of the Go-Shop Period.

On December 16, 2025, at 11:59 p.m., Eastern time, the Go-Shop Period expired. Prior to that date, each of the parties that had entered into a confidentiality agreement with Sealed Air during the Go-Shop Period had communicated to representatives of Evercore that they would not be making, or in the case of Company B would no longer be pursuing, an Acquisition Proposal.

On December 17, 2025, Sealed Air issued a press release announcing the expiration of the Go-Shop Period, closed the virtual data room and sent notices to each of the parties that executed confidentiality agreements requesting return or destruction of confidential information.

Recommendation of the Board of Directors and Reasons for the Merger

In evaluating the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with members of Sealed Air management, Latham and Evercore. After careful and thorough consideration, the Board of Directors determined that entering into the Merger Agreement was advisable and in the best interests of Sealed Air and the Sealed Air Stockholders. In arriving at this determination and in recommending that the Sealed Air Stockholders vote their shares of Sealed Air common stock in favor of the adoption of the Merger Agreement, the Board of Directors considered many factors, including the following non-exhaustive list of factors (not necessarily in order of relative importance), which the Board of Directors viewed as weighing in favor of its recommendation that the Sealed Air Stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal:

•

The fact that the Merger Consideration is all cash, which provides certainty of value and liquidity to Sealed Air Stockholders, while eliminating the effect of long-term business and execution risk to Sealed Air Stockholders, compared to continuing to operate Sealed Air as a standalone company.

•	The attractive value of the Merger Consideration, which constitutes a premium of:

•

approximately 41% above the closing price per share of Sealed Air common stock on August 14, 2025 (the last trading day prior to the filing of a Form 13F by Investor A (as defined and further described in the section of this proxy statement captioned “—Background of the Merger”)); and

•

approximately 24% above the 90-day volume-weighted average price per share of Sealed Air common stock on November 12, 2025 (the last trading day prior to published rumors about a potential transaction between Sealed Air and CD&R (as further described in the section of this proxy statement captioned “—Background of the Merger”)).

•

The belief of the Board of Directors, after a review of Sealed Air’s current and historical financial condition, results of operations, prospects, business strategy, competitive position and industry and regulatory considerations, including the potential impact of these factors on the trading price of Sealed Air common stock, that the Merger Consideration is more favorable to Sealed Air Stockholders than the potential value that might have resulted from other alternatives available to Sealed Air, including remaining a standalone public company, and that the Merger represents the best available alternative for maximizing value for Sealed Air Stockholders, considering:

•	the Board of Directors’ assessment of Sealed Air’s historical and projected financial performance, including the Management Projections;

•

the challenges and risks that Sealed Air has faced, and would likely continue to face, if it remained a standalone public company, including, among others, the highly competitive nature of the industries in which Sealed Air operates, the macro-economic environment and its impact on consumer behavior, the beef cattle cycles to which Sealed Air’s Food business is exposed, and the ability of Sealed Air to execute on its current turnaround plans as well as its longer-term strategies;

•	the costs, risks and uncertainties associated with the other strategic alternatives available to Sealed Air, including a potential sale of its Protective business;

•	the costs, risks and challenges of initiatives to achieve organic growth or growth through acquisitions;

•	the costs and burdens associated with being a public company; and

•	the other risks and uncertainties discussed under the heading “Risk Factors” in Sealed Air’s most recently filed Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.

•

The process undertaken by the Board of Directors during the Go-Shop Period, with the assistance of Sealed Air management, Latham and Evercore, to solicit and evaluate potential strategic alternatives, which included outreach to 29 third parties and entry into confidentiality agreements with six of those third parties, and provided an opportunity for these third parties to negotiate a transaction with Sealed Air if such third parties desired to do so. Such efforts did not result in a Superior Proposal. For more information, please see the section of this proxy statement captioned “—Background of the Merger.”

•

The Board of Directors’ belief that Sealed Air, with the assistance of Latham and Evercore, had negotiated the most favorable terms that Parent was willing to offer, including the highest price per share that Parent was willing to pay for Sealed Air, which price had been increased from Parent’s original proposal as a result of the negotiating efforts of the Board of Directors, Sealed Air management and Sealed Air’s advisors, and which represented Parent’s best and final price under the circumstances.

•

The potential risk of losing the favorable opportunity with CD&R in the event Sealed Air sought to pursue discussions with third parties prior to entry into the Merger Agreement and the potential negative effect that such a process might have on Sealed Air’s business, especially in light of the “go-shop” provision CD&R was willing to provide that allowed Sealed Air to solicit other Acquisition Proposals following announcement of the Merger.

•

Evercore’s financial analysis of the Merger Consideration, which it reviewed with the Board of Directors, and the oral opinion, subsequently confirmed in a written opinion dated November 16, 2025, rendered by Evercore to the Board of Directors to the effect that, as of such date, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth in such written opinion, the Merger Consideration to be received by holders of Sealed Air common stock (other than any holders of any Cancelled Shares or any Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders. Such opinion is more fully described under the section of this proxy statement captioned “—Opinion of Evercore Group L.L.C.” below. The full text of Evercore’s written opinion has been included as Annex B to this proxy statement and is incorporated by reference herein in its entirety.

•

The terms and conditions of the Merger Agreement permitting Sealed Air to respond to unsolicited Acquisition Proposals, including permitting the Board of Directors to furnish information or engage in discussions in connection with an Acquisition Proposal that constitutes, or would reasonably be expected to lead to, a Superior Proposal (see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement —The ‘No-Shop’ Period—No Solicitation of Other Offers”). In this regard, the Board of Directors considered that:

•

Sealed Air had the right, during a 30-day Go-Shop Period, to solicit Acquisition Proposals from, and participate in discussions and negotiations with, third parties regarding any Acquisition Proposal, with an additional 15 days to negotiate a definitive agreement with any Excluded Party (as further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement —The ‘Go-Shop’ Period—Solicitation of Other Offers”);

•

subject to its compliance with the terms of the Merger Agreement and prior to the adoption of the Merger Agreement by Sealed Air Stockholders, the Board of Directors can change its recommendation with respect to the Merger or cause Sealed Air to terminate the Merger Agreement and enter into an agreement for a Superior Proposal; and

•

while the Merger Agreement contains a Company Termination Fee of $205,108,189 (or of $94,665,318 if termination had occurred before, and Sealed Air had entered into an Alternative Acquisition Agreement with a third party before, the No-Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time)) that Sealed Air would be required to pay to Parent in certain circumstances, the Board of Directors believes that the Company Termination Fee is reasonable in light of the circumstances and the overall terms of the Merger Agreement and the process undertaken by the Board of Directors to evaluate potential strategic alternatives, consistent with fees in comparable transactions, and not a significant deterrent to potential alternative acquisition offers.

•

The fact that the Merger is subject to the approval of Sealed Air Stockholders and that Sealed Air Stockholders who do not vote to adopt the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and demand payment of the “fair value” of their Sealed Air common stock, as and to the extent provided by Section 262 of the DGCL. For more information, please see the section of this proxy statement captioned “—Appraisal Rights” and Annex C to this proxy statement.

•

The reputation of CD&R, including its history of successful acquisitions and deep experience in the industrial and packaging industries and the extensiveness of CD&R’s evaluation of Sealed Air and its business and industry, and the Board of Directors’ belief that CD&R was highly likely to complete the Merger.

•	The Board of Directors’ belief that there is a high degree of certainty that the Closing would be achieved in a timely manner, in view of the terms of the Merger Agreement, including:

•

that Parent has obtained committed Debt Financing for the transaction from reputable financial institutions and committed Equity Financing for the transaction from the CD&R Fund that, together with cash and cash equivalents held by Sealed Air and its subsidiaries immediately prior to the Closing that are available to be used for this purpose, provide funding of an amount sufficient to consummate the Merger in accordance with the Merger Agreement, including to pay the aggregate Merger Consideration, all fees and expenses payable by Parent and Merger Sub in connection with consummation of the Merger and the repayment or refinancing of the Company Credit Agreement. For more information, please see the section of this proxy statement captioned “—Financing of the Merger”;

•

the obligation of Parent and Merger Sub to use reasonable best efforts to take all appropriate actions to arrange and obtain the Financing and the limited number and nature of the conditions to each of the Debt Financing and the Equity Financing;

•

the fact that if Parent fails to complete the Merger when required to do so under the Merger Agreement, Sealed Air has the right under the Merger Agreement to specifically enforce Parent’s obligation to cause the CD&R Fund to fund its Equity Financing as contemplated by the Merger Agreement and the Equity Commitment Letter (only if the Debt Financing has been funded in full or will be funded in full at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded, in accordance with the terms of the Equity Commitment Letter) or to terminate the Merger Agreement and obtain payment by Parent of the Parent Termination Fee of $425,993,930;

•

that the CD&R Fund has provided the Guarantee with respect to the payment of the Parent Termination Fee that may be owed by Parent pursuant to the Merger Agreement if the Merger Agreement is terminated under certain circumstances, as well as certain Enforcement Costs and fees and expenses payable pursuant to certain reimbursement and indemnification obligations set forth in the Merger Agreement (subject to certain caps) that may be owed by Parent pursuant to the Merger Agreement, in each case, subject to the terms of the Merger Agreement and the Guarantee; and

•	the obligation of Parent to use reasonable best efforts to take, or cause to be taken, all actions necessary under applicable law, to consummate the Closing.

•

The terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which the Merger Agreement may be terminated, which the Board of Directors considered in consultation with Latham and viewed as reasonable, including the limited number and nature of the conditions to the completion of the Merger.

•	The fact that Sealed Air has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Merger.

•	The End Date of November 16, 2026, allowing for sufficient time to complete the Merger.

The Board of Directors also considered a number of uncertainties and risks in making its determination with respect to the Merger, including the following non-exhaustive list (not necessarily in order of relative importance):

•

The fact that Sealed Air will no longer exist as an independent, publicly traded company and that Sealed Air Stockholders will not participate in any future earnings or potential growth of Sealed Air and will not benefit from any potential future appreciation in the value of Sealed Air, including any potential appreciation in value that could be realized as a result of improvements to Sealed Air’s operations.

•	The possible diversion of management focus and resources from operational matters and other strategic opportunities while working to consummate the Merger.

•

The potential negative effect of the pendency of the transaction on Sealed Air’s businesses, including its relationships with employees, customers, and suppliers, such as the possible loss of key management or other personnel of Sealed Air during the pendency of the Merger.

•

The risk that the Merger may not be completed despite the parties’ efforts or that completion of the Merger may be delayed, even if the requisite approval is obtained from Sealed Air Stockholders, including the possibility that conditions to the parties’ obligations to complete the Merger may not be satisfied (including the possibility that required regulatory approvals may not be obtained), and the potential resulting disruptions to Sealed Air’s business.

•

The fact that under the terms of the Merger Agreement, Sealed Air is prohibited from soliciting other Acquisition Proposals following the expiration of the Go-Shop Period (other than an additional 15-day period to negotiate a definitive agreement with qualifying parties).

•

The requirement under certain circumstances that Sealed Air pay Parent the Company Termination Fee following termination of the Merger Agreement, including if the Merger Agreement is terminated by Sealed Air to enter into an agreement providing for a Superior Proposal or by Parent if the Board of Directors makes an Adverse Recommendation Change. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

•

If Parent fails to complete the Merger or otherwise breaches the Merger Agreement in certain circumstances, Sealed Air’s remedies may be limited to the Parent Termination Fee payable by Parent as described above, certain Enforcement Costs and certain fees and expenses payable pursuant to certain reimbursement and indemnification obligations set forth in the Merger Agreement (subject to certain caps), which may be inadequate to compensate Sealed Air for the damage caused. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Termination Fees.”

•

The risk that the Financing contemplated by the Financing Letters will not be obtained, resulting in Parent and Merger Sub not having sufficient funds to complete the transactions contemplated by the Merger Agreement.

•

The fact that the Merger Agreement provides that the maximum aggregate liability for Parent and certain related parties for breaches under the Merger Agreement will not exceed the amount of the Parent Termination Fee, Enforcement Costs and certain fees and expenses payable pursuant to certain reimbursement and indemnification obligations set forth in the Merger Agreement (subject to certain caps).

•

The fact that regulatory clearances, approvals, and consents are required to complete the Merger in the United States and a number of foreign jurisdictions, which presents a risk that the consummation of the Merger may be delayed or that such clearances, approvals and consents may not be obtained at all.

•	The restrictions placed on the conduct of Sealed Air’s business prior to the Closing pursuant to the terms of the Merger Agreement, including:

•

that Sealed Air would be permitted to pay its regular quarterly cash dividends of $0.20 per share of Sealed Air common stock to Sealed Air Stockholders except under certain circumstances but would not be permitted to pay any other dividends to Sealed Air Stockholders and that, other than dividends permitted to be paid to Sealed Air Stockholders under the terms of the Merger Agreement, free cash flow generated by Sealed Air in the period prior to the Closing would be for the benefit of Parent; and

•

other restrictions which could adversely affect Sealed Air’s ability to take advantage of business opportunities that may arise pending the Closing and that, absent the Merger Agreement, Sealed Air might have pursued. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conduct of Business Pending the Merger.”

•

The fact that an all-cash transaction would be taxable to Sealed Air Stockholders that are U.S. Holders for U.S. federal income tax purposes. For more information, please see the section of this proxy statement captioned “—Material U.S. Federal Income Tax Consequences of the Merger.”

•	The risk that the Merger might not be completed and the effect of the resulting public announcement of the termination of the Merger Agreement on the trading price of Sealed Air common stock.

•

The fact that Sealed Air’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Sealed Air Stockholders generally. For more information, please see the section of this proxy statement captioned “— Interests of Executive Officers and Directors of Sealed Air in the Merger.”

•	The significant costs involved in connection with entering into the Merger Agreement and completing the Merger, some of which are payable regardless of whether the Merger is completed.

The foregoing discussion of reasons for the recommendation by the Board of Directors that Sealed Air Stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal is not meant to be exhaustive but addresses the material information and factors considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”

Opinion of Evercore Group L.L.C.

Sealed Air retained Evercore to act as its financial advisor in connection with evaluating strategic and financial alternatives consisting of a merger or sale of all or substantially all of the equity, business or assets of Sealed Air. As part of this engagement, Sealed Air requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Sealed Air common stock (other than any Cancelled Shares or Dissenting Shares, each as defined in the Merger Agreement) in the Merger. At a meeting of the Board of Directors held on November 16, 2025, Evercore rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the limitations, qualifications, assumptions and other matters set forth in Evercore’s written opinion, the Merger Consideration to be received by the holders of Sealed Air common stock (other than holders of any Cancelled Shares or any Dissenting Shares) in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated November 16, 2025, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Sealed Air encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. Evercore’s opinion did not, and the summary of its opinion and the related analyses set forth in this proxy statement do not, constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Sealed Air common stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Sealed Air, nor does it address the underlying business decision of Sealed Air to engage in the Merger.

In connection with rendering its opinion, Evercore, among other things:

(i)	reviewed certain publicly available business and financial information relating to Sealed Air that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain internal projected financial data relating to Sealed Air (including, but not limited to, the final long range plan for fiscal year 2025 (forecast) and fiscal years 2026 through 2028 (estimates) provided on September 23, 2025) prepared and furnished to Evercore by management of Sealed Air, as approved for Evercore’s use by the Board of Directors (which are referred to in this proxy statement as the “Management Projections”);

(iii)	discussed with management of Sealed Air their assessment of the past and current operations of Sealed Air, the current financial condition and prospects of Sealed Air, and the Management Projections;

(iv)	reviewed the reported prices and the historical trading activity of Sealed Air common stock;

(v)	compared the financial performance of Sealed Air and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

(vi)

compared the financial performance of Sealed Air and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

(vii)	reviewed the financial terms and conditions of drafts, dated as of November 13, 2025 and November 16, 2025, of the Merger Agreement; and

(viii)	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and has further relied upon the assurances of the management of Sealed Air that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Projections, Evercore assumed with Sealed Air’s consent that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sealed Air as to the future financial performance of Sealed Air and the other matters covered thereby. Evercore expressed no view as to the Management Projections or the assumptions on which they were based.

For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to Evercore’s analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to Evercore’s analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Sealed Air or the consummation of the Merger or reduce the contemplated benefits to the holders of Sealed Air common stock of the Merger.

Evercore did not conduct a physical inspection of the properties or facilities of Sealed Air and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Sealed Air, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Sealed Air under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It was understood that subsequent developments could affect Evercore’s opinion and Evercore did not, and does not, have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Sealed Air common stock (other than holders of any Cancelled Shares or any Dissenting Shares), from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Sealed Air, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Sealed Air, or any class of such persons, whether relative to the Merger Consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Sealed Air, nor did it address the underlying business decision of Sealed Air to engage in the Merger. Evercore’s opinion did not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Sealed Air common stock should vote or act in respect of the Merger. Evercore did not express any opinion as to the prices at which shares of Sealed Air common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Sealed Air or the Merger or as to the impact of the Merger on the solvency or viability of Sealed Air or the ability of Sealed Air to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by Sealed Air and its advisors with respect to legal, regulatory, accounting and tax matters in preparing its opinion.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Board of Directors on November 16, 2025 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described, and the results of these analyses, do not represent the relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before November 12, 2025, the last full trading day prior to the media publications about a possible acquisition of Sealed Air by CD&R, and is not necessarily indicative of current market conditions. For purposes of this section of this proxy statement captioned “—Opinion of Evercore Group L.L.C.”, the “pre-leak price” means the closing price of Sealed Air common stock on November 12, 2025, the last full trading day prior to the media publications about a possible acquisition of Sealed Air by CD&R, and the “unaffected price” means the closing price of Sealed Air common stock on August 14, 2025, the last full trading day prior to the filing of a Form 13F by Investor A that disclosed ownership by Investor A of shares of Sealed Air common stock.

For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Sealed Air. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analyses

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Sealed Air to calculate the estimated present value of the standalone unlevered, after-tax free cash flows (defined for purposes of this section of this proxy statement captioned “—Opinion of Evercore Group L.L.C.” as net operating profit after tax, plus depreciation and amortization, less other cash flows (including restructuring payments, pension cash payments and other select items), less stock based compensation, plus / less change in net working capital, less capital expenditures) that

Sealed Air was forecasted to generate during Sealed Air’s fiscal years 2025 through 2030 based on the Management Projections provided to Evercore by Sealed Air’s management. Evercore calculated terminal values for Sealed Air by applying perpetuity growth rates of 2.25% to 3.00%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that Sealed Air was forecasted to generate based on the Management Projections. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2025 using discount rates ranging from 8.0% to 9.0%, which were based on an estimate of Sealed Air’s weighted average cost of capital.

Based on this range of implied enterprise values, Sealed Air’s estimated net debt (calculated as total debt less cash and cash equivalents) as of December 31, 2025, and Sealed Air’s after-tax pension and other post-employment benefit (“OPEB”) liabilities as of December 31, 2024 (tax adjusted at a 26.5% tax rate), and the number of fully diluted shares of Sealed Air common stock, in each case as provided by Sealed Air’s management, this analysis indicated a range of implied equity values per share of Sealed Air common stock of $32.87 to $51.19, compared to the Merger Consideration of $42.15 per share of Sealed Air common stock, the pre-leak price of $36.38 per share of Sealed Air common stock and the unaffected price of $29.84 per share of Sealed Air common stock.

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of Sealed Air to corresponding financial multiples and ratios for the following selected publicly traded companies in the Packaging industry (the “selected companies”):

•	Amcor plc

•	Ball Corporation

•	Crown Holdings, Inc.

•	Graphic Packaging Holding Company

•	SIG Group AG

•	Silgan Holdings Inc.

•	Sonoco Products Company

For each of the selected companies, Evercore calculated enterprise value (defined as equity market capitalization plus total debt, plus after-tax pension and OPEB liabilities, plus preferred equity and minority interest, less cash and cash equivalents (“Enterprise Value”)) as a multiple of estimated calendar year 2025 earnings before interest, taxes, depreciation and amortization after stock-based compensation expense (defined for purposes of this section of this proxy statement captioned “—Opinion of Evercore Group L.L.C.” as “Adjusted EBITDA”), which we refer to as “Enterprise Value/CY2025E Adjusted EBITDA,” based on closing share prices as of November 12, 2025. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

Benchmark	Median
Enterprise Value/CY2025E Adjusted EBITDA	8.7x

For each of the selected companies, Evercore calculated the three-year average of historical last-twelve month enterprise values (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of historical earnings before interest, taxes, depreciation and amortization, which we refer to as “3-Year Average LTM EBITDA Multiple,” based on closing share prices as of November 12, 2025. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

Benchmark	High	Low
3-Year Average LTM EBITDA Multiple	12.5x	7.6x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an Enterprise Value/CY2025E Adjusted EBITDA multiple reference range of 8.0x to 9.0x to Sealed Air’s estimated Adjusted EBITDA in fiscal year 2025 based on the Management Projections.

Based on this range of implied enterprise values, Sealed Air’s estimated net debt (calculated as total debt less cash and cash equivalents) as of September 30, 2025, and Sealed Air’s after-tax pension and OPEB liabilities as of December 31, 2024 (tax adjusted at a 26.5% tax rate), and the number of fully diluted shares of Sealed Air common stock, in each case as provided by Sealed Air’s management, this analysis indicated a range of implied equity values per share of Sealed Air common stock of $33.97 to $41.52, compared to the Merger Consideration of $42.15 per share of Sealed Air common stock, the pre-leak price of $36.38 per share of Sealed Air common stock and the unaffected price of $29.84 per share of Sealed Air common stock.

Although none of the selected companies is directly comparable to Sealed Air, Evercore selected these companies because they are publicly traded companies in the Packaging industry that Evercore, in its professional judgment and experience, considered generally relevant to Sealed Air for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.

Selected Transactions Analysis

Evercore reviewed financial information related to the following selected transactions involving target companies in the packing industry and other Packaging companies with similar revenue growth profiles announced since December 2017 (the “selected transactions”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Month and Year Announced	Acquiror	Target

December 2024	Toppan Holdings Inc.	Sonoco Products Company – Thermoformed Packaging Business

December 2024	Novolex Holdings, LLC	Pactiv Evergreen Inc.

November 2024	Amcor plc	Berry Global Group, Inc.

February 2024	Glatfelter Corporation	Berry Global Group, Inc. – Global Nonwovens and Films Business

July 2023	One Rock Capital Partners, LLC	Constantia Flexibles

March 2022	Clearlake Capital Group, L.P.	Intertape Polymer Group Inc.

February 2022	Apollo Global Management	Novolex Holdings LLC

May 2019	Sealed Air Corporation	Automated Packaging Systems, Inc.

December 2018	One Madison Corporation	Ranpak Holdings, Inc.

August 2018	Amcor Limited	Bemis Company, Inc.

December 2017	Crown Holdings, Inc.	Signode Industrial Group Holdings

For each selected transaction, Evercore calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of last twelve-month EBITDA for the target company at the time of the announcement of the applicable transaction, which we refer to as “LTM EBITDA.” Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

This analysis indicated the following:

Benchmark	Average	Median
LTM EBITDA (All selected transactions)	9.9x	9.9x
LTM EBITDA (Selected transactions announced between 2022-2025)	9.1x	8.8x

Based on the multiples derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to LTM EBITDA multiples of 8.0x to 9.0x and applied this range of multiples to Sealed Air’s LTM EBITDA as of September 30, 2025, based on the financial results for Sealed Air provided by Sealed Air management. Based on this range of implied enterprise values, Sealed Air’s estimated net debt (calculated as total debt less cash and cash equivalents) as of September 30, 2025, and Sealed Air’s after-tax pension and OPEB liabilities as of December 31, 2024 (tax adjusted at a 26.5% tax rate), and the number of fully diluted shares of Sealed Air common stock, in each case as provided by Sealed Air’s management, this analysis indicated a range of implied equity values per share of Sealed Air common stock of $33.82 to $41.34, compared to the Merger Consideration of $42.15 per share of Sealed Air common stock, the pre-leak price of $36.38 per share of Sealed Air common stock and the unaffected price of $29.84 per share of Sealed Air common stock.

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to Sealed Air and none of the selected transactions is directly comparable to the Merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to Sealed Air for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.

Other Analyses

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Premiums Paid Analysis

Using publicly available information, Evercore reviewed identified transactions and announced bids for control involving all-cash transactions and involving (1) U.S. public targets with an aggregate transaction value greater than $5 billion and with LTM EBITDA in excess of $100 million announced in the period beginning January 1, 2015 and ending November 12, 2025, (2) U.S. public targets acquired by a private company or firm with an aggregate transaction value greater than $5 billion and with LTM EBTDA in excess of $100 million announced in the period beginning January 1, 2015 and ending November 12, 2025 and (3) U.S. public targets in the industrials sector with an aggregate transaction value greater than $2.5 billion and with LTM EBTDA in excess of $100 million announced in the period beginning January 1, 2015 and ending November 12, 2025. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market price per share of the target companies one day, one week and four weeks prior to the announcement of each such transaction.

This analysis indicated the following:

Target Sector	1 Day Prior	1 Week Prior	4 Weeks Prior
All Sectors – All Cash Transactions >$5bn
Median	27.9%	31.5%	36.3%
Average	34.8%	37.3%	40.8%
All Sectors – All Cash Take-Private Transactions >$5bn
Median	26.1%	27.1%	32.0%
Average	31.4%	32.6%	35.6%
Industrials – All Cash Transactions >$2.5bn
Median	29.8%	37.5%	44.6%
Average	35.1%	38.0%	47.6%

Using publicly available information, Evercore reviewed 19 identified leverage buyout transactions (excluding financial services, energy and real estate transactions as well as transactions involving target companies with negative EBITDA at the time of transaction announcement) involving U.S. public targets with an aggregate transaction value greater than $3 billion announced since January 1, 2024 and through and including November 12, 2025. Using publicly available information, Evercore calculated the premiums paid in such transactions as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the unaffected share price of the target company.

This analysis indicated the following:

Benchmark	Premium
Median	29%
Average	32%
Bottom Quartile	22%
Top Quartile	37%

Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 25.0% to 35.0% to the closing price per share of Sealed Air common stock of $29.84 as of August 14, 2025, the last trading day prior to the filing of a Form 13F by Investor A. This analysis indicated a range of implied equity values per share of Sealed Air common stock of $37.30 to $40.28, compared to the Merger Consideration of $42.15 per share of Sealed Air common stock, the pre-leak price of $36.38 per share of Sealed Air common stock and the unaffected price of $29.84 per share of Sealed Air common stock.

Leveraged Buyout Analysis

Evercore made certain assumptions for an acquisition of Sealed Air via a leveraged buyout (“LBO”), based on its experience and professional judgment, including assuming (1) a 17.5% to 22.5% required internal rate of return for the LBO acquirer, (2) a holding period of 5 years, (3) an exit multiple of 9.0x to 10.0x Sealed Air’s estimated LTM EBITDA in fiscal year 2030 based on the Management Projections and (4) assumed gross leverage equal to 6.0x 2025E EBITDA, to derive a range of implied equity values per share of Sealed Air common stock. This analysis indicated an implied equity value range of $36.92 to $45.39 per share of Sealed Air common stock, compared to the Merger Consideration of $42.15 per share of Sealed Air common stock, the pre-leak price of $36.38 per share of Sealed Air common stock and the unaffected price of $29.84 per share of Sealed Air common stock.

Present Value of Future Share Price Analyses

Evercore performed an illustrative analysis of the implied present value of the future price per share of Sealed Air common stock, which is designed to provide an indication of the present value of a theoretical future value of Sealed Air as a function of Sealed Air’s estimated future Adjusted EBITDA and its assumed multiple of enterprise value to LTM Adjusted EBITDA. Evercore applied its illustrative analysis of the implied present value of the future price per share of Sealed Air common stock to two scenarios – the Standalone Scenario and the Separation Scenario.

Standalone Scenario

For the Standalone Scenario analysis, in calculating the implied present value of the future price per share of Sealed Air common stock, Evercore calculated ranges of implied enterprise values of Sealed Air by multiplying Sealed Air’s estimated LTM Adjusted EBITDA as of the end of each respective calendar year between 2025 and 2028 based on the Management Projections by an illustrative enterprise value to LTM Adjusted EBITDA multiple range of 8.0x to 9.0x, a range selected based on Evercore’s professional judgment and experience, to derive an implied future enterprise value reference range for Sealed Air. Based on this range of implied future enterprise values, Sealed Air’s estimated net debt and after-tax pension and OPEB liabilities as of the end of each of Sealed Air’s calendar years 2025 through 2028, in each case as provided by Sealed Air’s management, Evercore calculated a reference range of implied future equity values of Sealed Air common stock. Evercore then divided the implied future equity values of Sealed Air by an estimate of the number of fully diluted outstanding shares of Sealed Air common stock as of the end of each respective year between calendar year 2025 and calendar year 2028, based on information provided by Sealed Air’s management as approved by the Board of Directors for use by Evercore, to calculate a reference range of implied future equity values per share for Sealed Air. Evercore then discounted the implied future equity values per share to November 12, 2025 using a discount rate of 12%, representing an estimate of Sealed Air’s cost of equity, as estimated by Evercore based on its professional judgment and experience. For the avoidance of doubt, all per-share metrics in this analysis reflect total value per share (inclusive of dividends) and not share price alone.

This Standalone Scenario analysis indicated a range of implied equity values of $34.29 to $45.09 per share of Sealed Air common stock, compared to the Merger Consideration of $42.15 per share of Sealed Air common stock, the pre-leak price of $36.38 per share of Sealed Air common stock and the unaffected price of $29.84 per share of Sealed Air common stock.

Separation Scenario

As directed by Sealed Air, Evercore also conducted a Separation Scenario analysis that assumed the sale of Sealed Air’s protective packaging operations (“Protective”) at a sale multiple of 8.5x LTM EBITDA as of December 31, 2025, and then valued the remaining Sealed Air business after reducing proceeds for the assumed Protective sale for $614 million of expected value leakage (including anticipated transaction fees and expenses), in each case as based on estimated cost basis and tax rate information provided by Sealed Air’s management. For the Separation Scenario analysis, in calculating the implied present value of the future price per share of Sealed Air common stock following the assumed Protective sale, Evercore first calculated ranges of implied enterprise value of Sealed Air (following the assumed close of the Protective sale at year-end 2025 (with the Separation Scenario commencing in 2026)) by multiplying Sealed Air’s estimated LTM Adjusted EBITDA as of the end of each respective calendar year between 2025 and 2028 based on the Management Projections and adjusting for the assumed Protective sale by an illustrative enterprise value to LTM Adjusted EBITDA multiple range of 8.0x to

9.0x for 2025E (reflecting valuation of Sealed Air prior to separation) and 9.0x to 10.0x for 2026E and thereafter (reflecting Sealed Air post-Protective sale), a range selected based on Evercore’s professional judgment and experience, to derive an implied future enterprise value reference range for Sealed Air (following the assumed Protective sale). Based on this range of implied future enterprise values, Sealed Air’s estimated net debt and after-tax pension and OPEB liabilities as of the end of each of Sealed Air’s calendar years 2025 through 2028, in each case as provided by Sealed Air’s management, Evercore calculated a reference range of implied future equity values of Sealed Air common stock (following the assumed Protective sale). Evercore then divided the implied future equity values of Sealed Air (following the assumed Protective sale) by an estimate of the number of fully diluted outstanding shares of Sealed Air common stock for each respective calendar year between 2025 and 2028 (reflecting varying counts of fully diluted shares outstanding), based on information provided by Sealed Air’s management as approved by the Board of Directors for use by Evercore, to calculate a reference range of implied future equity values per share for Sealed Air. Evercore then discounted the implied future equity values per share to November 12, 2025 using a discount rate of 12%, representing an estimate of Sealed Air’s cost of equity, as estimated by Evercore based on its professional judgment and experience. For the avoidance of doubt, all per-share metrics in this analysis reflect total value per share (inclusive of dividends) and not share price alone.

This Separation Scenario analysis indicated a range of implied equity values of $35.99 to $43.10 per share of Sealed Air common stock, compared to the Merger Consideration of $42.15 per share of Sealed Air common stock, the pre-leak price of $36.38 per share of Sealed Air common stock and the unaffected price of $29.84 per share of Sealed Air common stock.

Equity Research Analyst Price Targets

Evercore reviewed selected public market trading price targets for the shares of Sealed Air common stock prepared and published by equity research analysts that were publicly available as of November 12, 2025. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Sealed Air common stock at the time the price target was published. As of November 12, 2025, the median of selected equity research analyst price targets per share of Sealed Air common stock was $42.50, the average price target per share was $43.75, and the range of price targets per share was $38.00 to $52.00, compared to the Merger Consideration of $42.15 per share of Sealed Air common stock, the pre-leak price of $36.38 per share of Sealed Air common stock and the unaffected price of $29.84 per share of Sealed Air common stock. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Sealed Air common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Sealed Air and future general industry and market conditions.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Board of Directors. In connection with the review of the Merger by the Board of Directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion, and the material portions of those analyses are described above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Sealed Air common stock.

Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses for the purpose of providing an opinion to the Board of Directors as to the fairness, from a financial point of view, of the Merger Consideration to the holders of shares of Sealed Air common stock (other than any holders of Cancelled Shares or any Dissenting Shares). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the Board of Directors or Sealed Air’s management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of Sealed Air common stock.

Pursuant to the terms of Evercore’s engagement letter with Sealed Air, Sealed Air has agreed to pay Evercore a fee for its services in the aggregate amount of up to approximately $50 million, of which (i) $4 million became due and payable upon delivery of Evercore’s opinion, (ii) $45 million will be payable upon the consummation of the merger (against which the $4 million fee payable at the delivery of Evercore’s opinion is fully creditable) and (iii) a discretionary fee of up to $5 million may be paid to Evercore upon Closing, at the sole and absolute discretion of Sealed Air. Sealed Air has also agreed to reimburse Evercore for certain of its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two-year period prior to the date of its opinion, Evercore and its affiliates had not been engaged to provide financial advisory or other services to Sealed Air or Parent. During such period, Evercore had not received any compensation from Sealed Air or Parent. During the two-year period prior to the date of its opinion, Evercore and its affiliates had provided and are currently providing financial advisory services to CD&R, a significant stockholder of Parent, and/or its affiliates or portfolio companies and received fees for the rendering of these services, in an amount not exceeding $60 million, and none of such fees were or are related to transactions with or involving Sealed Air or Parent. Evercore may provide financial advisory or other services to Sealed Air, Parent or CD&R or any of their respective affiliates or portfolio companies in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. While Evercore’s internal records reflect that, as of the date of the opinion, Evercore did not own any direct equity interest in any of Sealed Air, Parent or CD&R (excluding portfolio companies of CD&R) or any interest in any investment fund sponsored by CD&R or its controlled affiliates (other than through managed accounts or indirectly through mutual funds, exchange-traded funds, or similar investment vehicles that are professionally managed and invest in a range of securities), in connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Sealed Air, Parent, potential parties to the Merger and/or their respective affiliates or persons that are competitors, customers or suppliers of Sealed Air or Parent.

Sealed Air engaged Evercore to act as its financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Management Projections

Sealed Air does not, as a matter of course, make public long-term forecasts or internal projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. Sealed Air management prepared for the Board of Directors in May 2025 an updated forecast for 2025 as well as a long-range financial forecast covering 2026 through 2030 in connection with annual strategic planning discussions at the May meeting of the Board of Directors. In late August 2025, the Board of Directors reviewed a preliminary analysis prepared by Evercore based on the May forecasts that were updated in June 2025 solely to reflect actual results in May 2025. In August 2025, the Board of Directors requested that Sealed Air management prepare an updated internal set of long-range financial projections for Sealed Air on a standalone basis in order to reflect management’s latest views on Sealed Air’s businesses, transformation initiatives and market outlook. In September 2025, Sealed Air management prepared and presented to the Board of Directors draft long-range financial projections covering 2025 through 2028 that included alternatives based on various assumptions regarding the timing and effectiveness of management’s growth and cost reduction initiatives. The Board of Directors provided feedback to management on September 18, 2025 regarding the assumptions that the Board of Directors believed management should reflect in the financial projections to be provided to CD&R as part of its financial due diligence and to Evercore for purposes of informing its financial analyses and fairness opinion. The financial projections that were approved by the Board of Directors to be provided to CD&R and Evercore are referred to as the “Management Projections.” The Management Projections were provided to Evercore for its use and reliance in connection with its financial analyses and opinion (as further discussed in the section of this proxy statement captioned “—Opinion of Evercore Group L.L.C.”), as well as to CD&R prior to signing the Merger Agreement and to other potential transaction counterparties during the Go-Shop Period. The Management Projections differ from the forecast prepared in May 2025 and updated in June 2025 in a number of ways. The Management Projections were prepared to reflect management’s latest view of future growth and cost reduction initiatives for both the Food and Protective businesses and at the request of the Board of Directors reflect assumptions regarding more fully realized execution of those initiatives than were included in the forecasts prepared in May 2025 and updated in June 2025. As a result, net sales, Adjusted EBITDA and Free Cash Flow for each of 2026, 2027 and 2028 are greater in the Management Projections than in the forecasts prepared in May and updated in June 2025. Consistent with Sealed Air’s third quarter update to its full year 2025 outlook, the Management Projections also reflect an approximately 1% reduction in expected 2025 net sales compared to the net sales forecast included in the June 2025 update to the May 2025 forecasts.

The inclusion of Management Projections in this proxy statement should not be regarded as an indication that any of Sealed Air, its affiliates, officers, directors, advisors or other representatives or any other recipient of the Management Projections considered, or now considers, them to be necessarily predictive of actual future performance or events, or that they should be construed as financial guidance, and the summary set forth below should not be relied on as such.

The Management Projections are subjective in many respects. While presented with numeric specificity, the Management Projections reflect numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Sealed Air’s management. Further, given that the Management Projections cover multiple years, by their nature, the Management Projections become subject to greater uncertainty with each successive year beyond their preparation. The Management Projections are subject to various risks, including, among others, the risk factors described in the section of this proxy statement captioned “Forward-Looking Information.”

The Management Projections reflect both assumptions as to certain business decisions that are subject to change and, in many respects, personal judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Sealed Air nor its affiliates, officers, directors, advisors or other representatives can give assurance that the Management Projections and the underlying estimates and assumptions will be realized. The Management Projections constitute “forward-looking statements”, and actual results may differ materially and adversely from those set forth below.

The Management Projections do not take into account any circumstances or events occurring after the date they were prepared. Sealed Air cannot give any assurances that, had the Management Projections that were prepared by it been prepared either as of the date of the Merger Agreement or as of the date of this proxy statement, similar estimates and assumptions would have been used. The Management Projections do not take into account all of the possible financial and other effects of the Merger on Sealed Air, the effect on Sealed Air of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Management Projections do not take into account the effect on Sealed Air of any possible failure of the Merger to occur. Neither Sealed Air nor any of its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Sealed Air Stockholder or other person regarding Sealed Air’s ultimate performance compared to the information contained in the Management Projections or that the Management Projections will be achieved. The inclusion of the Management Projections herein should not be deemed an admission or representation by Sealed Air, its affiliates, officers, directors, advisors or other representatives or any other person that such projections are viewed as material information of Sealed Air, particularly in light of the inherent risks and uncertainties associated with such projections. The summary of the Management Projections included below is not being included in this proxy statement in order to influence the decision of any Sealed Air Stockholder or to induce any Sealed Air Stockholder to vote in favor of any of the proposals at the Special Meeting.

The Management Projections were not prepared with a view toward compliance with U.S. generally accepted accounting principles, consistently applied (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Management Projections included in this proxy statement have been prepared at the direction of management of Sealed Air. PricewaterhouseCoopers LLP (“PwC”) has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Management Projections and, accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. The PwC report contained in Sealed Air’s Annual Report on Form 10-K for the year ended December 31, 2024 relates to historical financial information of Sealed Air, and such report does not extend to the Management Projections and should not be read to do so.

The Management Projections include Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures. Please see the table below for a description of how Sealed Air defines and uses these non-GAAP financial measures.

In light of the foregoing, and considering that the Special Meeting will be held several months after the Management Projections were prepared, as well as the uncertainties inherent in any projected financial information, Sealed Air Stockholders are cautioned not to place undue reliance on such information, and Sealed Air cautions you that the Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Sealed Air contained in its public filings with the SEC. Please see the section entitled “Where You Can Find More Information.”

The following table reflects selected metrics reflected in, or generated from, the Management Projections, which do not take into account any circumstances or events occurring after the date that they were prepared, do not take into account any potential cost savings or revenue opportunities arising out of the Merger, and do not give effect to the Merger.

Management Projections:

	Fiscal Year Ending December 31,
(in millions)	2026E	2027E	2028E
Net Trade Sales	$5,319	$5,499	$5,763
Adjusted EBITDA(1)(3)	$1,160	$1,237	$1,335
Free Cash Flow(2)(3)	$434	$509	$602

(1)

Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, adjusted to exclude the impact of special items. Such special items include restructuring charges and restructuring associated costs, amortization of intangible assets related to the acquisition of Liqui-Box, Inc., adjustments in the valuation of Sealed Air’s debt or equity investments, other charges related to acquisitions and divestitures, gains and losses related to acquisitions and divestitures, special tax items or tax benefits and certain other items. Adjusted EBITDA excludes the impact of share-based incentive compensation, which is included within depreciation and amortization.

(2)	Free Cash Flow is defined as cash flow from operations less capital expenditures.
(3)

Adjusted EBITDA and Free Cash Flow are not alternative measures of financial performance or liquidity under GAAP. Non-GAAP financial measures do not have definitions under GAAP and may be defined differently by, and not be comparable to, similarly titled measures used by other companies. As a result, we consider and evaluate non-GAAP financial measures in connection with a review of the most directly comparable measure calculated in accordance with GAAP. Do not place undue reliance on such non-GAAP financial measures and consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing results as reported under GAAP. We believe investors commonly use Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures as key financial metrics for valuing companies.

Except as required by applicable securities laws, Sealed Air does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the Management Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error or are no longer appropriate, or to reflect changes in general economic or industry conditions.

Interests of Executive Officers and Directors of Sealed Air in the Merger

In considering the recommendation of the Board of Directors that the Sealed Air Stockholders adopt the Merger Agreement, Sealed Air Stockholders should be aware that the executive officers and directors of Sealed Air have certain interests in the Merger that may be different from, or in addition to, the interests of Sealed Air Stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and in making their recommendation that Sealed Air Stockholders adopt the Merger Agreement.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to our named executive officers, are subject to a non-binding, advisory vote of the Sealed Air Stockholders and are quantified in the narrative below and in “Proposal 2: The Sealed Air Compensation Proposal” of this proxy statement.

For purposes of this proxy statement:

•	The “named executive officers” of Sealed Air are:

•	Dustin J. Semach, current President and Chief Executive Officer (and former President and Chief Financial Officer through February 12, 2025);

•	Kristen Actis-Grande, Chief Financial Officer;

•	Veronika M. Johnson, Chief Accounting Officer and Controller (and Interim Chief Financial Officer from February 12, 2025 through August 25, 2025);

•	Byron J. Racki, President, Protective;

•	Russell K. Grissett, President, Food;

•	Belinda G. Hyde, Chief People Officer;

•	Patrick M. Kivits, Former Chief Executive Officer;

•	Emile Z. Chammas, Former Senior Vice President and Chief Operating Officer; and

•	Steven E. Flannery, Former President, Food.

•

Messrs. Kivits, Chammas, and Flannery separated from employment with us effective February 12, 2025, April 1, 2025 and November 20, 2025, respectively. Mr. Grissett commenced employment with us on December 8, 2025. Ms. Actis-Grande commenced employment with us on August 25, 2025.

•	The executive officers of Sealed Air are:

•	the named executive officers; and

•	Stefanie M. Holland, Vice President, General Counsel and Secretary.

Treatment of Company Compensation Awards

The Merger Agreement provides that each Company RSU Award that remains outstanding immediately prior to the Effective Time will automatically be cancelled and terminated at the Effective Time and converted into a contingent right to receive from the Surviving Corporation an amount in cash (without interest) equal to (i) the product of (A) the aggregate number of shares of Sealed Air common stock underlying such Company RSU Award at the Effective Time and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company RSU Award, in each case, less any applicable withholding taxes, with such cash-based award subject to the terms and conditions applicable to the corresponding Company RSU Award (including time-based vesting conditions and terms related to the treatment upon termination of employment).

Each Company PSU Award that remains outstanding immediately prior to the Effective Time will automatically be cancelled and terminated at the Effective Time and converted into a contingent right to receive from the Surviving Corporation an amount in cash (without interest) equal to (i) the product of (A) the aggregate number of shares of Sealed Air common stock subject to such Company PSU Award, determined assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as of the last trading day immediately prior to the Closing Date, as determined by the Compensation Committee of the Board of Directors in its good faith and reasonable discretion in accordance with the terms of the applicable Company PSU Award agreement, and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company PSU Award, in each case, less any applicable withholding taxes, which cash-based award (x) that is received by former employees of Sealed Air or its subsidiaries who retired or terminated employment prior to the Effective Time shall become payable as of the Effective Time and shall be paid by Sealed Air or its applicable subsidiary no later than the second regularly scheduled payroll date following the Effective Time; and (y) that is received by any current employee or service provider of Sealed Air or its subsidiaries shall be subject to the same terms and conditions as are applicable to the corresponding Company PSU Award (including terms related to the treatment upon termination of employment) other than performance-based vesting conditions; however, the time-based vesting condition applicable to such cash-based award shall be a three year time-vesting requirement with one-third of such award vesting on each December 31 that would occur during the three-year performance period applicable to the corresponding Company PSU Award (and any portion of the Company PSU Award that would have vested prior to the Effective Time based on this schedule will become immediately vested as of the Effective Time).

Each Company DSU that remains outstanding immediately prior to the Effective Time will automatically be cancelled at the Effective Time and converted into a right to receive an amount in cash (without interest) equal to (i) the product of (A) the number of shares of Sealed Air common stock subject to such Company DSU as of the Effective Time and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company DSU, less any applicable taxes required to be withheld with respect to such payment, payable as promptly as practicable following the Closing Date.

Notwithstanding the foregoing, to the extent that any payment in respect of any Company RSU or Company DSU constitutes “nonqualified deferred compensation” subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), it shall be made at the earliest time or times permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.

The following table sets forth, for each of Sealed Air’s directors and executive officers, (i) the number of shares of Sealed Air common stock underlying the Company Compensation Awards held by each Sealed Air executive officer and director as of January 6, 2026, the latest practicable date to determine these numbers before the filing of this proxy statement, and (ii) the value of such equity awards as of such date determined by the treatment of such equity awards described above. All such amounts actually payable to each of Sealed Air’s directors and executive officers will be subject to any applicable withholding taxes and will be payable without interest, as well as any applicable vesting or service requirements which may apply to the holder of the award following the Effective Time. These amounts do not attempt to forecast any Company RSU Award or other equity awards that may be granted following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by Sealed Air’s directors and executive officers may materially differ from the amounts set forth below.

Name	Company RSU Awards (#)	Value of Company RSU Awards ($)	Company PSU Awards (#)	Value of Company PSU Awards ($)(1)	Company DSUs (#)	Value of Company DSUs ($)	Total Value of Company RSU Awards, Company PSU Awards and Company DSUs ($)
Non-Employee Directors
Zubaid Ahmad	—	—	—	—	31,458	1,325,955	1,325,955
Anthony J. Allott	—	—	—	—	—	—	—
Kevin C. Berryman	—	—	—	—	18,412	776,066	776,066
Françoise Colpron	—	—	—	—	—	—	—
Clay M. Johnson	—	—	—	—	—	—	—
Henry R. Keizer	—	—	—	—	—	—	—
Harry A. Lawton III	—	—	—	—	—	—	—
Suzanne B. Rowland	—	—	—	—	23,371	985,088	985,088
Executive Officers
Dustin J. Semach	82,505	3,477,586	189,229	7,976,007	—	—	11,453,593
Kristen Actis-Grande	62,125	2,618,569	13,188	555,893	—	—	3,174,462
Veronika M. Johnson	13,356	562,955	12,625	532,154	—	—	1,095,109
Byron J. Racki	11,007	463,945	33,082	1,394,405	—	—	1,858,350
Russell K. Grissett	32,476	1,368,863	—	—	—	—	1,368,863
Belinda G. Hyde	7,980	336,357	22,743	958,618	—	—	1,294,975

Name	Company RSU Awards (#)	Value of Company RSU Awards ($)	Company PSU Awards (#)	Value of Company PSU Awards ($)(1)	Company DSUs (#)	Value of Company DSUs ($)	Total Value of Company RSU Awards, Company PSU Awards and Company DSUs ($)
Stefanie M. Holland	14,313	603,293	18,295	771,143	—	—	1,374,436
Patrick M. Kivits(2)	—	—	—	—	—	—	—
Emile Z. Chammas(3)	—	—	41,090	1,731,923	—	—	1,731,923
Steven E. Flannery(4)	—	—	—	—	—	—	—

(1)

For purposes of this table, the value of each Company PSU Award is determined based on an estimate of actual performance achievement at 168.5% for the 2024 PSUs and 165% for the 2025 PSUs. The 2023 PSUs are disclosed based on target performance of 100% because the estimate of actual performance achievement for the 2023 PSUs is below target achievement levels. For the avoidance of doubt, if the performance achievement levels of the 2023 PSUs are certified below target levels prior to the Effective Time, such PSUs will be paid out based on the actual performance achievement level rather than the target achievement level.

(2)	Mr. Kivits is no longer an employee and executive officer of Sealed Air as of February 12, 2025.
(3)	Mr. Chammas is no longer an employee and executive officer of Sealed Air as of April 1, 2025, though he still holds Company PSU Awards which are outstanding and eligible to vest.
(4)	Mr. Flannery is no longer an employee and executive officer of Sealed Air as of November 20, 2025.

Sealed Air Executive Severance Plan

Executive officers eligible to participate under Sealed Air’s Executive Severance Plan, as amended and restated June 1, 2024 (the “Executive Severance Plan”) (which includes each of our named executive officers who remains currently employed with Sealed Air as of the date of this proxy statement and our other current executive officer), may be entitled to receive certain severance pay and benefits in the event such covered executive’s employment is terminated involuntarily within 24 months of a change in control (which includes the Merger).

In the case of a covered executive’s (except for Sealed Air’s Chief Executive Officer, Mr. Semach) involuntary termination, which includes (x) a termination of employment by Sealed Air other than for “cause”, death or “disability” or (y) by the executive for “good reason” (as such terms are defined in the Executive Severance Plan) that occurs during the period beginning on the date on which the “change in control” occurs and ending on the second anniversary of such date, the covered executive will receive the following benefits: (i) an amount equal to two times the sum of his or her base salary plus target annual bonus; (ii) subject to the covered executive’s proper election to continue healthcare coverage under COBRA, payment by Sealed Air of the covered executive’s COBRA premiums, less the amount that the covered executive would be required to contribute for such healthcare coverage if the covered executive were an active employee, for a period of up to 18 months; and (iii) full accelerated vesting of all outstanding Company Compensation Awards (in the case of performance-based vesting awards, the payout opportunities attainable under such award shall be deemed to have been fully earned as of the separation date based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level, and (B) the actual level of achievement of all relevant performance goals (the “CIC Award Treatment”)).

In the case of Mr. Semach’s involuntary termination, which includes a termination of employment (x) by Sealed Air other than for “cause”, death or “disability” or (y) by Mr. Semach for “good reason” (as such terms are defined in the Executive Severance Plan) that occurs during the period beginning on the date on which the “change in control” occurs and ending on the second anniversary of such date, Mr. Semach will receive the following benefits: (i) lump sum cash severance in an amount equal to 2.5 times the sum of his base salary plus his target annual bonus; (ii) a pro rata bonus for the year in which the involuntary termination of employment occurs, based on the greater of assumed target performance and actual performance measured through the end of the calendar year quarter immediately preceding the change in control, payable in a lump sum; (iii) a lump sum payment equal to 24 times the then-applicable employee cost for the monthly premiums for medical, prescription and dental benefits under Sealed Air’s health and welfare plans based on Mr. Semach’s then-applicable elections in effect immediately before the involuntary termination of employment; and (iv) the CIC Award Treatment.

The receipt of the above-described severance amounts is subject to the covered executive’s execution, delivery and non-revocation of a general written release and waiver of claims, in such form as determined by the plan administrator.

To receive any payments or benefits under the Executive Severance Plan, the covered executives also (i) must enter into standard Sealed Air agreements regarding the protection of confidential information and ownership of trade secrets and inventions and (ii) are subject to the terms of the restrictive covenants set forth in the Executive Severance Plan, which include 18-month post-termination non-competition and non-solicitation covenants.

Award Agreements

The terms and conditions applicable to the Company RSU Awards and Company PSU Awards under the Sealed Air equity plan and award agreements held by Sealed Air’s executive officers generally provide that, if these awards are assumed or replaced by the surviving or acquiring entity (or its parent entity) in connection with a change in control and the holder’s employment is terminated involuntarily other than for “cause” or by the holder for “good reason,” in each case, within 24 months following the change in control, including the Merger, then the awards will become fully vested and accelerate (with the performance targets applicable to any Company PSU Awards deemed to be achieved as of the date of the change in control at the greater of target and actual levels of performance).

Company RSU Awards will also vest in full in the case of death or disability before the scheduled vesting date and will generally be forfeited for any other termination of employment before the scheduled vesting date; however, certain Company RSU Awards awarded to Mr. Semach in 2023 and 2024 will vest in full upon an involuntary termination of his employment by Sealed Air without cause and not in connection with a change in control. In the case of death, disability or retirement before the end of the performance period, a pro rata number of the Company PSU Awards will become payable after the end of the performance period, based on the actual performance results for the performance period.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, the Company and its subsidiaries’ directors and officers will be entitled to certain ongoing indemnification and liability insurance coverage for a period of six years following the Effective Time. This indemnification and insurance coverage is further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

New Compensation Arrangements with Parent

As of the date of this proxy statement, no executive officer of Sealed Air has entered into any agreement with Parent or any of its affiliates regarding individual employment arrangements with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates following the consummation of the Merger. Prior to and following the Closing, however, Parent intends to have discussions with certain executive officers of Sealed Air regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates and certain executive officers of Sealed Air may enter into agreements with, Parent, Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Non-Employee Director Compensation

Prior to the Effective Time, Sealed Air will continue to compensate its non-employee directors for their service on the Board of Directors in the ordinary course of business consistent with past practice, except that all such payments will be in the form of cash (which will include cash-based payments in lieu of equity awards that would have been granted to non-employee directors in the ordinary course of business consistent with past practice).

Sealed Air’s Deferred Compensation Plan for Directors allows non-employee directors to elect to defer payment of their annual retainers, including any portion thereof payable as an equity-based payment, until termination of their service on the Board of Directors. If a non-employee director elects to defer a portion of his or her annual retainer payable in shares of Sealed Air common stock, then a number of Company DSUs equal to the number of shares that would otherwise have been paid to the non-employee director shall be credited to his or her stock account on or about the date on which the non-employee director would have become entitled to receive such shares if payment had not been deferred. If a non-employee director elects to defer a portion of his or her annual retainer payable in cash, such amounts shall be credited to his or her cash account on or about the date on which the cash payments would otherwise have been paid to the non-employee director if payment had not been deferred. Cash dividends paid on Sealed Air common stock shall be credited to each non-employee director’s stock account with additional full or fractional Company DSUs for such cash dividends based on the number of Company DSUs in the stock account on the applicable dividend record date.

A non-employee director may elect to receive the balances in his or her stock and cash accounts in a single payment or in five annual installments following termination of service on the board of directors, with payments made in accordance with the terms of the Deferred Compensation Plan for Directors and Section 409A of the Code.

Nonqualified Deferred Compensation

Sealed Air maintains the Sealed Air Corporation Deferred Compensation Plan for Key Employees (the “Deferred Compensation Plan”), an unfunded nonqualified deferred compensation plan designed to provide selected employees the opportunity to defer the payment of a portion of base salary and certain cash annual incentive compensation. Ms. Hyde is the only executive officer that participates in the Deferred Compensation Plan and no such deferred amounts will become payable upon a change of control, which includes the Merger.

280G Mitigation

Sealed Air has, following consultation with Parent, implemented strategies to eliminate or mitigate the possible impact of Sections 280G and 4999 of the Code. Such tax planning strategies include accelerating the vesting or payment of compensation that was scheduled to vest or be paid in the 2026 calendar year into the 2025 calendar year. On December 18, 2025, the Board of Directors and the People and Compensation Committee approved, with respect to Mr. Semach, Ms. Actis-Grande, Mr. Racki, Ms. Hyde, Ms. Johnson and Ms. Holland, (i) the advance payment of the executive officer’s annual bonus that would have otherwise been payable in calendar year 2026 in respect of fiscal year 2025 (the “FY25 Annual Bonus”) with performance for this purpose deemed to be 90% of target, in December 2025 (the “Accelerated Bonus”) and (ii) the vesting and settlement in shares of Sealed Air common stock of certain Company RSU Awards in December 2025 that otherwise would have vested and been settled in calendar year 2026 (the “Accelerated RSUs”). The Accelerated Bonus and the Accelerated RSUs will be reduced by applicable tax withholdings and are subject to the terms of a repayment agreement (as described below).

In connection with the accelerated vesting and payments described above, each applicable executive officer has executed a repayment agreement providing that the payments in respect of the Accelerated Bonus and Accelerated RSUs are subject to certain repayment and true-up conditions. Specifically, if an executive officer’s employment with Sealed Air is terminated for “cause” or voluntarily by the executive officer other than for “good reason” (as such terms are defined in the Executive Severance Plan) prior to the date FY25 Annual Bonuses are paid to employees generally in 2026, then the executive officer would be required to repay to Sealed Air the net after-tax amount with respect to such payment within 30 business days following such termination. Moreover, if the FY25 Annual Bonus based on actual achievement of performance goals exceeds the amount of the Accelerated Bonus, then Sealed Air will pay such excess amount (less applicable taxes and withholdings) to the executive officer at the same time the FY25 Annual Bonus is paid to Sealed Air’s employees generally. However, if the FY25 Annual Bonus based on actual achievement of performance goals is less than the amount of the Accelerated Bonus, then the executive officer will repay to Sealed Air the excess (if any) of the after-tax portion of the Accelerated Bonus over the actual FY25 Annual Bonus within 30 days following the date that the Company notifies the executive officer of the applicable repayment amount.

In addition, in the event of (i) the executive officer’s termination for any reason other than due to such executive officer’s death or disability prior to the Closing Date and prior to the date on which the applicable portion of the Accelerated RSUs otherwise would have vested or (ii) the executive officer’s resignation from employment without “good reason” or termination for “cause” following the Effective Time but prior to the date on which the applicable portion of the Accelerated RSUs otherwise would have vested in accordance with their terms, such executive officer would be required to forfeit the net after-tax number of shares received pursuant to the settlement of the Accelerated RSUs or, if any such shares have been subsequently transferred, sold or disposed of by the executive officer, repay to Sealed Air an amount equal to the “Fair Market Value” (as defined in the Sealed Air 2014 Omnibus Incentive Plan) of such shares as of the date of such transfer, sale or disposition, with such repayment to occur within 30 business days following such termination.

In addition, the Executive Severance Plan contains a Section 280G “net-better” cutback provision, which provides that, if the total payments to the executive officer would exceed the applicable threshold under Section 280G of the Code, then those payments will be reduced to the applicable threshold to avoid the imposition of the excise taxes under Section 4999 of the Code in the event, and only in the event, such reduction would result in a better after-tax result for the executive officer.

Named Executive Officer Golden Parachute Compensation

The following table is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, assuming solely for the purposes of preparing the requisite calculations in the tables below, that the Merger is consummated on the latest practicable date prior to the filing of this proxy statement, or January 6, 2026.

Please note that the amounts in the following table are estimates based on the material assumptions described below that may or may not actually occur. Some of these assumptions are based on information that is currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. For purposes of this proxy statement, “single-trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double-trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment.

For purposes of calculating such amounts, we have assumed:

•	a closing date of January 6, 2026 (which is the latest practicable date prior to the filing of this proxy statement);

•

the employment of each named executive officer is terminated without “cause” or by the named executive officer for “good reason” (each, a “qualifying termination”), in either case, immediately following the consummation of the Merger;

•	the consummation of the Merger constitutes a change in control for purposes of the applicable compensation plan or agreement;

•	the named executive officer’s base salary and target annual bonus will remain unchanged from those applicable as of January 6, 2026;

•

each named executive officer’s outstanding equity awards are those that are outstanding and unvested as of January 6, 2026 (i.e., excluding any additional awards that may be granted following such date);

•	each named executive officer will receive subsidized COBRA continuation coverage, as applicable, for the maximum eligible period;

•	a price per share of Sealed Air common stock equal to the Merger Consideration of $42.15;

•	no cutback or reduction has been applied to mitigate the impact of Sections 280G and 4999 of the Code; and

•	no named executive officer will enter into any new agreement or become entitled to, prior to the Closing, additional compensation or benefits related to the Merger.

The compensation summarized in the table and footnotes below is subject to a non-binding, advisory vote of the stockholders of Sealed Air, as described in “Proposal 2: The Sealed Air Compensation Proposal” of this proxy statement.

Golden Parachute Compensation

Name(1)	Cash ($)(5)	Equity ($)(6)	Perquisites / Benefits ($)(7)	Total ($)
Dustin J. Semach	6,071,699	11,453,593	45,212	17,570,504
Kristen Actis-Grande	2,701,000	3,174,462	33,510	5,908,972
Veronika M. Johnson	1,160,000	1,095,109	12,074	2,267,183
Byron J. Racki	2,040,000	1,858,350	33,243	3,931,593
Russell K. Grissett	2,340,000	1,368,863	33,243	3,742,106
Belinda G. Hyde	1,716,000	1,294,975	22,482	3,033,457
Patrick M. Kivits(2)	—	—	—	—
Emile Z. Chammas(3)	—	1,731,923	—	1,731,923
Steven E. Flannery(4)	—	—	—	—

(1)

Under the relevant SEC rules, Sealed Air is required to provide information in this table with respect to its named executive officers. While disclosure is, therefore, required with respect to each of Messrs. Kivits, Chammas and Flannery, each of these listed individuals terminated employment with Sealed Air prior to the Merger and will not receive any compensation or benefit that is payable or that may become payable that is based on, or otherwise relates to, the Merger other than the Merger Consideration in respect of any shares of Sealed Air common stock that he owns.

(2)	Mr. Kivits is no longer an employee and executive officer of Sealed Air as of February 12, 2025.
(3)	Mr. Chammas is no longer an employee and executive officer of Sealed Air as of April 1, 2025, though he still holds Company PSU Awards which are outstanding and eligible to vest.
(4)	Mr. Flannery is no longer an employee and executive officer of Sealed Air as of November 20, 2025.
(5)

The amounts in this column represent the value of “double-trigger” cash severance that each named executive officer who is currently employed with Sealed Air as of January 6, 2026 would be eligible to receive pursuant to the Executive Severance Plan if he or she experiences a qualifying termination within the period beginning on the date on which the “change in control” occurs and ending on the second anniversary of such date (the “change in control period”).

Under the Executive Severance Plan, if any of the named executive officers (except for Sealed Air’s Chief Executive Officer, Mr. Semach) experiences an involuntary termination during the specified change in control period, then he or she is entitled to receive: (a) an amount equal to two times the sum of his or her base salary plus target annual bonus; (b) subject to the executive’s proper election to continue healthcare coverage under COBRA, payment by Sealed Air of the executive’s COBRA premiums, less the amount that the executive would be required to contribute for such healthcare coverage if the executive were an active employee, for a period of up to 18 months; and (c) full accelerated vesting of all outstanding Company Compensation Awards (in the case of performance-based vesting awards the target payout opportunities attainable under such award shall be deemed to have been fully earned as of the “separation date” based upon the greater of (i) an assumed achievement of all relevant performance goals at the “target” level, or (ii) the actual level of achievement of all relevant performance goals (the “CIC Award Treatment”)).

If Mr. Semach experiences an involuntary termination during the specified change in control period, then he is entitled to: (i) a lump sum cash severance in an amount equal to 2.5 times the sum of his base salary plus target annual bonus; (ii) a pro rata bonus for the year in which the involuntary termination of employment occurs, based on the greater of assumed target performance or actual performance measured through the end of the calendar year quarter immediately preceding the change in control, payable in an immediate lump sum; (iii) a lump sum payment equal to 24 times the then-applicable employee cost for the monthly premiums for medical, prescription and dental benefits under Sealed Air’s health and welfare plans based on Mr. Semach’s then-applicable elections in effect immediately before the involuntary termination of employment; and (iv) the CIC Award Treatment. For additional information, please see the section of this proxy statement captioned “—Interests of Executive Officers and Directors of Sealed Air in the Merger—Sealed Air Executive Severance Plan.”

The receipt of the above-described severance amounts is subject to (i) the named executive officer’s execution, delivery and non-revocation of a general written release and waiver of claims, in such form as determined by the plan administrator, (ii) the named executive officer entering into standard Sealed Air agreements regarding the protection of confidential information and ownership of trade secrets and inventions, and (iii) the named executive officer’s compliance with the restrictive covenants set forth in the Executive Severance Plan, which include 18-month post-termination non-competition and non-solicitation covenants.

The following table quantifies each separate form of cash severance compensation included in the aggregate total reported in this column.

Name	Base Salary Severance ($)	Bonus Severance ($)	Prorated Bonus Severance ($)	Total ($)
Dustin J. Semach	2,750,000	3,300,000	21,699	6,071,699
Kristen Actis-Grande	1,460,000	1,241,000	—	2,701,000
Veronika M. Johnson	800,000	360,000	—	1,160,000
Byron J. Racki	1,200,000	840,000	—	2,040,000
Russell K. Grissett	1,300,000	1,040,000	—	2,340,000
Belinda G. Hyde	1,040,000	676,000	—	1,716,000
Patrick M. Kivits	—	—	—	—
Emile Z. Chammas	—	—	—	—
Steven E. Flannery	—	—	—	—

(6)

The estimated amounts shown in this column represent the aggregate value of the outstanding Company RSU Awards and the Company PSU Awards that will be cancelled and converted to the contingent right to receive an amount in cash for the named executive officers as described in the section of this proxy statement captioned “—Interests of Executive Officers and Directors of Sealed Air in the Merger—Treatment of Company Compensation Awards.” The amounts in respect of the Company RSU Awards and the Company PSU Awards which would have remained subject to time-vesting requirements following the Closing Date absent the named executive officer’s qualifying termination of employment are double-trigger payments given they would only accelerate in connection with a qualifying termination of employment during the change in control period. The value of the Company PSU Awards will be determined based on the greater of target and actual level of performance as of the last trading day immediately prior to the Closing Date, as determined by the Compensation Committee of the Board of Directors in its good faith and reasonable discretion in accordance with the terms of the applicable Company PSU Award agreement. The amounts below in the column titled, “Value of Company PSU Awards – Accelerated” have been determined assuming an estimate of actual performance achievement at 168.5% for the 2024 PSUs and 165% for the 2025 PSUs. The 2023 PSUs are disclosed based on target performance of 100% because the estimate of actual performance achievement for the 2023 PSUs is below target achievement levels. For the avoidance of doubt, if the performance achievement levels of the 2023 PSUs are certified below target levels prior to the Effective Time, such PSUs will be paid out based on the actual performance achievement level rather than the target achievement level.

Under the terms of the Merger Agreement, in the case of Company RSU Awards, the payments of such equity awards (as estimated in the following table) will be made to the named executive officers at the same time the corresponding Company RSU Award would have vested under the terms of the applicable Company RSU Award agreement, and in the case of Company PSU Awards for continuing employees, over a three year time-vesting period with one-third of such award vesting on each December 31 that would occur during the three-year performance period applicable to the corresponding Company PSU Award (and any portion of the Company PSU Award that would have vested prior to the Closing Date based on this schedule will become immediately vested as of the Closing Date and Sealed Air has for purposes of these rules, assumed such payment will be considered a “single-trigger” payment). In addition, in the case of Mr. Chammas, who terminated employment prior to the Effective Time, his Company PSU Awards which remained outstanding and eligible to vest following his termination shall become payable as of the Effective Time and the payment in respect of such outstanding Company PSU Awards shall be paid by Sealed Air or its applicable subsidiary no later than the second regularly scheduled payroll date following the Effective Time and will be considered a “single-trigger” payment.

Name	Value of Company RSU Awards (time-based) ($)	Value of Company PSU Awards – Converted Cash Awards Accelerating upon Termination (Double-Trigger)($)	Value of Company PSU Awards – Vested or Payable at Closing (Single- Trigger) ($)
Dustin J. Semach	3,477,586	4,725,482	3,250,525
Kristen Actis-Grande	2,618,569	370,595	185,298
Veronika M. Johnson	562,955	254,036	278,118
Byron J. Racki	463,945	774,821	619,584
Russell K. Grissett	1,368,863	—	—
Belinda G. Hyde	336,357	561,356	397,262
Patrick M. Kivits(2)	—	—	—
Emile Z. Chammas(3)	—	—	1,731,923
Steven E. Flannery(4)	—	—	—

(7)

The amounts in this column represent the cost of subsidized COBRA continuation coverage for a period of 18 months (or, in the case of Mr. Semach, a lump sum payment equal to the employee cost of participation in Sealed Air’s health and welfare plans for 24 months) pursuant to the Executive Severance Plan. These payments are “double-trigger” benefits in that they will only be paid if the named executive officer experiences a qualifying termination of employment during the change in control period.

Narrative Disclosure to Named Executive Officer Golden Parachute Compensation Table

For additional information relating to our named executive officers’ severance payments and the treatment of equity awards held by our named executive officers, see the section of this proxy statement captioned “—Interests of the Directors and Executive Officers of Sealed Air in the Merger—Treatment of Company Compensation Awards.”

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the Closing by Parent and Merger Sub under the Merger Agreement, will be approximately $10.6 billion. This amount includes funds needed to: (1) pay Sealed Air Stockholders the amounts due under the Merger Agreement for their Sealed Air common stock, (2) make payments in respect of our outstanding Company RSU Awards and Company PSU Awards payable at the Closing pursuant to the Merger Agreement, (3) repay or refinance certain existing indebtedness of the Company, and (4) pay all fees and expenses required to be paid by Parent or Merger Sub on the Closing Date in connection with the transactions contemplated under the Merger Agreement (collectively, the “Required Amounts”).

Parent and Merger Sub have obtained committed financing consisting of (i) equity financing to be provided by the CD&R Fund pursuant to the terms of the Equity Commitment Letter and (ii) debt financing to be provided pursuant to the Debt Commitment Letter by the Committed Lenders. In connection with the Merger Agreement, Parent and Merger Sub have delivered to Sealed Air copies of the Financing Letters. Parent’s and Merger Sub’s obligations under the Merger Agreement, including Parent’s and Merger Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.

Equity Financing

Pursuant to the Equity Commitment Letter, the CD&R Fund has committed to contribute or cause to be contributed to Parent at the Closing an aggregate amount in cash equal to $3.25 billion for the purpose of funding the Required Amounts. The obligations of the CD&R Fund to provide the equity financing under the Equity Commitment Letter are subject to a number of conditions, including, but not limited to: (i) satisfaction or waiver (to the extent permitted under the Merger Agreement) by Sealed Air, Parent and Merger Sub, as applicable, of each of the conditions to the obligations of Sealed Air, Parent and Merger Sub to consummate the Merger set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than those conditions that are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions) and the Closing being required to occur pursuant to the Merger Agreement, (ii) the Debt Financing (as defined below) has been funded in full or will be funded in full at the Closing, in each case, in accordance with the terms and conditions of the Debt Commitment Letter, if the Equity Financing (as defined below) is funded, in each case, in accordance with the terms thereof and (iii) irrevocable confirmation by Sealed Air to Parent in writing that if the Equity Financing and Debt Financing are funded, then Sealed Air will take such actions that are required of it by the Merger Agreement to consummate the Closing pursuant to the terms of the Merger Agreement. We refer to the equity financing described in the initial sentence of this paragraph as the “Equity Financing.”

The obligation of the CD&R Fund to fund the Equity Financing will terminate automatically and immediately upon the earliest to occur of (a) the payment of the Required Amounts by Parent at the Closing, (b) valid termination of the Merger Agreement in accordance with its terms, (c) a court of competent jurisdiction declining to specifically enforce the obligations of Parent to consummate the transactions contemplated by the Merger Agreement pursuant to a claim for specific performance brought against Parent pursuant to Section 9.02 of the Merger Agreement, (d) the termination of the Guarantee or (e) the assertion in writing or filing, directly or indirectly, of a claim or legal proceeding (in either case, whether at law or in equity, in tort, contract or otherwise) by Sealed Air or any of its subsidiaries or any of their respective Representatives (as defined in the Equity Commitment Letter), acting on behalf of Sealed Air or any of its subsidiaries, under or in respect of the Merger Agreement, the Guarantee or the transactions contemplated by the Equity Commitment Letter or the Guarantee (including in respect of any oral representations made or alleged to have been made in connection therewith) against Parent, the CD&R Fund or certain other affiliated persons described in the Equity Commitment Letter, other than a Permitted Claim (as defined in the Equity Commitment Letter).

Sealed Air is an express third party beneficiary of the rights granted to Parent under the Equity Commitment Letter only for the purpose of seeking specific performance of Parent’s right to cause the Equity Commitment to be funded under the Equity Commitment Letter, and for no other purpose (including, without limitation, any claim for monetary damages under the Equity Commitment Letter) subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.

Debt Financing

The Debt Commitment Letter provides that the lenders party thereto will provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, in the aggregate up to $9.4 billion in debt financing (not all of which is expected to be drawn at the Closing) (the “Debt Financing”).

The proceeds of the Debt Financing drawn on the Closing Date will be used (i) to effect the Merger and related transactions on the Closing Date, including repayment in full and termination of Sealed Air’s existing credit facility and certain of Sealed Air’s receivables facilities and existing notes (the “Refinancing”), (ii) for working capital purposes (including to refinance any indebtedness incurred for working capital purposes) and to replace, backstop or cash collateralize certain existing letters of credit (if any) of Sealed Air or its subsidiaries, (iii) to pay fees and expenses related to the Merger and related transactions and (iv) other general corporate purposes. The obligations of the Committed Lenders party to the Debt Commitment Letter to provide the Debt Financing under the Debt Commitment Letter are subject to certain customary conditions.

As of the date hereof, the documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.

Guarantee

Pursuant to the Guarantee, the CD&R Fund has agreed to guarantee the due and punctual performance and discharge of: (1) solely in the event that the Parent Termination Fee is payable pursuant to and in accordance with Section 8.03(d) of the Merger Agreement, (A) the Parent Termination Fee, plus (B) the Enforcement Costs, if any, (2) any fees and expenses payable pursuant to Section 6.16(c) and Section 6.20 of the Merger Agreement, provided that such fees and expenses payable pursuant to this clause (2) shall not exceed in the aggregate $5,000,000 (the “Financing Cooperation Cap”), and (3) solely in the event that the Merger Agreement has been terminated pursuant to Section 8.01(f) thereof and the Parent Termination Fee is not payable by the CD&R Fund, any damages resulting from Parent’s or Merger Sub’s fraud or intentional and willful breach of the Merger Agreement that are payable pursuant to and in accordance with the Merger Agreement (but subject to the limitations set forth in Section 8.03(e) of the Merger Agreement (including the Parent Liability Limitation, as defined in the Merger Agreement)). We refer to the obligations set forth in the preceding sentence as the “Obligations.” The Obligations are subject to an aggregate cap of $435,993,930.

The Guarantee will terminate upon the earliest of: (a) the Closing, (b) the valid termination of the Merger Agreement in accordance with its terms other than a termination of the Merger Agreement pursuant to Section 8.01(f) or Section 8.01(i) thereof, (c) the payment by the CD&R Fund of an amount sufficient to satisfy the Obligations or the receipt by Sealed Air of an amount equal to the Parent Termination Fee and the Enforcement Costs (or, in the case of any Obligations in respect of any fees and expenses expressly payable by Parent pursuant to Section 6.16(c) and Section 6.20 of the Merger Agreement, the payment by the CD&R Fund of an amount equal to the Financing Cooperation Cap) and (d) the 60th day after the termination of the Merger Agreement pursuant to Section 8.01(f) or Section 8.01(i) thereof (a “Qualifying Termination”) unless prior to such 60th day, Sealed Air has commenced a proceeding against Parent alleging that any monetary damages are due as a result of Parent’s fraud or intentional and willful breach of the Merger Agreement or that the Parent Termination Fee is due and owing (a “Qualifying Suit”); provided, that if a Qualifying Termination has occurred and a Qualifying Suit is filed prior to such 60th day thereafter, the CD&R Fund will not have any further liability or obligation under the Guarantee from and after the earliest to occur of (i) the Closing, (ii) a final, non-appealable resolution of such Qualifying Suit, (iii) a written agreement among the CD&R Fund and Sealed

Air terminating the Obligations and liabilities of the CD&R Fund pursuant to the Guarantee and (iv) payment of the Obligations by the CD&R Fund or payment of the Parent Termination Fee and the Enforcement Costs (or, in the case of any Obligations in respect of any fees and expenses expressly payable by Parent pursuant to Section 6.16(c) and Section 6.20 of the Merger Agreement, the payment by the Guarantor of an amount equal to the Financing Cooperation Cap).

Closing and Effective Time

Subject to the terms and conditions of the Merger Agreement, including restrictions with respect to the “Marketing Period” (as defined and further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Closing and Effective Time”), the consummation of the Merger and the transactions contemplated by the Merger Agreement (the “Closing”) will take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 10:00 a.m., Eastern time, on the fifth business day after the satisfaction or waiver of all conditions to the Closing (as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions, or such other time and place as Parent and Sealed Air may mutually agree in writing.

For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement— Closing and Effective Time.”

Appraisal Rights

If the Merger is consummated, record holders and beneficial owners of Sealed Air common stock who do not vote in favor of the Merger (whether by voting against the Merger, abstaining or otherwise not voting with respect to the Merger), who properly demand an appraisal of their shares, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Sealed Air common stock through the Effective Date, who otherwise comply with the statutory requirements of Section 262 and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, are entitled to seek appraisal of their shares in connection with the Merger under Section 262 and to receive payment in cash for the fair value of their shares of Sealed Air common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration such record holder or beneficial owner would otherwise be entitled to pursuant to the Merger Agreement, subject to the requirements and limitations set forth in Section 262 described herein. These rights are known as appraisal rights. Stockholders and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. All references in Section 262 and in this summary to “stockholder” (and all references in this summary to “holder”) are to the record holder of the shares of Sealed Air common stock issued and outstanding immediately prior to the Effective Time as to which appraisal rights are asserted. All references within Section 262 and this summary to “beneficial owner” mean the beneficial owner of shares of Sealed Air common stock held either in voting trust or by a nominee on behalf of such person. Failure to comply strictly with the procedures set forth in Section 262 will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that Sealed Air Stockholders exercise their appraisal rights under Section 262.

Under Section 262, record holders and beneficial owners of shares of Sealed Air common stock who make the demand described below with respect to such shares, do not vote in favor of the proposal to adopt the Merger

Agreement, continuously hold such shares through the Effective Time and otherwise comply with the statutory requirements of Section 262 will be entitled to an appraisal of their shares of Sealed Air common stock and to receive payment in cash for the fair value of their shares of Sealed Air common stock as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of the shares of Sealed Air common stock as determined by the Delaware Court of Chancery may be more than, less than or equal to the Merger Consideration per share that holders thereof are otherwise entitled to receive under the terms of the Merger Agreement. Stockholders and beneficial owners should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address “fair value” under Section 262.

Under Section 262, when a merger agreement is to be submitted by a corporation’s board of directors for adoption at a meeting of such corporation’s stockholders, not less than 20 days before such meeting, the corporation submitting the matter to a vote of stockholders must notify the stockholders who were stockholders on the record date for notice of such meeting with respect to shares for which appraisal rights will be available pursuant to Section 262 that such appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Sealed Air’s notice to its stockholders and beneficial owners that appraisal rights are available in connection with the Merger and the full text of Section 262 is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262. Record holders and beneficial owners of Sealed Air common stock who wish to exercise such appraisal rights should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of such holder’s or beneficial owner’s appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising appraisal rights, Sealed Air believes that a stockholder or beneficial owner considering the exercise of such rights should seek the advice of legal counsel.

If you are a record holder or beneficial owner of shares of Sealed Air common stock and wish to exercise the right to seek an appraisal of your shares of Sealed Air common stock, you must satisfy each of the following conditions:

•

you must deliver to Sealed Air a written demand for appraisal before the vote on the proposal to adopt the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from, voting against or otherwise failing to vote for the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform the Company of the identity of the stockholder of record holding the shares for which appraisal is demanded, the intention of the person to demand appraisal of his, her, their or its shares and, in case of a demand made by a beneficial owner, must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the shares and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 and to be set forth on the verified list required by Section 262(f) of the DGCL. A stockholder’s and beneficial owner’s failure to make a written demand for appraisal before the vote on the proposal to adopt the Merger Agreement is taken will constitute a waiver of appraisal rights;

•

you must not vote in favor of, or consent in writing to, the adoption of the Merger Agreement with respect to such shares. A vote in favor of the adoption of the Merger Agreement, whether by proxy submitted by mail, over the Internet or by telephone or at the Special Meeting, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy voting in favor of the adoption of the Merger Agreement or a proxy which does not contain voting instructions (which, unless revoked, will be voted in favor of the adoption of the Merger Agreement)

and who wishes to exercise appraisal rights must effectively revoke that proxy pursuant to one of the means described in this proxy statement;

•

you must continuously hold (in the case of a stockholder demanding appraisal) or beneficially own (in the case of a beneficial owner demanding appraisal) your shares of Sealed Air common stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you are a stockholder of record and transfer the shares, or if you are a beneficial owner and cease to beneficially own such shares, before the Effective Time;

•

any stockholder or beneficial owner who has complied with the requirements of Section 262 or Sealed Air must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. Sealed Air is under no obligation to file any petition and has no intention of doing so; and

•	you must otherwise comply with the applicable procedures and requirements set forth in Section 262.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Sealed Air common stock.

A proxy that is submitted and does not contain voting instructions will, unless properly revoked, be voted “FOR” the proposal to adopt the Merger Agreement, and it may result in the loss of the stockholder’s right of appraisal and nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the proposal to adopt the Merger Agreement or “ABSTAIN” from voting on the proposal to adopt the Merger Agreement. Voting against or failing to vote on the proposal to adopt the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement.

All demands for appraisal should be addressed to:

Sealed Air Corporation

Attention: General Counsel and Secretary

2415 Cascade Pointe Boulevard

Charlotte, NC 28208

Only a holder of record or beneficial owner of shares of Sealed Air common stock may assert appraisal rights for the shares of Sealed Air common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record or beneficial owner of the shares. The demand must reasonably inform Sealed Air of the identity of the record holder of the shares and that the stockholder or beneficial owner intends to demand appraisal of his, her, their or its Sealed Air common stock in connection with the Merger. In addition, if a demand is made by a beneficial owner, the demand must also (i) reasonably identify the holder of record of the shares for which the demand is made, (ii) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (iii) provide an address at which such beneficial owner consents to receive notices given by Sealed Air and the office of Register in Chancery and to be set forth on the verified list required by Section 262(f) of the DGCL. A holder of record, such as a bank, broker, trust or other nominee, who holds shares of Sealed Air common stock as a nominee or intermediary for others, may exercise his, her, their or its right of appraisal with respect to the shares of Sealed Air common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Sealed Air common stock as to which appraisal is sought. Where no number of shares of Sealed Air common stock is expressly mentioned, the demand will be presumed to cover all shares of Sealed Air common stock held in the name of the holder of record or beneficially owned by the beneficial owner.

If you own shares of Sealed Air common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record or beneficial owner; however, the agent must identify the holder or holders of record (and, if by an authorized agent of any beneficial owner or owners, must identify the beneficial owner or owners and otherwise comply with the requirements applicable to appraisal demands made by beneficial owners) and expressly disclose the fact that, in exercising the demand, such person is acting as agent.

If the Merger is consummated, then within 10 days after the Effective Time, the Surviving Corporation in the Merger must give written notice of the Effective Time to each stockholder and beneficial owner who has demanded appraisal in accordance with Section 262 and who did not vote in favor of the proposal to adopt the Merger Agreement. At any time within 60 days after the Effective Time, any stockholder or beneficial owner who has demanded appraisal but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s or beneficial owner’s demand for appraisal and accept the Merger Consideration for that holder’s shares of Sealed Air common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder or beneficial owner who withdraws such person’s right to appraisal, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder or beneficial owner will be entitled to receive only the appraised value of his, her, their or its shares of Sealed Air common stock determined in any such appraisal proceeding, which value may be more than, less than or equal to the Merger Consideration.

Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder or beneficial owner who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders and beneficial owners. Upon the filing of the petition by a stockholder or beneficial owner, service of a copy of such petition will be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such petition and has no present intention to file a petition and holders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Sealed Air common stock. In the event that the Surviving Corporation does not file such petition, the stockholders or beneficial owners of Sealed Air common stock who desire to have their shares appraised and who have complied with the requirements of Section 262 should initiate all necessary action to perfect their appraisal rights within the time and in the manner prescribed in Section 262. The failure of a stockholder or beneficial owner of shares of Sealed Air common stock to file such a petition within the period specified in Section 262 could nullify such person’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder or beneficial owner who has theretofore complied with the applicable provisions of Section 262 will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders or beneficial owners holding or owning those shares (for which purpose the record holder of shares held by a beneficial owner who has made a demand for appraisal shall not be considered a separate stockholder holding such shares). The statement must be given within the later of (i) 10 days after such written request has been received by the Surviving Corporation or (ii) 10 days after the expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders and beneficial owners who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders and beneficial owners who have demanded appraisal from the Delaware Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders and beneficial owners who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. Additionally, because the Sealed Air common stock will have been publicly listed on the NYSE, the Delaware Court of Chancery is required under Section 262 to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Sealed Air common stock or (b) the value of the Merger Consideration for such total number of shares of Sealed Air common stock exceeds $1 million.

After determination of the stockholders and beneficial owners entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the shares, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value by the Surviving Corporation to the stockholders and beneficial owners entitled thereto. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in the following sentence, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in the preceding sentence only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

Neither Sealed Air nor Parent anticipates offering more than the Merger Consideration provided for in the Merger Agreement to any stockholder or beneficial owner exercising appraisal rights and they reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Sealed Air common stock is less than the per share Merger Consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the Surviving Corporation and the stockholders and beneficial owners participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each dissenting stockholder or beneficial owner is responsible for his, her, their or its attorneys and expert witness expenses, although upon the application of a dissenting stockholder or beneficial owner, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder or beneficial owner in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder or beneficial owner who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares other than with respect to any such payment as of the Record Date prior to the Effective Time.

At any time within 60 days after the Effective Time, any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, such stockholder or beneficial owner may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, or if the stockholder or beneficial owner otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then such stockholder’s right to appraisal will cease, and such stockholder or beneficial owner will be entitled to receive the Merger Consideration. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and has no present intention to do so, any record or beneficial holder of shares who desires such a petition to be filed is advised to file it on a timely basis. As indicated above, any stockholder or beneficial owner may withdraw such stockholder’s or beneficial owner’s demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his, her, their or its demand for appraisal and acceptance of the Merger Consideration except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (ii) that no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder or beneficial owner without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, that the preceding clause (ii) will not affect the right of any stockholder or beneficial owner who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s or beneficial owner’s demand for appraisal and to accept the Merger Consideration on terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Sealed Air common stock whose shares are converted into the right to receive cash pursuant to the Merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS regarding any matter discussed below.

This discussion is limited to U.S. Holders and Non-U.S. Holders who hold their shares of Sealed Air common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules under the U.S. federal income tax laws, including, for example, but not limited to:

•	banks and other financial institutions;

•	mutual funds;

•	insurance companies;

•	brokers or dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark-to-market method of accounting;

•	regulated investment companies and real estate investment trusts;

•	tax-qualified retirement plans;

•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

•	holders that are holding shares of Sealed Air common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•

partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	expatriated entities subject to Section 7874 of the Code;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	holders that own or have owned (directly, indirectly or constructively) five percent or more of Sealed Air common stock (by vote or value);

•	holders required to accelerate the recognition of any item of gross income with respect to their shares as a result of such income being recognized on an applicable financial statement;

•	grantor trusts;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•

persons who hold or received Sealed Air common stock pursuant to the exercise of any employee stock option, in connection with a restricted stock unit award or company performance stock unit award or otherwise in a compensatory transaction;

•	holders that own an equity interest in Parent following the Merger;

•	holders that hold their Sealed Air common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States; and

•	holders that do not vote in favor of the Merger and that properly demand appraisal of their shares under Section 262.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Sealed Air common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of such partner, the activities of such partner and the partnership and certain determinations made at the partner level. Accordingly, partners in partnerships holding shares of Sealed Air common stock should consult their tax advisors as to the particular tax consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN AS TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON SUCH STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.

U.S. Holders

This section applies to “U.S. Holders.” For purposes of this proxy statement, a “U.S. Holder” is any beneficial owner of Sealed Air common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for shares of Sealed Air common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of Sealed Air common stock surrendered pursuant to the Merger by such U.S. Holder. A U.S. Holder’s adjusted tax basis in its shares of Sealed Air common stock generally will equal the amount that such U.S. Holder paid for such shares. A U.S. Holder’s gain or loss on the disposition of shares of Sealed Air common stock generally will be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the completion of the Merger. The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Sealed Air common stock (shares of Sealed Air common stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” For purposes of this proxy statement, a “Non-U.S. Holder” means a beneficial owner of Sealed Air common stock that is not a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized in connection with the Merger, unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States);

•

the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Sealed Air common stock pursuant to the Merger and certain other requirements are met; or

•

shares of Sealed Air common stock constitute a United States real property interest (“USRPI”) by reason of Sealed Air’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and one or more other conditions are satisfied, including that such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Sealed Air common stock at any time during the shorter of the five-year period preceding the Merger or the period that the holder held Sealed Air common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized in connection with the Merger, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe that Sealed Air is not currently, has not been during the preceding five years and prior to or at the time of the Merger does not expect to become, a USRPHC. Because the determination of whether Sealed Air is a USRPHC depends on the fair market value of Sealed Air’s USRPIs relative to the fair market value of Sealed Air’s non-USRPIs and other business assets, there can be no assurance that Sealed Air is not or will not become a USRPHC. A non-U.S. holder should consult its own tax advisor about the consequences that could result if Sealed Air is or were to become a USRPHC.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a U.S. Holder in connection with the Merger. Backup withholding generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of shares of Sealed Air common stock in the Merger by a non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies, on a properly completed applicable IRS Form W-8, its status as a non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with certain connections with the United States will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. The amount of any backup withholding generally will be allowed as a credit against a holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

THE DISCUSSION ABOVE IS BASED ON CURRENT U.S. FEDERAL INCOME TAX LAW. LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THE STATEMENTS SET FORTH THEREIN. THIS DISCUSSION IS NOT TAX ADVICE. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals Required for the Merger

General

Sealed Air, Parent and Merger Sub have agreed to, and to cause their subsidiaries to, use reasonable best efforts to comply with all regulatory notification requirements, and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under the HSR Act and any other applicable antitrust laws (whether domestic or foreign) and foreign direct investment laws.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until the parties each file a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or DOJ issues a request for additional information and documents (which we refer to as the “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. Sealed Air, Parent and their respective affiliates filed their HSR Act notifications on December 15, 2025, and received early termination of the waiting period under the HSR Act on December 23, 2025.

At any time before or after consummation of the Merger and the other transactions contemplated by the Merger Agreement, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger and the other transactions contemplated by the Merger Agreement, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger and the other transactions contemplated by the Merger Agreement, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger and the other transactions contemplated by the Merger Agreement or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger and the other transactions contemplated by the Merger Agreement will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Approvals

The Merger is also subject to clearance or approval by the antitrust authorities in other jurisdictions, including the European Union, and other relevant authorities under foreign investment laws. The Merger is also subject to approval by the European Commission under the Foreign Subsidies Regulation (Regulation EU 2022/2560). The Merger cannot be completed until the parties obtain clearance to consummate the Merger or the applicable waiting periods have expired or been terminated in such jurisdictions.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Sealed Air, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Sealed Air, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Sealed Air, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Sealed Air, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letters to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Sealed Air, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Sealed Air and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, contemporaneously with, or as promptly as practicable after the Closing (as defined in the section of this proxy statement captioned “—Closing and Effective Time”): (i) the parties will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), and will make all other filings or recordings required under the DGCL in order to consummate the Merger; (ii) the Merger will become effective at the Effective Time; (iii) as a result of the Merger, the separate corporate existence of Merger Sub will cease and Sealed Air will continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware; and (iv) Sealed Air will continue after the Merger as the Surviving Corporation. From and after the Effective Time, the Surviving Corporation will possess all rights, privileges, powers and franchises of Sealed Air and Merger Sub, and all of the obligations, liabilities and duties of Sealed Air and Merger Sub will become the obligations, liabilities and duties of the Surviving Corporation.

Subject to the indemnification provisions set forth in the Merger Agreement (as described in the section of this proxy statement captioned “—Indemnification and Insurance”), at the Effective Time, (i) the certificate of incorporation of Sealed Air in effect immediately prior to the Effective Time will be amended and restated in its entirety in the form attached to the Merger Agreement, and as so amended will be the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of Sealed Air in effect immediately prior to the Effective Time will be amended and restated in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time, and as so amended will be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

From and after the Effective Time, the officers of Sealed Air immediately prior to the Effective Time will be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

Closing and Effective Time

Subject to the terms and conditions of the Merger Agreement, the Closing will take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 10:00 a.m., Eastern time, on the fifth business day after the satisfaction or (to the extent permissible) waiver of all conditions to the Merger (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and Sealed Air may mutually agree in writing. However, the Closing may not occur until the earlier of (a) a date during the Marketing Period (as defined in this section of this proxy statement below) specified by Parent on no fewer than five business days’ notice to Sealed Air (unless a shorter period has been agreed to by Sealed Air and Parent) and (b) the fifth business day following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all conditions to the Merger (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)).

The “Marketing Period”, a time allotted to Parent and Merger Sub for purposes of marketing the Debt Financing, is (A) at all times to and including October 7, 2026, the first period of 15 consecutive business days after November 16, 2025 throughout and at the end of which (i) Parent has certain financial information about Sealed Air required by, and as described and defined in, the Merger Agreement (the “Required Information”) and (ii) the mutual conditions and Parent and Merger Sub’s conditions to the Merger have been satisfied or, to the extent permitted by applicable law, waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the Closing) and nothing has occurred and no condition exists that would cause any of the mutual conditions and Parent and Merger Sub’s conditions to the Merger to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive business day period and (B) at all times from and after October 7, 2026, the first period of 15 consecutive business days after November 16, 2025 throughout and at the end of which (i) Parent has the Required Information and (ii) the mutual conditions and Parent and Merger Sub’s conditions to the Merger have been satisfied or, to the extent permitted by applicable law, waived (other than (I) any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the Closing and (II) the conditions to the Merger relating to the Required Company Stockholder Approval and receipt of required regulatory approvals) and nothing has occurred and no condition exists that would cause any of the mutual conditions or Parent and Merger Sub’s conditions to the Merger (other than the conditions to the Merger relating to the Required Company Stockholder Approval and receipt of required regulatory approvals, if such conditions were not satisfied at the commencement of such 15 consecutive business day period as contemplated by clause (II) of the immediately preceding parenthetical above) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive business day period. In the case of each of clauses (A) and (B), (1) (x) November 28, 2025 will not constitute a business day for purposes of calculating such 15 consecutive business day period (with such date being excluded for purposes of, but which will not reset, such 15 consecutive business day period), (y) if such 15 consecutive business day period will not have ended on or prior to December 19, 2025, then such 15 consecutive business day period will not commence prior to January 5, 2026 and (z) if such 15 consecutive business day period has not ended on or prior to August 21, 2026, then such 15 consecutive business day period will not commence prior to September 8, 2026 and (2) the Marketing Period will not be deemed to have commenced if, after the date hereof and prior to the Closing Date, (w) any of the historical financial statements that are included in the Required Information become stale under Regulation S-X, (x) PricewaterhouseCoopers LLP (or any other auditor to the extent financial statements audited by such auditor are to be included in the Required Information) has withdrawn its audit opinion with respect to any of the audited financial statements of Sealed Air or that are included in the Required Information, (y) Sealed Air or any of its affiliates restates or the Board of Directors has determined to restate or PricewaterhouseCoopers LLP (or any other auditor to the extent financial statements audited by such auditor are be included in the Required Information) has determined that it is necessary to restate any historical financial statements of Sealed Air that are included in the Required Information, or (z) the Required Information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to Sealed Air, necessary in order to make the statements contained in such financial information, in light of the circumstances under which they were made, not misleading. There will be only one full Marketing Period and if a Marketing Period is completed prior to the Closing Date, there will be no requirement for a subsequent Marketing Period to run.

Merger Consideration

Sealed Air Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Sealed Air or their respective stockholders, each share of Sealed Air common stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares and any Dissenting Shares) will be cancelled and extinguished and automatically converted into and will thereafter represent the right to receive the Merger Consideration, payable to the holder thereof, without interest.

Treatment of Company Compensation Awards

The Merger Agreement provides that each Company RSU Award that remains outstanding immediately prior to the Effective Time will automatically, and without any action on the part of the Company, Parent, or the holder of such Company RSU Award, be cancelled and terminated at the Effective Time and converted into a contingent right to receive from the Surviving Corporation an amount in cash (without interest) equal to (i) the product of (A) the aggregate number of shares of Sealed Air common stock underlying such Company RSU Award at the Effective Time and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company RSU Award, in each case, less any applicable withholding taxes, with such cash-based award subject to the terms and conditions applicable to the corresponding Company RSU Award (including time-based vesting conditions and terms related to the treatment upon termination of employment).

Each Company PSU Award that remains outstanding immediately prior to the Effective Time will automatically, and without any action on the part of the Company, Parent, or the holder of such Company PSU Award, be cancelled and terminated at the Effective Time and converted into a contingent right to receive from the Surviving Corporation an amount in cash (without interest) equal to (i) the product of (A) the aggregate number of shares of Sealed Air common stock subject to such Company PSU Award, determined assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as of the last trading day immediately prior to the Closing Date, as determined by the Compensation Committee of the Board of Directors in its good faith and reasonable discretion in accordance with the terms of the applicable Company PSU Award agreement, and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company PSU Award, in each case, less any applicable withholding taxes, which cash-based award (x) that is received by former employees of Sealed Air or its subsidiaries who retired or terminated employment prior to the Effective Time shall become payable as of the Effective Time and shall be paid by Sealed Air or its applicable subsidiary no later than the second regularly scheduled payroll date following the Effective Time; and (y) that is received by any current employee or service provider of Sealed Air or its subsidiaries shall be subject to the same terms and conditions as are applicable to the corresponding Company PSU Award (including terms related to the treatment upon termination of employment) other than performance-based vesting conditions; however, the time-based vesting condition applicable to such cash-based award shall be a three year time-vesting requirement with one-third of such award vesting on each December 31 that would occur during the three-year performance period applicable to the corresponding Company PSU Award (and any portion of the Company PSU Award that would have vested prior to the Effective Time based on this schedule will become immediately vested as of the Effective Time).

Each Company DSU that remains outstanding immediately prior to the Effective Time will automatically, and without any action on the part of the Company, Parent, or the holder of such Company DSU, be cancelled and terminated at the Effective Time and converted into a right to receive an amount in cash (without interest) equal to (i) the product of (A) the number of shares of Sealed Air common stock subject to such Company DSU as of the Effective Time and (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company DSU, less any applicable taxes required to be withheld with respect to such payment, payable as promptly as practicable following the Closing Date.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will select a nationally recognized financial institution (the identity and terms of appointment of which will be reasonably acceptable to Sealed Air) to act as paying agent in the Merger (the “Paying Agent”) for the payment of the Merger Consideration in respect of each share of Sealed Air common stock issued and outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares. At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent in accordance with the Merger Agreement in respect of the shares of Sealed Air common stock issued and outstanding immediately prior to the Effective Time, excluding, for the avoidance of doubt any Cancelled Shares and Dissenting Shares (the “Exchange Fund”). Parent will cause the Surviving Corporation through the Surviving Corporation’s payroll system (or, in the case of Company Compensation Awards granted to non-employee directors, through the Surviving Corporation’s accounts payable) to pay to the holders of Company Compensation Awards the amounts described in the section of this proxy statement captioned “—Treatment of Company Compensation Awards” following the Effective Time at such time as such amounts become payable.

As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Sealed Air common stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent) in such form as Parent and Sealed Air may reasonably agree, for use in effecting delivery of shares of Sealed Air common stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration, in each case of clause (i) and (ii), in such form as Parent and Sealed Air may reasonably agree.

Upon the surrender of a Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor and Parent will cause the Paying Agent to pay in exchange therefor, as promptly as practicable (but in any event within two business days), the Merger Consideration, and the Certificates or Book-Entry Shares surrendered will be canceled. In the event of a transfer of ownership of Sealed Air common stock that is not registered in the transfer records of Sealed Air, payment of the appropriate amount of Merger Consideration may be made to a person other than the person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate will be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share will be properly transferred. No interest will be paid or accrue on any cash payable upon surrender of any Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Share. Until so surrendered, outstanding Certificates or Book-Entry Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the Merger Agreement.

After the Effective Time, there will be no further transfers or registration of transfers of shares of Sealed Air common stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Sealed Air common stock issued and outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Sealed Air common stock, except as otherwise provided in the Merger Agreement or by applicable law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they will be automatically cancelled and exchanged for the consideration, if any, provided for, and in accordance with the procedures set forth, in the Merger Agreement.

Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Sealed Air common stock after the date which is the one-year anniversary of the Closing Date will be returned to the Surviving Corporation or its designee upon demand. Any holder of shares of Sealed Air common stock who has not exchanged his, her or its shares of Sealed Air common stock prior to that time will thereafter look only to the Surviving Corporation for delivery of the Merger Consideration in respect of such holder’s shares of Sealed Air common stock (other than Cancelled Shares and Dissenting Shares) without any interest thereon (subject to abandoned property, escheat or similar Laws). Parent will pay all charges and expenses of the Paying Agent in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, Sealed Air, the Surviving Corporation or any of their respective affiliates will be liable to any person, including any holder of shares of Sealed Air common stock or Company Compensation Awards for any Merger Consideration or any amounts that would otherwise be paid to the holders of Company Compensation Awards, in each case that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

The Merger Agreement contains representations and warranties of Sealed Air, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Sealed Air are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of this proxy statement, “Company Material Adverse Effect” means any effect, change, fact, development, occurrence or event (each, an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of Sealed Air and its subsidiaries, taken as a whole. However, in no event will any of the following (alone or in combination), be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be a “Company Material Adverse Effect” (subject to the limitations set forth below):

•	any change in applicable law, GAAP or any applicable accounting standards or any change in the official interpretation thereof;

•

general economic, political or business conditions or changes therein, or acts of terrorism, epidemics or pandemics, disease outbreaks or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity) or any escalation or worsening of the foregoing (including any response of any governmental authority, including requirements for business closures or “sheltering-in-place”);

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events, or other acts of God;

•	the imposition of, or changes in, any tariffs, sanctions or similar applicable law or governmental order;

•	financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein;

•	any change generally affecting the industries in which Sealed Air and its subsidiaries operate;

•

the announcement of the Merger Agreement or the consummation of the Merger and the other transactions contemplated by the Merger Agreement (including (i) the initiation of litigation by any holder of shares of Sealed Air with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement or (ii) any termination or loss of, reduction in or similar negative impact on relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of Sealed Air and its subsidiaries, in each case, due to the identity of the parties to the Merger Agreement or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of Sealed Air and its subsidiaries); provided that this bullet will not apply with respect to any representation or warranty contained in the Merger Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement;

•

the taking of any action or the omission of any action expressly required by the Merger Agreement or at the express written request of Parent (other than any covenant to operate in the ordinary course in the Merger Agreement (as described in the section of this proxy statement captioned “—Conduct of Business Pending the Merger”) and Parent and Merger Sub’s condition to the Merger that each of the covenants and obligations that Sealed Air is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, to the extent relating thereto);

•

any change in the price or trading volume of Sealed Air’s securities or other financial instruments, in and of itself (it being understood that the underlying causes of such change, to the extent not otherwise excluded by other clauses of this definition, may be taken into account in determining the occurrence of a Company Material Adverse Effect); or

•

any failure of Sealed Air and its subsidiaries to meet any internal or published projections, estimates or forecasts (it being understood that the underlying causes of such failure, to the extent not otherwise excluded by other clauses of this definition, may be taken into account in determining the occurrence of a Company Material Adverse Effect);

provided, further, that in the case of each of the first through sixth bullets, to the extent that such matters disproportionately adversely impact Sealed Air and its subsidiaries (taken as a whole) relative to other businesses operating in the industries in which Sealed Air and its subsidiaries operate, such Effect may be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur.

In the Merger Agreement, Sealed Air has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Sealed Air and each of its subsidiaries;

•	Sealed Air’s corporate power and authority to enter into and perform its obligations under the Merger Agreement and the enforceability of the Merger Agreement;

•	the necessary approval of the Board of Directors;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance of Sealed Air’s obligations thereunder;

•	the absence of conflicts with laws, organizational documents and material contracts of Sealed Air and its subsidiaries;

•	the capital structure of Sealed Air and its subsidiaries;

•	compliance with SEC rules regarding filings and financial statements;

•	disclosure controls and procedures;

•	internal accounting controls and procedures;

•

between September 30, 2025 through November 16, 2025, that (i) no Company Material Adverse Effect had occurred and (ii) except in connection with the Merger Agreement and the transactions contemplated thereby, the business of Sealed Air and its subsidiaries had been conducted, in all material respects, in the ordinary course of business;

•	the absence of specified undisclosed liabilities;

•

the existence and enforceability of specified categories of Sealed Air’s and its subsidiaries’ material contracts, any notices with respect to termination or non-renewal, or disputes with respect to, such material contracts, and the performance by Sealed Air and its subsidiaries in all material respects of their respective obligations under such material contracts;

•	top customers and top vendors;

•	compliance with laws, including data privacy and security, anti-corruption and anti-money laundering and sanctions laws, and possession of necessary licenses and permits;

•	pending and threatened litigation and unsatisfied judgments and open injunctions;

•	certain real property owned or leased by Sealed Air and its subsidiaries;

•	trademarks, patents, copyrights and other intellectual property matters;

•	insurance matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	accuracy of information provided in this proxy statement;

•	the inapplicability of anti-takeover statutes to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•	the necessary vote of Sealed Air Stockholders in connection with the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement;

•

the absence of any investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of Sealed Air or any of its subsidiaries who will be entitled to any fee or commission from Sealed Air or any of its subsidiaries in connection with the Transactions, except for Evercore;

•	food regulatory matters;

•	product liability and warranty matters;

•

the rendering of Evercore’s opinion to Sealed Air that, as of November 16, 2025, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth in such opinion, the Merger Consideration to be received by holders of Sealed Air common stock (other than any holders of any Cancelled Shares or any Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders; and

•	the exclusivity and terms of the representations and warranties made by Parent and Merger Sub.

In addition, in the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Sealed Air that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate power and authority to enter into and perform their respective obligations under the Merger Agreement and the enforceability of the Merger Agreement;

•	the necessary approval of the board of managers, directors or similar governing body of each of Parent and Merger Sub;

•	the absence of any required consent of holders of equity interests of Parent;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and the performance by Parent and Merger Sub of their respective obligations thereunder;

•	the absence of conflicts with laws and organizational documents and material contracts of Parent and Merger Sub;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, or applicable laws;

•	pending and threatened litigation and unsatisfied judgments and open injunctions;

•

the absence of any investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of Parent or any of its subsidiaries who will be entitled to any fee or commission from Sealed Air in connection with the transactions contemplated by the Merger Agreement, except as set forth in the confidential disclosure letter provided by Parent to Sealed Air;

•	the fact that Parent and its subsidiaries do not own any Sealed Air common stock;

•	the absence of certain arrangements between Parent and its subsidiaries, on the one hand, and Sealed Air Stockholders, on the other hand;

•	delivery and enforceability of each of the Equity Commitment Letter, Debt Commitment Letter and Debt Fee Letter;

•	the solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement and payment of all related fees and expenses;

•	accuracy of information provided in this proxy statement;

•	prior business activities of Merger Sub;

•

the absence of any arrangements between Parent, Merger Sub or any of their affiliates, on the one hand, and any executive officers, directors or subsidiaries of Sealed Air, on the other hand, relating to the transactions contemplated by the Merger Agreement or the operations of Sealed Air, other than the Merger Agreement; and

•	the exclusivity and terms of the representations and warranties made by Sealed Air.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, between November 16, 2025 and the first to occur of the Effective Time and the valid termination of the Merger Agreement, except: (i) as disclosed in the confidential disclosure letter provided by Sealed Air to Parent; (ii) as required by applicable law; (iii) as expressly contemplated by the Merger Agreement; (iv) for any commercially reasonable actions in response to an emergency condition that presents a significant risk of imminent harm to human health (so long as Sealed Air, to the extent reasonably practicable under the circumstances, consults with Parent and takes into account its views prior to taking any such actions); or (v) otherwise with the prior written consent of Parent (which may not be unreasonably withheld, conditioned or delayed), Sealed Air will and will cause each of its subsidiaries to:

•	conduct its operations, in all material respects, in the ordinary course of business; and

•

use its commercially reasonable efforts to preserve the goodwill and current relationships with customers, suppliers, creditors, employees and other persons with which Sealed Air or any of its subsidiaries has material business relations.

In addition, Sealed Air has also agreed that, during the period of time between November 16, 2025 and the first to occur of the Effective Time and the valid termination of the Merger Agreement, except: (i) as disclosed in the confidential disclosure letter provided by Sealed Air to Parent; (ii) as required by applicable law; (iii) as expressly contemplated by the Merger Agreement; or (iv) otherwise with the prior written consent of Parent (which may not be unreasonably withheld, conditioned or delayed), Sealed Air will not, and will cause its subsidiaries not to:

•

amend the certificate of incorporation, bylaws or other organizational documents of Sealed Air or its subsidiaries in any respect (other than immaterial amendments to the organizational documents of Sealed Air’s subsidiaries);

•

(A) issue, sell, grant options or rights to purchase or receive, pledge, encumber or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge or encumber, any capital stock of Sealed Air, Company Compensation Award or any other equity securities or equity-based interests, other than issuance of shares of Sealed Air common stock issuable with respect to the exercise, vesting or settlement of Company Compensation Awards outstanding as of November 16, 2025 or expressly permitted by the terms of the Merger Agreement, (B) split, subdivide, combine, recapitalize or reclassify any of its shares of capital stock or (C) acquire, repurchase or redeem, directly or indirectly, any shares of capital stock of Sealed Air and its subsidiaries;

•

make, set aside, declare, establish a record date for or pay (whether in cash, stock, property or any combination thereof), any dividend or distribution to the Sealed Air Stockholders, other than regular quarterly dividends (with payment dates consistent with past practice) by Sealed Air in an amount not to exceed $0.20 per share (provided that (A) no dividends will be permitted if a Dividend Suspension Condition (as defined by the Merger Agreement) has occurred and (B) with respect to the second fiscal quarter of 2026, the payment date (and record date) for any dividend will not be prior to June 27, 2026);

•

other than any labor agreement (which is addressed by the thirteenth bullet in this section), (A) except in the ordinary course of business, modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Company Material Contract (as defined by the Merger Agreement), (B) enter into any contract which, if in existence on November 16, 2025, would have been a Company Material Contract, except in the ordinary course of business (other than with respect to certain Company Material Contracts described in the Merger Agreement), or (C) waive or release any material rights or claims of Sealed Air and its subsidiaries under any Company Material Contract;

•

sell, assign, transfer, convey, lease, license, mortgage, encumber, grant any lien upon or otherwise dispose of any material real property or other material tangible assets or properties, except the sale of inventory in the ordinary course of business;

•

except as required by any labor agreement or the terms of a benefit plan in existence as of November 16, 2025: (A) grant or announce any cash or equity or equity-based incentive awards, bonus, transaction, change of control, retention, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any current or former employee, officer, director or other individual service provider of Sealed Air and its subsidiaries, (B) establish, adopt, enter into or materially amend any material benefit plan (or any plan, program, agreement or arrangement that would be a material benefit plan if in effect on November 16, 2025), (C) materially increase or accelerate the funding, payment or vesting of the compensation or other benefits (including any equity or equity-based incentive awards) payable to any current or former employee, director, officer or other individual service provider of Sealed Air or its subsidiaries, (D) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, or terminate (other than for cause) the employment or engagement of any employee, director, officer or other individual service provider of Sealed Air whose annualized base compensation exceeds $400,000 or (E) make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any material benefit plan, other than deposits and contributions that are required pursuant to the terms of any such benefit plan or any contracts subject to any such benefit plans in effect as of November 16, 2025 as required by applicable law;

•

other than the Merger or any merger or consolidation of any wholly owned subsidiary of Sealed Air with another wholly owned subsidiary of Sealed Air that does not have any adverse tax impact on Sealed Air and its subsidiaries, (A) merge or consolidate Sealed Air or any of its subsidiaries with any person, (B) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Sealed Air or any of its subsidiaries or (C) invest in or make any capital contribution to any other person or acquire any equity interest in any other person;

•

make any loans or advances of money to any person (other than for transactions solely among Sealed Air and its subsidiaries that are wholly owned by Sealed Air that do not have an adverse tax impact on Sealed Air and its subsidiaries), except for (A) advances to employees or officers of Sealed Air and its subsidiaries for business expenses or (B) extensions of credit to customers, in each case, incurred in the ordinary course of business and in accordance with Sealed Air and its subsidiaries’ policies;

•

(A) make (other than in the ordinary course of business), change, or rescind any material tax election, (B) settle or compromise (including enter into any closing agreement with respect to) any material tax claim, audit or assessment for an amount materially in excess of the amount accrued or reserved therefor in Sealed Air’s financial statements included in its documents filed with the SEC, (C) file any material amended tax return, (D) surrender any right to claim a material refund of taxes (other than through the passage of time), (E) agree to any extension or waiver of the statute of limitations applicable to any material taxes other than in the ordinary course of business, or (F) except as required by GAAP, change any material accounting principles, methods or practices (including in respect of taxes);

•	make, incur or commit to any capital expenditures other than those that are set forth on the capital expenditure budget in the confidential disclosure letter provided by Sealed Air to Parent;

•

create, incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities or guarantees thereof other than in the ordinary course of business (however, this restriction will not restrict the incurrence of indebtedness (A) for borrowed money in the ordinary course of business under the revolving credit facility in the Credit Agreement (as defined below) or (B) for borrowed money under the delayed draw term loan facility in the Credit Agreement, the net proceeds of which are used to refinance other indebtedness for borrowed money);

•	cancel, reduce, terminate or fail to maintain in effect any of Sealed Air and its subsidiaries’ material insurance policies;

•

(A) (1) materially modify, terminate, or enter into any labor agreement, except for entering into any successor agreement to certain labor agreements set forth in the confidential disclosure letter provided by Sealed Air to Parent that would otherwise expire prior to the Closing in the ordinary course of business and on terms that do not increase total labor costs by more than five percent over total labor costs under the predecessor labor agreement or (2) recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of Sealed Air or its subsidiaries; (B) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local laws; or (C) waive or release, in either case in writing, any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of Sealed Air or any of its subsidiaries in a manner that would be material to Sealed Air and its subsidiaries;

•

settle, discharge or compromise any pending or threatened dispute, action, suit, claim or other proceeding, except for settlements that (A) do not involve the payment of monetary damages in excess of $1,000,000 individually or $5,000,000 in the aggregate and (B) do not impose any material non-monetary obligations or restrictions on Sealed Air and its subsidiaries (excluding customary confidentiality obligations and releases of claims);

•

(A) sell, assign, transfer, abandon, permit to lapse or expire (other than the expiration of registered intellectual property at the end of the maximum applicable statutory term), license (other than non-exclusive licenses that constitute permitted liens), abandon, fail to maintain, subject to any lien (other than a permitted lien) or otherwise dispose of any material Sealed Air intellectual property, or (B) disclose any trade secret or other confidential information to any person (other than in the ordinary course of business in circumstances in which it imposes reasonable and customary confidentiality restrictions preserving all rights of Sealed Air and its subsidiaries); or

•	enter into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing bullets.

The “Go-Shop” Period—Solicitation of Other Offers

Under the Merger Agreement, during the period (the “Go-Shop Period”) beginning on November 16, 2025 and continuing until 11:59 p.m., Eastern time, on (A) December 16, 2025, with respect to any person or group who is not an Excluded Party (as defined in this section of this proxy statement below), or (B) the Cut-Off Time (as defined in this section of this proxy statement below), with respect to any Excluded Party, Sealed Air and its representatives were permitted to, directly and indirectly: (i) solicit, initiate, seek, encourage and facilitate, whether publicly or otherwise, Acquisition Proposals (as defined in this section of this proxy statement below) or inquiries, indications of interest or requests for information that may reasonably be expected to lead to an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement (as defined in this section of this proxy statement below), provide access to non-public information or afford access to the books or records or officers of Sealed Air and its subsidiaries (so long as (x) Sealed Air provided to Parent any non-public information concerning Sealed Air and its subsidiaries that was provided to any person during such Go-Shop Period which was not previously provided to Parent promptly (and in any event, within 24 hours) following Sealed Air providing such information to such other person and (y) Sealed Air did not provide (and did not permit any of its representatives to provide) any competitively sensitive nonpublic information to any person who is or who has one or more affiliates that is a competitor of Sealed Air or any of its subsidiaries (as determined by Sealed Air in its reasonable discretion), except in the case of this clause (y) in accordance with customary “clean room” procedures) and (iii) enter into, engage in, and maintain discussions and negotiations with respect to Acquisition Proposals or inquiries, indications of interest or requests for information that may reasonably be expected to lead to Acquisition Proposals.

If Sealed Air had terminated the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal and entered into an Alternative Acquisition Agreement with a third party prior to the No-Shop Period Start Date (or with an Excluded Party prior to the Cut-Off Time), subject to other terms and conditions in the Merger Agreement, Sealed Air would have been required to pay the Company Termination Fee of $94,665,318 to Parent or its designee. For more information, please see the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Adverse Recommendation Change.”

The Go-Shop Period expired on December 16, 2025. For more information, please see the section of this proxy statement captioned “The Merger—Background of the Merger.”

For purposes of this proxy statement:

•

“Acceptable Confidentiality Agreement” means an agreement with Sealed Air that is either (i) in effect prior to November 16, 2025; or (ii) executed, delivered and effective on or after November 16, 2025, in either case containing provisions that (x) require any counterparty thereto (and any of its affiliates and representatives named therein) that receives non-public information of or with respect to Sealed Air and its subsidiaries to keep such information confidential (subject to customary exceptions) and that does not prohibit Sealed Air from complying with its obligations to provide disclosure to Parent pursuant to the non-solicitation provisions set forth in the Merger Agreement, and (y) are not less favorable to Sealed Air in any material respect than the terms of the confidentiality agreement between CD&R and Sealed Air, other than with respect to standstill and similar provisions.

•

“Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement or any other proposal or offer from Parent or any of its subsidiaries or affiliates, any proposal or offer from a third party or group relating to (i) any acquisition or purchase, in a single transaction or series of related transactions, of (A) more than 20% of the assets of Sealed Air and its subsidiaries, taken as a whole, or (B) more than 20% of the combined voting power or equity of Sealed Air; (ii) any tender offer or exchange offer that if consummated would result in any person or group beneficially owning more than 20% of the combined voting power or equity of Sealed Air; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving Sealed Air or any of its subsidiaries in which a third party or its stockholders, if consummated, would hold more than 20% of the combined voting power or equity of Sealed Air or the surviving entity or the resulting direct or indirect parent of Sealed Air or such surviving entity.

•

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement.

•

“Cut-Off Time” means, with respect to each Excluded Party, the earlier of (a) 11:59 p.m., Eastern time, on December 31, 2025 (as may be extended as described in the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Adverse Recommendation Change”) and (b) the time that such Excluded Party ceases to be an Excluded Party in accordance with the definition thereof.

•

“Excluded Party” means any person or group (a) from whom Sealed Air or any of its subsidiaries or representatives has received, after the execution of the Merger Agreement and prior to the No-Shop Period Start Date, a written offer or proposal that constitutes a bona fide Acquisition Proposal (even if such Acquisition Proposal is later amended) and (b) whose Acquisition Proposal the Board of Directors determines prior to the No-Shop Period Start Date, in good faith, after consultation with its financial and outside legal advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal (without regard to whether or by whom it was solicited). A person or group will immediately cease to be an Excluded Party (and the provisions of the Merger Agreement applicable to Excluded Parties will cease to apply with respect to such person or group) if (i) such Acquisition Proposal is withdrawn by such person or group or (ii) such Acquisition Proposal, in the good faith determination of the Board of Directors, after consultation with its financial and outside legal advisors, no longer is, or would no longer be reasonably expected to lead to, a Superior Proposal.

•

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” will be replaced by “50%”) made by a third party which (i) was not the result of a breach of the non-solicitation provisions set forth in the Merger Agreement and (ii) the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, would result in a transaction that is more favorable from a financial point of view to the Sealed Air Stockholders than the transactions contemplated by the Merger Agreement after taking into account (x) all the legal, financial and regulatory aspects of such Acquisition Proposal (including certainty and timing of closing, financing arrangements and the form, amount and timing of payment of consideration of such proposal), (y) the identity of the third party making the proposal, and (z) any revisions to the terms of the Merger Agreement or any other agreement committed to by Parent in writing prior to the time of such determination, and such other factors as the Board of Directors considers in good faith to be appropriate.

The “No-Shop” Period—No Solicitation of Other Offers

Subject to the exceptions set forth in the Merger Agreement and further described in this section of this proxy statement, from and after 12:01 a.m., Eastern time, on December 17, 2025 (the “No-Shop Period Start Date”) (or, with respect to an Excluded Party, the Cut-Off Time) until the Effective Time or the date, if any, on which the Merger Agreement is validly terminated, Sealed Air will, and will cause its subsidiaries and its and their respective directors and officers to, and use reasonable best efforts to cause its other representatives to, not:

•	solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•

enter into, continue, or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to Sealed Air and its subsidiaries to, or afford or permit access to the business, properties, books or records, personnel or officers of Sealed Air and its subsidiaries to, any third party with respect to, or that is intended to or would be reasonably expected to lead to the submission of, an Acquisition Proposal (however, solely in the event that the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, Sealed Air will be permitted to grant a waiver of or terminate any “standstill” or similar agreement or obligation of any third party with respect to Sealed Air and its subsidiaries to allow such third party to submit an Acquisition Proposal);

•	approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any Alternative Acquisition Agreement; or

•	authorize or commit to do any of the foregoing.

In addition, subject to the exceptions set forth in the Merger Agreement and further described in this section of this proxy statement, from the No-Shop Period Start Date (or, with respect to an Excluded Party, from the Cut-Off Time), Sealed Air will, and will cause its subsidiaries and its and their respective directors and officers to, and use reasonable best efforts to cause its other representatives to (i) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any third party with respect to an Acquisition Proposal; (ii) request in writing the prompt return or destruction of all non-public information concerning Sealed Air and its subsidiaries furnished to any such person with whom a confidentiality agreement was entered into at any time within the nine-month period immediately preceding the No-Shop Period Start Date; and (iii) immediately terminate all access granted to any third party and its representatives to any physical or electronic data room (and any other diligence access).

Notwithstanding these restrictions, Sealed Air and its representatives may continue to engage in the activities described in the two paragraphs immediately above with respect to each Excluded Party (including, for the avoidance of doubt, with respect to any amended or new Acquisition Proposal submitted by any Excluded Party) on and after the No-Shop Period Start Date until the Cut-Off Time (at which time all activities that Sealed

Air and its representatives are prohibited from taking pursuant to the non-solicitation provisions set forth in the Merger Agreement with respect to an Excluded Party must immediately cease), subject to certain terms and conditions described further in the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Adverse Recommendation Change.”

Additionally, if at any time after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) prior to adoption of the Merger Agreement by the Required Company Stockholder Approval (i) Sealed Air has received a written Acquisition Proposal from a third party that did not result from a breach of the non-solicitation provisions of the Merger Agreement and (ii) the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, Sealed Air and its representatives may (x) subject to and in accordance with an Acceptable Confidentiality Agreement and other terms and conditions described in the Merger Agreement, furnish non-public information, and afford access to the books or records or officers of Sealed Air and its subsidiaries, to such third party and its affiliates and representatives and (y) engage in discussions and negotiations with such third party and its affiliates and representatives with respect to the Acquisition Proposal. Sealed Air, its subsidiaries and its representatives may also contact any third party solely to seek to clarify any terms and conditions of any Acquisition Proposal made by such third party to determine whether such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and to inform such third party of the non-solicitation provisions set forth in the Merger Agreement.

The Board of Directors’ Recommendation; Adverse Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the Sealed Air Stockholders vote “FOR” the proposal to adopt the Merger Agreement.

Pursuant to the Merger Agreement, and except as further described in this section of this proxy statement, Sealed Air has agreed that neither the Board of Directors nor any committee thereof will take any of the following actions (any such action in the first through fifth bullets, an “Adverse Recommendation Change”):

•

withdraw, withhold, qualify, modify (in a manner adverse to Parent), or propose publicly to withdraw, withhold, qualify or modify (in a manner adverse to Parent) the Board of Directors’ recommendation that Sealed Air Stockholders adopt the Merger Agreement (the “Company Board Recommendation”);

•	fail to include the Company Board Recommendation in this proxy statement;

•	adopt, approve, endorse, recommend or otherwise declare advisable, or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable, any Acquisition Proposal;

•

in the event that any Acquisition Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Sealed Air Stockholders within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act;

•

in the event of an Acquisition Proposal that is not covered by the immediately foregoing bullet, fail to publicly reaffirm the Company Board Recommendation within five business days after Parent so requests in writing (it being understood that Sealed Air will have no obligation to make such reaffirmation on more than one occasion in respect of each Acquisition Proposal, and any material modification to an Acquisition Proposal will be deemed to be a separate Acquisition Proposal); or

•	cause or permit Sealed Air or any of its subsidiaries to enter into any Alternative Acquisition Agreement.

Nothing in the Merger Agreement will prohibit Sealed Air or the Board of Directors, directly or indirectly through its representatives, from (i) taking and disclosing to the Sealed Air Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the

Exchange Act (or any similar communication to the Sealed Air Stockholders); (ii) making any “stop, look and listen” communication to the Sealed Air Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement by Sealed Air that describes Sealed Air’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto; or (iii) any other communication to the Sealed Air Stockholders if (in the case of this clause (iii)) the Board of Directors has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law.

Notwithstanding the restrictions described above, at any time prior to the receipt of the Required Company Stockholder Approval, the Board of Directors is permitted (i) to terminate the Merger Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal and/or (ii) to effect any Adverse Recommendation Change, if, in either case, the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, and:

•

(A) the Board of Directors has received an Acquisition Proposal that it has determined constitutes a Superior Proposal, (B) Sealed Air has provided, at least four business days in advance, written notice (a “Notice of Termination/Adverse Recommendation Change”) to Parent that Sealed Air intends to take such action (it being understood that the delivery of a Notice of Termination/Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes a reasonably detailed written description of the material terms of the Superior Proposal and copies of any written material relating to such Superior Proposal provided to Sealed Air or its representatives, (C) during the four-business day period following the time of Parent’s receipt of the Notice of Termination/Adverse Recommendation Change (the “Match Period”), Sealed Air will, and will cause its directors, officers and employees to, and will have used reasonable best efforts to cause its other representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the Financing Letters and Guarantee so that such Superior Proposal ceases to constitute a Superior Proposal, as would permit the Board of Directors (consistent with its fiduciary duties under applicable law) to not terminate the Merger Agreement or make an Adverse Recommendation Change; and (D) following the end of the Match Period, the Board of Directors will have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to the Merger Agreement and the Financing Letters and Guarantee irrevocably offered in writing by Parent in response to the Notice of Termination/Adverse Recommendation Change or otherwise, that the Superior Proposal giving rise to the Notice of Termination/Adverse Recommendation Change continues to constitute a Superior Proposal. In the event of any material modifications to any such Acquisition Proposal (including any change to the financial terms of such proposal), Sealed Air will be required to deliver a new written notice to Parent and to comply with the requirements of this bullet with respect to such modification (but the Match Period will instead be two business days with respect to any such modification). If a Match Period starting prior to the Cut-Off Time would otherwise extend beyond the Cut-Off Time, the Cut-Off Time solely with respect to the Excluded Party whose submission of an Acquisition Proposal gave rise to such Match Period will automatically be extended until the end of the first day following the expiration of the initial Match Period with respect to such Excluded Party (but not, for the avoidance of doubt, any subsequent Match Period or extension thereof with respect to such Excluded Party) in order to enable the Board of Directors to make the determination described in clause (D) above (if applicable); or

•

(A) any Effect that, (I) individually or in the aggregate, is material to Sealed Air and its subsidiaries, taken as a whole, and is not known or reasonably foreseeable (or the magnitude of which is not known or reasonably foreseeable) to or by Board of Directors as of November 16, 2025, (II) which Effect (or the magnitude of which) becomes known to or by Board of Directors prior to adoption of the Merger Agreement by the Required Company Stockholder Approval, and (III) does not involve or relate to

(x) an Acquisition Proposal, (y) any change, in and of itself, in the price or trading volume of the shares of Sealed Air common stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this clause (A)), or (z) the fact, in and of itself, that Sealed Air exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted hereby) has occurred (an “Intervening Event”); (B) the Board of Directors has determined in good faith, after consultation with Sealed Air’s financial and outside legal counsel, that the failure to take the actions described in the first or second bullets of the definition of Adverse Recommendation Change herein would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; (C) Sealed Air has provided, at least four business days in advance, written notice (a “Notice of Intervening Event”) to Parent that Sealed Air intends to take such action (it being understood that the delivery of a Notice of Intervening Event and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes reasonably detailed information describing the Intervening Event and the basis for such determination; (D) during such four-business day period following the time of Parent’s receipt of the Notice of Intervening Event, Sealed Air will have, and will have caused its directors, officers and employees to, and will have used reasonable best efforts to cause its other representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement, the Financing Letters and Guarantee in response to such Intervening Event; (E) following the end of such four-business day period described in the preceding clause (D), the Board of Directors shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to the Merger Agreement, the Financing Letters and Guarantee irrevocably offered in writing by Parent in response to the Notice of Intervening Event, that the failure to make such Adverse Recommendation Change pursuant to the first or second bullets of the definition of Adverse Recommendation Change herein would be inconsistent with its fiduciary duties under applicable law, then Sealed Air shall be permitted to make such Adverse Recommendation Change solely pursuant to the first or second bullets of the definition of Adverse Recommendation Change herein. In the event of any material changes to such Intervening Event, Sealed Air will be required to deliver a new written notice to Parent and to comply with the requirements of this bullet with respect to such change (but the four-business day period will instead be two business days).

Employee Benefits

The Merger Agreement provides that from and after the Effective Time, Sealed Air will, and Parent will cause Sealed Air and its subsidiaries to, honor all Sealed Air employee plans in accordance with their respective terms as in effect as of the date of the Merger Agreement (or any terms which have been established or modified following the date of the Merger Agreement in compliance with the Merger Agreement and the terms of the applicable employee plans). For a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (or, if sooner, on the date of termination of employment of the relevant Sealed Air employee who continues to be an employee following the consummation of the Merger (such employee, a “Continuing Employee”)), Parent will provide, or cause to be provided, to each Continuing Employee, (i) a base salary or hourly wage rate, as applicable, that is not less than the base salary or hourly wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) short-term (annual or more frequent) target cash bonus or commission opportunities that are not less than the short-term (annual or more frequent) target cash bonus or commission opportunities provided to such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits (excluding any equity or equity-based, nonqualified deferred compensation, employee stock ownership, severance, retention, bonus, change in control, transaction, defined benefit pension, and post-employment welfare benefits (collectively, “Excluded Benefits”)) that are no less favorable in the aggregate to the employee benefits (other than Excluded Benefits) provided by Sealed Air to such Continuing Employee immediately prior to the Effective Time.

To the extent that a benefit plan, program, policy or arrangement of Parent, the Surviving Corporation or any of their respective subsidiaries is made available to any Continuing Employee at or after the Effective Time, then Parent shall generally ensure that such benefit plan shall, for purposes of eligibility to participate, level of benefits, vesting and accrual of future vacation and paid time off benefits, credit Continuing Employees for their years of service recognized by Sealed Air prior to the Effective Time with Sealed Air or its subsidiaries. With respect to any plans maintained by Parent or its subsidiaries providing group health or welfare benefits to any Continuing Employees in which the Continuing Employees participate following the Effective Time and in the plan year in which the Effective Time occurs, Parent will, and will cause the Surviving Corporation and its subsidiaries to use commercially reasonable efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition exclusions or waiting period requirements under any such group health plans to the same extent waived or satisfied under any corresponding Sealed Air benefit plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) give effect, in determining any deductible, co-insurance, co-pay, offsets and maximum out-of-pocket limitations under such group health plans in the plan year in which the Effective Time occurs, to amounts paid by such Continuing Employees during the portion of the year prior to the Effective Time under the benefit plans maintained by Sealed Air.

At or prior to the Effective Time, Sealed Air is required to adopt any resolutions and take any other actions that are necessary to amend (in form and substance reasonably satisfactory to Parent) the Sealed Air Corporation 401(k) and Profit Sharing Plan to eliminate further contributions in the form of, purchases of, or new investments by participants in, Sealed Air common stock or other employer securities, effective as of the Effective Time.

Cooperation with Debt Financing

Pursuant to the Merger Agreement, each of Parent and Merger Sub is required to use reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things reasonably necessary to arrange and obtain the Financing on terms (including the market “flex” provisions) not less favorable to Parent than those set forth in the Financing Letters (or, in the case of Debt Financing, on other terms and conditions that are acceptable to Parent, subject to certain restrictions set forth in the Merger Agreement).

If all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market “flex” provisions) contemplated by the Debt Commitment Letter and such portion is necessary to fund the Required Amounts, Parent must give Sealed Air prompt notice and Parent and Merger Sub will be required to use their reasonable best efforts to arrange and obtain prior to the End Date, alternative debt financing from the same or alternative sources in an amount sufficient, together with the remaining available financing, to fund the Required Amounts and with terms and conditions (including market “flex” provisions) not less favorable to Parent than the terms and conditions set forth in the Debt Commitment Letter.

In connection with the efforts of Parent and Merger Sub to arrange the financing, prior to the Closing Date, Sealed Air has agreed to, and has agreed to cause its subsidiaries and its and their respective representatives to, use its reasonable best efforts to provide to Parent and Merger Sub, in each case at Parent’s sole cost and expense, such cooperation as is reasonably requested by Parent in connection with the arrangement of the Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing, including: (i) furnishing or causing to be furnished to Parent and the Debt Financing Sources (as defined in the Merger Agreement), as promptly as reasonably practicable with the Required Information; (ii) making senior management and officers of Sealed Air, with appropriate seniority and expertise, available to assist in the preparation for, and participate in, a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and buyers of, the Debt Financing), presentations, road shows, meetings with ratings agencies, due diligence sessions, drafting sessions and sessions between senior management and the Debt Financing Sources in connection with the Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing,

(iii) obtaining and delivering all documents and notices reasonably requested by Parent or the Debt Financing Sources relating to the prepayment, termination or redemption (within the time periods required by the relevant governing agreement) of the Credit Agreement (as defined in the Merger Agreement), the Receivables Securitization Agreements (as defined in the Merger Agreement), Receivables Factoring Agreement (as defined in the Merger Agreement) and the Existing Indentures (as defined in the Merger Agreement) and the release of related liens and related guarantees, (iv) promptly, and in any event no later than four business days prior to the Closing Date, providing all documentation and other information that any Debt Financing Source has reasonably requested in connection with such Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing under applicable “know-your-customer” and anti-money laundering rules and regulations, in each case, as requested at least nine business days prior to the Closing Date, (v) (A) reasonably cooperating and providing assistance with the preparation of materials for rating agency presentations, high-yield roadshow presentations and offering memoranda, bank information memoranda, confidential information memoranda, private placement memoranda, bridge teasers, syndication memoranda, customary offering documents, lender presentations and other customary marketing materials required in connection with the Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing (the “Debt Marketing Materials”), (B) providing reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary and (C) providing customary authorization letters, confirmations and undertakings in connection with the Debt Marketing Materials, (vi) (A) assisting in the preparation, execution and delivery of definitive financing documents, including any credit agreement, indentures, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and documents and back-up therefor and for legal opinions in connection with the Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of Sealed Air) and other customary documents as may reasonably be requested by Parent or the Debt Financing Sources and (B) facilitating the pledging of, granting of security interests in and obtaining perfection of any liens on collateral in connection with the Debt Financing, or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing, (vii) assisting Parent in benefiting from the existing lending relationships of Sealed Air and its subsidiaries, (viii) cooperating with Parent’s efforts to obtain corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its representatives to all owned or leased real property) as reasonably requested by Parent, (ix) taking all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any Debt Financing Source to permit the consummation of the Debt Financing or any high-yield bonds being issued as part of or in lieu of any portion of the Debt Financing (provided that no such action shall be required to be effective prior to the Closing), (x) causing PricewaterhouseCoopers LLP (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in an offering memorandum) to (A) furnish to Parent and the Debt Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that such independent auditors of Sealed Air are prepared to deliver upon “pricing” and “closing” of any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to Sealed Air, as reasonably requested by Parent or the Debt Financing Sources, as necessary or customary for financings similar to the Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing and (B) attend accounting due diligence sessions and drafting sessions, (xi) if PricewaterhouseCoopers LLP withdraws its audit opinion with respect to any audited financial statements of Sealed Air included in the Required Information, furnishing Parent and the Debt Financing Sources as soon as practicable and in any event prior to the Closing Date with a new unqualified audit opinion with respect to such financial statements by PricewaterhouseCoopers LLP or another nationally-recognized independent public accounting firm reasonably acceptable to Parent, (xii) if (A) (1) any of the financial statements included in the Required Information shall have been restated or (2) Sealed Air, the Board of Directors or PricewaterhouseCoopers LLP shall have determined that a restatement of any such financial statements is required and (B) Sealed Air or PricewaterhouseCoopers LLP, as applicable, has not subsequently determined and confirmed in writing to Parent that no restatement shall be required in accordance with GAAP, furnishing Parent and the Debt Financing Sources as soon as practicable and in any event prior to the Closing Date with such restated financial statements; and (xiii) cooperating with Parent to satisfy the conditions precedent to the Debt Financing or any high-yield bonds being issued as part of or in lieu of any portion of the Debt Financing to the extent within the control of Sealed Air.

Notwithstanding the foregoing, subject to certain exceptions set forth in the Merger Agreement, (i) Sealed Air shall be deemed to have furnished the Required Information upon the public filing of such financial information with the SEC, (ii) neither Sealed Air nor any of its affiliates shall be required to take any action that could be reasonably expected to subject any director, manager, officer or employee of Sealed Air to personal liability, (iii) Sealed Air and its subsidiaries shall not be required to (A) agree to pay any fees, reimburse any expenses or give any indemnities, in any case prior to the Closing, for which Parent does not promptly reimburse or indemnify it, as the case may be, under the Merger Agreement or (B) execute, deliver or enter into, or perform any agreements, letters, documents and certificates contemplated by or in connection with the Debt Financing prior to the Closing, (iv) none of the Board of Directors or board of directors (or other similar governing body) of Sealed Air’s subsidiaries shall be required to adopt resolutions approving any agreements, letters, documents and certificates contemplated by or in connection with the Debt Financing prior to the Closing and (v) Sealed Air and its subsidiaries shall not be required to provide any information to the extent it would (A) violate any applicable laws or the provisions of any material contract to which Sealed Air or any of its subsidiaries is a party and is not entered into in contemplation of the Merger Agreement or (B) would jeopardize any attorney-client or other legal privilege.

Parent is required to (x) promptly, after written request by Sealed Air, reimburse Sealed Air and its subsidiaries for any and all documented out-of-pocket third party costs and expenses incurred by Sealed Air, its subsidiaries or their respective representatives prior to the Closing Date in connection with the Debt Financing, including the cooperation of Sealed Air, its subsidiaries and representatives contemplated by the financing cooperation covenant in the Merger Agreement; and (y) indemnify and hold harmless Sealed Air, its subsidiaries and each of their respective representatives from and against any and all liabilities, costs or expenses actually suffered or incurred by any of them in connection with the Debt Financing or any information, assistance or activities provided in connection therewith to the extent permitted by applicable law, other than to the extent any of the foregoing was suffered or incurred as a result of or arises from (I) the fraud, bad faith, gross negligence or willful misconduct of, or a material breach of the Merger Agreement by Sealed Air, its subsidiaries or any of their respective representatives, as applicable, or (II) information provided by Sealed Air, its subsidiaries or any of their respective representatives containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Treatment of Certain Indebtedness

At least one business day prior to the Closing, Sealed Air is required to deliver to Parent (i) customary, executed copies of payoff letters, drafts of which must be provided to Parent not later than two business days prior to the Closing Date, from the agent, lenders and/or creditors for the existing Indebtedness (as defined in the Merger Agreement) under the Credit Agreement, the Receivables Securitization Agreement and, at Parent’s request, the Receivables Factoring Agreement, which payoff letters must (A) provide for the payment in full of the total amount of outstanding Indebtedness due to such agent, lender and/or creditor as of the Closing (including accrued interest and any termination fees, prepayment fees, breakage costs, premiums, make-whole payments or penalties or other amounts due as a result of the consummation of the transactions contemplated by the Merger Agreement), (B) release any liens and any guarantee obligations related to such Indebtedness and (C) be in form and substance reasonably satisfactory to Parent, (ii) any termination statements or other releases as may be reasonably required to evidence the satisfaction of such Indebtedness and the release of associated liens contemplated thereby, along with any documents and notices reasonably requested by Parent relating to the prepayment, termination or redemption (within the time periods required by the relevant governing agreement) of such Indebtedness and (iii) releases of security interests and liens with respect to Company IP (as defined in the

Merger Agreement) in form and substance necessary for the recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department, or agency (in each case, in a form reasonably satisfactory to Parent).

In addition, at Parent’s request, Sealed Air must take certain actions in connection with all of its outstanding senior notes prior to the Closing, including delivering notices of redemption and other documentation required to effect the redemption of any or all of Sealed Air’s existing senior notes (however, Sealed Air will not be required to cause any redemption or termination of the notes or any indenture prior to the occurrence of the Closing). At the Closing, Parent must deposit (or cause to be deposited) with a trustee under each of Sealed Air’s existing indentures the amount of funds required to effect such redemptions. Sealed Air must deliver to Parent such trustee’s acknowledgement of satisfaction and discharge or defeasance and release of any liens securing such existing indenture, in each case in a form and substance reasonably satisfactory to Parent, and each executed by or on behalf of the holders of the then outstanding notes under such existing indenture by such trustee or agent therefor. At Parent’s request, Sealed Air must commence a consent solicitation, tender offer or exchange offer with respect to Sealed Air’s $450 million aggregate principal amount of 6.875% Senior Notes due 2033 (the “2033 Notes”) on such terms and conditions, including with respect to consent fees, that are proposed by Parent, provided that (x) Parent will be responsible for preparation of all documentation related to such consent solicitation, tender offer or exchange offer and (y) Parent must consult with Sealed Air and afford Sealed Air a reasonable opportunity to review and comment on such documents in connection with such process and give reasonable consideration to the comments, if any, raised by Sealed Air. Sealed Air is required to provide, and use its best reasonable efforts to cause its representatives to provide, all cooperation reasonably requested by Parent in connection with such consent solicitation, tender offer or exchange offer.

Indemnification and Insurance

From and after the Effective Time, Parent will cause the Company and its subsidiaries to indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries, and any person serving or that served at the request of the Company and its subsidiaries or for their benefit as a director, officer, employee or agent of another corporation, or as their representative in a partnership, joint venture, trust or other enterprise (the “Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement), losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent that the Company and its subsidiaries, as the case may be, would have been required by applicable law and their respective certificates of incorporation, bylaws, or other organizational documents, or any indemnification agreements set forth on in the confidential disclosure letter provided by Sealed Air to Parent, in effect on the date of the Merger Agreement to indemnify such person. Parent also agrees to cause the Company and its subsidiaries to promptly advance expenses as incurred by each Indemnified Person to the fullest extent required by applicable law and their respective certificates of incorporation, bylaws, indemnification agreements or other organizational documents in effect on the date of the Merger Agreement to advance expenses incurred by such person in connection with such matters. Without limiting the foregoing, Parent will cause the Company and its subsidiaries (including the Surviving Corporation) (i) to maintain for a period of not less than six years from the Effective Time provisions in their respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Indemnified Persons that are no less favorable in the aggregate to those persons than the provisions of the certificates of incorporation, bylaws, indemnification agreements and other organizational documents of the Company and its subsidiaries, as applicable, in each case, as of the date of the Merger Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by applicable law.

For a period of six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the

Company and its subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable in the aggregate than the terms of such current insurance coverage; provided, however, that (i) Sealed Air may (and if Sealed Air does not, Parent and the Surviving Corporation will) cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time at 150% of the annual premium paid by Sealed Air for the most recent calendar year ended prior to the date of the Merger Agreement in accordance with the terms thereof; provided that in no event will Parent or Sealed Air expend or be required to expend premium amounts, in the aggregate, for such “tail” insurance policy pursuant to this sentence in excess of 300% of the annual premium paid by Sealed Air for the D&O insurance for the most recent calendar year ended prior to the date of the Merger Agreement.

Other Covenants

Company Stockholder Meeting

Sealed Air has agreed to use reasonable best efforts to (i) establish a record date for and give notice of a meeting of the Sealed Air Stockholders, for the purpose of voting upon the adoption of the Merger Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date of the Merger Agreement, and (ii) to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably possible following the mailing of this proxy statement (and in no event more than 35 days after the mailing of this proxy statement). This proxy statement must be mailed to the Sealed Air Stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable after the date of the Merger Agreement, and in no event more than five business days after the date on which the SEC confirms that it has no further comments on this proxy statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified Sealed Air prior to the 10th day after the filing of this proxy statement that the SEC will be reviewing this proxy statement, but not prior to the date that is five business days after the No-Shop Period Start Date (or, if applicable, the Cut-Off Time).

Stockholder Litigation

Sealed Air is required to (i) keep Parent reasonably informed on a current basis regarding the commencement and status of any stockholder litigation brought or threatened against Sealed Air or its directors or officers relating to the transactions contemplated by the Merger Agreement (“Transaction Litigation”); (ii) provide copies of (and an opportunity to review and provide comments on) all pleadings and other material documents with respect to Transaction Litigation; (iii) give Parent the opportunity to participate in (at Parent’s expense), and consult with Parent with respect to, the defense and prosecution of any Transaction Litigation; and (iv) not enter into or agree to any settlement with respect to any Transaction Litigation without Parent’s’ consent (such consent not to be unreasonably withheld, conditioned or delayed).

Other Covenants

The Merger Agreement contains other covenants, including those relating to access to information; the preparation of this proxy statement; anti-takeover statutes and regulations; public announcements; matters related to Section 16 of the Exchange Act; obligations of Merger Sub to consummate the Merger; third party consents; notice of certain events; and stock exchange delisting and deregistration.

Conditions to the Closing of the Merger

The respective obligations of Sealed Air, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under applicable law) at the Closing of each of the following conditions:

•	the Required Company Stockholder Approval having been obtained;

•

the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act and the receipt of clearances, approvals and consents required to be obtained under certain other antitrust laws, foreign investment laws and other applicable laws; and

•

the absence of any law, order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any governmental authority making the Merger illegal or otherwise prohibiting the Merger.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by each of Parent and Merger Sub, if permissible under applicable law), at the Closing, of the following further conditions:

•

the representations and warranties made by Sealed Air relating to the absence of any Company Material Adverse Effect between September 30, 2025 and November 16, 2025 being true and correct in all respects as of the Closing Date as if made on the Closing Date;

•

the representations and warranties made by Sealed Air relating to the capitalization of Sealed Air being true and correct in all respects as of the Closing Date as if made on the Closing Date (except for any such representations and warranties that speak as of a particular date, which must be true and correct as of such date), except for any de minimis inaccuracies in such representations and warranties;

•

the representations and warranties made by Sealed Air relating to its organization, good standing, corporate power and authority, capitalization of Sealed Air’s subsidiaries, Required Company Stockholder Approval and brokers (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) being true and correct in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which must be true and correct in all respects as of such date;

•

the other representations and warranties made by Sealed Air in the Merger Agreement being true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which must be true and correct in all respects as of such date, and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect;

•

Sealed Air having complied with and performed in all material respects the covenants and obligations in the Merger Agreement that Sealed Air is required to comply with or to perform at or prior to the Closing;

•	the absence of any Company Material Adverse Effect having occurred since the date of the Merger Agreement; and

•

the receipt by Parent of a certificate executed on behalf of Sealed Air by its authorized representative to the effect that the conditions described in the first through fifth bullets above have been satisfied.

In addition, the obligations of Sealed Air to consummate the Merger are subject to the satisfaction (or waiver by Sealed Air, if permissible under applicable law), at the Closing, of the following further conditions:

•

the representations and warranties made by Parent and Merger Sub in the Merger Agreement (without giving effect to any references to materiality qualifications) being true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case (A) except for representations and warranties that speak as of a particular date, which must be true and correct in all respects as of such date and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or perform their respective obligations under the Merger Agreement;

•

Parent and Merger Sub having complied with and performed in all material respects all covenants and obligations in the Merger Agreement that each of Parent and Merger Sub are required to comply with or to perform at or prior to the Closing; and

•

the receipt by Sealed Air of a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions described in the first and second bullets above have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:

•	by mutual written agreement of Sealed Air and Parent;

•	by either Sealed Air or Parent:

•

if the Closing has not occurred on or before 5:00 p.m., Eastern time, on November 16, 2026 (the “End Date”), whether such date is before or after the date of the receipt of Required Company Stockholder Approval (however, the right to terminate the Merger Agreement pursuant to this bullet may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or principally resulted in, the failure of the Closing to have occurred on or before the End Date) (an “End Date termination”);

•

if any governmental authority has issued or enacted an order, decree, judgment, applicable law or ruling permanently enjoining, making illegal or otherwise prohibiting permanently the consummation of the Merger, and such order, decree, judgment, applicable law or ruling has become final and nonappealable; or

•

if (i) the Company Stockholder Meeting has been held and completed and the Sealed Air Stockholders have voted on a proposal to adopt the Merger Agreement and (ii) the Merger Agreement has not been adopted at such meeting by the Required Company Stockholder Approval (a “Stockholder Vote Failure termination”).

•	by Parent:

•

(i) if there is any breach of any representation, warranty, covenant or agreement on the part of Sealed Air set forth in the Merger Agreement, such that any of the closing conditions to the obligations of Parent and Merger Sub (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”, other than relating to the delivery of a closing certificate) would not be satisfied at the Closing (a “Terminating Company Breach”), (ii) Parent has delivered written notice to Sealed Air of such Terminating Company Breach and (iii) such Terminating Company Breach is not capable of cure prior to the End Date or at least 30 days have elapsed since the date of delivery of such written notice to Sealed Air and such Terminating Company Breach has not been cured (however, Parent will not have the right to terminate the Merger Agreement pursuant to this bullet if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements under the Merger Agreement (and such breach has not been waived by Sealed Air) in a manner that would result in a failure of any of the closing conditions relating to Parent or Merger Sub’s representations, warranties and covenants (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) to be satisfied; or

•	if an Adverse Recommendation Change has occurred.

•	by Sealed Air:

•

(i) if there is any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement such that any of the closing conditions to the obligations of Sealed Air (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”, other than relating to the delivery of a closing certificate) would not be satisfied at the Closing (a “Terminating Parent Breach”), (ii) Sealed Air has delivered written notice to Parent of such Terminating Parent Breach and (iii) such Terminating Parent Breach is not capable of cure prior to the End Date or at least 30 days have elapsed since the date of delivery of such written notice to Parent and such Terminating Parent Breach has not been cured (however, Sealed Air will not have the right to terminate the Merger Agreement pursuant to this bullet if Sealed Air is then in breach of any of its representations, warranties or covenants under the Merger Agreement (and such breach has not been waived by Parent)) in a manner that would result in a failure of any of the closing conditions relating to Sealed Air’s representations, warranties and covenants (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”);

•

at any time prior to the receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal; provided, that Sealed Air has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement and concurrently with and as a condition to such termination pays to Parent or its designee the Company Termination Fee of either (i) $94,665,318 if the Merger Agreement had been terminated and an Alternative Acquisition Agreement had been entered with a third party before the No-Shop Period Start Date (or, with respect to an Excluded Party, prior to the Cut-Off Time) or (ii) $205,108,189, in the case of such termination at another time; or

•

if (i) all of the mutual conditions and Parent and Merger Sub’s conditions to the Merger (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) (other than conditions which by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing were to occur as of such time) have been (and remain) satisfied, (ii) Parent has failed to consummate the Closing by the date the Closing should have occurred pursuant to the Merger Agreement, (iii) Sealed Air has irrevocably notified Parent in writing at least three business days prior to such termination that (A) all of the mutual conditions and Parent and Merger Sub’s conditions to the Merger have been satisfied or, to the extent permissible, waived (other than those conditions which by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing were to occur as of such time), (B) Sealed Air is ready, willing and able to consummate, and will consummate, the Closing and (C) Sealed Air intends to terminate the Merger Agreement pursuant to this bullet and (iv) Parent fails to consummate the Closing within such three-business day period following receipt of such irrevocable written notice.

In the event that the Merger Agreement is validly terminated pursuant to the termination rights above, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, as applicable, except certain sections of the Merger Agreement and the confidentiality agreement between CD&R and Sealed Air will survive the termination of the Merger Agreement in accordance with their respective terms, and other than liability of Sealed Air, Parent or Merger Sub, subject to the terms and conditions of the Merger Agreement, for any fraud or intentional and willful breach of the Merger Agreement occurring prior to such termination.

Termination Fees

If Sealed Air had terminated the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal and an Alternative Acquisition Agreement was entered into with a third party prior to the No-Shop Period Start Date (or with an Excluded Party prior to the Cut-Off Time), Sealed Air would have been required to pay the Company Termination Fee of $94,665,318 to Parent or its designee concurrently with and as a condition to such termination, so long as Sealed Air had complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement.

Parent or its designee will also be entitled to receive the Company Termination Fee of $205,108,189 from Sealed Air if the Merger Agreement is validly terminated:

•

(i) by either Parent or Sealed Air for an End Date termination (at a time when the required regulatory approvals and certain other conditions to the Merger have been satisfied) or for a Stockholder Vote

Failure termination, or by Parent for a Terminating Company Breach and (ii) (A) an Acquisition Proposal was made to Sealed Air after November 16, 2025 and has not been fully withdrawn at least five business days prior to (I) the date of the Company Stockholder Meeting, in the event of a Stockholder Vote Failure termination or (II) the date of such termination, in the event of a termination for a Terminating Company Breach, (B) such Acquisition Proposal was publicly disclosed or otherwise became publicly known prior to the date of the Company Stockholder Meeting and (C) within 12 months of the valid termination of the Merger Agreement, Sealed Air enters into a definitive agreement for the consummation of any Acquisition Proposal (substituting the references to “20%” in the definition of Acquisition Proposal with references to “50%”);

•

by Sealed Air, to enter into a definitive agreement in respect of a Superior Proposal, so long as Sealed Air has complied in all material respects with the non-solicitation provisions set forth in the Merger Agreement, and such Alternative Acquisition Agreement was not entered into with the third party prior to the No-Shop Period Start Date (or with an Excluded Party prior to the Cut-Off Time); or

•

by Parent for an Adverse Recommendation Change or by Sealed Air for a Stockholder Vote Failure termination (at a time when Parent could have terminated the Merger Agreement for an Adverse Recommendation Change).

Sealed Air will be entitled to receive the Parent Termination Fee of $425,993,930 from Parent if the Merger Agreement is terminated by Sealed Air:

•	for a Terminating Parent Breach as a result of Parent’s breach of its covenants relating to its required efforts to obtain regulatory approvals; or

•

if (i) all of the mutual conditions and Parent and Merger Sub’s conditions to the Merger (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) (other than conditions which by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing were to occur as of such time) have been (and remain) satisfied; (ii) Parent has failed to consummate the Closing by the date the Closing should have occurred pursuant to the Merger Agreement; (iii) Sealed Air has irrevocably notified Parent in writing at least three business days prior to such termination that (A) all of the mutual conditions and Parent and Merger Sub’s conditions to the Merger have been satisfied or, to the extent permissible, waived (other than those conditions which by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing were to occur as of such time), (B) Sealed Air is ready, willing and able to consummate, and will consummate, the Closing and (C) Sealed Air intends to terminate the Merger Agreement pursuant to this bullet; and (iv) Parent fails to consummate the Closing within such three-business day period following receipt of such irrevocable written notice.

If Sealed Air or Parent, as applicable, fails to pay when due the Company Termination Fee or the Parent Termination Fee, as applicable, and in order to collect such amount, Parent or Sealed Air, as applicable, commences a suit that results in a judgment against Sealed Air for the Company Termination Fee or Parent for the Parent Termination Fee, as applicable, then such party is required to reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit in an amount not to exceed $10,000,000 (the “Enforcement Costs”).

Specific Performance

In the Merger Agreement, Parent, Merger Sub and Sealed Air agreed that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required of it thereunder to consummate the transactions contemplated by the Merger Agreement). In the Merger Agreement, Parent, Merger Sub and Sealed Air acknowledged and agreed that: (1) the parties will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement, without proof of actual damages, in addition to any other remedy to which any party is entitled at law or in equity; (2) the Company Termination Fee and the Parent Termination Fee are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, and Sealed Air, on the other hand, in the circumstances in which such fee is payable for the resources expended and opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Merger; (3) it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law; and (4) the right of the parties to an injunction, specific performance or other equitable remedies in connection with Sealed Air’s enforcing Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded to fund a portion of the Required Amounts or to otherwise effect the Closing will be subject to, and in all cases contingent upon satisfaction of, the following requirements: (a) all of the mutual conditions and Parent’s and Merger Sub’s conditions to the Merger (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) have been and remain satisfied or to the extent permissible waived (other than conditions that are to be satisfied by actions taken at the Closing, which will be capable of being satisfied at the Closing) at the time when the Closing would have been required to occur pursuant to the Merger Agreement, (b) the Debt Financing has been funded in full or will be funded in full at the Closing, in each case in accordance with the Debt Commitment Letter, if the Equity Financing were funded, in each case in accordance with the terms thereof, (c) Sealed Air has irrevocably confirmed to Parent in writing that (i) all of the mutual conditions and Sealed Air’s conditions to the Merger have been satisfied or, to the extent permissible, irrevocably waived (as described in the section of this proxy statement captioned “—Conditions to the Closing of the Merger”) (other than conditions that are to be satisfied by actions taken at the Closing, which will be capable of being satisfied at the Closing), and (ii) Sealed Air is prepared to take, and will take, such actions required of it by the Merger Agreement to cause the Closing to occur and (d) Parent and Merger Sub have failed to consummate the Closing prior to the third business day following the delivery of such confirmation to Parent.

Limitations of Liability

The collective monetary damages payable by Parent, Merger Sub or any of their affiliates for breaches under the Merger Agreement, the Guarantee or the Equity Commitment Letter (including the Parent Termination Fee and any monetary damages for fraud or willful breach or for any other reason) may not exceed in the aggregate the amount of the Parent Termination Fee plus any Enforcement Costs plus any fees and expenses payable pursuant to certain reimbursement obligations set forth in the Merger Agreement. The parties further agreed (in the case of Sealed Air on behalf of itself and its related parties) that (x) no Financing Related Person will be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature and (y) no Financing Related Person will have any liability to Sealed Air or any of its subsidiaries or any of their respective affiliates or representatives (provided that nothing in this clause will limit the liabilities or obligations of a Financing Related Person under the Debt Commitment Letter and other Debt Financing Documents) in connection with the Merger Agreement, the Debt Financing or any of the transactions contemplated thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise.

Fees and Expenses

Except as agreed between the parties relating to the costs of required regulatory filings, reimbursement of expenses relating to financing cooperation and for payment of the Company Termination Fee and Parent Termination Fee, as applicable, each party to the Merger Agreement agreed to bear its own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, whether or not such transactions are consummated, including all fees of its legal counsel, financial advisors and accountants.

Amendment and Waiver

Subject to certain protective provisions for persons relating to the Debt Financing, any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No amendment or waiver may be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the Sealed Air Stockholders pursuant to the DGCL without such further stockholder approval.

No failure or delay by any party to the Merger Agreement in exercising any right, power or privilege under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Governing Law

The Merger Agreement and all proceedings (whether based on contract, tort or otherwise) arising out of, or related to the Merger Agreement, the transactions contemplated by the Merger Agreement or the actions of Parent, Merger Sub or Sealed Air in the negotiation, administration, performance and enforcement thereof is governed by, and construed in accordance with, Delaware law, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the applicable of the laws of another jurisdiction. However, any proceeding of any kind or description, whether in law or in equity, in contract, tort or otherwise, against persons relating to the Debt Financing or the performance thereof or the transactions contemplated thereby, is governed by New York law.

Vote Required and Board of Directors Recommendation

Approval of the adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Sealed Air common stock. As of the Record Date, [ ] votes constitute a majority of the outstanding shares of Sealed Air common stock. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have the same effect as a vote against the proposal to adopt the Merger Agreement, (ii) abstentions will have the same effect as a vote against the proposal to adopt the Merger Agreement and (iii) “broker non-votes” (if any) will have the same effect as a vote against the proposal to adopt the Merger Agreement. Shares of Sealed Air common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Sealed Air Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Sealed Air common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE SEALED AIR COMPENSATION PROPOSAL

In accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Sealed Air is required to submit a proposal to the Sealed Air Stockholders to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Sealed Air’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “The Merger—Interests of Executive Officers and Directors of Sealed Air in the Merger—Named Executive Officer Golden Parachute Compensation.”

The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, Sealed Air is asking you to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders of Sealed Air approve, on a non-binding, advisory basis the compensation that will or may become payable to Sealed Air’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned ‘The Merger—Interests of Executive Officers and Directors of Sealed Air in the Merger’, including the tables, associated footnotes and narrative discussion.”

The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement and is not a condition to the completion of the Merger. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Sealed Air. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Vote Required and Board of Directors Recommendation

Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the vote of the holders of a majority of the voting power of the Sealed Air common stock present in person or represented by proxy at the Special Meeting and entitled to vote, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Compensation Proposal and (iii) “broker non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Sealed Air common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Sealed Air Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Sealed Air common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If Sealed Air Stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Sealed Air Stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chair of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Sealed Air common stock as of January 6, 2026 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to beneficially own more than five percent of Sealed Air common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 147,271,147 shares of Sealed Air common stock outstanding as of January 6, 2026. In computing the number of shares of Sealed Air common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of Sealed Air common stock subject to (i) stock options held by that person or entity that are currently exercisable or exercisable within 60 days of January 6, 2026 and (ii) stock awards held by that person or entity that are scheduled to vest and become releasable within 60 days of January 6, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sealed Air Corporation, 2415 Cascade Pointe Boulevard, Charlotte, NC 28208.

Name of Beneficial Owner	Shares Beneficially Owned (#)		Percentage (%)
Directors and Named Executive Officers:
Zubaid Ahmad	1,200	(1)	*
Anthony J. Allott	10,893		*
Kevin C. Berryman	4,933	(1)	*
Françoise Colpron	24,913		*
Henry R. Keizer	43,015		*
Harry A. Lawton III	28,923		*
Suzanne B. Rowland	–	(1)	*
Dustin J. Semach	105,032	(2)	*
Kristen Actis-Grande	19,859		*
Veronika M. Johnson	31,570	(2)(3)	*
Byron J. Racki	7,237	(2)	*
Russell K. Grissett	–		*
Belinda G. Hyde	3,443	(2)	*
Patrick M. Kivits	–		*
Emile Z. Chammas	47,025		*
Steven E. Flannery	14,909	(2)	*
All Executive Officers and Directors as a Group (17 persons)	348,055		*
5% Stockholders:
BlackRock, Inc.(4)	14,830,711		10.1%
BlackRock Portfolio Management LLC(5)	13,571,535		9.2%
The Vanguard Group(6)	18,330,381		12.4%
T. Rowe Price Investment Management, Inc.(7)	8,452,699		5.7%

*	Represents beneficial ownership of less than 1% of the shares of Sealed Air common stock.

(1)

The number of shares of Sealed Air common stock listed in the table does not include stock units held in the stock accounts of the non-employee directors under our Deferred Compensation Plan for Directors. Each stock unit represents one share of Sealed Air common stock. Holders of stock units cannot vote the shares represented by the units or transfer such units; see the section of this proxy statement captioned “The Merger—Interests of Executive Officers and Directors of Sealed Air in the Merger—Treatment of Company Compensation Awards.”

(2)

This figure includes shares of Sealed Air common stock held under our 401(k) and Profit-Sharing Plan with respect to which our executive officers individually and as a group may, by virtue of their participation in the plan, be deemed to be beneficial owners. The approximate numbers of share equivalents held by the named executive officers and by the current directors, director nominees and executive officers as a group under the plan are as follows:

Dustin J. Semach	1,065
Veronika M. Johnson	3,679
Byron J. Racki	580
Belinda G. Hyde	273
Steven E. Flannery	277
Current Executive Officers and Directors as a Group	5,874

(3)	Includes 15,355 shares of Sealed Air common stock held by Ms. Johnson’s spouse.
(4)

The ownership information set forth in the table is based on information contained in a Schedule 13G/A, filed with the SEC on February 7, 2025 by BlackRock, Inc., with respect to ownership of shares of Sealed Air common stock, which indicated that BlackRock, Inc. (including certain of its subsidiaries and affiliates) had sole voting power with respect to 14,625,615 shares and sole dispositive power with respect to 14,830,711 shares. The principal business address of BlackRock, Inc. is 50 Hudson New York, NY 10001.

(5)

The ownership information set forth in the table is based on information contained in a Schedule 13G, filed with the SEC on April 15, 2025 by BlackRock Portfolio Management LLC, with respect to ownership of shares of Sealed Air common stock, which indicated that BlackRock Portfolio Management LLC had sole voting power with respect to 13,399,264 shares and sole dispositive power with respect to 13,571,535 shares. The principal business address of BlackRock Portfolio Management LLC is 50 Hudson New York, NY 10001.

(6)

The ownership information set forth in the table is based on information contained in a Schedule 13G/A, filed with the SEC on January 31, 2025 by The Vanguard Group, with respect to ownership of shares of Sealed Air common stock, which indicated that The Vanguard Group had shared voting power with respect to 65,810 shares, sole dispositive power with respect to 18,091,943 shares and shared dispositive power with respect to 238,438 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

The ownership information set forth in the table is based on information contained in a Schedule 13G/A, filed with the SEC on November 14, 2025 by T. Rowe Price Investment Management, Inc., with respect to ownership of shares of Sealed Air common stock, which indicated that T. Rowe Price Investment Management, Inc. had sole voting power with respect to 8,432,635 shares and sole dispositive power with respect to 8,452,699 shares. The principal business address of T. Rowe Price Investment Management, Inc. is 1307 Point Street, Baltimore, MD 21231.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Sealed Air Stockholders. However, if the Merger is not completed, Sealed Air Stockholders will continue to be entitled to attend and participate in stockholder meetings.

If the Merger is completed, Sealed Air does not expect to hold a 2026 annual meeting of its stockholders. However, if the Merger is not completed, Sealed Air will hold a 2026 annual meeting of its stockholders.

As described in our annual proxy statement for the 2025 annual meeting of Sealed Air Stockholders filed on April 17, 2025, Sealed Air Stockholders have the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2026 (the “2026 annual meeting”) by submitting their proposals in writing to our Secretary in a timely manner by January 29, 2026 and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.

In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2026 annual meeting by a Sealed Air Stockholder, such stockholder must deliver written notice to our Secretary no later than February 28, 2026, and no earlier than January 29, 2026. If the date of our 2026 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2025 annual meeting, notice of a proposal will be timely if it is received by our Secretary no later than the tenth day following the day on which notice of the date of such annual meeting is publicly disclosed.

We have adopted a proxy access right to permit, under certain circumstances, a stockholder or a group of stockholders to include in our annual meeting proxy statement director candidates whom they have nominated. These proxy access provisions in our bylaws provide, among other things, that a Sealed Air Stockholder or group of up to 20 Sealed Air Stockholders seeking to include director candidates in our annual meeting proxy statement must own, in the aggregate, at least 3% of Sealed Air common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any meeting proxy statement cannot exceed the greater of 20% of the Board of Directors or two directors. Stockholder(s) and the nominee(s) must satisfy the other requirements outlined in our bylaws. Notice of proxy access director nominees must be received in proper written form no earlier than December 30, 2025, and no later than January 29, 2026.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Secretary. All notices of proposals and director nominations by Sealed Air Stockholders should be sent to Sealed Air Corporation, 2415 Cascade Pointe Boulevard, Charlotte, NC 28208.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Sealed Air filings with the SEC are incorporated by reference:

•	Sealed Air’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 26, 2025;

•

Sealed Air’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed on May 7, 2025; for the fiscal quarter ended June 30, 2025, filed on August 5, 2025; and for the fiscal quarter ended September  30, 2025, filed on November 4, 2025; and

•	Sealed Air’s Current Reports on Form 8-K, filed on February 14, 2025, March 3, 2025, May 30, 2025, August 4, 2025, November 17, 2025, November 25, 2025, December 17, 2025 and December 29, 2025.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Copies of any reports, statements or other information that we file with the SEC are available at www.sec.gov. In addition, Sealed Air Stockholders may obtain free copies of the documents filed with the SEC by Sealed Air through the Investor Relations section of our website, https://ir.sealedair.com/, at the “Reports & Filings—SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Sealed Air Corporation

Attention: Legal Department

2415 Cascade Pointe Boulevard

Charlotte, NC 28208

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Sealed Air common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call (877) 456-3442 (toll-free from the U.S. and Canada)

or +1 (412) 232-3651 (from other countries)

Banks and Brokers may call collect: (212) 750-5833

MISCELLANEOUS

Sealed Air has supplied all information relating to Sealed Air, and Parent has supplied, and Sealed Air has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [     ], 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Sealed Air Stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SWORD PURCHASER, LLC,

SWORD MERGER SUB, INC.

AND

SEALED AIR CORPORATION

NOVEMBER 16, 2025

A-i

A-ii

Section 9.09	Waiver of Jury Trial	A-75
Section 9.10	Counterparts; Effectiveness	A-75
Section 9.11	Entire Agreement	A-76
Section 9.12	Severability	A-76
Section 9.13	Non-Recourse Parent Parties	A-76

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 16, 2025, is entered into by and among Sealed Air Corporation, a Delaware corporation (the “Company”), Sword Purchaser, LLC, a Delaware limited liability company (“Parent”), and Sword Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of Merger Sub and the board of directors of the Company (the “Company Board”) have approved and declared advisable and in the best interests of each corporation and its respective stockholders, and the board of managers of Parent has approved and declared advisable and in the best interests of its members, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent to be effective by its terms immediately following execution of this Agreement, adopting this Agreement and the transactions contemplated hereby, including the Merger, pursuant to the DGCL;

WHEREAS, the Company Board has unanimously resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Clayton, Dubilier & Rice Fund XII, L.P. (“Guarantor”) has delivered to the Company (i) a guaranty (the “Guaranty”), pursuant to which Guarantor has agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder on the terms set forth therein, and (ii) the Equity Commitment Letter (as defined below) pursuant to which Guarantor has agreed to provide to Parent on the Closing Date the Equity Financing (as defined below) on the terms set forth therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“2026 Indenture” means the Indenture, dated as of September 29, 2021, among the Company, the subsidiary guarantors thereto and U.S. Bank National Association, as trustee, registrar, paying agent and collateral agent, relating to the Company’s $600 million aggregate principal amount of 1.573% Senior Notes due 2026 (“2026 Notes”) (as amended, supplemented or otherwise modified from time to time).

“2027 Indenture” means the Indenture, dated as of November 26, 2019, among the Company, the subsidiary guarantors thereto, and U.S. Bank National Association, as trustee, registrar and paying agent, relating to the Company’s $425 million aggregate principal amount of 4.000% Senior Notes due 2027 (“2027 Notes”) (as amended, supplemented or otherwise modified from time to time).

“2028 Indenture” means the Indenture, dated as of January 31, 2023, by and among the Company, Sealed Air Corporation (US), the subsidiary guarantors thereto and U.S. Bank Trust Company, National Association, as trustee, registrar and paying agent, relating to the Company’s $775 million aggregate principal amount of 6.125% Senior Notes due 2028 (“2028 Notes”) (as amended, supplemented or otherwise modified from time to time).

“2029 Indenture” means the Indenture, dated as of April 19, 2022, among the Company, the subsidiary guarantors thereto, and U.S. Bank Trust Company, National Association, as trustee, registrar and paying agent, relating to the Company’s $425 million aggregate principal amount of 5.000% Senior Notes due 2029 (“2029 Notes”) (as amended, supplemented or otherwise modified from time to time).

“2031 Indenture” means the Indenture, dated as of November 20, 2023, among the Company, Sealed Air Corporation (US), the subsidiary guarantors thereto and Truist Bank, as trustee, registrar and paying agent, relating to the Company’s $425 million aggregate principal amount of 7.250% Senior Notes due 2031 (“2031 Notes”) (as amended, supplemented or otherwise modified from time to time).

“2032 Indenture” means the Indenture, dated as of June 28, 2024, among the Company, the Co-Issuer, and U.S. Bank Trust Company, National Association, as trustee, registrar and paying agent, relating to the Company’s $400 million aggregate principal amount of 6.500% Senior Notes due 2032 (“2032 Notes”) (as amended, supplemented or otherwise modified from time to time).

“2033 Indenture” means the Indenture, dated as of July 1, 2003, between the Company and SunTrust Bank, as trustee, relating to the Company’s $450 million aggregate principal amount of 6.875% Senior Notes due 2033 (“2033 Notes”) (as amended, supplemented or otherwise modified from time to time).

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect prior to the date hereof; or (ii) executed, delivered and effective on or after the date hereof, in either case containing provisions that (x) require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives non-public information of or with respect to the Acquired Companies to keep such information confidential (subject to customary exceptions) and that does not prohibit the Company from complying with its obligations to provide disclosure to Parent pursuant to Section 6.02, and (y) are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement, other than with respect to standstill and similar provisions.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the Transactions or any other proposal or offer from Parent or any of its Subsidiaries or Affiliates, any proposal or offer from a Third Party or Group relating to (i) any acquisition or purchase, in a single transaction or series of related transactions, of (A) more than twenty percent (20%) of the assets of the Acquired Companies, taken as a whole, or (B) more than twenty percent (20%) of the combined voting power or equity of the Company; (ii) any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning more than twenty percent (20%) of the combined voting power or equity of the Company; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party or its shareholders, if consummated, would hold more than twenty percent (20%) of the combined voting power or equity of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Notwithstanding the foregoing, except for purposes of the definition of “Third Party”, Section 8.03(e) and Section 9.13, no portfolio company (as such term is commonly understood in the private equity industry) or investment of CD&R or of any investment fund or investment vehicle affiliated with or managed or advised by CD&R shall be an “Affiliate” of Parent or Merger Sub.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group under state, local or non-U.S. law).

“Anti-Corruption Laws” means all Applicable Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto, the United Kingdom Bribery Act 2010, and any other anti-bribery or anti-corruption Law of any jurisdiction applicable to the Company or its Subsidiaries.

“Antitrust or FDI Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust, competition, merger or Foreign Investment Law authorities of any other jurisdiction (whether U.S., foreign or multinational).

“Applicable Law” means, with respect to any Person, any Law or Governmental Order that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed. For the avoidance of doubt, each of December 26, 2025, December 29, 2025, December 30, 2025 and December 31, 2025 are Business Days.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, rules or regulations thereto.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.

“Company Balance Sheet” means the consolidated audited balance sheet of the Company as of September 30, 2025 and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means September 30, 2025.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.10 per share, of the Company.

“Company Compensatory Award” means each Company DSU, Company RSU Award, and Company PSU Award.

“Company Credit Agreement” means that certain Fifth Amended and Restated Syndicated Facility Agreement, dated as of October 31, 2025, by and among the Company, as Borrower Representative (as defined therein), the other Borrowers (as defined therein) from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as agent for and on behalf of the other lenders and issuing banks party thereto.

“Company DSU” means a deferred stock unit award in respect of Company Common Stock granted to non-employee directors under the Company Stock Plan pursuant to the Sealed Air Deferred Compensation Plan for Directors.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.

“Company IP” means all Intellectual Property Rights owned by any Acquired Company.

“Company IT Assets” means information technology assets, systems, and networks, including (a) Software, (b) electronic data processing, record keeping, communications, telecommunications, and co-location lines and equipment, (c) websites, interfaces, platforms, servers, circuits, and peripherals, in each case that are owned or controlled by, or leased or licensed to, any of the Acquired Companies.

“Company Material Adverse Effect” means any effect, change, fact, development, occurrence or event (each, an “Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following (alone or in combination), be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be a “Company Material Adverse Effect” (subject to the limitations set forth below):

(a) any change in Applicable Law, GAAP or any applicable accounting standards or any change in the official interpretation thereof;

(b) general economic, political or business conditions or changes therein, or acts of terrorism, epidemics or pandemics, disease outbreaks or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity) or any escalation or worsening of the foregoing (including any response of any Governmental Authority, including requirements for business closures or “sheltering-in-place”);

(c) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events, or other acts of God;

(d) the imposition of, or changes in, any tariffs, sanctions or similar Applicable Law or Governmental Order;

(e) financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein;

(f) any change generally affecting the industries in which the Acquired Companies operate;

(g) the announcement of this Agreement or the consummation of the Transactions (including (i) the initiation of litigation by any holder of shares of the Company with respect to this Agreement or the Transactions or (ii) any termination or loss of, reduction in or similar negative impact on relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of the Acquired Companies, in each case, due to the identity of the parties to this Agreement or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies); provided that this clause (g) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement;

(h) the taking of any action or the omission of any action expressly required by this Agreement or at the express written request of Parent (other than any covenant to operate in the ordinary course set forth in Section 6.01 and the condition in Section 7.02(b) to the extent relating thereto);

(i) any change in the price or trading volume of the Company’s securities or other financial instruments, in and of itself (it being understood that the underlying causes of such change, to the extent not otherwise excluded by other clauses of this definition, may be taken into account in determining the occurrence of a Company Material Adverse Effect); or

(j) any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts (it being understood that the underlying causes of such failure, to the extent not otherwise excluded by other clauses of this definition, may be taken into account in determining the occurrence of a Company Material Adverse Effect);

provided, further, that in the case of the foregoing clauses (a), (b), (c), (d), (e), and (f), to the extent that such matters disproportionately adversely impact the Acquired Companies (taken as a whole) relative to other businesses operating in the industries in which the Acquired Companies operate, such Effect may be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur.

“Company Preferred Stock” means the preferred stock, $0.10 par value per share, of the Company.

“Company PSU Award” means any award of restricted stock units with respect to shares of Company Common Stock subject to performance-based vesting or forfeiture conditions granted under the Company Stock Plan.

“Company RSU Award” means an award of restricted stock units, with respect to shares of Company Common Stock that are subject to vesting or forfeiture (excluding the Company PSU Awards) granted under the Company Stock Plan.

“Company Stock Plan” means the Company’s 2014 Omnibus Incentive Plan, as amended and restated effective May 17, 2018 and May 18, 2021, as further amended effective May 23, 2024.

“Company Termination Fee” means an amount in cash equal to $205,108,189; provided, however, that if any termination of this Agreement is effected pursuant to Section 8.01(h) and an Alternative Acquisition Agreement is entered into with a Third Party prior to the No-Shop Period Start Date (or with an Excluded Party prior to the Cut-Off Time), the Company Termination Fee means an amount in cash equal to $94,665,318.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 22, 2025, by and between CD&R and the Company, as amended pursuant to that certain Addendum to Confidentiality Agreement, dated as of October 31, 2025.

“Continuing Employees” means all employees of the Company or any of its Subsidiaries as of immediately prior to the Closing who, immediately after the Closing, continue their employment with the Surviving Corporation or any of its Subsidiaries or Affiliates.

“Contract” means any legally binding contract, agreement, subcontract, lease, sublease, note, mortgage, bond or indenture.

“Cut-Off Time” means, with respect to each Excluded Party, the earlier of (a) 11:59 p.m. (Eastern Time) on December 31, 2025 (as may be extended pursuant to Section 6.02(e)) and (b) the time that such Excluded Party ceases to be an Excluded Party in accordance with the definition thereof.

“Debt Commitment Letter” means the debt commitment letters, dated as of the date hereof, between Parent, the lenders party thereto (collectively, the “Lenders”) and the arrangers party thereto (including all exhibits, annexes, schedules and term sheets attached thereto or contemplated thereby), as the same may be amended, restated, amended and restated, supplemented, modified or replaced in compliance with this Agreement, pursuant to which the Lenders party thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided the debt financing set forth therein.

“Debt Fee Letter” means that certain fee letter related to the Debt Commitment Letter.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any “market flex” terms in the Debt Fee Letter).

“Debt Financing Documents” means the agreements, letters, documents and certificates contemplated by or in connection with the Debt Financing.

“Disclosure Letter” means the Company Disclosure Letter or the Parent Disclosure Letter, as applicable.

“Dividend Suspension Condition” means that either (i) there shall have been a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) there shall be or have been any inaccuracy in any representation or warranty of the Company set forth in Article IV, in each case of clauses (i) and (ii), such that any of the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) would not be satisfied.

“Environmental Laws” means any and all foreign, U.S. federal, state or local Laws relating to pollution, public or worker health or safety, or the protection of the environment, including those relating to the treatment, storage, disposal or release of, or exposure to, Hazardous Substances.

“Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Excluded Information” means (i) any description of post-Closing capital structure, including descriptions of indebtedness or equity of Parent or any of its Affiliates (including the Company and its Subsidiaries on or after the Closing Date), other than with respect to any Indebtedness of the Company and its Subsidiaries that is anticipated to remain outstanding following the Closing, (ii) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”), (iii) any information that would customarily be provided by an underwriter or initial purchaser in a customary offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, (iv) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments, pro forma information (other than pro forma information relating to periods prior to Closing, not relating to the transactions contemplated by this Agreement, and not otherwise required to be disclosed by the Company in connection with its public reporting) or projected information, (v) risk factors relating to all or any component of the Debt Financing, (vi) financial statements or information required by Rules 3-05 (with respect to, and only with respect to, the transactions contemplated by this Agreement), 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis required by Regulation S-K Items 402 and 601, (vii) “segment” financial information and disclosure, including, without limitation, any required by Regulation S-K Item 101(b) and FASB Accounting Standards Codification Topic 280 and (viii) any financial information with respect to the Company and its Subsidiaries on a non-consolidated basis.

“Excluded Party” means any Person or Group (a) from whom the Company or any of its Subsidiaries or Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a written offer or proposal that constitutes a bona fide Acquisition Proposal (even if such Acquisition Proposal is later amended) and (b) whose Acquisition Proposal the Company Board determines prior to the No-Shop Period Start Date, in good faith, after consultation with its financial and outside legal advisors, constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined herein without regard to whether or by whom it was solicited); provided, however, that a Person or Group shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person or Group) if (i) such Acquisition Proposal is withdrawn by such Person or Group or (ii) such Acquisition Proposal, in the good faith determination of the Company Board, after consultation with its financial and outside legal advisors, no longer is, or would no longer be reasonably expected to lead to, a Superior Proposal.

“Existing Indentures” means, collectively, the 2026 Indenture, the 2027 Indenture, the 2028 Indenture, the 2029 Indenture, the 2031 Indenture, the 2032 Indenture and the 2033 Indenture.

“Financing” means the Debt Financing and the Equity Financing.

“Financing Failure Event” means the occurrence of, for any reason, all or any portion of the Debt Financing becoming unavailable on the terms and conditions set forth in the Debt Commitment Letter and the Debt Fee Letter (including any “market flex” provisions that are contained in the Debt Fee Letter) (other than as a result of the Company’s breach of any provision of this Agreement, or failure to satisfy the conditions set forth in Section 7.01 or Section 7.02).

“Financing Related Persons” means (i) the Financing Sources, (ii) any Affiliates of the Financing Sources and (iii) the respective stockholders, partners, members, controlling persons and Representatives of each Person identified in clauses (i) and (ii) of this definition and (iv) the permitted successors and assigns of each of the Persons described in the foregoing clauses (i), (ii) and (iii) of this definition.

“Financing Sources” means each Person (including the Lenders, agents arrangers, bookrunners, managers, co-agents, financial institutions, institutional investors, underwriters, commitment parties or similar debt financing sources) that has committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, any high-yield bonds being issued as part of or in lieu of any portion of the Debt Financing, in connection with the transactions contemplated hereby pursuant to the Debt Commitment Letter, and the parties to any joinder agreements, indentures, credit agreement or any other definitive documentation entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, partners, trustees, shareholders, controlling Persons, agents and representatives of the foregoing and their respective successors and assigns.

“Foreign Investment Laws” means any state, national or multi-jurisdictional Applicable Laws that are designed or intended to prohibit, restrict or regulate actions or transactions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, national, state, provincial, municipal, local, foreign or supranational government, governmental authority, regulatory, tax or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, public or private arbitrator or arbitral body, court or tribunal or any self-regulatory organization (including NYSE).

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination, directive, or award, in each case, entered by or with any Governmental Authority.

“Group” has the meaning given to such term under Section 13 of the Exchange Act.

“Hazardous Substance” means (i) any material, substance, or waste regulated by, or for which liability or standard of conduct are imposed, pursuant to Environmental Laws, and (ii) petroleum and petroleum by-products, asbestos, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Indebtedness” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case only to the extent drawn), (d) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement, and (e) guarantees of obligations of the types referred to in the preceding clauses (a) through (d).

“Intellectual Property Rights” means all of the following and all rights therein or thereto, (i) patents, patent applications, and all related continuations, divisions, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, trade names, service marks, trade dress, domain names, social media accounts and handles, and other indicia of origin, and all goodwill associated therewith, (iii) copyrights, (iv) Trade Secrets, (v) Software, and (vi) all registrations and applications of any of the foregoing.

“Intervening Event” means any Effect that, (i) individually or in the aggregate, is material to the Acquired Companies, taken as a whole, and is not known or reasonably foreseeable (or the magnitude of which is not known or reasonably foreseeable) to or by the Company Board as of the date of this Agreement, (ii) which Effect (or the magnitude of which) becomes known to or by the Company Board prior to adoption of this Agreement by the Required Company Stockholder Approval, and (iii) does not involve or relate to (A) an Acquisition Proposal, (B) any change, in and of itself, in the price or trading volume of the shares of Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), or (B) the fact, in and of itself, that the Company exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to the Company the actual knowledge of each of Dustin Semach, Kristen Actis-Grande, Roni Johnson, Stefanie Holland, Joseph Lambert, Bryon Racki and Patrick Carr and (ii) with respect to Parent and Merger Sub, the actual knowledge of each of Robert Volpe and Jared Davis.

“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), statutes, codes, rules, ordinances, acts, Governmental Orders or regulations promulgated or applied by any Governmental Authority.

“Leased Real Property” means real property leased or subleased by an Acquired Company and which provides for annual rent payments in excess of $500,000.

“Lender Protective Provisions” means Section 8.03(e), Section 9.04, Section 9.06(a), Section 9.07, Section 9.08, Section 9.09 and Section 9.13(b) of this Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, license, security interest or other lien or restriction of any kind.

“Marketing Period” means (A) at all times to and including October 7, 2026, the first period of fifteen (15) consecutive Business Days after the date hereof throughout and at the end of which (i) Parent shall have the

Required Information and (ii) the conditions set forth in Section 7.01 and Section 7.02 shall be satisfied or, to the extent permitted by applicable Law, waived (other than any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.01 and Section 7.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period and (B) at all times from and after October 7, 2026, the first period of fifteen (15) consecutive Business Days after the date hereof throughout and at the end of which (i) Parent shall have the Required Information and (ii) the conditions set forth in Section 7.01 and Section 7.02 shall be satisfied or, to the extent permitted by applicable Law, waived (other than (I) any such conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing and (II) the conditions set forth in Sections 7.01(a) and 7.01(b), it being understood that this clause shall not constitute a waiver of such conditions for purposes of Article VII)) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.01 and Section 7.02 (other than the conditions set forth in Sections 7.01(a) and 7.01(b) if such conditions were not satisfied at the commencement of such fifteen (15) consecutive Business Day period as contemplated by clause (II) of the immediately preceding parenthetical above) to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided, in the case of each of clauses (A) and (B), that (1) (x) November 28, 2025 shall not constitute a Business Day for purposes of calculating such fifteen (15) consecutive Business Day period (with such date being excluded for purposes of, but which shall not reset, such fifteen (15) consecutive Business Day period), (y) if such fifteen (15) consecutive Business Day period shall not have ended on or prior to December 19, 2025, then such fifteen (15) consecutive Business Day period shall not commence prior to January 5, 2026 and (z) if such fifteen (15) consecutive business day period shall not have ended on or prior to August 21, 2026, then such fifteen (15) consecutive Business Day period shall not commence prior to September 8, 2026 and (2) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the Closing Date, (A) any of the historical financial statements that are included in the Required Information become stale under Regulation S-X, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, the Company furnishes Parent with updated Required Information, (B) PricewaterhouseCoopers LLP (or any other auditor to the extent financial statements audited by such auditor are be included in the Required Information) shall have withdrawn its audit opinion with respect to any of the audited financial statements of the Company or that are included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another nationally-recognized independent public accounting firm, (C) the Company or any of its Affiliates restates or the Company Board has determined to restate or PricewaterhouseCoopers LLP (or any other auditor to the extent financial statements audited by such auditor are be included in the Required Information) has determined that it is necessary to restate any historical financial statements of the Company or that are included in the Required Information or the Company or any of its Affiliates shall have determined that a restatement of any such historical financial statements is required, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the Company Board subsequently concludes that no restatement shall be required in accordance with GAAP, or (D) the Required Information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company, necessary in order to make the statements contained in the Required Information, in light of the circumstances under which they were made, not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated so that there is no longer any such untrue statement or omission; provided further that if the Company shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case, subject to clauses (A) through (D) above, the Marketing Period will be deemed to have commenced on the date of such notice unless Parent, in good faith, believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why

Parent believes the Marketing Period has not commenced) and, following delivery of such Required Information specified in such notice or the satisfaction of the applicable condition, the Marketing Period will commence. For the avoidance of doubt, there will be only one full Marketing Period and if a Marketing Period is completed prior to the Closing Date, there will be no requirement for a subsequent Marketing Period to run.

“Malicious Code” means any (a) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (b) other code designed to have any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Company IT Asset on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

“NYSE” means the New York Stock Exchange LLC or any successor exchange.

“Owned Real Property” means each parcel of real property owned by an Acquired Company.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement.

“Parent Termination Fee” means an amount in cash equal to $425,993,930.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (ii) statutory Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of Applicable Law that are not yet delinquent or that are being contested in good faith, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property and which are not violated by the current use and operation of such Real Property or the operation of the business of the Acquired Companies, (v) with respect to Real Property, (A) covenants, conditions, restrictions, reciprocal easement agreements, utility, encroachments, access and other easements and rights of way and other encumbrances of record on title, (B) Liens encumbering the interest of the fee owner or any superior lessor, sublessor or sublicensor, and (C) any other non-monetary Liens which, in the case of each of the foregoing clauses (A) through (C), would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Acquired Companies at such Real Property, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company and Liens securing surety bonds or indebtedness or liabilities that have otherwise been disclosed in Section 1.01(a)(i) of the Company Disclosure Letter, (vii) Liens to be released on or prior to the Closing Date, (viii) with respect to Real Property, such Liens or other imperfections of title, if any, that do not have a Company Material Adverse Effect, including Liens for any supplemental Taxes or assessments not shown by the public records, (ix) purchase money Liens securing acquisition financing with respect to any applicable tangible asset, including refinancings thereof, (x) Liens described in Section 1.01(a)(i) to the Company Disclosure Letter, (xi) non-exclusive licenses of Intellectual Property Rights entered into by an Acquired Company with service providers, contractors, vendors or clients in the ordinary course of business and (xii) any other Liens incurred in the ordinary course of the business of the Acquired Companies and which do not interfere materially with the ownership, use or operation of the property subject thereto.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any data or information that is protected by or subject to any Applicable Law, Contract, or privacy policies publicly published by any of the Acquired Companies related to data privacy, protection, or security, or is otherwise considered “personal information” under Applicable Law.

“Proceeding” means any claim, action, suit, charge, complaint, audit, assessment, arbitration or inquiry, or any proceeding or investigation (whether civil, criminal, administrative, judicial or investigative) by or before any Governmental Authority.

“Process”, “Processed” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer (including any transfer across national borders), transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), modification, destruction, access, retrieval, disposal, sharing, theft, corruption, loss, interruption or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium) or other information, as applicable.

“Qualifying Breach Termination” means a termination of this Agreement by the Company pursuant to Section 8.01(f) as a result of Parent’s breach of Section 6.03.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Receivables Factoring Agreement” means, the Receivables Transfer and Service Agreement, dated as of December 6, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Sealed Air Funding LLC, as seller, Sealed Air Corporation (US), as collection agent, Ester Finance Titrisation, as purchaser, Credit Agricole Corporate & Investment Bank, as program manager and arranger, and Credit Agricole Leasing & Factoring, as program agent.

“Receivables Securitization Agreements” means (a) the Receivables Loan Agreement, dated as of February 11, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Sealed Air Securitization DAC as borrower, Sealed Air Limited as servicer, the persons time to time party thereto as conduit lenders, committed lenders and funding agents, Cooperative Rabobank U.A. trading as Rabobank London as administrative agent and funding agent and Sealed Air Corporation as performance undertaking provider; and (b) Eighth Amended and Restated Receivables Purchase Agreement, dated as of November 15, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Sealed Air Funding LLC as seller, Sealed Air Corporation (US) as collection agent, Atlantic Asset Securitization LLC as issuer, Cooperative Rabobank U.A., New York Branch as committed purchaser and managing agent, Credit Agricole Corporate and Investment Bank, committed purchaser, managing agent and administrative agent.

“Registered IP” means all Company IP that is registered, recorded, or filed with any Governmental Authority or a domain name registrar.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, attorneys, accountants, advisors, consultants and other authorized representatives.

“Required Company Stockholder Approval” means the affirmative vote to adopt this Agreement from the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with Section 251(c) of the DGCL.

“Required Information” means (a) (i) the audited consolidated balance sheets and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company as of and for the two (2) most recently completed fiscal years of the Company ended at least ninety (90) days prior to the

Closing Date, together with all related notes and schedules thereto, and in each case accompanied by the audit reports thereon of PricewaterhouseCoopers LLP, and (ii) the unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Company for any subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date and the portion of the fiscal year through the end of such quarter (other than in each case the fourth quarter of any fiscal year) and, in each case, for the comparable period of the prior fiscal year, together with all related notes and schedules thereto, in the case of each of clauses (i) and (ii) above, prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-09, 3-10 and 3-16 of Regulation S-X) and which, with respect to clause (ii), shall have been reviewed by the independent auditors of the Company as provided in AU 722, but in each case, excluding Excluded Information; (b) other financial information (other than Excluded Information) necessary to allow Parent to prepare pro forma financial statements (including for the most recent four (4) fiscal quarter period ended at least forty-five (45) days prior to the Closing Date (or, if the end of the most recently completed four (4) fiscal quarter period is the end of a fiscal year, ended at least ninety (90) days prior to the Closing Date)) that give effect to the transactions contemplated hereunder as if the transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and which are prepared in accordance with GAAP, but which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements pursuant to Rule 144A promulgated under the Securities Act; (c) financial data, audit reports, business and other information (including a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Company and customary due diligence materials with respect to the Company) regarding the Company of the type that would be required by Regulation S-X (including Rule 3-05 thereof, but excluding Rules 3-09, 3-10 and 3-16 of Regulation S-X) and Regulation S-K (other than Item 402 of Regulation S-K) for a registered public offering of non-convertible debt securities of Parent (including for Parent’s preparation of pro forma financial statements), in each case to the extent the same is of the type and form customarily included in, and subject to other exceptions that are customary for, an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort and change period comfort) with respect to the financial information of the Company to be included in such offering memorandum but in each case excluding Excluded Information; provided that the filing of the information required by Form 10-K and Form 10-Q, and such information being publicly available on Edgar, within such time periods by the Company will satisfy the requirements of this clause (c); (d) the consents of auditors for use of their unqualified audit reports in any materials relating to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing; (e) any replacements or restatements of and supplements to the information specified in items (a) through (d) above if any such information would go stale, contain a material misstatement or omission or otherwise be unusable for such purposes, provided, that, subject to clauses (2)(A) through (2)(D) of the first proviso in the definition of Marketing Period, if such replacement, restatement or supplement is delivered during the Marketing Period, the Marketing Period shall not restart; and (f) the draft comfort letters referred to in Section 6.16(a)(x).

“Sanctioned Person” means any Person who is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of blocked persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) fifty percent (50%) or more owned or controlled by any Person described in the foregoing clauses (a) and (b).

“Sanctions” means trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures including those administered, enacted or enforced by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) His Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission (or any successor thereto).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Security Incident” means any actual breach of security, phishing incident, ransomware or malware attack, unauthorized Processing, or other cyber or security incident affecting or with respect to any of the Company IT Asset or any data and information (including Trade Secrets and Personal Information) owned or Processed by or on behalf of any Acquired Company, or otherwise suffered by any Acquired Company.

“Software” means all (i) computer programs and other software including any and all source code (whether in executable code, object code or source code), model objects or other saved model formats, fine-tuned improvements to third-party models, and any other software implementations of algorithms, models, and methodologies, (ii) firmware, systems, tools, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iii) user interfaces, report formats, templates, menus, buttons and icons, (iv) data analysis, enrichment, measurement and management tools, and (v) all documentation relating thereto, including any user manuals and other training documentation.

“Subsidiary” of a Person means any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party which (i) was not the result of a breach of Section 6.02(b) and (ii) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, would result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Transactions after taking into account (x) all the legal, financial and regulatory aspects of such Acquisition Proposal (including certainty and timing of closing, financing arrangements and the form, amount and timing of payment of consideration of such proposal), (y) the identity of the Third Party making the proposal, and (z) any revisions to the terms of this Agreement or any other agreement committed to by Parent in writing prior to the time of such determination, and such other factors as the Company Board considers in good faith to be appropriate.

“Tax” means any and all U.S. federal, state or local or non-U.S. taxes, duties, imposts, levies or any other governmental charges in the nature of a tax, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, estimated or other tax, together with any interest, penalty, or addition thereto, in each case, whether disputed or not.

“Tax Return” means any return, report, declaration, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party” means any Person other than Parent, Merger Sub and their respective Affiliates.

“Trade Control Laws” means all applicable U.S. and non-U.S. Laws, rules and regulations relating to export, re-export, transfer or import controls, including the Export Administration Regulations maintained by the U.S. Department of Commerce, customs and imports laws administered by U.S. Customs and Border Protection, and the International Traffic in Arms Regulations and any applicable anti-boycott compliance regulations, except to the extent inconsistent with U.S. Law.

“Trade Secrets” means, collectively, trade secrets and other proprietary confidential information, including inventions (whether or not patentable or reduced to practice), know-how, processes, methods, techniques, research and development, source code, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.02(d)
Agreement	Preamble
Alternative Acquisition Agreement	6.02(b)(ii)
Antitrust Laws	4.03
Book-Entry Share	3.01(b)
Business IP	4.14(a)
Cancelled Shares	3.01(c)
Capitalization Date	4.05(a)
Certificate	3.01(b)
Certificate of Merger	2.02(a)
Closing	2.01
Closing Date	2.01
COBRA	4.17(d)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	4.02(b)
Company Financial Statements	4.06(a)
Company Fundamental Representations	7.02(a)(i)
Company Licenses	4.11(b)
Company Material Contract	4.09(a)
Company Parties	8.03(c)
Company SEC Documents	4.06(a)
Company Stockholder Meeting	6.04(c)
Data Privacy and Security Laws	4.11(d)
Data Privacy and Security Obligations	4.11(d)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Share	3.06
DTC	3.02(d)
DTC Payment	3.02(d)
Effective Time	2.02(a)
End Date	8.01(b)
Enforceability Exceptions	4.02(a)
Equity Commitment Letter	5.08
Exchange Fund	3.02(a)
Forecasts	5.13
Go Shop Period	6.02(a)

Term	Section
Guarantor	Recitals
Guaranty	Recitals
Indemnified Persons	6.07(a)
Insurance Policies	4.15
Labor Agreement	4.09(a)(vii)
Match Period	6.02(e)(i)
Merger	Recitals
Merger Consideration	3.01(a)
Merger Sub	Preamble
Multiemployer Plan	4.17(c)
New Plans	6.10(b)
No-Shop Period Start Date	6.02(b)(i)
Notice of Termination/Adverse Recommendation Change	6.02(e)(i)
Notice of Intervening Event	6.02(e)(ii)
Parent	Preamble
Parent Parties	8.03(e)
Paying Agent	3.02(a)
Plans	4.17(a)
Proxy Date	6.04(c)
Proxy Statement	6.04(a)
Required Company Stockholder Approval	4.02(a)
Surviving Corporation	2.02(a)
Terminating Company Breach	8.01(e)
Terminating Parent Breach	8.01(f)
Top Customers	4.10
Top Vendors	4.10
WARN Act	4.17(g)

Section 1.02 Definitional and Interpretative Provisions.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein), in each case solely to the extent that such subsequent amendment or modification has been made available to Parent.

(d) Words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(e) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(g) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(h) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(i) The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(j) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(k) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(l) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(m) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(n) Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practices”.

(o) The phrase “made available” to Parent shall mean that the applicable information or document has been (A) posted in the virtual data room titled “Project Sword” established by or on behalf of the Company at least one (1) day prior to the date hereof through the date hereof or (B) filed or furnished, in each case, in a publicly available manner with the SEC prior to the date hereof.

ARTICLE II.

THE TRANSACTION

Section 2.01 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 10:00 a.m. (Eastern time) on the date which is five (5) Business Days after the date on which all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or, to the extent permissible, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree in writing; provided that, notwithstanding the foregoing, the Closing shall not occur until the earlier of (a) a date during the Marketing Period specified by Parent on no fewer than five (5) Business Days’ notice to the Company (unless a shorter period shall be agreed to by the Company and Parent) and (b) the fifth (5th) Business Day following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.02 The Merger.

(a) Contemporaneously with, or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State, or at such other time as set forth in the Certificate of Merger (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the Laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers and franchises of the Company and Merger Sub, and all of the obligations, liabilities and duties of the Company and Merger Sub shall become the obligations, liabilities and duties of the Surviving Corporation.

(c) Subject to Section 6.07, at the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form attached hereto as Exhibit A, and as so amended shall be the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d) From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

ARTICLE III.

CONVERSION OF SECURITIES

Section 3.01 Effect of Merger on Capital Stock.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $42.15 (such amount of cash, as may be adjusted pursuant to Section 3.01(e), is hereinafter referred to as the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.02, the Merger Consideration, without interest.

(c) Cancellation of Company Common Stock. At the Effective Time, all shares of Company Common Stock that are owned directly by Parent, Merger Sub or any of their Subsidiaries immediately prior to the Effective Time or held in treasury of the Company (collectively, the “Cancelled Shares”) shall automatically, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(d) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.01(e) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall select a nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to the Company) to act as Paying Agent in the Merger (the “Paying Agent”) for the payment of the Merger Consideration in respect of each share of Company Common Stock issued and outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent in accordance with this Agreement in respect of the Company Common Stock, excluding, for the avoidance of doubt any Cancelled Shares and Dissenting Shares (such cash shall be referred to in this Agreement as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments in connection with the Merger contemplated by Section 3.01(a), Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make the applicable payment. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent shall cause the Surviving Corporation through the Surviving Corporation’s payroll system (or, in the case of Company Compensatory Awards granted to non-employee directors, through the Surviving Corporation’s accounts payable) to pay to the holders of Company Compensatory Awards the amounts set forth in Section 3.05 following the Effective Time at such time as such amounts become payable.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration, in each case of clause (i) and (ii), in such form as Parent and the Company may reasonably agree.

(c) Upon the surrender of a Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable (but in any event within two (2) Business Days), the Merger Consideration pursuant to the provisions of this Article III, and the Certificates or Book-Entry Shares surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate (or effective affidavit of loss in lieu thereof) or Book-Entry Share. Until so surrendered, outstanding Certificates or Book-Entry Shares will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to this Agreement.

(d) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 2:00 p.m. Eastern time on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to (A) the number of shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (B) the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 2:00 p.m. Eastern time on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(e) Registered Holders. Payment of Merger Consideration with respect to Book-Entry Shares shall be made to the Persons in whose name such Book-Entry Shares are registered in the stock transfer records of the Company. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(f) No Transfers; No Further Ownership. After the Effective Time, there shall be no further transfers or registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective

Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be automatically cancelled and exchanged for the consideration, if any, provided for, and in accordance with the procedures set forth, in this Article III.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock after the date which is the one (1)-year anniversary of the Closing Date shall be returned to the Surviving Corporation or its designee upon demand. Any holder of shares of Company Common Stock who has not exchanged his, her or its shares of Company Common Stock in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock (other than Cancelled Shares and Dissenting Shares) without any interest thereon (subject to abandoned property, escheat or similar Laws). Parent shall pay all charges and expenses of the Paying Agent in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person, including any holder of shares of Company Common Stock or Company Compensatory Awards for any Merger Consideration or any amounts that would otherwise be paid to the holders of Company Compensatory Awards, in each case that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall, or shall cause the Acquired Companies to, promptly provide additional funds to the Paying Agent to the extent necessary to make the payments required by Section 3.01(a), (ii) no such investment shall have maturities that would be reasonably likely to prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.

(i) All Merger Consideration issued or paid upon conversion of the Company Common Stock in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock.

Section 3.03 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in customary form of that fact by the Person claiming such Certificate to be lost, stolen or destroyed together with delivery of a duly completed and executed letter of transmittal, the Paying Agent, subject to Section 3.06, will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article III.

Section 3.04 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries and the Paying Agent (and any Affiliates and designees of the foregoing) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including without limitation consideration payable to any holder or former holder of Company Compensatory Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and timely and properly paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation, its Subsidiaries or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05 Treatment of Company Compensatory Awards.

(a) Company RSU Awards. At the Effective Time, each Company RSU Award that is outstanding immediately prior thereto shall, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the contingent right to receive from the Surviving Corporation a payment of an amount in cash (without interest) equal to the product obtained by multiplying (i)(A) the aggregate number of shares of Company Common Stock underlying such Company RSU Award at the Effective Time, by (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company RSU Award, in each case, less any applicable withholding Taxes. Except as otherwise provided in this Section 3.05(a), the cash-based award provided for by this Section 3.05(a) shall be subject to the same terms and conditions as are applicable to the corresponding Company RSU Award (including time-based vesting conditions and terms related to the treatment upon termination of employment); provided, however, that to the extent that any Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment(s) shall be paid at the earliest time or times permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.

(b) Company PSU Awards. At the Effective Time, each Company PSU Award that is outstanding immediately prior thereto shall, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and terminated and converted into the contingent right to receive from the Surviving Corporation a payment in an amount in cash (without interest) equal to the product obtained by multiplying (i)(A) the aggregate number of shares of Company Common Stock subject to such Company PSU Award, determined assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as of the last trading day immediately prior to the Closing Date as determined by the Compensation Committee of the Company Board in its good faith and reasonable discretion in accordance with the terms of the applicable Company PSU Award award agreement, by (B) the Merger Consideration, plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such Company PSU Award, in each case, less any applicable withholding Taxes. Except as otherwise provided in this Section 3.05(b), the cash-based award provided for by this Section 3.05(b) shall be subject to the same terms and conditions as are applicable to the corresponding Company PSU Award (including terms related to the treatment upon termination of employment, but excluding, for the avoidance of doubt, any performance-based vesting conditions); provided that, notwithstanding the foregoing, (A) any such cash-based awards received by former employees of the Company or its Subsidiaries who retired or terminated employment prior to the Effective Time shall become payable as of the Effective Time and shall be paid by the Company or its applicable Subsidiary no later than the second regularly scheduled payroll date following the Effective Time; and (B) the time-based vesting condition applicable to such cash-based award provided for by this Section 3.05(b) received by any current employee or service provider of the Company or its Subsidiaries shall be a three year time-vesting requirement, with one-third of such award vesting on each December 31 that would occur during the three-year performance period applicable to the corresponding Company PSU Award (and any portion of the Company PSU Award that based on this schedule would have vested on any December 31 prior to the Effective Time will become immediately vested as of the Effective Time).

(c) Company DSUs. At the Effective Time, each Company DSU, whether vested or unvested, shall, by virtue of the Merger automatically and without any action on the part of the Company, Parent or the holder thereof, be cancelled and converted into the right to receive a cash payment, without interest, in an amount equal to the product of (i)(A) the number of shares of Company Common Stock subject to such Company DSU as of the Effective Time, and (B) the Merger Consideration plus (ii) any accrued and unpaid dividends or dividend equivalent rights owed with respect to such award, less any applicable Taxes required to be withheld with respect to such payment, as promptly as practicable following the Closing Date; provided, however, that to the extent that any Company DSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid at the earliest time or times permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any other actions that are necessary to (i) effectuate the treatment of the Company Compensatory Awards pursuant to Sections 3.05(a), 3.05(b) and 3.05(c) and to terminate the Company Stock Plan, effective as of the Effective Time, and (ii) amend (in form and substance reasonably satisfactory to Parent) the Sealed Air Corporation 401(k) and Profit Sharing Plan to eliminate further contributions in the form of, purchases of, or new investments by participants in, Company Common Stock or other employer securities, effective as of the Effective Time.

Section 3.06 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal (each such share, a “Dissenting Share”), if any, such Dissenting Shares shall not be converted into a right to receive the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (z) if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been automatically converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration in accordance with this Agreement. The Company will give Parent (a) reasonably prompt notice of (i) all written demands received by the Company prior to the Effective Time pursuant to Section 262 of the DGCL, (ii) any withdrawal or attempted withdrawal of any such demand and (iii) any other written demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL and (b) the opportunity to participate in (at Parent’s sole expense) and direct all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent or as required by any Governmental Order, make any payment with respect to, or settle or offer to settle, any such demand.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Letter or (ii) as disclosed in the Company SEC Documents (other than (x) disclosures in the “Risk Factors” section of any Company SEC Documents and (y) any disclosure of risks included in any “forward-looking statements” disclaimer in any such Company SEC Documents, to the extent that such statements are non-specific, cautionary, speculative, or forward-looking in nature) filed by the Company at least one (1) day prior to the date hereof, the Company represents and warrants to Parent and Merger Sub:

Section 4.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under all Applicable Laws of the State of Delaware and has all corporate power, legal right and authority required to own, lease and operate its assets and properties and carry on its business as currently owned, operated or conducted except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where such concept is recognized, is in good standing as a foreign entity under the Applicable Laws in each jurisdiction in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect; and (iii) has all corporate power, legal right and authority required to own, lease and operate its assets and properties and carry on its business as currently owned, operated or conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company Board, subject to the receipt of the Required Company Stockholder Approval, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or for the Company to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(b) The Company Board has unanimously duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company’s stockholders, (ii) approving this Agreement and the Transactions, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption and (v) subject to Section 6.02, recommending adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, approval or authorization of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) filings or notifications under any applicable requirements of the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”) and the Foreign Investment Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (iv) such other consents, filings or notifications required solely by reason of the participation of Parent or Merger Sub in the Transactions, (vi) compliance with any applicable rules of NYSE, and (vii) such other consents, approvals, authorizations, registrations, declarations, permits, filings or notifications where failure to take any such actions or filings would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.04 Non-Contravention. Except as set forth on Section 4.04 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any Applicable Law, or (iii) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, or loss that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.05 Capitalization; Subsidiaries.

(a) As of the close of business on November 13, 2025 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 400,000,000 shares of Company Common Stock, of which 147,124,524 shares are outstanding, and (ii) 50,000,000 shares of Company Preferred Stock. No shares of Company Preferred Stock are outstanding. Since the Capitalization Date through the date of this Agreement, the Company has not issued any shares of Company Capital Stock or other securities or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of Company Capital Stock or other securities, except for the issuance of shares of Company Common Stock upon settlement of Company Compensatory Awards outstanding on the Capitalization Date in accordance with the terms of such Company Compensatory Award.

(b) As of the Capitalization Date, the Company has outstanding 99,784 Company DSUs (with respect to a maximum of 99,784 shares of Company Common Stock), 2,049,106 Company RSU Awards (with respect to a maximum of 2,049,106 shares of Company Common Stock) and Company PSU Awards (with respect to 333,482 shares of Company Common Stock, assuming achievement of the applicable performance goals at the target level, and a maximum of 833,705 shares of Company Common Stock, assuming achievement of the applicable performance goals at the maximum level) covering shares of Company Common Stock, and no other outstanding Company Compensatory Awards.

(c) As of the Capitalization Date, the Company has reserved 9,083,376 shares of Company Common Stock under the Company Stock Plan for issuance on exercise, vesting or other conversion to Company Common Stock of incentive awards under the Company Stock Plan. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any Applicable Law, the organizational documents of the Company or any preemptive rights, rights of first refusal or similar rights.

(d) Section 4.05(d) of the Company Disclosure Letter sets forth a complete and accurate list as of the Capitalization Date of all outstanding Company Compensatory Awards granted under the Company Stock Plan or otherwise, indicating, with respect to each Company Compensatory Award then outstanding, as applicable, the type of awards granted, the maximum number of shares of Company Common Stock subject to such Company Compensatory Award, the plan under which such Company Compensatory Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule (including any single- or double-trigger accelerated vesting provisions), and expiration date.

(e) Except as provided in Section 4.05(a) and (b), as of the Capitalization Date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for, or the value of which is measured by reference to, shares of capital stock or voting securities of the Company, (iii) options, warrants, calls, preemptive rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) phantom stock, stock appreciation or other equity or other equity-based rights. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Capital Stock or other equity interests. The Company has no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. There are no voting trusts, voting proxies or other agreements or understandings to which the Company is a party with respect to the voting or registration of the Company Capital Stock.

(f) Each Subsidiary of the Company as of the date hereof is listed on Section 4.05(f) of the Company Disclosure Letter.

(g) All outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable organizational documents) and nonassessable, and all such shares are owned, directly or indirectly, by the Company free and clear of any Liens (other than restrictions on transfer under such Subsidiary’s organizational documents or under applicable securities laws). None of the outstanding shares of capital stock or voting securities of any Subsidiary of the Company was issued in violation of any Applicable Law, the organizational documents of the Company or its Subsidiaries, or any preemptive rights, rights of first refusal or similar rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, phantom stock, stock appreciation or other equity or equity-based rights or other agreements calling for such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its Subsidiaries). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

Section 4.06 Company SEC Documents; Company Financial Statements; Disclosure Controls.

(a) Since January 1, 2024, the Company has filed or otherwise furnished (as applicable) with the SEC, on a timely basis, all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC pursuant to the Exchange Act or the Securities Act (such forms, documents and reports so filed or furnished by the Company or any of its Subsidiaries with the SEC since such date, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of its respective filing date, or, if amended, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, (A) there are no outstanding or unresolved comments in comment letters with respect to the Company SEC Documents received by the Company from the SEC staff and (B) the Company is in compliance in all material respects with the applicable listing and corporate governance requirements of NYSE. The consolidated financial statements (including all related notes and schedules) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (collectively, the “Company Financial Statements”) (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries as of the dates and for the periods referred to therein (subject, in the case of unaudited interim statements, to normal and recurring year-end audit adjustments, to the absence of immaterial notes and to any other immaterial adjustments described therein, including in any notes thereto). Except as has been described in the Company SEC Documents, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) The Acquired Companies maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Since January 1, 2024, the Acquired Companies have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the statements contained in any such certifications are complete and correct in all material respects, and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

Section 4.07 Absence of Certain Changes. Between September 30, 2025 and the date of this Agreement, (i) a Company Material Adverse Effect has not occurred and (ii) except in connection with this Agreement and the transactions contemplated hereby, the business of the Acquired Companies has been conducted, in all material respects, in the ordinary course of business.

Section 4.08 No Undisclosed Liabilities. As of the date of this Agreement, there is no liability, debt or obligation of or claim against an Acquired Company of a type required to be reflected or reserved for on a consolidated balance sheet prepared in accordance with GAAP (or disclosed in the notes thereto), except for liabilities and obligations (a) reflected, disclosed and adequately reserved for on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of the operation of business of the Acquired Companies (none of which is a liability or obligation resulting from noncompliance with any Applicable Law, breach of contract, breach of warranty, tort, infringement, misappropriation, or a Proceeding), (c) incurred in connection with this Agreement or the Transactions, (d) which have been discharged or paid prior to the date of this Agreement, (e) disclosed in Section 4.08 of the Company Disclosure Letter or (f) which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.09 Company Material Contracts.

(a) Section 4.09(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Contract, excluding any Plans, to which an Acquired Company is a party, and which falls within any of the following categories:

(i) any joint venture or partnership agreement that is material to the operation of the Acquired Companies, taken as a whole;

(ii) any Contract with any of the Top Customers or any of the Top Vendors or that otherwise involves annual future expenditures or receipts by an Acquired Company of more than $40,000,000;

(iii) except with respect to indebtedness set forth in the Company SEC Documents or indebtedness for borrowed money solely between or among any wholly owned Acquired Companies, any Contract relating to (A) indebtedness for borrowed money or evidenced by promissory notes or debt securities (including any receivables financing or factoring), or (B) any financial guaranty, in each case of clauses (A) and (B) in excess of $35,000,000 individually;

(iv) any Contract relating to an acquisition or divestiture (whether by merger, sale of stock, sale of assets or otherwise) of any business or a material portion of the assets, real property or equity interests of any Person and that has continuing indemnification, guarantee, “earn-out” or other contingent, deferred or fixed payment obligations on an Acquired Company;

(v) any material lease or sublease with respect to the Leased Real Property;

(vi) any Contract between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Company Capital Stock (other than the Company) or any Affiliate of the foregoing, on the other hand;

(vii) any prime Contract that is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, that is material to the operation of the Acquired Companies, taken as a whole;

(viii) any Contract (A) containing any “most favored nation,” “exclusivity” or similar provisions or (B) limiting the ability of the Company or its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (I) engage, or to compete with any Person (other than employee non-solicitation restrictions), in any line of business or geographic area, other than license restrictions set forth in Company licenses, or (II) enter into any reseller, referral partner or similar agreements with third parties, in each case of (A) and (B), that is with a Top Customer or Top Vendor or is otherwise material to the Acquired Companies, taken as a whole;

(ix) any Contract (A) pursuant to which any Acquired Company grants or receives a license or other right to use or practice Intellectual Property Rights that are material to the operation of the Acquired Companies, taken as a whole, in each case, other than (i) non-exclusive licenses (x) granted in the ordinary course of business to service providers, contractors, vendors or clients for purposes of providing services to, or in connection with representation or other services rendered by, an Acquired Company, (y) granted to any Acquired Company for generally available, off-the-shelf software or information technology services with annual fees of less than $5,000,000 or (z) that are incidental to a services or other agreement or arrangement, the primary purpose of which is something other than the grant of rights under Intellectual Property Rights and (ii) employee invention assignment agreements; (B) for the divestiture or development of Intellectual Property Rights that are material to the operation of the Acquired Companies, taken as a whole (other than employee invention assignment agreements); (C) materially and adversely affecting the ability of any the Acquired Company to own, register, use (other than pursuant to exclusive licenses granted by the Company), transfer, license (other than pursuant to exclusive licenses granted by the Company), disclose, or enforce any Company IP material to the operation of the Acquired Companies, taken as a whole; or (D) that is material to the operation of the Acquired Companies, taken as a whole, relating to any dispute involving Intellectual Property Rights, including any concurrent use, consent to use, or co-existence agreements;

(x) any collective bargaining agreement, works council agreement, or other collective labor-related Contract with a union, works council, collective labor organization, or other employee representative body (each, a “Labor Agreement”);

(xi) any Contract that is a settlement, conciliation or similar agreement that (A) requires payment by any Acquired Company after the date hereof in excess of $3,000,000 or (B) imposes any material non-monetary obligations or restriction on any Acquired Company after the date hereof (other than confidentiality, release, non-disparagement or similar covenants); and

(xii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act).

Each Contract of the type described in this Section 4.09(a), other than this Agreement, is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract, as of the date of this Agreement, have been made available by the Company to Parent, unless publicly filed with the SEC.

(b) As of the date of this Agreement, except as set forth on Section 4.09(b) of the Company Disclosure Letter, (i) each Company Material Contract is a valid, binding and enforceable obligation of an Acquired Company and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions; (ii) each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business; (iii) none of the Company or any of its Subsidiaries has received written or, to the Knowledge of the Company, verbal notice of any violation or default under any Company Material Contract or indicating that such party intends to terminate, or not to renew, any Company Material Contract; and (iv) each Acquired Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract to which it is a party, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 Top Customers and Vendors. Section 4.10 of the Company Disclosure Letter sets forth, as of the date of this Agreement, (a) a list of the Acquired Companies’ top ten (10) customers in each of the protective and food segments for the last twelve (12) months as of September 2025, based on total sales (the “Top Customers”), and (b) a list of the Acquired Companies’ top ten (10) suppliers for the last twelve (12) months as of June 2025, based on total spend (the “Top Vendors”), in each case, together with sales or spend amounts during such period. None of the Acquired Companies has received any written or, to the Knowledge of the Company, verbal notice from any such Top Customer to the effect that any such Top Customer is terminating, cancelling or not renewing its business relationship with the Acquired Companies with which it conducts business or intends to materially reduce its purchase of products and services provided to the Acquired Companies, and none of the Acquired Companies has received any written or, to the Knowledge of the Company, verbal notice from any such Top Vendor to the effect that any such Top Vendor is terminating, cancelling or not renewing its business relationship with the Acquired Companies with which it conducts business or intends to materially reduce its provision of products and services to the Acquired Companies.

Section 4.11 Compliance with Applicable Laws; Company Licenses; Data Privacy & Security.

(a) Except with respect to matters set forth on Section 4.11(a) of the Company Disclosure Letter, the Acquired Companies are, and during the past three (3) years have been, in compliance with all Applicable Laws, except where the failure to be in compliance with such Laws would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Acquired Companies hold all regulatory permits, approvals, licenses, and other authorizations, including franchises and ordinances issued or granted to the Acquired Companies by a Governmental Authority (the “Company Licenses”) that are required for the Acquired Companies to use, own, occupy and operate their assets and conduct their business as presently conducted, except where the failure to hold Company Licenses would not reasonably be expected to have a Company Material Adverse Effect.

(c) Each Company License is valid and in full force and effect and has not, during the past three (3) years, been suspended, revoked, cancelled or adversely modified, except where the failure thereof to be in full force and effect, or the suspension, revocation, cancellation or modification thereof, would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, no written or, to the Knowledge of the Company, verbal notice has been received by the Company or any of its Subsidiaries regarding any (x) violation of, or failure to comply with, any term or requirement of any Company License or (y) revocation, cancellation, suspension, invalidation or termination of or refusal to renew any Company License, and there are no Proceedings pending or threatened in writing that would reasonably be expected to result in the revocation, cancellation, termination, suspension, non-renewal or adverse modification of any Company License, and during the past three (3) years, there has not been any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms) or where the application or notice relating to the Company License has been refused.

(d) In connection with its collection, storage, transfer and/or use or other Processing of any personally identifiable information from individuals or other Personal Information, during the past three (3) years, the Acquired Companies have complied with (i) applicable requirements under Applicable Laws (collectively, the “Data Privacy and Security Laws”), (ii) privacy policies publicly published by any of the Acquired Companies, (iii) industry and self-regulatory standards applicable to any of the industries in which any Acquired Company operates and the Payment Card Industry Data Security Standard (PCI-DSS), and (iv) the requirements of any Contract to which an Acquired Company is a party or otherwise bound, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect (clauses (i)-(iv), collectively, the “Data Privacy and Security Obligations”). The Acquired Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information in the possession or Processed by the Acquired Companies from and against unauthorized access, use and/or disclosure or other Processing, and the Acquired Companies have a vendor risk management process for vendors processing material Personal Information. To the Knowledge of the Company, during the past three (3) years, none of the Acquired Companies have received or sent (or been required to send) any written (or to the Knowledge of the Company, verbal) communication, claim, or to the Knowledge of the Company threat to or from any Person or Governmental Authority (i) relating to any actual or alleged material Security Incident or (ii) that alleges that any Acquired Company is not in compliance with any Data Privacy and Security Laws, except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there have been no material unauthorized Processing of Personal Information.

(e) In the past five (5) years (and since April 24, 2019 in the case of Sanctions), the Company, its Subsidiaries, and their respective directors, managers, officers, and, to the Knowledge of the Company and its Subsidiaries, any employees, agents or representative thereof, (i) have complied in all material respects with applicable Anti-Corruption Laws and Trade Control Laws; and (ii) have not engaged in export, reexport, transfer or provision of any goods, software, technology, data or service in a manner that violated applicable Trade Control Laws.

(f) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have, in the past five (5) years (and since April 24, 2019 in the case of Sanctions) been the subject of any allegation, investigation, charge, or prosecution by, or made any voluntary or involuntary disclosure to, a Governmental Authority, in each case related to the Anti-Corruption Laws, Trade Control Laws, or Sanctions.

(g) None of the Company, its Subsidiaries, nor any of their respective directors, managers, officers, or, to the Knowledge of the Company and its Subsidiaries, any employee, agent or representative thereof (i) has been or is a Sanctioned Person, and (ii) has, since April 24, 2019, acting for or on behalf of the Company or any Subsidiary, transacted business with or for the benefit of a Sanctioned Person in violation of applicable Sanctions, or otherwise violated applicable Sanctions.

Section 4.12 Litigation. There are no pending or, to the Knowledge of the Company, threatened in writing, Proceedings at law or in equity before or by any Governmental Authority against any of the Acquired Companies or any of their respective properties or assets that would reasonably be expected to have a Company Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon an Acquired Company which would reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Real Property.

(a) Section 4.13(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Owned Real Property that is material to the conduct of the business of the Acquired Companies as currently conducted. Except as set forth on Section 4.13(a) of the Company Disclosure Letter or except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (i) an Acquired Company owns good and marketable fee simple title (or the equivalent interest in the applicable jurisdiction) to the Owned Real Property subject only to Permitted Liens, (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, (iii) the Company has not received any written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending with respect to the Owned Real Property, except as would not reasonably be expected to interfere materially with the ordinary conduct of the business of the Acquired Companies at such Owned Real Property, and (iv) the Company is not a party to any agreement to acquire any new real property or dispose of any Owned Real Property or any portion thereof or interest therein. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Owned Real Property is in good operating condition and repair, ordinary wear and tear and casualty excepted.

(b) Section 4.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Leased Real Property that is material to the conduct of the business of the Acquired Companies as currently conducted. Except as set forth on Section 4.13(b) of the Company Disclosure Letter or except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (i) an Acquired Company has a valid and enforceable leasehold estate in all Leased Real Property, subject to the Enforceability Exceptions and any Permitted Liens, (ii) no Acquired Company has received any written notice from any lessor of such Leased Real Property of, nor does the Company have Knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property, and (iii) the Acquired Companies have not subleased the Leased Real Property or any portion thereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Leased Real Property is in good operating condition and repair, ordinary wear and tear and casualty excepted.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter contains a complete and correct list of all material Registered IP. The Acquired Companies exclusively own all right, title and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens) and, to the Knowledge of the Company, have the right to use or practice all Intellectual Property Rights used in or necessary for the conduct of the business of the Acquired Companies as currently conducted (collectively, together with the Company IP, the “Business IP”), except where the failure to so own or have the right to use the applicable Intellectual Property Right would not reasonably be expected to have a Company Material Adverse Effect. Each item of material Registered IP is valid, subsisting and, to the Knowledge of the Company, enforceable. None of the material Registered IP is subject to any pending challenge received by any Acquired Company in writing relating to the invalidity or unenforceability of such Registered IP (excluding ordinary course office actions at the U.S. Patent and Trademark Office or similar Governmental Authorities in connection with the prosecution of a patent or trademark application).

(b) To the Knowledge of the Company, no Acquired Company, nor the operation of the business of any Acquired Company, is currently infringing, misappropriating, or otherwise violating or, during the last three (3) years, has infringed misappropriated, or otherwise violated, any Intellectual Property Right of any other Person and no Proceeding is pending or, during the last three (3) years, has been threatened in writing against any Acquired Company alleging any infringement, misappropriation, or other violation of any Intellectual Property Rights of another Person (including unsolicited offers, demands, or requests to license, or cease and desist letters), except for any infringement, misappropriation, other violation or Proceeding that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Company IP, and during the last three (3) years there have been no Proceedings pending or threatened in writing by any Acquired Company alleging any such infringement, misappropriation or other violation of any Company IP, except in each case for any infringement, misappropriation, other violation or Proceeding that would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Acquired Companies take commercially reasonable measures to protect, safeguard and maintain the confidentiality of any Company IP which the Acquired Companies hold as a Trade Secret, except as would not reasonably be expected to have a Company Material Adverse Effect. The Acquired Companies exclusively own all right, title and interest in and to all Intellectual Property Rights authored, created, conceived, developed, or reduced to practice by a Person for or on behalf of any of the Acquired Companies either by written Contract (including a present tense grant of assignment to the Acquired Company of such Person’s right, title, and interest in and to such Intellectual Property Rights) or by operation of Applicable Law, except where the failure to so own the applicable Intellectual Property Right would not reasonably be expected to have a Company Material Adverse Effect. No material Trade Secret owned by any of the Acquired Companies has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business in circumstances in which the applicable Acquired Company imposes reasonable confidentiality restrictions. To the Knowledge of the Company, except as would not reasonably be expected to have a Company Material Adverse Effect, no Person is in breach of any Contract referenced in this Section 4.14(c).

(d) The Acquired Companies take commercially reasonable steps (i) designed to prevent the introduction of Malicious Code into the Company IT Assets, and (ii) to protect the security and integrity of the Company IT Assets and all data stored or contained therein or transmitted thereby. To the Knowledge of the Company, during the last three (3) years, there have not been any (A) Security Incidents or (B) outages, failures, breakdowns, continued substandard performance, or other adverse events affecting the Company IT Assets, except for any Security Incidents, outages, failures, breakdowns, continued substandard performance, other adverse events affecting the Company IT Assets which would not reasonably be expected to have a Company Material Adverse Effect. The Company IT Assets are sufficient in all material respects (including with regard to associated license seats) for the needs of the Acquired Companies.

(e) Assuming the consents, approvals, authorizations and filings referred to on Section 4.04 of the Company Disclosure Letter have been made, and except as would not reasonably be expected to have a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not impair any right of the Acquired Companies in or to any Business IP or Company IT Assets, and the Business IP and Company IT Assets will be owned, licensed, or available for use by the Acquired Companies immediately after the Closing on terms and conditions identical or substantially similar to those under which the Acquired Companies owned, used, or exploited the Business IP and Company IT Assets immediately prior to the Closing, without additional payments.

Section 4.15 Insurance Coverage. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Acquired Companies are in compliance in all respects with the terms and conditions of such Insurance Policies and none of the Acquired Companies has in the last three (3) years received any written or, to the Knowledge of the Company, verbal notice of cancellation, termination, non-renewal or denial of coverage with respect to any Insurance Policy, except, in each case, which would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16 Tax Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) all Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;

(b) all Taxes of each Acquired Company (whether or not shown to be due and payable on any such Tax Return) have been timely paid;

(c) each Acquired Company has withheld and remitted to the appropriate Governmental Authority all amounts for the payment of Taxes required to have been withheld and paid by such Acquired Company, and complied with reporting and recordkeeping requirements with respect thereto;

(d) no deficiency for any amount of Taxes has been asserted in writing or assessed by any Governmental Authority against any Acquired Company, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved;

(e) as of the date hereof, there are no audits, actions, suits, proceedings, adjustments or examinations by any Governmental Authority ongoing or pending or threatened in writing with respect to any Taxes of any Acquired Company;

(f) there are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor);

(g) there are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens;

(h) none of the Acquired Companies have, within the past two (2) years, been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code);

(i) no jurisdiction in which an Acquired Company does not file Tax Returns has made a claim in writing which has not been resolved that such Acquired Company is or may be liable for Tax in that jurisdiction;

(j) no Acquired Company has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of state, local, or foreign Applicable Law);

(k) no Acquired Company (i) is a party to or bound by, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes (such as a loan or a lease); (ii) has been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return (other than an Affiliated Group the common parent of which is any of the Acquired Companies); or (iii) has any material liability for the Taxes of any Person other than the Company or any of its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States law), as a transferee or successor, or otherwise by operation of Applicable Law;

(l) no Acquired Company (including the Surviving Corporation) will be required to include or accelerate any item of income in, or exclude or defer any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or prior to the Closing, (ii) change in method of accounting made or initiated on or before the Closing, (iii) use of an improper method of accounting prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Applicable Law) executed prior to the Closing, or (v) prepaid amount, advanced amount, or deferred revenue received or accrued on or prior to the Closing outside the ordinary course of business;

(m) the Acquired Companies have complied with all escheat and unclaimed property Laws; and

(n) the Company reasonably expects that it has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.17 Employees and Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a complete list of each material Plan. For purposes of this Agreement, “Plan” means any (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment, individual consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, bonus, incentive, or other employment or compensation plans, programs, policies, arrangements or agreements and (iii) medical, vision, dental or other health plans, or life insurance plans, programs, policies, arrangements or agreements, in each case, sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or required to be maintained or contributed to by the Company or any of its Subsidiaries, including for the benefit of any current or former employees, directors, officers or individual consultants of the Company or any of its Subsidiaries and/or their dependents, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, excluding (x) any plan or program that is sponsored solely by a Governmental Authority to which the Company or any of its Affiliates or Subsidiaries contributes pursuant to Applicable Laws and (y) any Multiemployer Plan; provided, that for the avoidance of doubt, any employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than ninety (90) days’ notice without further liability (or such other period provided by Applicable Laws) need not be set forth on Section 4.17(a) of the Company Disclosure Letter.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of qualification of any such Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Plan has been established, maintained and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Laws, (ii) neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) or reasonably expects to incur any Tax or penalty under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code or Section 409 or 502 of ERISA, (iii) all contributions and other payments that have become due with respect to each Plan or Multiemployer Plan, or that have become due to be made to any Governmental Authority, have been timely made or paid, (iv) there is no Proceeding or claim (other than routine and undisputed claims for benefits) pending or, to the Knowledge of the Company, threatened with respect to any Plan or against the assets of any Plan and (v) each Plan required to be registered or approved by a Governmental Authority has been so registered or approved and has been maintained in good standing with the applicable Governmental Authority.

(c) Except as set forth on Section 4.17(c) of the Company Disclosure Letter, no Plan is, and neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA), any plan that is treated for GAAP purposes as a defined benefit plan, or any pension plan subject to Title IV of ERISA or Section 412 of the Code.

(d) Except as set forth on Section 4.17(d) of the Company Disclosure Letter, no Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, for retiree or post-termination welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other Applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) pursuant to an applicable agreement, plan or policy requiring the Company or any Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination (each, an “OPEB Plan”).

(e) Except as set forth in Section 4.17(e) of the Company Disclosure Letter or required by the terms of this Agreement, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, officer, director or other individual service provider of the Acquired Companies (or any dependent or beneficiary thereof) to any material payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) materially increase the amount of compensation or benefits due to any such person set forth in the preceding clause (i); (iii) accelerate the vesting, funding or time of payment of any material compensation, equity award or other benefit; (iv) restrict the ability of the Acquired Companies to merge, amend or terminate any Plan; or (v) result in any “excess parachute payment” (within the meaning of Section 280G of the Code).

(f) Except as set forth on Section 4.17(f), there is no, and in the past three (3) years there has been no, pending or, to the Knowledge of the Company, threatened (i) labor strike, walkout, work stoppage, slowdown, or lockout, or (ii) any unfair labor practice charge, labor arbitration, picketing, hand billing or other material labor dispute, in each case with, against, or with respect to current or former employees of the Company or any of its Subsidiaries, in each case, that would result in material liability for any member of the Acquired Companies. Except as set forth on Section 4.17(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Labor Agreement. To the Knowledge of the Company, except as set forth in Section 4.17(f), there are no labor unions, works councils, or other collective labor organizations representing, or purporting to represent any employee of the Company or any of its Subsidiaries in their capacity as such, and in the past three (3) years, to the Knowledge of the Company, there have been no labor organizing activities with respect to current or former employees of any Acquired Company. With respect to the transactions contemplated by this Agreement, there are no pre-signing or pre-closing notice, consultation, information, bargaining, or similar obligations owed by any Acquired Company to any employees or any labor union, works council, or other collective labor organization or employee representative body, or to any Governmental Authority responsible for labor or employment matters, under Applicable Law or Labor Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Acquired Company is, and for the past three (3) years has been, in compliance with all Applicable Laws relating to employment, labor, and employment practices, including Laws relating to discrimination, harassment, retaliation, hours of work and the payment of wages or overtime wages and the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Laws (the “WARN Act”).

(h) Except as would not reasonably be expected to be material to the Acquired Companies, each of the Acquired Companies has reasonably investigated all sexual harassment, or other harassment, discrimination, or retaliation allegations against current or former officers, directors, partners, or employees, of any Acquired Company that have been reported to the official reporting channels for such matters of any Acquired Company or of which the Company otherwise has Knowledge. With respect to each such allegation with potential merit, the Company or its applicable Subsidiary has taken corrective action reasonably calculated to prevent further improper action.

(i) To the Knowledge of the Company, no current employee with an annualized base compensation at or above $400,000, intends to terminate his or her employment with any Acquired Company prior to the one-year anniversary of the Closing.

(j) Each Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder or an available exemption therefrom. There is no Contract, agreement, plan or arrangement to which the Acquired Companies are bound to provide a gross-up or otherwise reimburse any current or former employee, director, officer or other individual service provider of the Acquired Companies for any Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(k) With respect to each Plan subject to Title IV of ERISA or Section 412 of the Code (each, a “Title IV Plan”): (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three (3) years, or is reasonably expected to occur whether as a result of the Transactions or otherwise; (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (iv) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (v) with respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; (vi) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code; (vii) there has been no event described in Section 4062(e) of ERISA, and the Transactions will not result in any event described in Section 4062(e) of ERISA; (viii) no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA; and (ix) no notice of intent to terminate any Title IV Plan has been filed and no amendment to treat a Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Title IV Plan.

(l) With respect to each material Plan, the Company has delivered or made available to Parent true, correct and complete copies of the following: (i) the current plan document and all amendments thereto (and for any unwritten plan, a summary of the material terms); (ii) the most recent summary plan description and all summaries of material modification thereto; (iii) the most recent determination, opinion or advisory letter received from the IRS; (iv) the most recent Form 5500 annual report (with all schedules and attachments thereto); (v) the most recent actuarial valuation report; (vi) all related trust agreements, insurance contracts and other funding arrangements; and (vii) any non-routine correspondence with any Governmental Authority dated within the last three (3) years.

Section 4.18 Environmental Matters. Except as set forth on Section 4.18 of the Company Disclosure Letter, the Acquired Companies are, and for the past three (3) years have been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.18 of the Company Disclosure Letter, the Acquired Companies hold and are, and for the past three (3) years have been in compliance with, all permits, licenses, registrations, certificates, approvals and other authorizations required under Environmental Laws to permit the Acquired Companies to own, occupy and operate their assets and to conduct the business of the Acquired Companies as presently conducted, except where the absence of any such permit would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.18 of the Company Disclosure Letter, as of the date of this Agreement, there are no, and in the past three (3) years have been no, claims or notices of violation pending or issued, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Laws, except for any such claim or notice that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.18 of the Company Disclosure Letter, there has been no release, manufacture, distribution, marketing, sale, disposal, or arrangement for disposal of, contamination by, or exposure of any Person to, any Hazardous Substance (or any products containing Hazardous Substance), in each case as would result in liability for any member of the Acquired Companies, except for such liability that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.18 of the Company Disclosure Letter, no member of the Acquired Companies has assumed, provide an indemnity with respect to, or become subject to any liability of any other Person arising under or relating to Environmental Laws or Hazardous Substances, except for such liability that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.19 Information in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto), as of the date mailed to the Company’s stockholders and as of the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws. The representations and warranties contained in this Section 4.19 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Sub or any of their respective Representatives.

Section 4.20 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.11, the Company Board has adopted such resolutions and taken all such other actions as are necessary to render inapplicable to this Agreement, the Merger and any of the Transactions, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other Applicable Laws is applicable to the Company, the Merger or any of the Transactions.

Section 4.21 Required Vote. The Required Company Stockholder Approval is the only vote of the holders of any of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions.

Section 4.22 No Brokers. Except for Evercore Group L.L.C., there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and Evercore Group L.L.C. under which any fees or expenses will become payable in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.23 Food and Regulatory Matters. In each case of clauses (a) through (e) except as would not reasonably be expected to have a Company Material Adverse Effect, over the past three (3) years:

(a) No products sold or distributed by or on behalf of the Acquired Companies, and no products currently in inventory, are or were “adulterated,” “misbranded” or otherwise violative within the meaning of the U.S. Federal Food, Drug, and Cosmetic Act and/or under any other Applicable Laws.

(b) There have been no recalls, and there are no pending or threatened recalls or withdrawals, of any product produced or sold by the Acquired Companies or resulting from any alleged deficiency in a product produced or sold by the Acquired Companies.

(c) The operations of the Acquired Companies are and have been in material compliance with all Applicable Laws issued or implemented by the United States Food and Drug Administration (“FDA”) and any other comparable Governmental Authority, including those applicable to food contact materials, food packaging, food additives, food equipment, medical devices, medical device packaging, drug products, drug product containers and closures and other packaging, product labeling and advertising, and current good manufacturing practices.

(d) The Acquired Companies have obtained, maintained, and complied with all Company Licenses, and made all notifications to Governmental Authorities, that in each case are required pursuant to Applicable Laws to make, market, import, export, distribute or sell the Company’s products, including as applicable, any required ingredient, product, or process approvals, notifications, or certifications.

(e) The Acquired Companies have not been subject to any adverse inspection identifying critical violations, FDA Form 483, warning letter or other compliance or enforcement action from or by the FDA or any other comparable Governmental Authority with respect to the services or products of the Acquired Companies, or any Company-operated facility used in the manufacture, handling, storage or distribution of any products of the Acquired Companies, and there are currently no pending, or to the Company’s Knowledge, threatened actions of such type or nature.

Section 4.24 Product Liability and Warranty. (a) Each product sold or delivered by the Acquired Companies over the past three (3) years, and all products currently in inventory, have been in conformity in all material respects with contractual commitments and express and implied warranties, (b) there are no pending, or to the Knowledge of the Company, threatened claims with respect to any warranty relating to the products of the Acquired Companies, (c) the Acquired Companies have not received written notice, nor does the Company have Knowledge, of any statements, citations or decisions by any Governmental Authority declaring any products of the Acquired Companies defective or unsafe, (d) there are no pending, or to the Knowledge of the Company, threatened product liability claims involving any products of the Acquired Companies, (e) the Acquired Companies do not have, and in the past three (3) years have not had, any material liability (contingent or otherwise) in respect of any product or item designed, produced, packaged, labeled, marketed, sold or distributed by or on their behalf, in each case of clauses (a) through (e) except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.25 Opinion of Financial Advisor. The Company has received the opinion of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock (other than any holders of any Cancelled Shares or any Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders.

Section 4.26 No Additional Representations or Warranties. Except as provided in Article V or in any certificate to be delivered by Parent in connection with this Agreement, the Company agrees and acknowledges that neither Parent nor Merger Sub nor any other Person on their behalf makes any express or implied representation or warranty with respect to Parent, Merger Sub, any of their respective Subsidiaries, or with respect to any other information provided to the Company in connection with the Transactions, including the accuracy, completeness or timeliness thereof. The Company agrees and acknowledges that neither Parent nor any other Person will have or be subject to any claim, liabilities or any other obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to the Company for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in Article V or in any certificate to be delivered by Parent in connection with this Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter, Parent and Merger Sub each represent and warrant to the Company:

Section 5.01 Corporate Existence and Power. Parent is a limited liability company and Merger Sub is a corporation, and each is duly formed or incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all limited liability company or corporate power, as applicable, and legal right and authority required to own, lease and operate its assets and properties and carry on its business as currently owned, operated or conducted, except where the failure to have such power and authority would not materially impair the ability of Parent or Merger Sub to consummate the Transactions. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing under the Applicable Laws in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.02 Corporate Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder, which will be effected by written consent effective immediately following the execution of this Agreement), and no other limited liability company or corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Parent and Merger Sub to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b) The board of managers, directors or similar governing body of each of Parent and Merger Sub has duly adopted resolutions (i) determining that this Agreement and the Transactions, including the Merger, are advisable, fair and in the best interests of Parent, Merger Sub and their respective stockholders or other equityholders, as applicable and (ii) approving the execution, delivery and performance of this Agreement and the consummation of the Transactions. Parent, acting in its capacity as the sole stockholder of Merger Sub, will immediately after execution hereof approve and adopt this Agreement.

(c) No vote of, or consent by, the holders of any equity interests of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s organizational documents, Applicable Law or any Governmental Authority.

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) filings or notifications under the Antitrust Laws or the Foreign Investment Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (iv) compliance with any applicable rules of NYSE, and (v) where failure to take any such actions or filings would not materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement on a timely basis.

Section 5.04 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by each of Parent or Merger Sub of the Transactions and the compliance by each of Parent or Merger Sub with any of the provisions of this Agreement does not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Sub, (ii) assuming the consents, approvals, authorizations and filings referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clauses (ii) and (iii) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement on a timely basis.

Section 5.05 Litigation. There are no pending or threatened in writing, Proceedings at law or in equity or investigations before or by any Governmental Authority against Parent or any of its Subsidiaries or any of their respective properties or assets, in each case, that would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Parent or any of its Subsidiaries which would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions or perform their respective obligations under this Agreement.

Section 5.06 No Brokers. As of the date of this Agreement, except as set forth on Section 5.06 of the Parent Disclosure Letter, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from the Company in connection with the Transactions.

Section 5.07 Ownership of Company Capital Stock.

(a) As of the date of this Agreement, Parent and Merger Sub and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement.

(b) As of the date hereof, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration (other than pursuant to this Agreement) or (ii) any stockholder of the Company in its capacity as such (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal.

Section 5.08 Financial Capacity. Parent has delivered to the Company a true and complete copy of (a) an executed equity commitment letter dated the date hereof (the “Equity Commitment Letter”) from Guarantor to provide to Parent on the Closing Date the Equity Financing pursuant to which Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding certain amounts payable by Parent or Merger Sub in connection with the Transactions and the Equity Commitment Letter, which Equity Commitment Letter provides that the Company is an express third party beneficiary thereto, (b) the executed Debt Commitment Letter and (c) the Debt Fee Letter, which Debt Fee Letter has been redacted in a customary manner to remove only those items related to existence and/or amount of fees, pricing terms, pricing caps, “market flex” provisions and other economic terms and commercially sensitive information set forth therein, which redacted information does not adversely impact conditionality, enforceability, the amount (other than through the operation of additional original issue discount or upfront fees) or availability of the Debt Financing. None of the Commitment Letters have been amended or modified in any manner prior to the date of this Agreement, provided that the existence or exercise of “market flex” provisions contained in the Debt Fee Letter, shall not constitute an amendment or modification of the Debt Commitment Letter. As of the date hereof, neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the funding of the Financing, other than as set forth in the Commitment Letters and the Debt Fee Letter, as applicable, that would reasonably be expected to adversely affect the availability of the Financing. Assuming the funding in full of the Financing on the Closing Date and the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, as of the date hereof, the aggregate proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) and the Equity Financing, together with cash and cash equivalents held by the Company and its Subsidiaries immediately prior to the Closing that are available to be used for this purpose, will be sufficient to consummate the Transactions on the Closing Date, including (i) the payment of the aggregate Merger Consideration, to which holders of Company Common Stock will be entitled at the Effective Time pursuant to this Agreement to be made on the Closing Date, (ii) the repayment or refinancing of the Company Credit Agreement and (iii) the payment of all fees and expenses required to be paid by Parent or Merger Sub on the Closing Date in connection with the Transactions (collectively, the “Required Amount”). As of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letters are in full force and effect and are valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, each other party thereto (in each case, subject to the Enforceability Exceptions). Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable under the Commitment Letters on or prior to the date of this Agreement in connection with the Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party thereto under any term of the Commitment Letters. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than those set forth in the Commitment Letters and the Debt Fee Letter. As of the date hereof, assuming satisfaction of the conditions set forth in Section 7.01 and Section 7.02, (i) Parent is not aware of any fact or occurrence existing that would reasonably be expected to cause any of the conditions precedent set forth in the Commitment Letters to not be satisfied on or prior to the Closing Date and (ii) Parent has no reason to believe that the Financing will not be made available to Parent on the Closing Date. Without expanding or amending the rights and remedies of the Company under Article VIII or Section 9.02, Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.

Section 5.09 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Assuming the accuracy of the representations and warranties in Article IV, each of Parent and the Surviving Corporation will, immediately after giving effect to all of the Transactions, including the payment of any amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 5.09, the term “solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, does not have an unreasonably small amount of capital with which to conduct its business. For purposes of this Section 5.09, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.10 Information in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto) will not, as of the date mailed to the Company’s stockholders and as of the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the representations and warranties contained in this Section 5.10 will not apply to statements or omissions included or incorporated by reference in (or, in the case of omissions, excluded from) the Proxy Statement based upon information supplied or omitted by any Person other than Parent (including the Company or any of its Representatives).

Section 5.11 Ownership of Merger Sub; No Prior Activities. All of the authorized capital stock of Merger Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with, or incidental to, its formation and maintenance, or otherwise relating to the Transactions or the post-Closing ownership of the Company and its Subsidiaries, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.12 Company Arrangements. Other than this Agreement, as of the date hereof, none of Parent or Merger Sub, or their respective executive officers, directors or Affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or Subsidiaries of the Company relating in any way to the Transactions or the operations of the Company.

Section 5.13 No Additional Representations and Warranties. Except as provided in Article IV or in any certificate to be delivered by the Company in connection with this Agreement, Each of Parent and Merger Sub agrees and acknowledges that neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or with respect to any other information provided to Parent and Merger Sub in connection with the Transactions, including the accuracy, completeness or timeliness thereof. Each of Parent and Merger Sub agrees and acknowledges that neither the Company nor any other Person will have or be subject to any claim, liabilities or any other obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent and Merger Sub for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in Article IV or in any certificate to be delivered by the Company in connection with this Agreement.

ARTICLE VI.

COVENANTS OF THE PARTIES

Section 6.01 Conduct of the Company Pending the Merger.

(a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, except (i) as set forth in Section 6.01(a) of the Company Disclosure Letter, (ii) as required by Applicable Law, (iii) as expressly contemplated by this Agreement, (iv) for any commercially reasonable actions in response to an emergency condition that presents a significant risk of imminent harm to human health (provided, that the Company shall, to the extent reasonably practicable under the circumstances, consult with Parent and take into account its views prior to taking any such actions pursuant to this clause (iv)) or (v) otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations, in all material respects, in the ordinary course of business, and (y) use its commercially reasonable efforts to preserve the goodwill and current relationships of the Acquired Companies with customers, suppliers, creditors, employees and other Persons with which the Company or any of its Subsidiaries has material business relations; provided, that the failure by an Acquired Company to take any action expressly prohibited by any clause in the following sentence shall not be deemed to be a breach of the covenants contained in this sentence. Without limiting the foregoing, and as an extension thereof, except (A) as set forth in Section 6.01(a) of the Company Disclosure Letter, (B) as required by Applicable Law, (C) as expressly contemplated by this Agreement, or (D) otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01:

(i) amend the certificate of incorporation, bylaws or other organizational documents of the Acquired Companies in any respect (other than immaterial amendments to the organizational documents of the Company’s Subsidiaries);

(ii) (A) issue, sell, grant options or rights to purchase or receive, pledge, encumber or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge or encumber, any Company Capital Stock, Company Compensatory Award or any other equity securities or equity-based interests, other than issuance of shares of Company Common Stock issuable with respect to the exercise, vesting or settlement of Company Compensatory Awards outstanding as of the date hereof or expressly permitted by the terms of this Agreement, (B) split, subdivide, combine, recapitalize or reclassify any of its shares of capital stock or (C) acquire, repurchase or redeem, directly or indirectly, any shares of capital stock of the Acquired Companies;

(iii) make, set aside, declare, establish a record date for or pay (whether in cash, stock, property or any combination thereof), any dividend or distribution to the stockholders of the Company, other than regular quarterly dividends (with payment dates consistent with past practice) by the Company in an amount not to exceed $0.20 per share (provided that (A) no dividends shall be permitted if a Dividend Suspension Condition has occurred and (B) with respect to the second fiscal quarter of 2026, the payment date (and record date) for any dividend shall not occur prior to June 27, 2026);

(iv) other than any Labor Agreement (but subject to Section 6.01(a)(xiii) for any such Labor Agreement), (A) except in the ordinary course of business, modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Company Material Contract, (B) enter into any Contract which, if in existence on the date of this Agreement, would have been a Company Material Contract, except in the ordinary course of business (other than with respect to Company Material Contracts of a nature described in any of clauses (iii), (iv), (viii)(B), (xi) and (xii) of Section 4.09(a)), or (C) waive or release any material rights or claims of the Acquired Companies under any Company Material Contract;

(v) sell, assign, transfer, convey, lease, license, mortgage, encumber, grant any Lien upon or otherwise dispose of any material Real Property or other material tangible assets or properties, except the sale of inventory in the ordinary course of business;

(vi) except as required by any Labor Agreement or the terms of a Plan in existence as of the date hereof: (A) grant or announce any cash or equity or equity-based incentive awards, bonus, transaction, change of control, retention, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any current or former employee, officer, director or other individual service provider of the Acquired Companies, (B) establish, adopt, enter into or materially amend any material Plan (or any plan, program, agreement or arrangement that would be a material Plan if in effect on the date hereof), (C) materially increase or accelerate the funding, payment or vesting of the compensation or other benefits (including any equity or equity-based incentive awards) payable to any current or former employee, director, officer or other individual service provider of any Acquired Company, (D) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, or terminate (other than for cause) the employment or engagement of any employee, director, officer or other individual service provider of the Company whose annualized base compensation exceeds $400,000 or (E) make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any material Plan, other than deposits and contributions that are required pursuant to the terms of any such Plan or any Contracts subject to any such Plans in effect as of the date hereof of as required by Applicable Law;

(vii) other than the Merger or any merger or consolidation of any wholly owned Subsidiary of the Company with another wholly owned Subsidiary of the Company that does not have any adverse tax impact on the Acquired Companies, (A) merge or consolidate any Acquired Company with any Person, (B) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company or (C) invest in or make any capital contribution to any other Person or acquire any equity interest in any other Person;

(viii) make any loans or advances of money to any Person (other than for transactions solely among the Acquired Companies that are wholly owned by the Company that do not have an adverse tax impact on the Acquired Companies), except for (A) advances to employees or officers of the Acquired Companies for business expenses or (B) extensions of credit to customers, in each case, incurred in the ordinary course of business and in accordance with the Acquired Companies policies;

(ix) (A) make (other than in the ordinary course of business), change, or rescind any material Tax election, (B) settle or compromise (including enter into any closing agreement with respect to) any material Tax claim, audit or assessment for an amount materially in excess of the amount accrued or reserved therefor in the Company’s financial statements included in the Company SEC Documents, (C) file any material amended Tax Return, (D) surrender any right to claim a material refund of Taxes (other than through the passage of time), (E) agree to any extension or waiver of the statute of limitations applicable to any material Taxes other than in the ordinary course of business, or (F) except as required by GAAP, change any material accounting principles, methods or practices (including in respect of Taxes);

(x) make, incur or commit to any capital expenditures other than those that are set forth on the capital expenditure budget attached to Section 6.01(a)(x) of the Company Disclosure Letter;

(xi) create, incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities or guarantees thereof other than in the ordinary course of business; provided, that the foregoing shall not restrict the incurrence of indebtedness (A) for borrowed money in the ordinary course of business under the revolving credit facility in the Company Credit Agreement or (B) for borrowed money under the delayed draw term loan facility in the Company Credit Agreement, the net proceeds of which are used to refinance other indebtedness for borrowed money;

(xii) cancel, reduce, terminate or fail to maintain in effect any of the Insurance Policies;

(xiii) (A) (1) materially modify, terminate, or enter into any Labor Agreement, except for entering into any successor agreement to a Labor Agreement set forth on Section 4.17(f) of the Company Disclosure Letter that would otherwise expire prior to the Closing in the ordinary course of business and on terms that do not increase total labor costs by more than five percent (5%) over total labor costs under the predecessor Labor Agreement or (2) recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of any Acquired Company; (B) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that trigger notice obligations under the WARN Act; or (C) waive or release, in either case in writing, any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of any Acquired Company in a manner that would be material to the Acquired Companies;

(xiv) settle, discharge or compromise any pending or threatened dispute, action, suit, claim or other proceeding, except for settlements that (A) do not involve the payment of monetary damages in excess of $1,000,000 individually or $5,000,000 in the aggregate and (B) do not impose any material non-monetary obligations or restrictions on the Acquired Companies (excluding customary confidentiality obligations and releases of claims);

(xv) (A) sell, assign, transfer, abandon, permit to lapse or expire (other than the expiration of Registered IP at the end of the maximum applicable statutory term), license (other than non-exclusive licenses that constitute Permitted Liens), abandon, fail to maintain, subject to any Lien (other than a Permitted Lien) or otherwise dispose of any material Company IP, or (B) disclose any Trade Secret, other confidential information to any Person (other than in the ordinary course of business in circumstances in which it imposes reasonable and customary confidentiality restrictions preserving all rights of the Acquired Companies); or

(xvi) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.01(a).

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, any right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02 Go Shop; Competing Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period (the “Go Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on (A) the thirtieth (30th) day following the date of this Agreement with respect to any Person or Group who is not an Excluded Party, or (B) the Cut-Off Time, with respect to any Excluded Party, the Company and its Representatives shall be permitted to, directly and indirectly, (i) solicit, initiate, seek, encourage and facilitate, whether publicly or otherwise, Acquisition Proposals or inquiries, indications of interest or requests for information that may reasonably be expected to lead to an Acquisition Proposal, (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, provide access to non-public information or afford access to the books or records or officers of the Acquired Companies; provided, that (x) the Company shall provide to Parent any non-public information concerning the Acquired Companies that is provided to any Person during such Go Shop Period which was not previously provided to Parent promptly (and in any event, within twenty four (24) hours) following the Company providing such information to such other Person and (y) the Company shall not provide (and shall not permit any of its Representatives to provide) in connection with the actions permitted by this Section 6.02(a) any competitively sensitive nonpublic information to any Person who is or who has one or more Affiliates that is a competitor of any Acquired Company (as determined by the Company in its reasonable discretion), except in the case of this clause (y) in accordance with customary “clean room” procedures, and (iii) enter into, engage in, and maintain discussions and negotiations with respect to Acquisition Proposals or inquiries, indications of interest or requests for information that may reasonably be expected to lead to Acquisition Proposals. Notwithstanding anything to the contrary therein, for purposes of (i) this Section 6.02(a) and Section 6.02(c), any reference to “twenty-four (24) hours” during the period between December 24, 2025 and January 1, 2026 and (ii) Section 6.02(f)(i), any reference to “one (1) Business Day”, shall, in each case, be deemed to mean the lesser of (x) forty-eight (48) hours and (y) one (1) Business Day.

(b) Except as otherwise permitted by this Section 6.02, the Company shall, and shall cause its Subsidiaries and its and their respective directors and officers to, and use reasonable best efforts to cause its other Representatives to:

(i) from 12:01 a.m. (Eastern time) on the thirty-first (31st) day following the date of this Agreement (the “No-Shop Period Start Date”) (or, with respect to an Excluded Party, from the Cut-Off Time), (w) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party with respect to an Acquisition Proposal, (x) request in writing the prompt return or destruction of all non-public information concerning the Acquired Companies theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time within the nine (9)-month period immediately preceding the No-Shop Period Start Date; and (y) immediately terminate all access granted to any Third Party and its Representatives to any physical or electronic data room (and any other diligence access); and

(ii) from and after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) until the Effective Time or the date, if any, on which this Agreement is validly terminated in accordance with Article VIII, not (A) solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue, or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Acquired Companies to, or afford or permit access to the business, properties, books or records, personnel or officers of the Acquired Companies to, any Third Party with respect to, or that is intended to or would be reasonably expected to lead to the submission of, an Acquisition Proposal; provided, that notwithstanding the foregoing, solely in the event that the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar agreement or obligation of any Third Party with respect to the Acquired Companies to allow such Third Party to submit an Acquisition Proposal, (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement with respect to any Acquisition Proposal, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”) or (D) authorize or commit to do any of the foregoing.

Notwithstanding the commencement of the obligations of the Company under this Section 6.02(b) on the No-Shop Period Start Date, the parties hereto agree that the Company and its Representatives may continue to engage in the activities described in subclauses (i) and (ii) of this Section 6.02(b) with respect to each Excluded Party (including, for the avoidance of doubt, with respect to any amended or new Acquisition Proposal submitted by any Excluded Party) on and after the No-Shop Period Start Date until the Cut-Off Time (at which time all activities that the Company and its Representatives are prohibited from taking pursuant to this Section 6.02(b) and Section 6.02(c) with respect to an Excluded Party must immediately cease); provided, that the provisions of Section 6.02(d) and Section 6.02(e) will apply with respect to any Excluded Party and its Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in Section 6.02(b), if at any time after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) prior to adoption of this Agreement by the Required Company Stockholder Approval (i) the Company has received a written Acquisition Proposal from a Third Party that did not result from a breach of Section 6.02(b) and (ii) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company and its Representatives may (x) subject to and in accordance with an Acceptable Confidentiality Agreement, furnish non-public information, and afford access to the books or records or officers of the Acquired Companies, to such Third Party and its Affiliates and Representatives and (y) engage in discussions and negotiations with such Third Party and its Affiliates and Representatives with respect to the Acquisition

Proposal; provided, that (A) any non-public information concerning the Acquired Companies made available to any Third Party shall, to the extent not previously made available to Parent, be made available to Parent promptly (and in any event, within twenty four (24) hours) following it being made available to such Third Party and (B) the Company shall not provide (and shall not permit any of its Representatives to provide) in connection with the actions permitted by this Section 6.02(c) any competitively sensitive nonpublic information to any Person who is or who has one or more Affiliates that is a competitor of any Acquired Company (as determined by the Company in its reasonable discretion), except in the case of this clause (B) in accordance with customary “clean room” procedures. Notwithstanding anything to the contrary set forth in this Section 6.02 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board having to make the determination in clause (ii) of the preceding sentence), contact any Third Party solely to seek to clarify any terms and conditions of any Acquisition Proposal made by such Third Party to determine whether such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and to inform such Third Party of the provisions of this Section 6.02.

(d) Except as expressly permitted by this Section 6.02(d) or Section 6.02(e), neither the Company Board nor any committee thereof shall (i) withdraw, withhold, qualify, modify (in a manner adverse to Parent), or propose publicly to withdraw, withhold, qualify or modify (in a manner adverse to Parent) the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Proxy Statement; (iii) adopt, approve, endorse, recommend or otherwise declare advisable, or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable, any Acquisition Proposal; (iv) in the event that any Acquisition Proposal structured as a tender or exchange offer is commenced, fail to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act; or (v) in the event of an Acquisition Proposal that is not covered by the foregoing clause (iv), fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion in respect of each Acquisition Proposal; provided that any material modification to an Acquisition Proposal shall be deemed to be a separate Acquisition Proposal for purposes of this parenthetical) (any of the actions described in clauses (i) through (v) of this Section 6.02(d), an “Adverse Recommendation Change”); or (vi) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Required Company Stockholder Approval, the Company Board shall be permitted, subject to compliance with and solely in the circumstances expressly contemplated by Section 6.02(e), (x) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal and/or (y) to effect any Adverse Recommendation Change, if, in either case, the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law. For the avoidance of doubt, nothing in this Section 6.02(d) shall be deemed to prohibit, and no Adverse Recommendation Change shall be deemed to have occurred due to, any of the actions expressly permitted by clauses (i) and (ii) of Section 6.02(g).

(e) The Company Board shall not be entitled to effect an Adverse Recommendation Change, or terminate this Agreement pursuant to Section 8.01(h), as applicable, unless:

(i) (A) the Company Board has received an Acquisition Proposal that it has determined constitutes a Superior Proposal, (B) the Company has provided, at least four (4) Business Days in advance, written notice (a “Notice of Termination/Adverse Recommendation Change”) to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Termination/Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes a reasonably detailed written description of the material terms of the Superior Proposal and copies of any written material relating to such Superior Proposal provided to the Company or its Representatives, (C) during the four (4)-Business Day period following the time of Parent’s receipt of the Notice of

Termination/Adverse Recommendation Change (the “Match Period”), the Company shall, and shall cause its directors, officers and employees to, and shall have used reasonable best efforts to cause its other Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Commitment Letters and Guaranty so that such Superior Proposal ceases to constitute a Superior Proposal, as would permit the Company Board (consistent with its fiduciary duties under Applicable Law) to not terminate this Agreement or make an Adverse Recommendation Change; and (D) following the end of the Match Period, the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement and the Commitment Letters and Guaranty irrevocably offered in writing by Parent in response to the Notice of Termination/Adverse Recommendation Change or otherwise, that the Superior Proposal giving rise to the Notice of Termination/Adverse Recommendation Change continues to constitute a Superior Proposal; provided, however, that in the event of any material modifications to any such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.02(e)(i) with respect to such modification (but the Match Period shall instead be two (2) Business Days with respect to any such modification), provided, further, that if a Match Period starting prior to the Cut-Off Time would otherwise extend beyond the Cut-Off Time, the Cut-Off Time solely with respect to the Excluded Party whose submission of an Acquisition Proposal gave rise to such Match Period shall automatically be extended until the end of the first (1st) day following the expiration of the initial Match Period with respect to such Excluded Party (but not, for the avoidance of doubt, any subsequent Match Period or extension thereof with respect to such Excluded Party) in order to enable the Company Board to make the determination described in clause (D) above (if applicable); or

(ii) (A) an Intervening Event has occurred; (B) the Company Board has determined in good faith, after consultation with the Company’s financial and outside legal counsel, that the failure to take the actions described in clauses (i) or (ii) of the definition of Adverse Recommendation Change herein would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; (C) the Company has provided, at least four (4) Business Days in advance, written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Intervening Event and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes reasonably detailed information describing the Intervening Event and the basis for such determination; (D) during such four (4)-Business Day period following the time of Parent’s receipt of the Notice of Intervening Event, the Company shall have, and shall have caused its directors, officers and employees to, and shall have used reasonable best efforts to cause its other Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Commitment Letters and Guaranty in response to such Intervening Event; (E) following the end of such four (4)-Business Day period described in the preceding clause (D), the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement, the Commitment Letters and Guaranty irrevocably offered in writing by Parent in response to the Notice of Intervening Event, that the failure to make such Adverse Recommendation Change pursuant to clause (i) or (ii) of the definition thereof would be inconsistent with its fiduciary duties under Applicable Law, then the Company shall be permitted to make such Adverse Recommendation Change solely pursuant to clauses (i) or (ii) of the definition thereof; provided, however, that in the event of any material changes to such Intervening Event, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.02(e)(ii) with respect to such change (but the four (4)-Business Day period in this Section 6.02(e)(ii) shall instead be two (2) Business Days).

(f)

(i) From the date of this Agreement until the first to occur of the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) and the termination of this Agreement pursuant to Article VIII, the Company shall as promptly as reasonably practicable (and, in any event, within one (1) Business Day) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal, including a summary of the material terms and conditions thereof and whether the Person or Group making such Acquisition Proposal is a strategic acquirer or a financial sponsor and thereafter the Company must inform Parent promptly (and in any event within one (1) Business Day) of any material modifications to the terms and conditions of such Acquisition Proposal, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration; provided, however that the Company shall not be required to disclose the specific identity of the Person or Group making such Acquisition Proposal prior to the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time). Immediately after the Cut-Off Time, the Company shall deliver to Parent a written notice setting forth (A) the identity of each Excluded Party and (B) the material terms and conditions of the Acquisition Proposals made by such Excluded Party (including unredacted copies of any materials and documents related thereto). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof which prohibits the Company from complying with this Section 6.02(f).

(ii) From and after the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals disclosed pursuant to Section 6.02(f)(i) are received by the Company or any of its Representatives. Such notice must include (A) the identity of the Third Party making such inquiries, offers or proposals, (B) a summary of the material terms and conditions of such inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (C) and (C) unredacted copies of any written materials and documents relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such inquiries, offers or proposals (including any material amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or (iii) any other communication to the Company’s stockholders if (in the case of this clause (iii)) the Company Board has determined in good faith, after consultation with its financial and outside legal advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, that nothing in the foregoing will be deemed to permit the Company or the Company Board to effect an Adverse Recommendation Change other than in accordance with Section 6.02(e).

(h) The Company agrees that any breach of this Section 6.02 by any of its Subsidiaries or their respective Representatives (other than an employee of the Acquired Companies who (A) is not an officer or member of the executive team of any Acquired Company, (B) was not involved in the negotiation of this Agreement or any meeting with Parent and its advisors prior to the date hereof and (C) is not acting at the direction of the Acquired

Companies (or with the Knowledge of the Company) in connection with any action that constitutes a breach of this Section 6.02) shall constitute a breach of this Agreement by the Company. The Company will not authorize, direct or knowingly permit any consultant or employee of the Acquired Companies to breach this Section 6.02.

Section 6.03 Appropriate Action; Consents; Filings.

(a) The Company, Parent and Merger Sub shall, and shall cause their Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary under Applicable Law, including the Antitrust Laws and Foreign Investment Laws in the jurisdictions set forth on Section 7.01 of the Company Disclosure Letter, to consummate and make effective the Transactions when required by the terms hereof, (ii) obtain from any Governmental Authorities in the jurisdictions set forth on Section 7.01 of the Company Disclosure Letter any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including those in connection with such Antitrust Laws and Foreign Investment Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) (A) as promptly as reasonably practicable, and in any event within twenty (20) Business Days after the date hereof, make all necessary filings (including, with respect to Parent and Merger Sub, causing their “ultimate parent entity,” as such term is generally determined in accordance with applicable Antitrust Laws to, if applicable), and thereafter make an appropriate response to any other requests from any Governmental Authority, with respect to this Agreement required under the HSR Act, (B) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make an appropriate response to any other requests from any Governmental Authority with respect to this Agreement required under any other applicable Antitrust Laws and Foreign Investment Laws in the jurisdictions set forth on Section 7.01 of the Company Disclosure Letter, and (C) as promptly as reasonably practicable after the date hereof (including, with respect to Parent and Merger Sub, causing their “ultimate parent entity,” as such term is generally determined in accordance with applicable Antitrust Laws to, if applicable), make all other necessary filings, and thereafter make an appropriate response to any other requests from any Governmental Authority, with respect to this Agreement required under any other Applicable Law other than the Antitrust Laws and Foreign Investment Laws. The Company and Parent shall, and shall cause their respective Subsidiaries (and Parent shall cause its “ultimate parent entity,” as such term is generally determined in accordance with applicable Antitrust Laws to, if applicable) to, furnish to each other all information (other than HSR Act filings) required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transactions; provided that such information may be provided on an “outside counsel only basis”.

(b) Without limiting the generality of anything contained in this Section 6.03, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by any Governmental Authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding; (iii) reasonably promptly inform the other parties of any substantive communication to or from any Governmental Authority regarding the approval of the Merger or any of the other Transactions; (iv) make an appropriate response as promptly as reasonably practicable to any additional requests for information received by any party from any Antitrust or FDI Authority or any other Governmental Authority with respect to the Transactions or filings contemplated by Section 6.03(a); and (v) use reasonable best efforts to (A) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary under any Applicable Laws, including any applicable Antitrust Laws and Foreign Investment Laws in the jurisdictions set forth on Section 7.01 of the Company Disclosure Letter and (B) prevent the entry in any action or proceeding brought by a Governmental Authority of any Governmental Order which would prohibit, make unlawful or materially delay the consummation of the Transactions. Each party hereto will reasonably consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any substantive filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Authority in connection with the

Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have reasonable access to and be consulted in connection with any substantive document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding. In furtherance and not in limitation of the foregoing and subject to the requirement to consider in good faith the views of the Company, Parent has the sole right to control and direct all strategy in connection with review of the Transaction or any litigation by, or negotiations with Antitrust or FDI Authorities or any Governmental Authority, relating to the Transaction under any applicable Antitrust Laws and Foreign Investment Laws and will lead all meetings, discussions, and communications with any Governmental Authority relating to obtaining approval for the Transactions under applicable Antitrust Laws and Foreign Investment Laws (including withdrawing and refiling any filing pursuant to the HSR Act).

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent related to any Antitrust Laws or Foreign Investment Laws, Parent shall use reasonable best efforts to undertake, to the extent necessary to complete the Transactions reasonably promptly (but in any event prior to the End Date), any and all actions necessary to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, or limiting any freedom of action with respect to, particular assets, categories of assets or lines of business of the Acquired Companies and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business of the Acquired Companies, provided that, notwithstanding anything herein to the contrary, (x) nothing in Section 6.03 or any other provision of this Agreement shall require or obligate Parent, Merger Sub or any of their respective Affiliates, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Clayton, Dubilier & Rice, LLC (“CD&R”) or of any investment fund or investment vehicle affiliated with or managed or advised by CD&R, to take any actions with respect to any of their respective businesses, assets, operations, investments or otherwise, including any of the actions contemplated by this Section 6.03(c), (y) the Company shall not, without prior written consent of Parent, agree or otherwise be required to take any action contemplated by this Section 6.03(c) and (z) in no event shall Parent or the Merger Sub be required to take any actions with respect to the Acquired Companies unless such actions are conditioned upon the consummation of the Closing.

(d) Parent shall bear the cost of the filing fees under the HSR Act and the Antitrust Laws and Foreign Investment Laws set forth on Section 7.01 of the Company Disclosure Letter.

Section 6.04 Proxy Statement.

(a) Subject to Parent’s timely performance of its obligations under Section 6.04(b), as promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”); provided, that in no event shall the Company be required to file with the SEC the Proxy Statement prior to the No-Shop Period Start Date (or if applicable, the Cut-Off Time). Except as contemplated by Section 6.02(d) and Section 6.02(e), the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement and to resolve such comments with the SEC. The Company shall (i) use its commercially reasonable efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and (ii) ensure that none of the information supplied by it for inclusion in the Proxy Statement will, at the time of filing of the Proxy Statement or any amendments or supplements thereto, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, and shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than five (5) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company prior to the tenth (10th) day after the filing of the Proxy Statement that the SEC will be reviewing the Proxy Statement; provided, however, that the Company shall not be obligated to establish a meeting date and mail the definitive Proxy Statement to the Company’s stockholders prior to the date that is five (5) Business Days after the No-Shop Period Start Date (or, if applicable, the Cut-Off Time). Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response to the extent permitted by Applicable Law (and the Company shall consider incorporating such comments in good faith).

(b) Parent shall, as promptly as reasonably practicable, furnish to the Company all information concerning Parent and Merger Sub and their respective Affiliates as may be reasonably required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will, upon reasonable request of the Company, confirm and/or supplement the information relating to Parent, Merger Sub or their respective Affiliates supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) In accordance with the Company’s organizational documents, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 6.04(c) and the timing contemplated in Section 6.04(a)), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail to the holders of Company Common Stock as of the record date established for the Company Stockholder Meeting a Proxy Statement (such date, the “Proxy Date”). The Company shall use reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that (A) the Company Stockholder Meeting shall in no event be scheduled later than the thirty-fifth (35th) day following the first mailing of the Proxy Statement to the Company’s stockholders, in either case, without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (B) the Company may (and, solely with respect to the following clause (iii), if requested by Parent (which request shall be made on no more than two occasions and for no more than fifteen (15) days in total) shall) postpone for a reasonable period of time, recess or adjourn the Company Stockholder Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum (provided that the length of any postponement due to the absence of a quorum shall not exceed fifteen (15) days in total), (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval (it being understood that the Company may not postpone, recess or adjourn the Company Stockholders’ Meeting more than two (2) times pursuant to either the preceding clause (ii) or this clause (iii)

without Parent’s prior written consent) or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to the Proxy Statement which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Laws or fiduciary duty and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting. Unless the Company Board shall have effected an Adverse Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to obtain the Required Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated pursuant to Section 8.01.

(d) If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.05 Access to Information. Subject to Section 6.02, from the date hereof until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Acquired Companies, to their respective properties, books, Contracts, commitments, Tax Returns and other Tax information, records and appropriate officers and employees of the Acquired Companies, and shall furnish such Representatives with existing financial and operating data and other information concerning the affairs of the Acquired Companies as such Representatives may reasonably request, in each case that are related to the consummation of the Transactions or the post-Closing operation, structuring, and integration and transition planning of the Surviving Corporation and its Subsidiaries following the Closing; provided, that such investigation shall only be upon reasonable notice and shall be at Parent’s sole cost and expense; provided, further, that nothing herein shall require the Acquired Companies to disclose any information to Parent or its Representatives to the extent that such disclosure would (i) violate Applicable Law, or (ii) in the reasonable judgment of the Company, jeopardize any attorney-client or other legal privilege, in each case, so long as the Company uses commercially reasonable efforts to allow the disclosure of such information in a manner that would not give rise to the issues described in the foregoing clauses (i) and (ii) to the greatest extent reasonably possible; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater or building materials, or other similar invasive techniques at any of the Acquired Companies’ properties without the prior written consent of the Company. All nonpublic information obtained by Parent, Merger Sub and their respective Representatives shall be subject to the Confidentiality Agreement (as amended by Section 6.06). No investigation or access permitted pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.06 Confidentiality; Public Announcements. The initial press release regarding the Transactions shall be approved by each of Parent and the Company. Except as expressly permitted by Section 6.02(g) (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company or the Company Board under Section 6.02), the Company, Parent and Merger Sub shall consult with each other before issuing any other press release or public announcement with respect to this Agreement or the Transactions, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Applicable Law, Governmental Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case the party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good faith consideration to any such comments proposed by the other party). The Company may, without Parent’s or Merger Sub’s consent, communicate to its employees, customers, suppliers and consultants; provided that such information disclosed is substantially consistent with information included in the initial press release or other announcements consented to by Parent. Notwithstanding anything to the contrary set forth therein or herein, the Confidentiality Agreement shall continue in full force and effect until the Closing; provided that the taking by Parent or any of its Representatives of any actions (i) required to comply with this Agreement (including any actions in furtherance of Parent’s obligations in Section 6.03) or (ii) permitted by Section 6.02 shall, in each case, not constitute a breach of this Section 6.06 or the Confidentiality Agreement. Notwithstanding the foregoing or anything in Section 6.05 or the Confidentiality Agreement, Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and as reasonably required in connection with the Debt Financing or any equity financing. Notwithstanding any other provision of this Agreement, the requirements of this Section 6.06 shall not apply to any disclosure by the Company or Parent (or any of their respective Affiliates) of any information concerning this Agreement or the transactions contemplated hereby to the extent reasonably necessary in connection with any Adverse Recommendation Change or dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 6.07 Indemnification of Officers and Directors.

(a) From and after the Effective Time, Parent agrees that it shall cause the Acquired Companies to indemnify and hold harmless each present and former director and officer of the Acquired Companies, and any person serving or that served at the request of the Acquired Companies or for their benefit as a director, officer, employee or agent of another corporation, or as their representative in a partnership, joint venture, trust or other enterprise (the “Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement), losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent that the Acquired Companies, as the case may be, would have been required by Applicable Law and their respective certificates of incorporation, bylaws, or other organizational documents, or any indemnification agreements set forth on Schedule 6.07, in effect on the date of this Agreement to indemnify such person. Parent also agrees to cause the Acquired Companies to promptly advance expenses as incurred by each Indemnified Person to the fullest extent required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements or other organizational documents in effect on the date of this Agreement to advance expenses incurred by such person in connection with such matters. Without limiting the foregoing, Parent shall cause the Acquired Companies (including the Surviving Corporation) (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Indemnified Persons that are no less favorable in the aggregate to those Persons than the provisions of the certificates of incorporation, bylaws, indemnification agreements and other organizational documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on terms not less favorable in the aggregate than the terms of such current insurance coverage; provided, however, that (i) the Company may (and if the Company does not, Parent and the Surviving Corporation shall) cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time at 150% of the annual premium paid by the Company for the most recent calendar year ended prior to the date of this Agreement in accordance with the terms thereof; provided that in no event shall Parent or the Company expend or be required to expend premium amounts, in the aggregate, for such “tail” insurance policy pursuant to this sentence in excess of 300% of the annual premium paid by the Company for the D&O insurance for the most recent calendar year ended prior to the date of this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.07 shall survive the consummation of the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.07.

(d) Parent shall assume, and be jointly and severally liable for, and shall cause the Acquired Companies to honor, each of the covenants in this Section 6.07.

Section 6.08 Section 16 Matters. Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company RSU Awards, Company PSU Awards, Company DSUs or other securities in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 6.09 Stockholder Litigation. The Company shall keep Parent reasonably informed on a current basis regarding the commencement and status of any stockholder litigation brought or threatened against the Company or its directors or officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement (“Transaction Litigation”), including by providing copies of (and an opportunity to review and provide comments on) all pleadings and other material documents with respect thereto. Notwithstanding the restrictions set forth in Section 6.09, the Company will (i) give Parent the opportunity to participate in (at Parent’s expense), and consult with Parent with respect to, the defense and prosecution of any Transaction Litigation and (ii) not enter into or agree to any settlement with respect to any Transaction Litigation without Parent’s’ consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.09, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement consent set forth above. Notwithstanding anything to the contrary in this Section 6.09, any litigation relating to the Dissenting Shares will be governed by Section 3.06.

Section 6.10 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time (the “Continuation Period”) (or until the date of termination of employment of the relevant Continuing Employee, if sooner), Parent shall cause the Surviving Corporation or one of its Subsidiaries to provide to each Continuing Employee (i) a base salary or hourly wage rate, as applicable, that is not less than the base salary or hourly wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) short-term (annual or more frequent) target cash bonus or commission opportunities that are not less than the short-term (annual or more frequent) target cash bonus or commission opportunities provided to such Continuing Employee immediately prior to the Effective Time, and (iii) employee benefits (excluding any equity or equity-based, nonqualified deferred compensation, employee stock ownership, severance, retention, bonus, change in control, transaction, defined benefit pension, and post-employment welfare benefits (collectively, “Excluded Benefits”)) that are no less favorable in the aggregate to the employee benefits (other than Excluded Benefits) provided by the Acquired Companies to such Continuing Employee immediately prior to the Effective Time. Effective upon the Closing Date, Parent shall cause the Surviving Corporation or one of its Subsidiaries to recognize each applicable labor union, works council, or other labor organization as the exclusive bargaining unit representative of the Continuing Employees that are members of such labor union, works council, or other labor organization and comply with, each applicable Labor Agreement to which the Surviving Corporation or its applicable Subsidiary are a party or by which the Surviving Corporation or its applicable Subsidiary is bound, or that is otherwise applicable to the Continuing Employees with respect to their employment with the Surviving Corporation or its applicable Subsidiaries, in each case as of the Closing Date and until the expiration, modification or termination of such Labor Agreement in accordance with its terms or Applicable Law. For the avoidance of doubt, Parent acknowledges and agrees that each such collective bargaining agreement in effect immediately prior to the Closing Date shall continue in effect immediately following the Closing Date, pursuant to its terms and Applicable Law. Notwithstanding anything in this Agreement to the contrary, for any Continuing Employees covered by a Labor Agreement, the terms and conditions of employment for such Continuing Employees that are detailed in a Labor Agreement shall continue to be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or Applicable Law and in all other manners shall be governed by this Section 6.10(a) except to the extent subject to bargaining under applicable Law. Parent shall cause the Surviving Corporation or one of its Subsidiaries to take the actions set forth on Section 6.10(a) of the Company Disclosure Letter.

(b) To the extent that a Plan or any other employee benefit plan, program, policy or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be credited to such Continuing Employee service with the Company and its Subsidiaries (and any predecessor thereto) prior to the Effective Time for purposes of eligibility to participate, level of benefits, vesting and accrual of future vacation and paid time off benefits to the same extent and for the same purpose such Continuing Employee was entitled, immediately prior to the Closing, to credit under the corresponding Plan in which he or she participated, except that (i) such service need not be credited to the extent that it would result in duplication of coverage, compensation or benefits and (ii) no service shall be required to be credited for any purposes under any Excluded Benefit or for benefit accrual purposes under any plan that provides for defined benefit pension benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation or its Subsidiaries to) use commercially reasonable efforts to ensure that: (1) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such plans replaces coverage previously provided under a comparable Plan in which such Continuing Employee participated immediately before the Effective Time; and (2) during the plan year in which the Closing Date occurs, (x) for purposes of each New Plan providing group health or welfare benefits to any Continuing Employee, all waiting periods, preexisting condition exclusions, evidence of insurability requirements and actively-at- work or similar requirements of such New Plan shall be waived for such Continuing Employee and his or her covered dependents to the extent waived or satisfied or satisfied under the corresponding Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (y) for purposes of each New Plan providing group health benefits to any Continuing Employee, any eligible expenses paid by such Continuing Employee and his or her covered dependents and credited under a group health Plan during the portion of the plan year ending on the Closing Date shall be given full credit pursuant to the corresponding New Plan for purposes of satisfying the corresponding deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Plans, as applicable, will occur as of the Effective Time. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, honor the Plans in accordance with their respective terms, in effect as of the date of this Agreement (or any terms which have been established or modified following the date of this Agreement in compliance with this Agreement and the terms of the applicable Plans). Without limiting the generality of Section 6.10(a), during the Continuation Period, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide severance or termination benefits for each Continuing Employee that are no less favorable than those provided pursuant to the terms of the Company’s severance and termination plans, policies, programs, agreements and arrangements applicable to such Continuing Employee, in each case, as set forth in Section 6.10(c) of the Company Disclosure Letter.

(d) The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or other current or former employee or service provider (including any beneficiary or dependent thereof) of the Company, the Surviving Corporation, Parent or their respective Affiliates or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.10 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment or engagement for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment or engagement of any Continuing Employee or other service provider at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Plans, or other benefit or compensation plans, programs, policies, agreements or arrangements or prevent or limit the amendment, modification or termination thereof after the Effective Time; or (iii) establish, amend or modify any Plans or other benefit or compensation plans, programs, policies, agreements or arrangements.

Section 6.11 Third Party Consents. Notwithstanding anything to the contrary in this Agreement (but without limiting Section 6.03), in no event shall Parent, Merger Sub, the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee, in each case other than de minimis amounts, or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Transactions pursuant to the terms of any Contract or any Company License to which the Company or any of its Subsidiaries is a party.

Section 6.12 Notices of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, in each case after such party becomes aware of, (a) any written notice or other written communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any Proceedings commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transactions.

Section 6.13 Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with Applicable Law, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

Section 6.14 Merger Sub. Parent will (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions as and when required as set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any material business, or incur or guarantee any material indebtedness or make any investments, other than in connection with the transactions contemplated by this Agreement or in preparation for the ownership of the Acquired Companies.

Section 6.15 Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.01, Parent and Merger Sub:

(a) shall not amend or otherwise change, in a manner adverse to the Company in any material respect, any of Parent’s organizational documents, except as may be agreed in writing by the Company;

(b) shall not, and shall not permit any of their Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose a material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (iv) materially delay or prevent the consummation of the Transactions.

Section 6.16 Financing Cooperation.

(a) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (or cause its Subsidiaries and its and their respective Representatives to provide) such cooperation in connection with the arrangement of the Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing, as is reasonably requested by Parent (provided, that (x) the Company shall in no event be required to provide (or cause its Subsidiaries to provide) such assistance that shall unreasonably interfere with its or its Subsidiaries’ business operations and (y) such assistance shall be at Parent’s sole cost and expense to the extent subject to the expense reimbursement provisions in Section 6.16(c)), including:

(i) furnishing or causing to be furnished to Parent and the Financing Sources, as promptly as reasonably practicable, the Required Information;

(ii) making senior management and officers of the Company, with appropriate seniority and expertise, available to assist in the preparation for, and participate in, a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and buyers of, the Debt Financing), presentations, road shows, meetings with ratings agencies, due diligence sessions, drafting sessions and sessions between senior management and the Financing Sources in connection with the Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing;

(iii) obtaining and delivering all documents and notices reasonably requested by Parent or the Financing Sources relating to the prepayment, termination or redemption (within the time periods required by the relevant governing agreement) of the Company Credit Agreement, the Receivables Securitization Agreements, Receivables Factoring Agreement and the Existing Indentures and the release of related Liens and related guarantees, including the Payoff Documents provided for in Section 6.18 (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Acquired Companies to complete such prepayment prior to the occurrence of the Closing);

(iv) promptly, and in any event no later than four (4) Business Days prior to the Closing, providing all documentation and other information that any Financing Source has reasonably requested in connection with such Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time) and the Customer Due Diligence Requirements for Financial Institutions issued by the

U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time), in each case, as requested at least nine (9) Business Days prior to the Closing Date;

(v) (A) reasonably cooperating and providing assistance with the preparation of materials for rating agency presentations, high-yield roadshow presentations and offering memoranda, bank information memoranda, confidential information memoranda, private placement memoranda, bridge teasers, syndication memoranda, customary offering documents, lender presentations and other customary marketing materials required in connection with the Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing (collectively, the “Debt Marketing Materials”), including furnishing (w) business and financial projections reasonably requested by Parent, (x) information reasonably necessary to prepare risk factors, (y) records, data or other information necessary to support any statistical information or claims relating to the Company appearing in the Debt Marketing Materials and (z) executed certificates of the chief financial officer (or other comparable officer) of the Company with respect to financial information (including pro forma financial information) included in the Debt Marketing Materials, (B) providing reasonable cooperation with the due diligence efforts of the Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in this Agreement) and (C) providing customary authorization letters, confirmations and undertakings in connection with the Debt Marketing Materials (including with respect to presence or absence of material non-public information and customary 10b-5 representations with respect to the information relating to the Company and its Subsidiaries contained therein); provided that such authorization letters and materials related thereto provide that the Company and its affiliates shall not have any liability of any kind or nature resulting from the unauthorized use or misuse of the information contained in the Debt Marketing Materials or otherwise in the marketing efforts except for liability under the Debt Financing Documents executed on the Closing Date;

(vi) (A) assisting in the preparation, execution and delivery of definitive financing documents, including any credit agreement, indentures, notes, guarantee and collateral documents, pledge and security documents, customary closing certificates and documents and back-up therefor and for legal opinions in connection with the Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of the Company (in the form attached as Annex I to Exhibit E to the Debt Commitment Letter)) and other customary documents as may reasonably be requested by Parent or the Financing Sources and (B) facilitating the pledging of, granting of security interests in and obtaining perfection of any liens on collateral in connection with the Debt Financing, or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing, but in no event shall any of the items described in the foregoing (A) and (B) be effective until as of or after the Closing;

(vii) assisting Parent in benefiting from the existing lending relationships of the Company and its Subsidiaries;

(viii) cooperating with Parent’s efforts to obtain corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its representatives to all owned or leased real property) as reasonably requested by Parent;

(ix) taking all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any Financing Source to permit the consummation of the Debt Financing or any high-yield bonds being issued as part of or in lieu of any portion of the Debt Financing; provided that no such actions shall be required to be effective prior to the Closing;

(x) causing PricewaterhouseCoopers LLP (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in an offering memorandum) to (A) furnish to Parent and the Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that such independent auditors of the Company are prepared to deliver upon “pricing” and “closing” of any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to the Company, as reasonably requested by Parent or the Financing Sources, as necessary or customary for financings similar to the Debt Financing or any high-yield bonds being issued as part of or in lieu of all or a portion of the Debt Financing and (B) attend accounting due diligence sessions and drafting sessions;

(xi) if PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any audited financial statements of the Company included in the Required Information, furnishing Parent and the Financing Sources as soon as practicable and in any event prior to the Closing Date with a new unqualified audit opinion with respect to such financial statements by PricewaterhouseCoopers LLP or another nationally-recognized independent public accounting firm reasonably acceptable to Parent;

(xii) if (A) (1) any of the financial statements included in the Required Information shall have been restated or (2) the Company, the Company Board or PricewaterhouseCoopers LLP shall have determined that a restatement of any such financial statements is required and (B) the Company or PricewaterhouseCoopers LLP, as applicable, has not subsequently determined and confirmed in writing to Parent that no restatement shall be required in accordance with GAAP, furnishing Parent and the Financing Sources as soon as practicable and in any event prior to the Closing Date with such restated financial statements; and

(xiii) cooperating with Parent to satisfy the conditions precedent to the Debt Financing or any high-yield bonds being issued as part of or in lieu of any portion of the Debt Financing to the extent within the control of the Company;

provided that (u) the Company shall be deemed to have furnished any Required Information upon filing such Required Information with the SEC provided that such information is publicly available on Edgar, (v) neither the Company nor any of its Affiliates shall be required to take any action that could be reasonably expected to subject any director, manager, officer or employee of the Company to personal liability, (w) nothing in this Section 6.16 shall require any such action to the extent it would (A) require the Acquired Companies to agree to pay any fees, reimburse any expenses or give any indemnities, in any case prior to the Closing, for which Parent does not promptly reimburse or indemnify it, as the case may be, under this Agreement (except to the extent such indemnities are subject to the indemnity set forth in the first sentence of Section 6.16(c)) or (B) require the Company, any Company Party or their respective Representatives or financing sources to execute, deliver or enter into, or perform any Debt Financing Document prior to the Closing (except (I) any certificate of the chief financial officer of the Company described in clause (v)(A)(z) above that is required to be delivered upon “pricing” and closing of the high-yield bonds, (II) the authorization letters set forth in clause (v)(C) above, (III) the prepayment, termination or redemption documents and notices set forth in clause (iii) above, (IV) the “know-your-customer” and anti-money laundering documents contemplated by clause (iv) above), (V) any certificate of the chief financial officer (or other comparable officer) of the Company reasonably requested by Parent’s counsel in connection with the delivery of any legal opinions such counsel may be required to deliver (including the certificates set forth in clauses (v) and (vi) above), (VI) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in clause (x) above, (VII) a customary solicitation agent agreement in connection with any consent solicitation in respect of the 2033 Notes, (VIII) a customary dealer manager agreement in connection with any tender offer or exchange offer in respect of the 2033 Notes, (IX) any certificate or other document reasonably requested by Parent as backup for legal opinions to be provided in connection with the transactions contemplated by Section 6.18, (X) customary ancillary agreements and closing deliverables for any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge or defeasance in respect of the 2026 Notes, the 2027 Notes, the 2028 Notes, the 2029 Notes, the 2031 Notes, the 2032 Notes or the 2033 Notes and (XI) any approvals or authorizations by the board of directors (or equivalent bodies) of the Company or any of its Subsidiary in connection with any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2026 Notes, the 2027 Notes, the 2028 Notes, the 2029 Notes, the 2031 Notes, the 2032 Notes or the 2033 Notes, (x) none of the board of directors (or other similar governing body) of any Acquired Company shall be required to adopt resolutions approving the Debt Financing Documents prior to the Closing (and any such adoption or approval at Closing shall be performed by such board of directors (or other similar governing body) as constituted after the Effective Time and Closing) (other than any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2026 Notes, the 2027 Notes, the 2028 Notes, the 2029 Notes, the 2031 Notes, the 2032 Notes or the 2033 Notes) and (y) none of the Acquired Companies shall be required to provide any information to the extent it (I) would violate Applicable Law or the provisions of any Company Material Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party and not entered into in contemplation hereof or (II) would jeopardize any attorney-client or other legal privilege.

(b) The Parent shall provide the Company a reasonable opportunity to review and comment on a substantially final draft of the Debt Marketing Materials used in connection with the arrangement of the Debt Financing, and the Parent shall consider such comments in good faith, prior to dissemination of such materials to potential public-side lenders or other debt investors in any proposed Debt Financing transaction (provided that, unless the Parent shall otherwise agree, the period of such review shall not exceed one (1) Business Day). The Company shall not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing (subject to the parenthetical at the end of clause (w) of the proviso to Section 6.16(a) above) and that does not terminate without liability to the Company and its Affiliates upon the termination of this Agreement (except to the extent subject to the indemnity set forth in the first sentence of Section 6.16(c)).

(c) Parent shall indemnify and hold harmless the Acquired Companies, and each of their respective Representatives, from and against any and all liabilities, costs or expenses actually suffered or incurred by them in connection with the Financing or any information, assistance or activities provided in connection therewith to the extent permitted by applicable Law, other than to the extent any of the foregoing was suffered or incurred as a result of or arises from (x) fraud, bad faith, gross negligence, willful misconduct of, or material breach of this Agreement by, the Acquired Companies or any of their respective Representatives, as applicable, or (y) information provided by the Acquired Companies or any of their respective Representatives, as applicable, containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall promptly, after written request by the Company, reimburse the Acquired Companies for any and all documented out-of-pocket third party costs and expenses incurred by the Acquired Companies and each of their respective Representatives prior to the Closing Date in connection with the Financing, including the cooperation contemplated by Section 6.16(a).

(d) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.02(b), as applied to the Company’s obligations under this Section 6.16, shall be deemed to be satisfied unless the Financing has not been obtained and as a direct result of the Company’s willful and material breach of its obligations under this Section 6.16.

(e) The Company shall, and shall cause its Affiliates to, supplement the Required Information on a reasonably current basis to the extent that any such Required Information, to the knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

(f) The Company hereby consents to the use of its logos, names and trademarks in connection with the Debt Financing; provided that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.

(g) At the reasonable request of Parent, the Company shall, subject to Parent’s obligations under Section 6.16(b), use reasonable best efforts to file a Form 8-K with the SEC disclosing information identified by Parent relating to the Company for purposes of permitting such information to be included in the Debt Marketing Materials to be provided to potential investors who do not wish to receive material nonpublic information with respect to any of Parent, the Company, any of their respective Affiliates or any of their respective securities.

(h) If any Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

Section 6.17 Financing.

(a) Subject to the terms and conditions of this Agreement, the Debt Commitment Letter and the Equity Commitment Letter and other than as permitted in accordance with this Section 6.17(a) and Section 6.17(d), prior to the Closing, each of Parent and Merger Sub shall not permit (i) any amendment or modification to be made to, or any waiver, release or limitation of any provision or remedy pursuant to the Debt Commitment Letter or the Equity Commitment Letter and (ii) any termination of the Debt Commitment Letter or the Equity Commitment Letter (other than in accordance with its terms), in each case, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) (it being understood that the exercise of any “market flex” provisions contained in the Debt Fee Letter shall not be deemed an amendment, modification, waiver, release or limitation), to the extent such amendment, modification, waiver, release or limitation would (x) reduce the aggregate amount of the Financing such that Parent would not or does not have sufficient immediately available cash to permit Parent to pay all obligations of Parent hereunder due on the Closing Date, or (y) impose new or additional conditions, or otherwise replace, amend, supplement or modify any of the conditions, to the receipt of the Financing, in each case, in a manner that would reasonably be expected to (A) make the funding of the Financing (or the satisfaction of the conditions to obtaining the Financing) less likely to occur or (B) materially delay or prevent the Closing; provided that Parent may amend, modify, restate and supplement the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) that have not executed the Debt Commitment Letter as of the date of this Agreement (it being understood that the aggregate commitments of the lenders party to the Debt Commitment Letter prior to such replacement, amendment, supplement or modification may be reduced in the amount of such additional party’s commitments). Upon any modification or amendment of, or waiver or release under, the Equity Commitment Letter or Debt Commitment Letter in accordance with this Section 6.17(a), the term “Equity Commitment Letter” or “Debt Commitment Letter”, as applicable thereto (and consequently the terms “Debt Financing,” “Equity Financing” and “Financing” shall mean the Equity Financing and the Debt Financing contemplated by such Commitment Letters as so replaced, amended, supplemented, modified or waived), shall mean such Commitment Letter as so replaced, amended, supplemented, modified or waived.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take (or cause to be taken) all appropriate actions and do (or cause to be done) all things necessary to obtain the Equity Financing on the terms and conditions not less favorable to Parent than those contained in the Equity Commitment Letter, including by using reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof (subject to Parent’s right to amend, modify, restate, supplement and waive the Equity Commitment Letter in accordance herewith); (ii) comply with its obligations under the Equity Commitment Letter; (iii) satisfy on a timely basis (taking into account the anticipated timing of the Marketing Period) the conditions to funding the Equity Financing in the Equity Commitment Letter, if any, that are within its control; (iv) consummating the Equity Financing at or prior to the Closing in the event that conditions set forth in Section 7.01 and Section 7.02 and all conditions in Section 1 of the Equity Commitment Letter have been satisfied, including causing Guarantor to fund the full amount of the Equity Financing at the Closing; and (v) in the event that all conditions contained in the Equity Commitment Letter have been satisfied, enforce its rights, including by bringing a Proceeding for specific performance to consummate the Equity Financing, subject to and in accordance with the terms of this Agreement and the Equity Commitment Letter. Subject to the terms and conditions of this Agreement and the Equity Commitment Letter

(including the prior satisfaction of the conditions to funding set forth in Section 1 the Equity Commitment Letter), it is expressly agreed that the Company will be entitled to specific performance or other equitable relief to cause each of Parent and Merger Sub to perform any obligations required of it and to enforce its rights under the Equity Commitment Letter to cause the Equity Financing to be funded; and directly enforce the obligation to fund the Equity Financing in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter.

(c) Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things reasonably necessary to arrange and obtain the Debt Financing on a timely basis (taking into account the anticipated timing of the Marketing Period) following the date of this Agreement and to consummate the Debt Financing on terms and conditions not less favorable to Parent than those contained in the Debt Commitment Letters and the Debt Fee Letter (including any “market flex” provisions that are contained in the Debt Fee Letter) on or prior to the Closing Date, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (subject to Parent’s right to amend, modify, restate, supplement and waive the Debt Commitment Letter in accordance herewith); (ii) satisfy on a timely basis (taking into account the anticipated timing of the Marketing Period) or obtain the waiver of any conditions applicable to Parent contained in the Debt Commitment Letter (or any definitive agreements related thereto) that are within Parent’s control; (iii) negotiate, execute and deliver Debt Financing Documents on terms and conditions no less favorable to Parent and Merger Sub than those contained in the Debt Commitment Letter and the Debt Fee Letter (including any “market flex” provisions related thereto); (iv) in the event that the conditions set forth in Section 7.01 and Section 7.02 and the conditions contained in the Debt Commitment Letter and the Debt Fee Letter have been satisfied or waived or, upon funding would be satisfied, consummate the Debt Financing at or substantially concurrently with the Closing; and (v) enforce Parent’s rights under the Debt Commitment Letter in the event of a Financing Failure Event.

(d) Parent shall give the Company prompt notice of (i) any material breach or repudiation or (ii) the receipt by Parent of any written notice or other written communication from any Financing Source with respect to any threatened or anticipated material breach or repudiation, in each case, by any party to any Commitment Letter of which Parent has Knowledge. Without limiting Parent’s other obligations under this Section 6.17, if a Financing Failure Event occurs of which Parent has Knowledge, Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) use its reasonable best efforts to arrange or obtain alternative financing from the original Financing Sources or alternative Financing Sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount such that the aggregate funds that would be available to Parent at the Closing will be sufficient to pay the Required Amount (the “Alternative Financing”); provided that Parent shall not be required to arrange or obtain any Alternative Financing having terms and conditions (including “market flex” provisions) less favorable to Parent than those contained in the Debt Commitment Letter and the Debt Fee Letter; and (iii) provide the Company with true and complete copies of all replacements, amendments, supplements, other modifications or agreements pursuant to which any Alternative Financing shall be made available to Parent promptly after the time such replacements, amendments, supplements, other modifications or agreements are agreed (provided, that the existence and/or amount of fees, pricing terms, pricing caps, “market flex” provisions, and other economic terms and commercially sensitive information set forth therein or in any fee letter may be redacted). In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Financing (and consequently the term “Financing” shall include the Equity Financing and the Alternative Financing), and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter with respect to such Alternative Financing (and consequently the term “Commitment Letters” shall include the Equity Commitment Letter and the commitment letter with respect to such Alternative Financing). Parent shall consult with and keep the Company informed upon request on a reasonable basis and in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.

Section 6.18 Termination of Company Indebtedness.

(a) At least one (1) Business Day prior to Closing, the Company shall deliver to Parent, (i) executed copies of customary payoff letters (“Payoff Letters”), drafts of which will be provided to Parent by the Company no later than two (2) Business Days prior to the Closing Date, from the agent, lenders and/or creditors for the existing Indebtedness under the Company Credit Agreement and Receivables Securitization Agreements and, at Parent’s request, Receivables Factoring Agreement, which payoff letters shall (A) provide for the payment in full of the total amount of outstanding Indebtedness due to such agent, lender and/or creditor as of the Closing (including accrued interest and any termination fees, prepayment fees, breakage costs, premiums, make-whole payments or penalties or other amounts due as a result of the consummation of the Transactions), (B) release any Liens and any guarantee obligations related to such Indebtedness and (C) be in form and substance reasonably satisfactory to Parent, (ii) any termination statements or other releases as may be reasonably required to evidence the satisfaction of such Indebtedness and the release of associated Liens contemplated thereby, along with any documents and notices reasonably requested by Parent relating to the prepayment, termination or redemption (within the time periods required by the relevant governing agreement) of such Indebtedness and (iii) releases of security interests and liens with respect to Company IP in form and substance necessary for the recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department, or agency (in each case, in a form reasonably satisfactory to Parent).

(b) Contemporaneously with the Closing, Parent shall pay (or cause to be paid) to the lenders under the Company Credit Agreement the amount specified in the Payoff Letter with respect thereto (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to discharge all obligations of the Acquired Companies outstanding under the Company Credit Agreement and to terminate the commitments thereunder.

(c) Prior to the Closing Date, the Company shall, with respect to the Existing Indentures requested by Parent, (i) issue or cause to be issued one or more notices of optional redemption or similar notices (each of which shall provide that the redemption of the notes shall be contingent upon the Closing) in respect of the then-outstanding notes under each of the Existing Indentures pursuant to the requisite provisions of such Existing Indenture and (ii) take such other actions as it determines to be necessary or advisable (or that Parent reasonably requests) to facilitate redemption of such notes at the Closing, including, but not limited to, the delivery, taking or making of all required documents, actions or payments (other than the deposit of funds in accordance with this paragraph) under each of the Existing Indentures to effect the redemption of the notes under such Existing Indenture and/or the satisfaction and discharge or defeasance of each of the Existing Indentures pursuant to the requisite provisions of such Existing Indenture; provided that, in no event shall this Section 6.18(c) require the Company or any of its Subsidiaries to cause any redemption or termination of the notes or such Existing Indenture prior to the occurrence of the Closing (or, if the redemption cannot be effected on the Closing Date in compliance with the applicable Existing Indenture, then the earliest date possible after the Closing Date in compliance with such Existing Indenture) (such notice and redemption documents, together with the Payoff Letters above, the “Payoff Documents”). At the Closing, Parent shall deposit (or shall cause to be deposited) with a trustee under each of the Existing Indentures the amount of funds required to effect such redemption (which amount, for the avoidance of doubt, shall constitute Indebtedness). The Company shall further deliver to Parent such trustee’s acknowledgement of satisfaction and discharge or defeasance and release of any liens securing such Existing Indenture, in each case in a form and substance reasonably satisfactory to Parent, and each executed by or on behalf of the holders of the then outstanding notes under such Existing Indenture by such trustee or agent therefor. Any notices delivered pursuant to this Section 6.18(c) and other related documents prepared by or on behalf of the Company in connection therewith shall be subject to the prior review of, and opportunity for comment by, Parent and its counsel, and the Company shall consider in good faith any comments provided by Parent or its counsel. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 6.18(c) to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) not conditioned on or delivered substantially concurrently with the occurrence of the Closing.

(d) Between the date of this Agreement and the Closing Date, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives (including legal and accounting representatives) to, with respect to the 2033 Notes and the 2033 Indenture:

(i) if requested by Parent, the Company shall, with respect to the 2033 Notes and the 2033 Indenture, commence a consent solicitation with respect to the 2033 Notes to seek to obtain the requisite consents from holders of the 2033 Notes needed to amend, eliminate or waive certain sections of the 2033 Indenture specified by Parent (a “2033 Notes Consent Solicitation”) on such terms and conditions, including with respect to consent fees, that are proposed by Parent on such terms and conditions, including with respect to consent fees, that are proposed by Parent; provided that (x) Parent shall be responsible for preparation of the 2033 Notes Consent Solicitation Documents (as defined below) and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary consent solicitation statement, supplemental indenture and other related documents in connection with such 2033 Notes Consent Solicitation and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2033 Notes Consent Solicitation Documents”). The Company shall provide, and use its best reasonable efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the 2033 Notes Consent Solicitation, including appointing a solicitation agent selected by Parent. The Company shall waive any of the conditions to the 2033 Notes Consent Solicitation as may be reasonably requested by Parent (other than the condition that any proposed amendments set forth therein shall not become operative until the Closing), so long as such waivers would not cause the 2033 Notes Consent Solicitation to violate applicable Law, and to not, without the prior written consent of Parent, waive any condition to the 2033 Notes Consent Solicitation or make any material change, amendment or modification to the terms and conditions of any 2033 Notes Consent Solicitation other than as directed by Parent. Promptly following the expiration of a 2033 Notes Consent Solicitation, assuming the requisite consent from the holders of the 2033 Notes (including from Persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall cause an appropriate supplemental indenture (the “2023 Notes Supplemental Indenture”) to become effective providing for the amendments of the 2033 Indenture contemplated in the 2033 Notes Consent Solicitation Documents; provided, however, that notwithstanding the fact that a 2033 Notes Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative until the Closing. The form and substance of the 2033 Notes Supplemental Indenture shall be reasonably satisfactory to Parent;

(ii) if requested by Parent, the Company shall commence a tender offer and/or an exchange offer as specified by Parent, with respect to all of the outstanding 2033 Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent (the “2033 Notes Offer”); provided that (i) Parent shall be responsible for preparation of the 2033 Notes Offer Documents (as defined below) and (ii) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary registration statement, offering document, offer to purchase, related letter of transmittal, supplemental indenture, to the extent applicable, and other related documents in connection with such 2033 Notes Offer and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2033 Notes Offer Documents”) and the material terms and conditions of the 2033 Notes Offer. The terms and conditions specified by Parent for the 2033 Notes Offer shall be in compliance with the 2033 Indenture and any applicable Laws. The closing of a 2033 Notes Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and, in accordance with the terms of the 2033 Notes Offer, the Company shall accept for purchase, and purchase, the 2033 Notes validly tendered and not validly withdrawn in the 2033 Notes Offer (provided that the proposed amendments to the 2033 Indenture set forth in any 2033 Notes Offer Document may not become effective unless and until the Closing has occurred). The Company shall provide, and use its reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the 2033 Notes Offer, including appointing a dealer manager selected by Parent. Any 2033 Notes Offer shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, including, as applicable, Rule 14e-1 and the TIA, any other applicable Law, it being understood that the Company shall not be required to take any action that does not comply with such applicable Law. As applicable, the Company shall waive any of the conditions to a 2033 Notes Offer as may be reasonably requested by Parent (other than the condition that a 2033 Notes Offer is conditioned on the Closing occurring), so long as such waivers would not cause a 2033 Notes Offer to violate the Securities Act, the Exchange Act, the TIA or any other applicable Law, and to not, without the prior written consent of Parent, waive any condition to a 2033 Notes Offer or make any material change, amendment or modification to the terms and conditions of a 2033 Notes Offer (including any extension thereof) other than as directed by Parent;

(iii) if requested by Parent, cause the Company and any other applicable Subsidiary to (x) enter into a supplemental indenture, any security arrangements (including any pledge and security documents, collateral trust agreement, intercreditor agreement and other customary security documents) and other related documents (the “2033 Notes Security Documents”) as contemplated by Section 1009 of the 2033 Indenture in order for the 2033 Notes to be secured “equally and ratably” with the security interest that will secure all or any portion of the Debt Financing and (y) perform any actions as required by the trustee under the 2033 Indenture in order for the trustee under the 2033 Indenture to enter into any 2033 Notes Security Documents; provided that Parent shall be responsible for preparation of the 2033 Notes Security Documents; provided, further, that the effectiveness of any such documents or instruments shall be expressly conditioned on the Closing.

(e) For the avoidance of doubt, (i) no consent fees or other fees shall be payable by the Company in connection with any transaction contemplated by Section 6.18(d) (except to the extent subject to an indemnity set forth in the first sentence of Section 6.16(c)) and (ii) in no event shall the success or lack thereof of any transaction contemplated by Section 6.18(d) impact Parent’s obligation with respect to Closing. If any of the transactions contemplated by Section 6.18(d) have not been completed, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

Section 6.19 Resignations. At the written request of Parent, the Company shall cause any director or officer of the Company or any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 6.20 Repatriation and Marketable Securities. The Company will use its commercially reasonable efforts (in each case to the extent and in the manner reasonably requested in writing by Parent) to cause the Acquired Companies to (x) distribute or transfer or cause to be distributed or transferred (including through loans, prepayments of obligations or the repayment of intercompany obligations) to the Company immediately before the Closing any cash balances held by any Subsidiaries of the Company and (y) sell or convert into unrestricted cash, or cause the sale or conversion into unrestricted cash of, any marketable or liquid securities held by any of the Acquired Companies, including so as to permit the net proceeds of such conversion sale to be used by or at the direction of the Parent as a potential partial source for the payments contemplated by this Agreement; provided, however, that no distribution, transfer or conversion will be required to be made (i) to the extent such distribution, transfer or conversion would (A) be subject to withholding or other Taxes in advance of the Effective Time or (B) violate applicable Law or any minimum cash balance or capital surplus requirements applicable to such Subsidiaries of the Company and (ii) unless and until all of the conditions to the Closing set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions which by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing were to occur as of such time). Parent agrees that the indemnity set forth in Section 6.16(c) shall apply to any actions taken at the express request of Parent pursuant to this Section 6.20, mutatis mutandis.

ARTICLE VII.

CONDITIONS TO THE TRANSACTION

Section 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law) at the Closing of each of the following conditions:

(a) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and (ii) the clearances, approvals and consents required to be obtained under the Antitrust Laws, the Foreign Investment Laws or other Applicable Laws set forth on Section 7.01 of the Company Disclosure Letter hereto shall have been obtained and shall be in full force and effect.

(c) No Injunction. The consummation of the Merger shall not then be enjoined or prohibited by any Applicable Law, order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of any Governmental Authority.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by each of Parent and Merger Sub, if permissible under Applicable Law), at the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) The representations and warranties made by the Company in Section 4.07(i) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date;

(ii) Each of the representations and warranties made by the Company in Sections 4.05(a), (b), (c) and (e) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except for any such representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except for any de minimis inaccuracies in such representations and warranties;

(iii) Each of the representations and warranties made by the Company in Section 4.01(a), Section 4.02, Section 4.05(g), Section 4.21 and Section 4.22 (collectively, the “Company Fundamental Representations”) (x) (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date; and

(iv) Each of the representations and warranties made by the Company in this Agreement other than the representations and warranties in Sections 4.05(a), (b), (c) and (e), Section 4.07(i) and the Company Fundamental Representations (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date, and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Company Closing Certificate. Parent shall have received a certificate executed on behalf of the Company by its authorized representative to the effect that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.

Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, if permissible under Applicable Law), at the Closing, of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement (without giving effect to any references to materiality qualifications) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case (A) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or perform their respective obligations under this Agreement.

(b) Covenants. Each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

ARTICLE VIII.

TERMINATION

Section 8.01 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Closing shall not have occurred on or before 5:00 p.m. (Eastern time) on November 16, 2026 (the “End Date”), whether such date is before or after the date of the receipt of Required Company Stockholder Approval; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or principally resulted in, the failure of the Closing to have occurred on or before the End Date;

(c) by either the Company or Parent, if any Governmental Authority shall have issued or enacted an order, decree, judgment, Applicable Law or ruling permanently enjoining, making illegal or otherwise prohibiting permanently the consummation of the Merger, and such order, decree, judgment, Applicable Law or ruling shall have become final and nonappealable;

(d) by either the Company or Parent, if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting by the Required Company Stockholder Approval;

(e) by Parent, (i) if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any of the conditions specified in Section 7.02(a), Section 7.02(b) or Section 7.02(c) would not be satisfied at the Closing (a “Terminating Company Breach”), (ii) Parent shall have delivered written notice to the Company of such Terminating Company Breach, and (iii) such Terminating Company Breach is not capable of cure prior to the End Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such Terminating Company Breach shall not have been cured; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements under this Agreement (and such breach has not been waived by the Company) in a manner that would result in a failure of a condition specified in Section 7.03(a) or Section 7.03(b) to be satisfied;

(f) by the Company, (i) if there is any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that any of the conditions specified in Section 7.03(a) or Section 7.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), (ii) the Company shall have delivered written notice to Parent of such Terminating Parent Breach, and (iii) such Terminating Parent Breach is not capable of cure prior to the End Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such Terminating Parent Breach shall not have been cured; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company is then in breach of any of its representations, warranties, covenants or agreements under this Agreement (and such breach has not been waived by Parent) in a manner that would result in a failure of a condition specified in Section 7.02(a), Section 7.02(b) or Section 7.02(c) to be satisfied;

(g) by Parent, if an Adverse Recommendation Change shall have occurred;

(h) by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal; provided, that the Company has complied in all material respects with the provisions of Section 6.02 and concurrently with and as a condition to such termination pays to Parent or its designee the Company Termination Fee in accordance with Section 8.03; or

(i) by the Company, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than conditions which by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing were to occur as of such time) have been (and remain) satisfied, (ii) Parent shall have failed to consummate the Closing by the date the Closing should have occurred pursuant to Section 2.01, (iii) the Company has irrevocably notified Parent in writing at least three (3) Business Days prior to such termination that (A) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or, to the extent permissible, waived (other than those conditions which by their nature are to be satisfied by actions taken at the Closing, but which would be satisfied if the Closing were to occur as of such time), (B) the Company is ready, willing and able to consummate, and will consummate, the Closing and (C) the Company intends to terminate this Agreement pursuant to this Section 8.01(i) and (iv) Parent fails to consummate the Closing within such three (3)-Business Day period following receipt of such irrevocable written notice.

(j) The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a written notice of such termination to the other party setting forth the basis on which such party is terminating this Agreement.

Section 8.02 Effect of Termination. Except as otherwise set forth in this Section 8.02 and Section 8.03, in the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Parent or Merger Sub, in each case subject to Section 8.03, for any fraud or intentional and willful breach of this Agreement occurring prior to such termination. In determining losses or damages recoverable upon termination by a party hereto for the other party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs. The provisions of Sections 6.06, Section 6.16(c), 8.02, 8.03, Article IX (other than specific performance of any obligations to consummate the Closing pursuant to Section 9.02) and the Confidentiality Agreement shall survive any termination of this Agreement.

Section 8.03 Expenses; Termination Fee.

(a) Except as set forth in Section 6.03, Section 6.16(c) and this Section 8.03, each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

(b) Company Termination Fee. If, but only if, this Agreement is validly terminated:

(i) (x) by Parent or the Company pursuant to Section 8.01(b) (End Date) (at a time when the conditions set forth in Section 7.01(b), Section 7.01(c) and Section 7.03 have been satisfied (other than conditions in Section 7.03 that are to be satisfied at the Closing, which shall be capable of being satisfied at the Closing)) or Section 8.01(d) (Failure to Obtain Stockholder Vote) or by Parent pursuant to Section 8.01(e) (Terminating Company Breach) and (y) (A) an Acquisition Proposal has been made to the Company after the date hereof and has not been fully withdrawn at least five (5) Business Days prior to (I) the date of the Company Stockholder Meeting, in the event of a termination pursuant to Section 8.01(d) (Failure to Obtain Stockholder Vote) or (II) the date of such termination, in the event of a termination pursuant to Section 8.01(e) (Terminating Company Breach), (B) such Acquisition Proposal was publicly disclosed or otherwise becomes publicly known prior to the date of the Company Stockholder Meeting (including any adjournments and postponements thereof) and (C) within twelve (12) months of the valid termination of this Agreement, the Company enters into a definitive agreement for the consummation of any Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent or its designee the Company Termination Fee within three (3) Business Days after the date on which such Acquisition Proposal is entered into (provided, however, that for purposes of this Section 8.03(b)(i)(y)(C), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) by the Company pursuant to Section 8.01(h) (Superior Proposal), then the Company shall pay, or cause to be paid, to Parent or its designee the Company Termination Fee concurrently with and as a condition to such termination; and

(iii) by Parent pursuant to Section 8.01(g) (Adverse Recommendation Change) or by the Company pursuant to Section 8.01(d) (Failure to Obtain Stockholder Vote) (at a time when Parent could have terminated this Agreement pursuant to Section 8.01(g) (Adverse Recommendation Change)), then the Company shall pay, or cause to be paid, to Parent or its designee the Company Termination Fee within three (3) Business Days following such termination.

(c) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.02, Parent’s right to receive from the Company the Company Termination Fee plus any Enforcement Costs shall, in circumstances in which the Company Termination Fee is owed and fully paid, constitute the sole and exclusive remedy of Parent and Merger Sub against (i) the Company and (ii) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any breach, loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment in full of the Company Termination Fee plus any Enforcement Costs, no Person shall have any rights or claims against the Company Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company Parties shall not have any other liability relating to or arising out of this Agreement or the Transactions. Nothing in this Section 8.03(c) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other Company Party may be liable under this Agreement or the Transaction (including the Financing). For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance of the type contemplated by Section 9.02 and the payment of the Company Termination Fee pursuant to Section 8.03(b), as the case may be, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.02 to cause the Closing to occur and the Company Termination Fee.

(d) Parent Termination Fee. If, but only if, this Agreement is validly terminated by the Company pursuant to a Qualifying Breach Termination or Section 8.01(i) (Financing Failure), then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee within three (3) Business Days following such termination.

(e) Notwithstanding anything to the contrary in this Agreement (other than Section 6.16(c)), but subject to Section 9.02, the Company’s right to receive from Parent the Parent Termination Fee plus any Enforcement Costs shall, in circumstances in which the Parent Termination Fee is owed and fully paid, constitute the sole and exclusive remedy of the Company against (i) Parent, (ii) Merger Sub, (iii) any of Parent’s and Merger Sub’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i), (ii) and (iii), collectively, the “Parent Parties”) and (iv) any Financing Related Person, in each case for any breach, loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Parent Termination Fee plus any Enforcement Costs, no Person shall have any rights or claims against the Parent Parties or any Financing Related Person under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Parent Parties and the Financing Related Persons shall not have any other liability relating to or arising out of this Agreement or the Transactions, except in respect of the obligations of Parent set forth in Section 6.16(c) and for claims against CD&R under the Confidentiality Agreement. For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type contemplated by Section 9.02 and the payment of the Parent Termination Fee or monetary damages pursuant to Section 8.03(d), as the case may be, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.02 to cause the Closing to occur and monetary damages, including all or any portion of the Parent Termination Fee. Notwithstanding anything in this Agreement to the contrary, under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches under the Agreement, the Guaranty or the Equity Commitment Letter (including the Parent Termination Fee and any monetary damages for fraud or willful breach or for any other reason) exceed in the aggregate the amount of the Parent Termination Fee plus any Enforcement Costs plus any fees and expenses payable pursuant to Section 6.03 and Section 6.16(c) (the “Parent Liability Limitation”). In no event will the Company or any of its Affiliates seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or monetary award in excess of the Parent Liability Limitation against Parent, Merger Sub, Guarantor, any Financing Related Persons or any of their respective Affiliates, and in no event will the Company or any of its Subsidiaries or any Company Party be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against any of the Parent Parties, Guarantor, any Financing Related Persons or any of their respective Affiliates for, or with respect to, this Agreement, the Guaranty, the Equity Commitment Letter, or the transactions contemplated hereby and thereby (including any breach thereof by Parent, Merger Sub or Guarantor), the termination of this Agreement, the failure to consummate any of the Transactions or any claims or actions arising out of any such breach, termination or failure. The parties further agree (in the case of the Company on behalf of itself and each Company Party) that (x) no Financing Related Person shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature and (y) no Financing Related Person will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or representatives, (provided that nothing in this Section 8.03(e) shall limit the liabilities or obligations of a Finance Related Person under the Debt Commitment Letter and other Debt Financing Documents) in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. Nothing in this

Section 8.03(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Party may be liable under this Agreement or the Transactions.

(f) Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Sections 8.02 and 8.03 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Merger Sub nor the Company would enter into this Agreement. The Company, Parent and Merger Sub acknowledge and agree that neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, on the one hand, and the Company, on the other hand, in the circumstances in which such fee is payable for the resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. The parties hereto acknowledge and hereby agree that in no event shall (x) the Company be required to pay the Company Termination Fee on more than one occasion or (y) Parent be required to pay the Parent Termination Fee on more than one occasion.

(g) Any amounts payable pursuant to Section 8.03(b), Section 8.03(d) or this Section 8.03(g) shall be paid by wire transfer of same day funds in accordance with this Section 8.03 to an account designated in writing by Parent or the Company, as applicable. If the Company or Parent, as applicable, fails to pay when due any amount payable under Section 8.03(b) or Section 8.03(d), as applicable, and in order to collect such amount, Parent or the Company, as applicable, commences a suit that results in a judgment against the Company for the Company Termination Fee or Parent for the Parent Termination Fee, as applicable, then such party shall reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit (collectively, the “Enforcement Costs”) in an amount not to exceed $10,000,000.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by email (provided that no “bounce back” or similar message of non-delivery is concurrently received with respect thereto), addressed as follows:

if to Parent or Merger Sub, to:

c/o Clayton, Dubilier & Rice, LLC

357 Park Avenue, 18th Floor

New York, NY 10152

Attention:	Nathan K. Sleeper

Robert C. Volpe

Jared Davis

Kirsten Colwell

Email:	***

***

***

***

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attention:	Richard J. Campbell, P.C.

Kyle P. Elder, P.C.

Brett R. Nelson

Email:	richard.campbell@kirkland.com

kyle.elder@kirkland.com

brett.nelson@kirkland.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	David Klein, P.C.

Email:	dklein@kirkland.com

if to the Company, to:

Sealed Air Corporation

2415 Cascade Pointe Blvd

Charlotte, NC 28208

Attention:	Kristen Actis-Grande

Stefanie Holland

Email:	***
***

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Peter Harwich

Leah Sauter

Email:	Peter.Harwich@lw.com

Leah.Sauter@lw.com

or to such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9.01; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 8:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is three (3) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.01.

Section 9.02 Remedies Cumulative; Specific Performance. Subject to the final sentence of this Section 9.02, (i) the parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the Transactions) and (ii) it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this

Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding the foregoing or anything to the contrary in this Agreement, it is explicitly agreed that the right of the parties to an injunction, specific performance or other equitable remedies in connection with the Company’s enforcing Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded to fund a portion of the Required Amount or to otherwise effect the Closing shall be subject to, and in all cases contingent upon satisfaction of, the following requirements: (a) all conditions in Section 7.01 and Section 7.02 have been and remain satisfied or to the extent permissible waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) at the time when the Closing would have been required to occur pursuant to Section 2.01, (b) the Debt Financing has been funded in full or will be funded in full at the Closing, in each case in accordance with the Debt Commitment Letter, if the Equity Financing were funded, in each case in accordance with the terms thereof, (c) the Company has irrevocably confirmed to Parent in writing that (i) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or to the extent permissible irrevocably waived (other than conditions that are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), and (ii) the Company is prepared to take, and will take, such actions required of it by this Agreement to cause the Closing to occur and (d) Parent and Merger Sub have failed to consummate the Closing prior to the third (3rd) Business Day following the delivery of such confirmation to Parent.

Section 9.03 No Survival of Representations and Warranties. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and in any certificate or other writing delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.02, upon the valid termination of this Agreement pursuant to Section 8.01, as the case may be, except that any covenant or agreement of the parties which by its express terms contemplates performance at or after the Effective Time or after termination of this Agreement, including those contained in Section 6.07 and Section 6.10, shall survive the Effective Time or such termination, as applicable, until fully performed.

Section 9.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval. Notwithstanding anything to the contrary contained herein, the Lender Protective Provisions contained in this Agreement and the related definitions (and solely as they relate to such Lender Protective Provisions, the definitions of any terms used in such Lender Protective Provisions) may not be amended, waived or otherwise modified in any manner that materially and adversely affects the Debt Financing or any Financing Related Person without the prior written consent of the Financing Sources.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.05 Disclosure Letter References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter or Parent Disclosure Letter, as the case may be, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and any other representations and warranties (or covenants, as applicable) of such party that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenant, as applicable) is reasonably apparent on its face. The listing of any matter on a party’s Disclosure Letter shall not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Disclosure Letter relating to any possible breach or violation by such party of any Contract or Applicable Law shall be construed as an admission or indication to any Third Party that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Letter be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

Section 9.06 Binding Effect; Benefit; Assignment.

(a) This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) following the Effective Time, the Indemnified Persons are intended third-party beneficiaries of, and may enforce, Section 6.07, (ii) from and after the Effective Time, the holders of shares of Company Common Stock and holders of Company Compensatory Awards shall be intended third-party beneficiaries of, and may enforce, Articles II and III to receive their respective applicable portion of the Merger Consideration subject to the terms therein, (iii) the Financing Related Persons are intended third-party beneficiaries of, and may enforce, the Lender Protective Provisions and (iv) CD&R is an express third-party beneficiary of any covenants granted herein with respect to the Confidentiality Agreement.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise without the prior written consent of the other parties, except that Parent or Merger Sub may, upon prior written notice to the Company, transfer or assign its rights and/or obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided, that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder except to the extent actually performed by such transferee or assignee. Any purported assignment in violation of this Section 9.06(b) shall be null and void.

Section 9.07 Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, each party hereto agrees (in the case of the Company on behalf of itself and each Company Party) that any Proceeding of any kind or description, whether in law or in equity, in contract, tort or otherwise, against the Financing Related Persons in any way relating to this Agreement or any of the Transactions or the Financing, including any dispute arising out of or relating in any way to the Debt Financing Documents or the performance thereof or the transactions contemplated thereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any conflict of laws provision thereof that would cause the application of the Laws of another jurisdiction.

Section 9.08 Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 9.08 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.01. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by law. Notwithstanding anything herein to the contrary, each of the parties hereto (in the case of the Company on behalf of itself and each Company Party) agrees (i) that any Proceeding of any kind or nature, whether at law or in equity, in contract, tort or otherwise, against a Financing Related Person in connection with this Agreement, the Financing, the Transactions, the Debt Financing Documents or the performance thereof or the transactions contemplated thereby, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action or proceeding in any other courts, (iii) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court.

Section 9.09 Waiver of Jury Trial. EACH PARTY (IN THE CASE OF THE COMPANY ON BEHALF OF ITSELF AND EACH COMPANY PARTY) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, THE FINANCING OR CONSUMMATION OF THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE FINANCING AND DEBT FINANCING DOCUMENTS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement and no party may raise the use of electronic transmission to deliver a signature as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 9.11 Entire Agreement. This Agreement, the Confidentiality Agreement and each of the documents, instruments and agreements contemplated by or delivered in connection with this Agreement and the Transactions, including each of the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.

Section 9.13 Non-Recourse Parent Parties.

(a) In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled pursuant to this Agreement to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, each Guarantor, Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letter or the Guaranty or the transactions contemplated hereby and thereby (including any breach by any Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or any Person to the extent expressly provided for in the Guaranty and the Equity Commitment Letter.

(b) No Financing Related Person shall have any liability or obligation to the Company or any Company Party (whether in contract or in tort, in law or in equity or otherwise) relating to: (i) this Agreement, the Debt Financing, the Debt Financing Documents or the transactions contemplated hereunder or thereunder, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement or (iv) any failure of the transactions contemplated hereunder to be consummated.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SWORD PURCHASER, LLC

By:	/s/ Robert C. Volpe
Name: Robert C. Volpe
Title: President

SWORD MERGER SUB, INC.

By:	/s/ Robert C. Volpe
Name: Robert C. Volpe
Title: President

[Signature to Agreement and Plan of Merger]

SEALED AIR CORPORATION

By:	/s/ Dustin Semach
Name: Dustin Semach
Title: President and CEO

[Signature to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Incorporation of the Surviving Corporation

[See attached]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEALED AIR CORPORATION

ARTICLE ONE

The name of the corporation is Sealed Air Corporation (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is 1,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation shall have the power to adopt, amend, make, alter or repeal the bylaws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or outside of the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors of the Corporation need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE EIGHT

Each person who is or was or has agreed to become a director or officer of the Corporation, and each such person who is or was serving or who has agreed to serve at the request of the board of directors of the Corporation or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the bylaws of the Corporation, to the fullest extent permitted from time to time by the DGCL as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater than or different from that provided in this ARTICLE EIGHT. Any amendment or repeal of this ARTICLE EIGHT shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE NINE

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper benefit. Any amendment or repeal of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE TEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE TWELVE shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

* * * * *

ANNEX B

November 16, 2025

The Board of Directors

Sealed Air Corporation

2415 Cascade Pointe Boulevard, Charlotte, NC 28208

Members of the Board of Directors:

We understand that Sealed Air Corporation, a Delaware corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Sword Purchaser, LLC, a Delaware limited liability company (“Parent”) and Sword Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions therein, Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, each share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), other than any Cancelled Shares or any Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive $42.15 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than holders of any Cancelled Shares or any Dissenting Shares) is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain internal projected financial data relating to the Company (including, but not limited to, the final long range plan for fiscal year 2025 (forecast) and fiscal years 2026–2028 (estimates) provided on September 23, 2025) prepared and furnished to us by management of the Company, as approved for our use by the Board of Directors of the Company (the “Forecasts”);

(iii)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)

compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of a draft, dated November 13, 2025, of the Merger Agreement; and

(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of Company Common Stock of the Merger.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of Company Common Stock (other than any holders of any Cancelled Shares or any Dissenting Shares), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to any of the Company or Parent. During such period, we have not received any compensation from the Company or Parent. During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided and are currently providing financial advisory services to Clayton, Dubilier & Rice, LLC, a significant shareholder of Parent (“CD&R”), and/or its affiliates or portfolio companies and received fees for the rendering of these services, and none of such fees were or are related to transactions with or involving the Company or Parent. We may provide financial advisory or other services to the Company, Parent or CD&R or any of their respective affiliates or portfolio companies in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Parent.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Company Common Stock (other than any holders of any Cancelled Shares or any Dissenting Shares) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Michael Palm
Michael Palm
Senior Managing Director

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

SEALED AIR CORPORATION

2415 CASCADE POINTE BLVD.

CHARLOTTE, NC 28208

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on [TBD], 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SEE2026SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on [TBD], 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your proxy card by [TBD], 2026.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82683-[TBD]         KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.       DETACH AND RETURN THIS PORTION ONLY

SEALED AIR CORPORATION

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

1.

To adopt the Agreement and Plan of Merger, dated as of November 16, 2025 (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among Sword Purchaser, LLC, Sword Merger Sub, Inc. and Sealed Air Corporation (the “Company”).

	☐	☐	☐

2.

To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.

	☐	☐	☐

3.

To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

	☐	☐	☐

NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. If no direction is made, this proxy will be a vote FOR proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

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V82684-[TBD]

SEALED AIR CORPORATION

Special Meeting of Stockholders

[TBD], 2026 [TBD] Eastern Time

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Dustin Semach, Stefanie Holland and Henry Keizer, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sealed Air Corporation that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] Eastern Time on [TBD], 2026, at www.virtualshareholdermeeting.com/SEE2026SM, and any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Special Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as indicated on the reverse side of this ballot. In their discretion and in accordance with their own judgment, the named proxies are authorized to vote upon such other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side